As filed with the Securities and Exchange Commission on March 17, 2020

No. 333-236682

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Additional Registrants Listed on Schedule A hereto

Maryland	5051	36-0879160
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marec E. Edgar
President and Chief Executive Officer
A. M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
(847) 455-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeremy T. Steele Senior Vice President, General Counsel, Secretary A. M. Castle & Co. 1420 Kensington Road, Suite 220 Oak Brook, IL 60523 (847) 455-7111	Eric Orsic, Esq. McDermott Will & Emery LLP 444 West Lake Street, Suite 4000 Chicago, IL 60606-0029 (312) 372-2000

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer  ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Total Plastics, Inc.	Michigan	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	3080	38-2203149
A.M. Castle & Co. (Canada) Inc.	British Columbia	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	13835 3438
HY-Alloy Steels Company	Delaware	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	36-2761889
Keystone Service, Inc.	Indiana	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	36-0879160
Keystone Tube Company, LLC	Delaware	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	36-4388746
Castle Metals De Mexico, S.A. de C.V.	Mexico	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	CMM941219BG6
Castle Metals De Mexicali, S.A. de C.V.	Mexico	1420 Kensington Road, Suite 220, Oak Brook, IL 60523	5051	CMM941219BG6

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Prospectus

A. M. Castle & Co.

OFFER TO EXCHANGE AND CONSENT SOLICITATION
Shares of Common Stock and 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024
for
Any and All 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022
(CUSIP No. 148411AK7)

THE EXCHANGE OFFER AND THE CONSENT SOLICITATION (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 26, 2020, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). TENDERS MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”).

In accordance with the terms and subject to the conditions set forth in this prospectus and related letter of transmittal, as each may be amended from time to time, A. M. Castle & Co. (the “Issuer”) is offering to exchange (the “Exchange Offer”) shares of its common stock and its 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024 (the “new notes”) for any and all outstanding 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 (the “old notes”). See the “Summary Offering Table.” Accrued and unpaid interest on the old notes will be exchanged into new notes and common stock at the Exchange Rate (as defined below) on the date on which the Exchange Offer is completed. (the “Closing Date”).

The new notes will bear interest at a rate of 3.00% per annum if paid in cash or 5.00% if paid in kind per annum, payable quarterly. The new notes will mature on August 31, 2024 and will be convertible, at the option of the holders, into shares of our common stock. See “Description of the New Notes.”

The new notes will be guaranteed on a senior basis by all current domestic restricted subsidiaries, certain current foreign subsidiaries, all future domestic subsidiaries and all future foreign subsidiaries to the extent such foreign subsidiaries have guaranteed other indebtedness (in each case, other than “Immaterial Subsidiaries” and those designated as “Unrestricted Subsidiaries”) of the Issuer (the “Guarantors”). The restrictive covenants in the indenture governing the new notes will be substantially similar to the covenants in the indenture governing the old notes. For a more detailed description of the new notes, see “Summary Description of the New Notes” and “Description of the New Notes.”

Concurrently with this Exchange Offer, we are also soliciting consents (the “Consent Solicitation”) from holders for certain amendments to the indenture governing the old notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Issuer’s obligations under the indenture governing the old notes (the “Existing Indenture”), and modify certain of the events of default and various other provisions, contained in the Existing Indenture (collectively, the “Proposed Amendments”). We refer to the Exchange Offer and the Consent Solicitation collectively in this prospectus as the Exchange Offer.

It is a condition to the consummation of this Exchange Offer, among other things, that (i) the aggregate principal amount of old notes that are not tendered and exchanged shall not exceed $3.0 million; (ii) PNC Bank, National Association (“PNC”) shall have approved or consented to the Exchange, to the extent required, and to the amendments to the existing intercreditor agreement with the Trustee (as defined below) of the old notes and shall have entered into a New Intercreditor Agreement (as defined below) with the Trustee of the new notes; (iii) holders of more than two-thirds of the aggregate principal amount of the old notes (noteholders representing such percentage being the “Required Consenting Noteholders”) and the Trustee shall have consented to and/or entered into, as applicable, documentation (including one or more supplemental indentures) effecting the deletion of the covenants in the Existing Indenture and release of all collateral under the Existing Indenture; (iv) all Definitive Documentation (as described in this prospectus) shall have been executed and remain in full force and effect, which Definitive Documentation shall be in form and substance acceptable to the Issuer and the Required Consenting Noteholders; (v) all requisite filings with the Securities and Exchange Commission, OTC Markets Group, Inc., and other governmental authorities and third parties shall have become effective, and all governmental authorities and third parties shall have approved or consented to the Exchange Offer, to the extent required and (vi) the shares of common stock to be issued in the Exchange Offer shall have been duly authorized and will be validly issued, fully paid and non-assessable.

We have entered into support agreements (the “Support Agreements”) with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes, who have agreed, among other things, to tender their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. See “Definitive Documentation.”

Our common stock is presently quoted on the OTCQX Best Market tier of the OTC Markets Group, Inc. (“OTCQX”) under the symbol “CTAM”. There is no market for our new notes, and we do not intend to list the new notes on any national or regional securities exchange.

You should consider the Risk Factors beginning on page 12 of this prospectus before you decide whether to participate in the Exchange Offer.

In making a decision in connection with the Exchange Offer, you must rely on your own examination of our business and the terms of the Exchange Offer, including the merits and risks involved. You should not construe the contents of this prospectus as providing any legal, business, financial or tax advice. You should consult with your own legal, business, financial and tax advisors with respect to any such matters concerning this prospectus and the Exchange Offer contemplated hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES BEING OFFERED IN EXCHANGE FOR OUR OLD NOTES OR THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 17, 2020.

SUMMARY OFFERING TABLE

This summary offering table indicates the new notes and common stock to be offered in the Exchange Offer per $1,000 principal amount of old notes validly tendered and not withdrawn. For the purposes of this prospectus, the term “exchange consideration” refers to the new notes and shares of common stock being offered to holders of the old notes.

Total Exchange Consideration per $1,000 Principal Amount of Old Notes Tendered (together, the “Exchange Rate”)(2)
Aggregate Principal Amount Outstanding(1)	Title of Old Notes to be Tendered	Principal Amount of New Notes(3)	Number of Shares of Common Stock
$193,700,000	5.00%/7.00% Convertible senior PIK Toggle Notes due 2022	$491.8619 principal amount of new notes	363.2585 shares of common stock of the Issuer
(1)	The outstanding principal amount reflects the aggregate principal amount outstanding as of December 31, 2019, but does not include accrued and unpaid interest.
(2)	Any accrued and unpaid interest on the old notes through the Closing Date of the Exchange Offer will be exchanged into new notes and common stock at the Exchange Rate.

The new notes will be in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Only whole principal amounts or numbers of shares of common stock will be issued with the principal amounts or numbers of shares of common stock to be issued to be adjusted by rounding up or down to the nearest $1.00 or number of shares of common stock. A half amount or number of shares of common stock will be rounded up.

(3)	Subject to certain conditions, the new notes will be convertible into shares of common stock. See “Description of Common Stock,” “Summary Description of the New Notes,” and “Description of the New Notes.” Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

NONE OF THE ISSUER, ITS SUBSIDIARIES, THEIR RESPECTIVE BOARDS OF DIRECTORS NOR THE EXCHANGE AGENT HAS MADE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR OLD NOTES FOR EXCHANGE PURSUANT TO THE EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE ANY OLD NOTES PURSUANT TO THE EXCHANGE OFFER, AND, IF YOU WISH TO EXCHANGE OLD NOTES, THE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER.

This prospectus does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction where it is unlawful to make such an offer or solicitations. The Exchange Offer is being made on the basis of this prospectus and are subject to the terms described herein and those that may be set forth in any amendment or supplement thereto. Any decision to participate in the Exchange Offer should be based on the information contained in this prospectus or any amendment or supplement thereto. In making an investment decision or decisions, prospective investors must rely on their own examination of us and the terms of the Exchange Offer and the securities being offered and the terms of the amendments and mutual releases being sought, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable legal investment or similar laws or regulations.

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Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the Exchange Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor any of our respective representatives shall have any responsibility therefor.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction (except the United States) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this prospectus or any material relating to the Company or the offered securities where action for that purpose is required. Accordingly, the offered securities may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the Exchange Offer may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

This prospectus contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to us at the address and telephone number set forth in “Prospectus Summary—Corporate Information.”

This prospectus and the related letter of transmittal contain important information that should be read before any decision is made with respect to participating in the Exchange Offer.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company or affiliates since the date hereof.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of transmittal, other than those contained in this prospectus and the related letter of transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information provided and statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Such forward-looking statements only speak as of the date of this prospectus and the Company assumes no obligation to update the information included in this prospectus. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, and the cost savings and other benefits that we expect to achieve from our facility closures and organizational changes. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, and the impact of our substantial level of indebtedness, as well as those risk factors contained herein in “Risk Factors”. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

IMPORTANT INFORMATION

Old notes tendered and not validly withdrawn prior to the Withdrawal Deadline may not be withdrawn at any time after the Withdrawal Deadline, which is 5:00 p.m., New York City time, on the Expiration Date.

Old notes tendered for exchange, along with letters of transmittal and any other required documents, should be directed to the Exchange Agent. Any requests for assistance in connection with the Exchange Offer or for additional copies of this prospectus or related materials should be directed to the Exchange Agent. Contact information for the Exchange Agent is set forth on the back cover of this prospectus and under “General Terms of the Exchange Offer and Consent Solicitation—Exchange Agent.” None of the Company, its subsidiaries, their respective boards of directors and the Exchange Agent has made any recommendation as to whether or not holders should tender their old notes for exchange pursuant to the Exchange Offer.

Wilmington Savings Fund Society, FSB is acting as the Exchange Agent for the Exchange Offer.

Subject to the terms and conditions set forth in the Exchange Offer, the exchange consideration to which an exchanging holder is entitled pursuant to the Exchange Offer will be paid on the settlement date, which is the date promptly following the applicable expiration date of the Exchange Offer, subject to satisfaction or waiver of all conditions precedent to the Exchange Offer. Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Exchange Agent.

Notwithstanding any other provision of the Exchange Offer, our obligation to pay the exchange consideration for old notes validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer is subject to, and conditioned upon, the satisfaction or waiver of the conditions described under “General Terms of the Exchange Offer—Conditions to the Exchange Offer and Consent Solicitation.”

Subject to applicable securities laws and the terms of the Exchange Offer, we reserve the right:

•	to waive any and all conditions to the Exchange Offer that may be waived by us;
•	to extend the Exchange Offer;
•	to terminate the Exchange Offer; or
•	otherwise to amend the Exchange Offer in any respect in compliance with applicable securities laws.

If the Exchange Offer is withdrawn or otherwise not completed, the exchange consideration will not be paid or become payable to holders of the old notes who have validly tendered their old notes for exchange in connection with the Exchange Offer, and the old notes tendered for exchange pursuant to the Exchange Offer will be promptly returned to the tendering holders.

Only registered holders of old notes are entitled to tender old notes for exchange and give consents. Beneficial owners of old notes that are held of record by a broker, bank or other nominee or custodian must instruct such nominee or custodian to tender the old notes for exchange on the beneficial owner’s behalf. A letter of instructions is included in the materials provided along with this prospectus, which may be used by a beneficial owner in this process to affect the tender of old notes for exchange. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes—General.”

Exchanging holders will not be obligated to pay brokerage fees or commissions to the Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Exchanging holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any fees or charges will apply.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following are some questions and answers regarding the Exchange Offer and Consent Solicitation. It does not contain all of the information that may be important to you. You should carefully read this prospectus to fully understand the terms of the Exchange Offer and Consent Solicitation, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the information provided under the captions entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

•	Who is making the Exchange Offer?

A. M. Castle & Co., a Maryland corporation and the issuer of the old notes, is making the Exchange Offer. The mailing address of our principal executive offices is 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 and our telephone number is (847) 455-7111. Our common stock is presently quoted on the OTCQX under the symbol “CTAM”. See “General Terms of the Exchange Offer and Consent Solicitation.”

•	Why are we making the Exchange Offer?

We are making the Exchange Offer in order to reduce leverage on our balance sheet and increase our ability to invest in sustainable, long-term growth. See “General Terms of the Exchange Offer and Consent Solicitation—Exchange Offer.”

We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms of these Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. See “Proposed Amendments” and “Definitive Documentation.”

•	When does the Exchange Offer expire?

The Exchange Offer will expire at 5:00 p.m., New York City time, on March 26, 2020 (unless the Exchange Offer is extended). See “General Terms of the Exchange Offer and Consent Solicitation.”

•	Can the Exchange Offer be extended?

Yes, we can extend the Exchange Offer. However, the Support Agreements will terminate if the Exchange Offer is not consummated by April 30, 2020. See “General Terms of the Exchange Offer and Consent Solicitation—Extension, Termination or Amendment.”

•	What securities are being sought in the Exchange Offer?

We are offering to exchange, for new notes and shares of common stock, upon the terms and subject to the conditions described in this prospectus, any and all outstanding old notes that are validly tendered and not validly withdrawn, as permitted under the terms of the Exchange Offer, on or prior to the Expiration Date. Our acceptance of validly tendered old notes and the closing of the Exchange Offer is subject to the conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.” As of February 25, 2020, $193.7 million in aggregate principal amount of old notes was outstanding, not including accrued and unpaid interest.

The old notes were issued pursuant to the Existing Indenture. The old notes mature on August 31, 2022 and bear interest at a rate of 5.00%, except that the Company may, in certain circumstances, pay at the rate of 7.00% in kind, payable on March 31, June 30, September 30 and December 31 of each year. On August 31, 2017, we entered into a registration rights agreement with certain holders of our common stock and old notes whereby we agreed to file a shelf registration statement with the SEC, covering resales of the shares of common stock, including shares of common stock issuable upon conversion of the old notes. We filed such shelf registration statement with the SEC and the registration statement was declared effective on December 14, 2017. The terms of the old notes as currently in effect are those stated in the Existing Indenture, and holders are referred to the Existing Indenture, filed with the SEC on September 6, 2017 as Exhibit 10.2 to our Current Report on Form 8-K, for a complete description of the terms governing the old notes.

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•	What will I receive in the Exchange Offer?

If you validly tender and we accept your old notes in the Exchange Offer, then, subject to the terms and conditions of the Exchange Offer, you will receive, for each $1,000 in principal amount of your old notes exchanged, exchange consideration consisting of: (i) $491.8619 principal amount of new notes and (ii) 363.2585 shares of common stock of the Issuer. Accrued and unpaid interest on the old notes will be will be exchanged into new notes and common stock at the Exchange Rate on the date on which the Exchange Offer is completed.

The exchange consideration will be in full satisfaction of the principal amount of the old notes that are tendered and accepted in the Exchange Offer, and accrued and unpaid interest will be exchanged into new notes and common stock at the Exchange Rate on the date on which the Exchange Offer is completed. The new notes will be in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Only whole principal amounts or numbers of shares of common stock will be issued with the principal amounts or numbers of shares of common stock to be issued to be adjusted by rounding up or down to the nearest $1.00 or number of shares of common stock. A half amount or number of shares of common stock will be rounded up.

•	What percentage of the ownership of the Issuer will holders receive if the Exchange Offer is completed?

Assuming all $193.7 million in outstanding old notes outstanding as of February 25, 2020 are validly tendered and accepted in the Exchange Offer and the Exchange is consummated on March 30, 2020, we will issue approximately 71.6 million shares of common stock pursuant to the Exchange Offer, which would represent in the aggregate approximately 95% of our outstanding common stock, immediately following the Exchange Offer (excluding shares issuable with respect to accrued and unpaid interest on the old notes). As a result, holders who participate in the Exchange Offer could, collectively, influence or control all matters affecting us, including:

•	the composition of our board of directors;
•	any determination with respect to our business direction and policies, including the appointment and removal of officers; and
•	any determinations with respect to mergers, business combinations or other matters requiring majority stockholder approval, including the matters to be considered at the special meeting of stockholders to be held as soon as reasonably practicable following the Exchange Offer. See “—Are there any conditions to the Exchange Offer?” below.

Under the stockholders’ agreement (the “Stockholders Agreement”), certain stockholders shall have the right to designate nominees to comprise a majority of our Board of Directors.

•	What is the aggregate principal amount of the new notes the holders will receive pursuant to the Exchange Offer?

Assuming all $193.7 million in old notes outstanding as of February 25, 2020 are validly tendered and accepted in the Exchange Offer and the Exchange is consummated on March 30, 2020, we will issue approximately $97 million aggregate principal amount of new notes.

•	Who may participate in the Exchange Offer?

All holders of the old notes may participate in the Exchange Offer.

•	Is there an offer size condition to the Exchange Offer?

Yes. The Exchange Offer is conditioned upon the aggregate principal amount of old notes that are not tendered and exchanged not exceeding $3.0 million.

•	Are there any other conditions to the Exchange Offer?

Yes. The Exchange Offer is conditioned on the closing conditions described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation.” We will not be required, but we reserve the right, to accept for exchange any old notes tendered (or, alternatively, we may terminate the Exchange Offer) if any of the conditions of the Exchange Offer as described under “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation” remain unsatisfied. Among the conditions precedent to the consummation of the Exchange Offer is that the aggregate principal amount of old notes that are not tendered and exchanged does not exceed

$3.0 million, the Required Consenting Noteholders and the Trustee shall have consented to and/or entered into, as applicable, documentation (including one or more supplemental indentures) effecting the deletion of the covenants in the Existing Indenture and release of all collateral under the Existing Indenture, and all Definitive Documentation for the Exchange Offer shall have been executed and remain in full force and effect, which Definitive Documentation shall be in form and substance acceptable to the Company and the Required Consenting Noteholders.

Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

•	What rights will I lose if I exchange my old notes in the Exchange Offer?

If you validly tender your old notes and we accept them for exchange, you will have rights as a holder of common stock and as a holder of new notes, and will lose the rights of a holder of old notes, including higher interest rates and conversion rights for a different principal amount. For example, as a holder of new notes (as opposed to a holder of old notes), you would have rights as a creditor with respect to a different principal amount of indebtedness. In addition, as a holder of shares of common stock, your claims would rank below those of a holder of old notes in any bankruptcy proceeding involving the Company.

•	How can I determine the market value of the old notes?

The old notes are not listed on any securities exchange. To the extent that old notes have traded, prices of the old notes have fluctuated depending, among other things, upon trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and financial conditions, our business prospects and the market for similar securities.

•	Will the new securities be freely tradable?

The new notes and common stock received in the Exchange Offer and the shares of common stock, issuable upon conversion of the new notes will be freely tradable in the United States, unless you are an affiliate of the Company, as that term is defined in the Securities Act, or are subject to other transfer restrictions such as the Stockholders Agreement. The Company’s common stock is presently quoted on the OTCQX under the symbol “CTAM” and we presently do not intend to list on another exchange. We do not intend to list the new notes on any national or regional securities exchange, and therefore no trading market for the new notes will exist upon consummation of the Exchange Offer, and none is likely to develop.

•	What risks should I consider in deciding whether or not to exchange the old notes?

In deciding whether to participate in the Exchange Offer, among other things, you should carefully consider the discussion of the risks and uncertainties relating to the Exchange Offer, our Company and our industry described in the section entitled “Risk Factors,” beginning on page 12 of this prospectus.

•	What happens if I do not participate in the Exchange Offer?

If you currently hold old notes and do not tender them, then, following settlement of the Exchange Offer, your old notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation, including substantially reduced covenant protection, event of default protection and release of collateral). Because the new notes will be secured by certain assets of the Company and the Guarantors and the old notes will be unsecured, any old notes left outstanding after the Exchange Offer will effectively be subordinated to the new notes to the extent of the assets securing the new notes. In addition, if we complete the Exchange Offer, the liquidity of any old notes that remain outstanding after settlement of the Exchange Offer may be adversely affected and the value of the old notes may otherwise be affected by the completion of the Exchange Offer. Any old notes not tendered and exchanged under the terms of the Exchange Offer will remain as unsecured debt subordinate to both the First Lien Facility (as defined below) and the new notes.

•	How do I participate in the Exchange Offer?

To tender your old notes, you must deliver the required documents to Wilmington Savings Fund Society, FSB, as Exchange Agent, on or prior to the Expiration Date. The Expiration Date is no later than 5:00 p.m., New York City time, Wednesday March 26, 2020, unless extended as described in this prospectus. See “General Terms of the Exchange Offer and Consent Solicitation—Extension, Termination or Amendment.”

A holder who is a DTC participant should tender its old notes electronically through DTC’s Automatic Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. See “General Terms of the Exchange Offer and Consent Solicitation—Tender of Notes Through ATOP.”

HOLDERS THAT TENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

A holder whose old notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if that holder desires to tender its old notes and instruct that nominee to tender the old notes on the holder’s behalf.

A holder whose old notes are held in certificated form must properly complete and execute the Letter of Transmittal, and deliver the Letter of Transmittal and old notes in certificated form to the Exchange Agent, with any other required documents and the certificates representing the old notes to be tendered in the Exchange Offer.

•	May I withdraw my tender of old notes?

Yes. You may withdraw old notes previously tendered for exchange at any time before the Expiration Date. The Expiration Date is 5:00 p.m., New York City time, on Wednesday, March 26, 2020, unless extended as described in the Offer Documents. See “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.”

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE EXCHANGE AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

•	What happens if my old notes are not accepted in the Exchange Offer?

If we decide for any reason not to accept your old notes for exchange, the old notes will be returned to you promptly after the expiration or termination of the Exchange Offer. In the case of old notes tendered by book entry transfer into the Exchange Agent’s account at DTC, any unaccepted old notes will be credited to your account at DTC. See “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.”

•	Do I need to do anything if I do not wish to tender my old notes?

No. If you do not deliver a properly completed and duly executed Letter of Transmittal to the Exchange Agent or tender your old notes electronically through DTC’s ATOP before the Expiration Date, your old notes will remain outstanding subject to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation).

•	If I choose to tender my old notes for exchange, do I have to tender all of my old notes?

No. You may tender all of your old notes, a portion of your old notes or none of your old notes for exchange. If you wish to tender a portion of your old notes for exchange, however, you must tender your old notes in a principal amount of $1,000 or integral multiple of $1.00 in excess thereof. See “General Terms of the Exchange Offer and Consent Solicitation.”

•	How will I be taxed under United States federal income tax laws on the exchange of the old notes if I am a United States holder of old notes?

Though it is not free from doubt, we intend to take the position that, the exchange of the old notes for exchange consideration should be treated as part of a recapitalization for United States federal income tax purposes. In such case, you generally should not recognize loss for United States federal income tax purposes as a result of exchanging your old notes for exchange consideration, even if you have otherwise recognized an economic loss with respect to such exchange. If the new notes are characterized as debt, but not as “securities” for United States federal income tax purposes, then you may recognize gain equal to the lesser of (i) the excess, if any, of (A) the sum of (x) the fair market value of any common stock received and (y) the issue price of the new notes received over (B) the United States holder’s adjusted tax basis in the old notes and (ii) the issue price of the new notes received. You should consult with your own tax advisor regarding the tax consequences of exchanging your old notes. See “Material United States Federal Income Tax Considerations.”

•	Has the Board of Directors adopted a position on the Exchange Offer?

Our board of directors, which we refer to as the “Board of Directors” or the “Board,” has approved the making of the Exchange Offer. However, our directors do not make any recommendation as to whether you should tender your old notes pursuant to the Exchange Offer. You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your old notes.

•	Who will pay the fees and expenses associated with the Exchange Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Exchange Offer and certain expenses of the holders who have entered into the Definitive Documentation with us. See “Definitive Documentation.” No brokerage commissions are payable by the holders to the Exchange Agent or us. If your old notes are held through a broker or other nominee who tenders old notes on your behalf, your broker or other nominee may charge you a fee or commission for doing so. You should consult with your broker or other nominee to determine whether any fees or charges will apply. See “General Terms of the Exchange Offer and Consent Solicitation.”

•	Do other holders of old notes support the Exchange Offer?

We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms of the Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. See “Definitive Documentation.”

•	How do I vote for the Proposed Amendments?

If a holder validly tenders old notes prior to 5:00 p.m., New York City time, on the Expiration Date, such tender will be deemed to constitute the delivery of consent to the Proposed Amendments as a holder of old notes with respect to the tendered old notes. See “Proposed Amendments.”

•	Who can answer questions concerning the Exchange Offer?

Requests for assistance in connection with the tender of your old notes pursuant to the Exchange Offer may be directed to the Exchange Agent for the Exchange Offer, Wilmington Savings Fund Society, FSB.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors.” Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to A. M. Castle & Co. and its subsidiaries and the term the “Issuer” refers to A. M. Castle & Co.

Company Overview

A.M. Castle & Co. (the “Company”) is a global distributor of specialty metals and supply chain services, principally serving the producer durable equipment, commercial and military aircraft, heavy equipment, industrial goods, and construction equipment sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms spread across a variety of industries. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.

The Company’s corporate headquarters is located in Oak Brook, Illinois. As of December 31, 2019, the Company operates out of 19 service centers located throughout North America (15), Europe (2) and Asia (2). The Company's service centers hold inventory and process and distribute products to both local and export markets.

Industry and Markets

Service centers operate as supply chain intermediaries between primary producers, which deal in bulk quantities in order to achieve economies of scale, and end-users in a variety of industries that require specialized products in significantly smaller quantities and forms. Service centers also manage the differences in lead times that exist in the supply chain. While original equipment manufacturers (“OEM”) and other customers often demand delivery within hours, the lead time required by primary producers can range from several months to over a year for certain specialty metals. Service centers provide value to customers by aggregating purchasing, providing warehousing and distribution services to meet specific customer needs, including demanding delivery times and precise metal specifications, and by providing value-added metals processing services.

The principal markets served by the Company are highly competitive. The Company is focused on two key global end markets, aerospace and industrial. Competition within these markets is based on service, quality, processing capabilities, inventory availability, timely delivery, ability to provide supply chain solutions, and price. The Company competes in a highly fragmented industry. Competition in the various markets in which the Company participates comes from a large number of value-added metals processors and service centers on a local, regional, and global basis, some of which have greater financial resources, and some of which have more established brand names in certain local, regional, and global markets served by the Company.

The Company also competes to a lesser extent with primary metals producers who typically sell to larger customers requiring shipments of large volumes of metal with limited or no value-added processing.

In order to capture scale efficiencies and remain competitive, many primary metal producers are consolidating their operations and focusing on their core production activities. These producers have increasingly outsourced metals distribution, inventory management, and value-added metals processing services to metals service centers. This process of outsourcing allows the primary metal producers to work with a relatively small number of intermediaries rather than many end customers. As a result, metals service centers, including the Company, are now providing an expanding range of services for their customers, including metal purchasing, processing, and supply chain solutions.

The Company’s marketing strategy focuses on distributing highly-engineered specialty grades and alloys of metals as well as providing specialized processing services designed to meet very precise specifications. Core products include alloy and stainless steels, nickel alloys, aluminum, titanium, and carbon. Inventories of these products may assume many forms such as plate, sheet, extrusions, round bar, hexagonal bar, square and flat bar, tubing, and coil. Depending on the size of the facility and the nature of the markets it serves, the Company's service centers are equipped as needed with bar saws, plate saws, oxygen and plasma arc flame cutting machinery, trepanning machinery, boring machinery, honing equipment, water-jet cutting equipment, stress relieving and annealing furnaces, leveling and surface grinding equipment, CNC machinery, and sheet shearing equipment. Various specialized fabrications are also performed for customers through pre-qualified subcontractors that thermally process, turn, polish, cut-to-length, and straighten alloy and carbon bar, among other things.

Procurement

The Company purchases metals from many producers. Material is purchased in large lots and stocked at its service centers until sold, usually in smaller quantities and typically with some value-added processing services performed. The Company’s ability to provide timely delivery of a wide variety of specialty metals products, along with its processing capabilities and supply chain management solutions, allows customers to lower their own inventory investment by reducing their need to order the large quantities required by producers and their need to perform additional material processing services. Some of the Company’s purchases are covered by long-term contracts and commitments, which generally have corresponding customer sales agreements.

Thousands of customers from a wide array of industries are serviced primarily through the Company’s own sales organization. Orders are primarily filled with materials shipped from Company stock. The materials required to fill the balance of sales are obtained from other sources, such as purchases from other distributors or direct mill shipments to customers. Deliveries are made principally by third party logistics providers using their fleets, which display Company-branding. Otherwise, common carrier delivery is used in areas not serviced directly by such third party logistics providers. The Company’s broad network of locations provides same or next-day delivery to most of their markets, and two-day delivery to substantially all of the remaining target markets.

Customers

The Company’s customer base is broadly diversified and therefore, the Company does not have dependence upon any single customer, or a few customers. The customer base includes many Fortune 500 companies as well as thousands of medium- and smaller-sized firms.

Employees

As of December 31, 2019, the Company had 873 full-time employees. Of these full-time employees, 103 were represented by the United Steelworkers of America ("USW") under collective bargaining agreements. Effective May 15, 2018, we entered into a four-year collective bargaining agreement with the USW, which covers approximately 83 employees at our largest facility in Cleveland, Ohio. Approximately 20 employees at our Hammond, Indiana facility are covered by a separate collective bargaining agreement with the USW that was renegotiated effective September 1, 2016 and expires on August 31, 2020. The Company expects to begin negotiations to renew the collective bargaining agreement with the USW for employees at the Hammond, Indiana facility in early 2020. The Company believes its relationships with its employees and their representative unions are good.

Corporate Information

Our principal executive offices are located at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 and our telephone number is (847) 455-7111. Our website address is www.castlemetals.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

The Exchange Offer

All of our existing 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 are eligible to be exchanged for new notes and our common stock under the terms of this Exchange Offer. We refer to the 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022 as old notes in this prospectus.

We refer to the notes to be registered under this Exchange Offer registration statement as new notes. You may exchange your old notes for new notes and our common stock in this Exchange Offer. You should read the discussion under the headings “—Exchange Consideration,” “General Terms of the Exchange Offer and Consent Solicitation,” “Description of the New Notes” and “Description of Common Stock” for further information regarding the new notes and common stock to be received as exchange consideration.

Securities Subject to the Exchange Offer
Any and all of our outstanding 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022. As of February 25, $193,700,000 aggregate principal amount was outstanding, not including accrued and unpaid interest.
The Exchange Offer
We are offering to exchange any and all of our outstanding old notes tendered prior to the Expiration Date for new notes and our common stock upon the terms and subject to the conditions set forth in this prospectus and the accompanying Letter of Transmittal (collectively, as the same may be amended or supplemented from time to time, the “Offer Documents”).

For additional information regarding the terms of the new notes, and common stock, see “Description of the New Notes” and “Description of Common Stock” respectively.

Expiration Date and Time; Withdrawal Deadline
The Exchange Offer will expire at 5:00 p.m., New York City time, on March 26, 2020, unless extended by us.

A holder’s right to withdraw any old notes tendered will expire at the Expiration Date. See “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.”

Exchange Consideration
Holders will receive, per $1,000 principal amount of old notes tendered, exchange consideration consisting of: (i) $491.8619 principal amount of new notes and (ii) 363.2585 shares of common stock of the Issuer. Accrued and unpaid interest on the old notes will be exchanged into new notes and common stock at the Exchange Rate on the date on which the Exchange Offer is completed.

The new notes will be in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Only whole principal amounts or numbers of shares of common stock will be issued with the principal amounts or numbers of shares of common stock to be issued to be adjusted by rounding up or down to the nearest $1.00 or number of shares of common stock. A half amount or number of shares of common stock will be rounded up.

For additional information regarding the terms of the new notes, and common stock, see “Description of the New Notes” and “Description of Common Stock,” respectively.

Cosent Solicitation
Concurrently with this Exchange Offer, we are also soliciting consents from holders for certain amendments to the indenture governing the old notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Issuer’s obligations under the Existing Indenture, and modify certain of the events of default and various other provisions, contained in the Existing Indenture, see “General Terms of the Exchange Offer and Consent Solicitaiton – Consent Solicitation” and “Proposed Amendments”.

Definitive Documentation
As described above, We have entered into Support Agreements with holders of old notes who, in the aggregate hold in excess of 96% of the outstanding principal amount of old notes. Under the terms of the Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. See “General Terms of the Exchange Offer and Consent Solicitation – Conditions of the Exchange Offer and Consent Solicitation.”

On the Closing Date, PNC Bank, National Association (in its capacity as “First Lien Agent”), the Trustee (as defined below) and the Issuer and certain of its subsidiaries will execute an Intercreditor Agreement (the “New Intercreditor Agreement”) providing for the lien priority of the First Lien Facility over the new notes. The terms and conditions of the New Intercreditor Agreement will be substantially consistent with those applicable to the existing intercreditor agreement between the First Lien Agent and the trustee for the old notes (the “Existing Intercreditor Agreement”). PNC Bank, National Association and the trustee for the old notes will enter into an amendment of the Existing Intercreditor Agreement to, among other things, remove certain limitations and rights of the old notes with respect to the First Lien Facility (the “Amendment to the Existing Intercreditor Agreement”).

On the Closing Date, the Issuer and certain stockholders expect to execute an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). The terms and conditions of the A&R Registration Rights Agreement will be substantially consistent with those applicable to the existing agreement. The Support Agreements, the New Intercreditor Agreement, Amendment to Existing Intercreditor Agreement and the A&R Registration Rights Agreement are referred to collectively herein as the “Definitive Documentation”.

Conditions to the Exchange Offer
The Company’s obligation to accept, and exchange, any old notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer is conditioned, among other things, upon (i) the aggregate principal amount of old notes that are not tendered and exchanged not exceeding $3.0 million; (ii) PNC having approved or consented to the Exchange, to the extent required, and having entered into the Definitive Documentation to which it is a party; (iii) the Required Consenting Noteholders and the Trustee having consented to and/or entered into, as applicable, documentation (including one or more supplemental indentures) effecting the deletion of the covenants in the Existing Indenture and release of all collateral under the Existing Indenture; (iv) all Definitive Documentation having been executed and remain in full force and effect, which Definitive Documentation shall be in form and substance acceptable to the Company and the Required Consenting Noteholders; (v) all requisite filings with the Securities and Exchange Commission, OTC Markets Group, Inc., and other governmental authorities and third parties having become effective, and all governmental authorities and third parties having approved or consented to the Exchange Offer, to the extent required and (vi) the shares of common stock to be issued in the Exchange Offer having been duly authorized and will be validly issued, fully paid and non-assessable.

Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

Closing Date
The date on which the Exchange Offer is completed, which is expected to be the first business day after the Expiration Date.
Acceptance of Tenders
All properly completed, executed and delivered Letters of Transmittal and properly tendered old notes received by the Exchange Agent prior to the Expiration Date may be accepted.
Procedure for Tenders
If you wish to participate in the Exchange Offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity.

Custodial entities that are participants in The Depository Trust Company, or DTC, may tender old notes through DTC’s Automated Tender Offer Program, known as ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes.” Holders may also tender old notes at their option through the completion and delivery to the Exchange Agent of a Letter of Transmittal. See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Old Notes.” A Letter of Transmittal need not accompany tenders effected through ATOP.

Withdrawal of Tenders
You may withdraw the tender of your old notes at any time prior to the Expiration Date by submitting a notice of withdrawal to the Exchange Agent using the procedures described in “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.” Any old note withdrawn pursuant to the terms of this Exchange Offer shall not thereafter be considered tendered for any purpose unless and until such old note is again tendered pursuant to this Exchange Offer.
Further Information
Additional copies of this prospectus and the Letter of Transmittal may be obtained by contacting the Exchange Agent, at the address and telephone numbers set forth on the back cover of this prospectus and under “General Terms of the Exchange Offer and Consent Solicitation—Exchange Agent.” Questions about the terms of the Exchange Offer should be directed to the Exchange Agent at the address and telephone numbers set forth on the back cover of this prospectus and under “General Terms of the Exchange Offer and Consent Solicitation—Exchange Agent.”

Amendment and Termination
We may terminate the Exchange Offer if the conditions to the Exchange Offer are not met on or prior to the Expiration Date. We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer prior to the Expiration Date or (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated prior to the Expiration Date, no new notes and no common stock will be issued or become payable to holders who have tendered their old notes. In any such event, the old notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders and the Proposed Amendments will not become effective.
Use of Proceeds
We will not receive any cash proceeds in the Exchange Offer.
Delivery of Letters of Transmittal and Consent
Properly completed and executed Letters of Transmittal and Consent should be sent by mail, first class postage prepaid, overnight courier or hand delivery to the Exchange Agent at the address, or faxed to the Exchange Agent at the facsimile number, set forth on the back cover of this prospectus and under “General Terms of the Exchange Offer and Consent Solicitation—Exchange Agent.”

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through the ATOP procedures described in “General Terms of the Exchange Offer and Consent Solicitation—Tender of Notes Through ATOP.”.

Letters of Transmittal and Consent should not be delivered directly to the Company.

Certain Material United States Federal Income Tax Considerations
Holders of old notes may be subject to United States federal income tax consequences as a result of participating in the Exchange Offer, as described in “Material United States Federal Income Tax Considerations.”
Additional Information
Questions or requests for assistance in completing and delivering the Letter of Transmittal or tendering old notes and requests for additional copies of any Offer Document or other related documents should be directed to the Exchange Agent, at the addresses and telephone numbers set forth on the back cover of this prospectus and under “General Terms of the Exchange Offer and Consent Solicitation—Exchange Agent.”
Exchange Agent
Wilmington Savings Fund Society, FSB
Trustee and Collateral Agent
Wilmington Savings Fund Society, FSB

SUMMARY DESCRIPTION OF THE NEW NOTES

The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the “Description of the New Notes” section of this prospectus for a more detailed description of the terms and conditions of the new notes.

Issuer
A.M. Castle & Co.
Notes Offered
Up to $100.0 million aggregate principal amount of 3.00%/ 5.00% Convertible Senior Secured PIK Toggle Notes due 2024
Maturity Date
August 31, 2024
Interest Payment Dates
Quarterly in arrears, commencing June 30, 2020.
Guarantees
Each of our existing Domestic Restricted Subsidiaries, A.M. Castle & Co. (Canada) Inc., Castle Metals de México, S.A. de C.V., Castle Metals de Mexicali, S.A. de C.V. and future Restricted Subsidiaries will jointly, severally and fully guarantee the Notes to the extent such domestic subsidiary guarantees the obligations under the Indenture. See “Description of the New Notes—Guarantees.”
Security
The Notes and the related guarantees will be secured obligations of the Issuer and the guarantors, secured on a second priority basis by security interests in substantially all of the assets of the Issuer and the Guarantors, subject to certain limitations and exceptions and permitted liens. For a more detailed description of the Collateral, see “Description of the New Notes—Security—Collateral.”
Ranking
The Notes will be secured obligations and will be:
•	secured on a second-priority basis, equally and ratably with all pari passu lien Indebtedness of the Company and the Guarantors, by Liens on the Collateral, subject to certain limitations and exceptions and Permitted Liens;
•	be effectively senior to our unsecured Indebtedness, including the Existing Notes, and Indebtedness secured by Liens junior to the Liens securing the Notes, to the extent of the value of the Collateral;
•	will rank effectively equal to any existing and future pari passu Indebtedness;
•	will be effectively subordinated to any existing and future secured Indebtedness of the Company that is secured by Liens on assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness;
•	will be effectively subordinated to any existing and future secured obligations of the Company that are secured by a senior lien, including our Senior Credit Facility, to the extent of the value of the Collateral securing such obligations;

•	rank senior in right of payment with our existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes; and
•	be structurally subordinated to any existing and future obligations of any of our subsidiaries that are not subsidiary Guarantors.

The guarantees will be the senior secured obligations of the Guarantors and will:

•	be secured on a second priority basis, equally and ratably with all obligations of such Guarantor under any pari passu lien indebtedness of the Issuer and the Guarantors, by Liens on the Collateral from time to time owned by such Guarantor, subject to certain limitations and exceptions and Permitted Liens;
•	will rank effectively equal to all existing and future pari passu Indebtedness,
•	will be effectively subordinated to any existing and future secured Indebtedness of the Guarantors that is secured by Liens on assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness;
•	will be effectively subordinated to any existing and future secured obligations of the Guarantors that are secured by a senior lien, including our Senior Credit Facility, to the extent of the value of the Collateral securing such obligations;
•	be effectively senior to unsecured obligations of the Guarantors, including the Existing Notes, to the extent of the value of the Collateral; and
•	rank senior in right of payment to all existing and future obligations of the Guarantors that are, by their terms, expressly subordinated in right of payment to the Notes.
Intercreditor Agreements
The liens on the Collateral securing the Notes will be subject to an intercreditor agreement. On the Issue Date, the Collateral Agent and the Senior Credit Facility Agent will enter into the Intercreditor Agreement to set forth their relative rights in the Collateral, which will provide for the senior priority of the Senior Credit Facility Agent in the Collateral relative to the Liens thereon of the Collateral Agent.

Holders of the Notes will be deemed to have agreed and accepted the terms of the Intercreditor Agreement and to have authorized and directed the Collateral Agent (and Trustee, if applicable) to enter into and perform its obligations under the Intercreditor Agreement, binding the Holders to the terms thereof by their acceptance of the Notes.

No Optional Redemption; Repurchase at the Option of Holders
The Notes may not be redeemed by the Company in whole or in part at any time. Repurchase at the Option of Holders is as provided in “Description of the New Notes – Certain Covenants – Asset Sales” or “Description of the New Notes – Repurchase at Option of Holders Upon a Fundamental Change”.

No sinking fund, mandatory redemption or other similar provisions shall apply to the Notes.

Asset Sales; Fundamental Change
If we sell certain assets and do not apply the net proceeds in compliance with the Indenture, we will be required to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes—Certain Covenants—Asset Sales.”

If a Fundamental Change occurs, each Holder shall have the right to require the Company to repurchase all of such Holder’s Notes or any portion thereof in accordance with the Indenture at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest. See “Description of the New Notes—Repurchase at the Option of Holders Upon a Fundamental Change”

Certain Covenants
The Notes will be issued under the Indenture among us, each of the subsidiary guarantors and Wilmington Savings Fund Society, FSB, as Trustee and Collateral Agent. The Indenture will include covenants which, among other things and subject to certain exceptions, restrict our ability to:
•	incur additional indebtedness;
•	pay dividends or make distributions or repurchase or redeem our capital stock;
•	make certain investments;
•	create liens;
•	merge or consolidate with another company or transfer or sell assets; and
•	engage in transactions with affiliates.

These covenants are subject to a number of important exceptions and qualifications as described under “Description of the New Notes—Certain Covenants.”

Conversion of Notes
Assuming the Exchange Offer is consummated as of March 30, 2020, you may convert the new notes into shares of our common stock at an initial conversion rate equal to 2.1939631 shares of common stock per $1.00 principal amount of new notes (representing an initial conversion price of approximately $0.4558 per share (the “Conversion Price”)), subject to adjustment, at any time until the close of business on the scheduled trading day immediately preceding the maturity date.
Registration Rights
In certain circumstances we are required to register for resale under the Securities Act the common stock, including the common stock issued upon conversion of the Notes, of certain of our stockholders, see “Definitive Documentation – A&R Registration Rights Agreement.”

No Prior Market
The Notes will be a new issue of securities. There is currently no established trading market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes. See “Plan of Distribution.”
Use of Proceeds
We will not receive any cash proceeds from the Exchange Offer. See “Use of Proceeds.”
Risk Factors
In evaluating an investment in these Notes, prospective investors should carefully consider, along with the financial and other information in this prospectus, the specific factors set forth under “Risk Factors” beginning on page 12 for risks involved with an investment in the Notes.

For additional information regarding the Notes, see the “Description of the New Notes” section of this prospectus.

Consequences of Not Exchanging Old Notes

If you currently hold old notes and do not tender them, then, following settlement of the Exchange Offer, your old notes will continue to be outstanding according to their terms (as amended pursuant to any amendments resulting from the Consent Solicitation). Because the new notes will be secured by certain assets of the Company and the Guarantors and the old notes will be unsecured, any old notes left outstanding after the Exchange Offer will effectively be subordinated to the new notes to the extent of the assets securing the new notes and will be subordinated to the First Lien Facility. In addition, if we complete the Exchange Offer, the liquidity of any old notes that remain outstanding after settlement of the Exchange Offer may be adversely affected and the value of the old notes may otherwise be affected by the completion of the Exchange Offer. Any old notes not tendered and exchanged under the terms of the Exchange Offer will remain as unsecured debt effectively subordinate to the new notes and subordinate to the First Lien Facility.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer and Holding the New Notes

Risks Relating to the Exchange Offer and Consent Solicitation

We may not complete the Exchange Offer and Consent Solicitation.

The completion of the Exchange Offer and Consent Solicitation is subject to the satisfaction, or in certain cases, waiver of specified conditions. It is a condition to the completion of the Exchange Offer that, among other things, that the aggregate principal amount of old notes that are not tendered and exchanged not exceed $3.0 million and the Required Consenting Noteholders and the Trustee shall have consented to and/or entered into, as applicable, documentation (including one or more supplemental indentures) effecting the deletion of the covenants in the Existing Indenture and release of all collateral under the Existing Indenture. We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms of the Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. If the conditions to the completion of the Exchange Offer and Consent Solicitation are not satisfied or, if permitted, waived, the Exchange Offer may not be completed.

We may recognize a significant amount of cancellation of indebtedness (“COD”) income as a result of the transactions contemplated by the Exchange Offer.

The exchange of old notes for new notes and common stock pursuant to the Exchange Offer may result in cancellation-of-indebtedness income, or COD income, to the Issuer for United States federal income tax purposes. Because the amount of COD income to be recognized by the Issuer depends in part on the fair market value and/or issue price of instruments to be issued on the Closing Date, the precise amount of COD income resulting from the exchange of old notes cannot be determined prior to the Closing Date. To the extent that the Issuer is considered insolvent from a tax perspective (i.e., the Issuer’s liabilities exceed the fair market value of its assets) immediately prior to the consummation of the Exchange Offer, any such COD income generally would be excluded from the Issuer’s taxable income. If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception, the Issuer generally will be required to reduce certain of the Issuer’s tax attributes, including, but not limited to, the Issuer’s net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets. This may result in a significant reduction in, and possible elimination of, certain of the Issuer’s tax attributes. If the Issuer is not considered insolvent from a tax perspective immediately prior to the consummation of the Exchange Offer, the Issuer may incur a cash tax liability from such COD income.

Our ability to use our NOLs to offset our future income may be limited.

For United States federal income tax purposes, it is likely that a “Section 382 ownership change” will occur as a result of our issuance of shares in the Exchange Offer. To the extent the Issuer’s NOLs, loss carryforwards and other relevant tax attributes are not reduced as described above, the Issuer expects such tax attributes will be subject to the annual limitation imposed by Section 382 following the Closing Date.

We will incur significant costs in conducting the Exchange Offer and Consent Solicitation.

The holders of the old notes who exchange those notes for new notes will receive new notes and common stock in connection with the Exchange Offer. The Exchange Offer and Consent Solicitation have also resulted, and will continue to result through and for a period of time after the Closing Date, in significant costs to us, including advisory and professional fees paid in connection with pursuing the Exchange Offer and Consent Solicitation.

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the old notes.

We are not making a recommendation as to whether holders of the old notes should exchange their old notes or consent to the Proposed Amendments. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the old notes for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of the old notes that the value of the exchange consideration received in the Exchange Offer will in the future equal or exceed the value of the old notes tendered, and we do not take a position as to whether you ought to participate in the Exchange Offer and Consent Solicitation.

If the Exchange Offer is consummated, holders of old notes that do not exchange their old notes in the Exchange Offer will be subject to certain risks.

If the Exchange Offer is consummated, holders that do not validly tender their old notes in the Exchange Offer will not be entitled to receive exchange consideration. The new notes and the related guarantees will be our senior secured obligations and will rank pari passu in right of payment with all of our and the Guarantors’ existing and future senior indebtedness and secured by a second-priority lien on the Collateral (as defined below). The new notes will rank effectively senior in right of payment to the old notes to the extent of the value of the Collateral securing such obligations.

If the Exchange Offer is consummated, the Proposed Amendments to the Existing Indenture relating to the old notes will become effective, and will substantially reduce the covenant protection and event of default protection of and will release all collateral securing the Issuer’s obligations under the Existing Indenture. See “Proposed Amendments.”

In addition, consummation of the Exchange Offer and Consent Solicitation would substantially reduce the aggregate principal amount of old notes outstanding, which could adversely affect the trading market, if any, for the untendered old notes. This could adversely affect the liquidity, market price, and price volatility of any untendered old notes. If a market for untendered old notes exists, such old notes may trade at a discount to the price at which the old notes would trade if the amount outstanding had not been reduced, depending on prevailing interest rates, the market for similar securities, and other factors.

Risks Related to the New Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under our debt instruments.

We have substantial debt service obligations. As of December 31, 2019, we had approximately $324.3 million of total debt outstanding, all of which is secured. The debt outstanding, in order of priority, was comprised of $127.8 million of borrowings under our Revolving Credit and Security Agreement (as amended, the “Expanded ABL Credit Agreement”), $193.7 million aggregate principal amount of old notes, and short-term borrowings of approximately $2.9 million under a local credit facility (the “Foreign Line of Credit”). Our debt instruments currently limit our ability to pay in cash the interest accruing on our old notes, so the amount of old notes outstanding continues to grow quarterly as interest is paid in kind. The Expanded ABL Credit Agreement and the old notes are secured by collateral security interests in substantially all of our assets and are guaranteed by certain of our subsidiaries. Our substantial level of indebtedness could have significant effects on our business, including the following:

•	it may be more difficult for us to satisfy our financial obligations;
•	our ability to obtain additional financing for working capital, capital expenditures, strategic acquisitions or general corporate purposes may be impaired;
•	we must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to use for operations and other purposes, including potentially accretive acquisitions;
•	our ability to fund a change of control offer under our debt instruments may be limited;
•	our substantial level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt or could affect our ability to secure favorable contracts with certain customers or suppliers;

•	our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and
•	our substantial level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business.

The Expanded ABL Credit Agreement provides for a $125.0 million senior secured, revolving credit facility (“Revolving A Credit Facility”) and an additional $25.0 million last out Revolving B Credit Facility (the “Revolving B Credit Facility” and together with the Revolving A Credit Facility, the “First Lien Facility”). We expect to obtain the funds to pay our expenses and to satisfy our debt obligations from our operations and available resources under the First Lien Facility. The indenture governing the new notes will allow us to incur indebtedness under our First Lien Facility and incur certain other additional indebtedness, including pari passu senior secured indebtedness in certain circumstances. Our ability to meet our expenses and make these principal and interest payments as they come due, therefore, depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, and our anticipated revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness or to fund other liquidity needs. If we do not have enough funds, we may be required to refinance all or part of our then existing debt, sell assets or borrow more funds, which we may not be able to accomplish on terms acceptable to us, or at all. In addition, the terms of existing or future debt agreements may restrict us from pursuing any of these alternatives which could have an adverse effect on our financial condition or liquidity.

Indebtedness under our First Lien Facility, and certain additional future indebtedness will be senior to the new notes to the extent of the value of the Collateral securing those obligations.

Obligations under our First Lien Facility are secured by a first-priority lien on substantially all of the assets of the Issuer and the Guarantors subject to certain exclusions as described in more detail under the heading “Description of the New Notes” below (the “Collateral”), and obligations under our new notes are secured by a second-priority lien on such Collateral. The second-priority liens on the Collateral securing the new notes and the guarantees are therefore lower in priority than the liens securing our and the Guarantors’ obligations under the First Lien Facility. In addition, under the indenture governing the new notes, we and the Guarantors may, from time to time, be permitted to incur additional indebtedness, which may be secured by liens on the Collateral that rank senior in priority to the liens securing the new notes and the guarantees. As such, holders of the indebtedness under our First Lien Facility, and any such other indebtedness will be entitled to realize proceeds from the realization of value of the Collateral to repay such indebtedness in full before the holders of the new notes and the guarantees will be entitled to any recovery from such collateral. As a result, the new notes and the guarantees are effectively junior in right of payment to indebtedness under the First Lien Facility, and any such other indebtedness, to the extent that the realizable value of the Collateral does not exceed the aggregate amount of such indebtedness.

It is possible that the realizable value of the Collateral securing the new notes and the guarantees may not be sufficient, in an insolvency or other similar proceeding, to satisfy the claims of all effectively senior creditors, along with those of the holders of the new notes and the guarantees.

We may not be able to generate sufficient cash to service all of our existing debt service obligations, and may be forced to take other actions to satisfy our obligations under our debt agreements, including the new notes, which may not be successful.

Our total outstanding debt under our First Lien Facility, the old notes, and the Foreign Line of Credit has an aggregate principal amount of $324.3 million as of December 31, 2019. Our ability to make scheduled payments on or to refinance our debt obligations depends on our future financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Therefore, we may not be able to maintain or realize a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the new notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments, capital expenditures or potentially accretive acquisitions, sell assets, seek additional capital or restructure or refinance our indebtedness, including the new notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous borrowing covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations which could have an adverse effect on our financial condition or liquidity.

Rights of holders of new notes in the Collateral may be adversely affected by the failure to have, obtain and/or perfect liens on certain assets.

Subject to certain exceptions, the liens securing the new notes will cover substantially all of our and the Guarantors’ assets, whether now owned or acquired in the future on a second lien basis pursuant to the New Intercreditor Agreement. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Trustee or the collateral agent will monitor or be informed of the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the new notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the second priority of the lien securing the new notes.

Despite our substantial level of indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the First Lien Facility and indenture governing the new notes will limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the new notes will not prevent us from incurring obligations that do not constitute indebtedness. See “Description of the New Notes.” To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase.

Our debt instruments, including the new notes, impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions and our failure to comply with the covenants contained in our debt instruments could result in an event of default that could adversely affect our operating results.

Our debt agreements, including the new notes, impose, and future debt agreements may impose, operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability to:

•	incur additional indebtedness, or issue disqualified capital stock;
•	pay dividends, redeem subordinated debt or make other restricted payments;
•	make certain investments or acquisitions;
•	grant or permit certain liens on our assets;
•	enter into certain transactions with affiliates;
•	merge, consolidate or transfer substantially all of our assets;
•	create or permit restrictions on dividends, loans, asset transfers or other distributions to us from certain of our subsidiaries;
•	transfer, sell or acquire assets; and
•	change the business we conduct.

These covenants could adversely affect our ability to finance our future operations or capital needs, withstand a future downturn in our business or the economy in general, engage in or expand business activities, including future opportunities that may be in our interest, and plan for or react to market conditions or otherwise execute our business strategies. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, in certain circumstances, the relevant lenders or holders of such indebtedness could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. If the maturity of our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and may not be able to continue our operations as planned.

The new notes will be structurally subordinated to all liabilities of any of our non–guarantor subsidiaries and the enforcement of the guarantees of our foreign subsidiaries may be costly and difficult.

If any of our subsidiaries that are not guarantors of the new notes becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of such subsidiary before any of those assets would be made available to us. Consequently, your claims in respect of the new notes effectively would be subordinated to all of the existing and future liabilities of our subsidiaries that are not guarantors of the new notes, see footnote 11 to the “Consolidated Financial Statements.”

Additionally, as some of our guarantors are foreign companies, enforcing such guarantees would require an enforcement action in a foreign jurisdiction, which may raise the cost and decrease the likelihood of enforcement.

Holders of our new notes will be able to require us to repurchase their new notes following a fundamental change, which includes, among other things, the acquisition of more than 50% of our outstanding voting power by a person or group. We may not have sufficient funds to satisfy such cash obligations. Furthermore, our obligation to offer to redeem new notes upon the occurrence of a fundamental change will be triggered only by certain specified transactions, and may discourage a transaction that could be beneficial to the holders of our common stock and the new notes.

Pursuant to the terms of the new notes indenture, upon the occurrence of a fundamental change (as defined in “Description of the New Notes”), which includes the acquisition of more than 50% of our outstanding voting power by a person or group, we may be required to repurchase some or all of the new notes for cash at a repurchase price equal to 100% of the principal amount of the new notes being repurchased, plus any accrued and unpaid interest up to but excluding the relevant fundamental change repurchase date. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all. In addition, our ability to satisfy such cash obligations will be restricted pursuant to covenants contained in the First Lien Facility and the indenture for the new notes and will be permitted to be paid only in limited circumstances. We may also be limited in our ability to satisfy such cash obligations by applicable law or the terms of other instruments governing our indebtedness. Our inability to make any cash payments that may be required to satisfy the obligations described above would trigger an event of default under the First Lien Facility and the new notes, which in turn could constitute an event of default under our other outstanding indebtedness, thereby potentially resulting in the acceleration of certain of such indebtedness, the prepayment of which could further restrict our ability to satisfy such cash obligations.

The term “fundamental change” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the new notes or our common stock. Our obligation to offer to redeem the new notes upon a fundamental change would not necessarily afford holders of such notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Your right to exercise remedies with respect to the Collateral will be governed, and materially limited, by the New Intercreditor Agreement.

The rights of the holders of the new notes with respect to the Collateral will be limited by the New Intercreditor Agreement (as defined herein). To the extent that we have outstanding obligations under our First Lien Facility, or other senior or pari passu obligations secured by the Collateral, any actions that may be taken in respect of any of the Collateral, including the ability to cause the commencement of enforcement proceedings against the Collateral and to control the conduct of such proceedings, are limited and controlled and directed by the lenders under the First Lien Facility or the holders of such other obligations. In those circumstances, the indenture trustee and the collateral agent on behalf of the holders of the new notes will not have the ability to control or direct such actions, even if an event of default under the indenture governing the new notes has occurred or if the rights of the holders of the new notes are or may be adversely affected.

The collateral agent and the lenders under our First Lien Facility, and the holders of such other obligations are under no obligation to take into account the interests of holders of the new notes and guarantees when determining whether and how to exercise their rights with respect to the Collateral, subject to the New Intercreditor Agreement, and their interests and rights may be significantly different from or adverse to yours.

There are circumstances other than repayment or discharge of the new notes under which the Collateral securing the new notes and guarantees would be released automatically, without your consent or the consent of the indenture trustee and the collateral agent.

Pursuant to the indenture governing the new notes, under various circumstances all or a portion of the Collateral securing the new notes and guarantees would be released automatically without your consent or the consent of the indenture trustee and the collateral agent, including:

•	with respect to the Collateral, upon the release of liens securing our First Lien Facility in accordance with the terms of such agreements;
•	any property or asset of the Issuer or a Guarantor that is or becomes an Excluded Asset (as such term is defined in “Description of the New Notes”;
•	upon consent of holders of 66-2/3% in aggregate principal amount of new notes outstanding;
•	upon the sale, transfer disbursed or other disposition of such collateral in a transaction not prohibited under the indenture governing the new notes; and
•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee in accordance with the indenture governing the new notes.

See “Description of the New Notes—Security—Collateral” and “—Release of Collateral.”

The indenture governing the new notes will also permit us to designate one or more of our subsidiaries as Unrestricted Subsidiaries, subject to certain conditions, including that the designation of such subsidiary as unrestricted complies with the restricted payment covenant under the indenture. If we designate a subsidiary as an Unrestricted Subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the new notes by such subsidiary or any of its subsidiaries will be automatically released under the indenture. Designation of one or more of our subsidiaries as an Unrestricted Subsidiary will therefore reduce the aggregate value of the Collateral securing the notes.

The imposition of certain permitted liens may cause the assets on which such liens are imposed to be excluded from the Collateral securing the new notes and the guarantees. There are also certain other categories of property that are excluded from the Collateral.

The indenture governing the new notes will permit us and the guarantors to grant certain permitted liens in favor of third parties and, in certain cases, any assets subject to such liens will be automatically excluded from the Collateral securing the new notes and the guarantees to the extent inclusion in such collateral would be prohibited by the documents relating to such permitted liens.

Other categories of excluded assets and property include, among others, any assets owned by our non-guarantor subsidiaries, certain equipment assets, certain stock of foreign subsidiaries and the proceeds from any of the foregoing. See “Description of the New Notes—Security—Collateral—General.” Excluded assets are not available as collateral to secure our obligations and the obligations of the guarantors under the new notes. As a result, with respect to the excluded assets, the new notes and the guarantees effectively rank equally with any of our and the guarantors’ other senior indebtedness that is not itself secured by the excluded assets. In addition, some of the excluded assets will secure obligations under the First Lien Facility or may secure other additional indebtedness secured by liens that are pari passu with or higher priority than liens securing the new notes and the guarantees. As a result, the lenders under our First Lien Facility and such other indebtedness may be able to access such excluded assets to satisfy their claims prior to accessing the Collateral to satisfy the claims under the new notes and the guarantees.

The value of the Collateral securing the new notes may not be sufficient to satisfy our and the guarantors’ obligations under the new notes and the guarantees.

No appraisal of the value of the Collateral has been made in connection with this Exchange Offer, and the fair market value of the Collateral is subject to fluctuations based on factors that include general economic conditions and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the Collateral may not be sufficient to satisfy our and the guarantors’ obligations under the new notes and the guarantees.

To the extent that pre-existing liens, liens permitted under the indenture governing the new notes and other rights, including liens on excluded property (in addition to the holders of obligations secured by higher-priority liens), encumber any of the Collateral securing the new notes and the guarantees, those parties have or may exercise rights and remedies with respect to the Collateral that could adversely affect the value of the Collateral and the ability of the collateral agent, the indenture trustee or the holders of the new notes to realize or foreclose on the Collateral.

Your security interests in certain items of present and future collateral may not be perfected. Even if your security interests in certain items of collateral are perfected, it may not be practicable for you to enforce or economically benefit from your rights with respect to such security interests.

The security interests are not perfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the filing of mortgages, the delivery of possession of certificated securities, the filing of a notice of security interest with the U.S. Patent and Trademark Office or the U.S. Copyright Office or certain other conventional methods to perfect security interests in the U.S. Security interests in collateral such as deposit accounts and securities accounts, which require or benefit from additional special filings or other actions or the obtaining of additional consents, may not be perfected or may not have priority with respect to the security interests of other creditors. We and the Guarantors will have limited obligations to perfect the security interest of the holders of the new notes in specified collateral. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral are equal to the rights of our general unsecured creditors in the event of any bankruptcy filed by or against us under applicable United States federal bankruptcy laws.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. Necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Failure to timely perfect security interests may invalidate such security interests, limit the assets included in the Collateral and block the exercise of remedies with respect to such assets. Moreover, the collateral agent may need to obtain the consent of a governmental agency to obtain or enforce a security interest in certain of the Collateral or to otherwise operate our business. We cannot assure you that the collateral agent will be able to obtain any such consent or that any such consent will not be delayed, the event of which may adversely affect your rights as holders. Moreover, the collateral agent in exercising its rights to foreclose on certain assets may need to commence governmental proceedings in order to obtain any necessary governmental approvals. As a result, there may be prolonged delays in receiving such approval, or such approval may not be granted to the collateral agent, the result of which may adversely affect your rights as holders.

A court could cancel the new notes or the related guarantees of our existing and future domestic restricted subsidiaries under fraudulent conveyance laws or certain other circumstances.

Our issuance of the new notes and the issuance of the related guarantees by our existing and future domestic restricted subsidiaries may be subject to review under federal or state fraudulent transfer or similar laws.

All of our existing and future domestic restricted subsidiaries will guarantee the new notes. If we or such subsidiary becomes a debtor in a case under the Bankruptcy Code or encounters other financial difficulty, under federal or state laws governing fraudulent conveyance, renewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel the guarantee. The court might do so if it found that, when the subsidiary entered into its guarantee or, in some states, when payments become due thereunder, (a) it received less than reasonably equivalent value or fair consideration for such guarantee and (b) either (i) was or was rendered insolvent, (ii) was left with inadequate capital to conduct its business or (iii) believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid such guarantee, without regard to the above factors, if it found that the subsidiary entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the related notes. If a court avoided such guarantee, you would no longer have a claim against such subsidiary or the Collateral granted by such subsidiary to secure its guarantee. In addition, the court might direct you to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the related notes from another subsidiary or from any other source.

The indenture governing the new notes will state that the liability of each Guarantor on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, we cannot assure you that the guarantees and the Collateral granted by such subsidiary to secure its guarantee will be in amounts sufficient, if necessary, to pay obligations under the new notes when due.

Similarly, if we become a debtor in a case under the Bankruptcy Code or encounter other financial difficulty, a court might cancel our obligations under the new notes, if it found that when we issued the such notes (or in some jurisdictions, when payments become due under such notes), factors (a) and (b) above applied to us, or if it found that we issued such notes with actual intent to hinder, delay or defraud our creditors.

There may be no public trading market for the new notes, and your ability to sell such notes will be limited.

There is no existing public market for the new notes. A market for the new notes may not develop, and any market that develops may not persist. We cannot assure you as to the liquidity of any market that may develop for the new notes, your ability to sell your new notes or the price at which you would be able to sell your new notes. Future trading prices of the new notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not intend, and are not obligated, to apply for listing of the new notes on any securities exchange or other market. The liquidity of any trading market and the trading price of such notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

Even though the new notes are convertible into shares of our common stock, the terms of the new notes will not provide protection against some types of important corporate events.

The new notes are convertible into shares of our common stock. Upon the occurrence of certain events, we may be required to offer to repurchase some or all of the new notes then outstanding. However, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “fundamental change” under the new notes. See “Description of the New Notes.”

The market price of the new notes could be significantly affected by the market price of our common stock, which may fluctuate significantly.

We expect that the market price of the new notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value for the new notes than would be expected for nonconvertible debt securities. Factors that could affect our common stock price include the following:

•	fluctuations in our quarterly results of operations and cash flows or those of other companies in our industry;
•	the public’s reaction to our press releases, announcements and filings with the SEC;
•	additions or departures of key personnel;
•	changes in financial estimates or recommendations by research analysts;
•	changes in the amount of indebtedness we have outstanding;
•	changes in the ratings of the new notes or our other securities;

•	changes in general conditions in the United States and international economy, financial markets or the industries in which we operate, including changes in regulatory requirements;
•	significant contracts, acquisitions, dispositions, financings, joint ventures or capital commitments by us or our competitors;
•	developments related to significant claims or proceedings against us;
•	our dividend policy; and
•	future sales of our equity or equity-linked securities.

In recent years, stock markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of our common stock and the new notes.

The conversion rate of the new notes may not be adjusted for all dilutive events that may occur.

The conversion rate of the new notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants; subdivisions or combinations of our common stock; certain distributions of capital stock, evidences of our indebtedness, other assets or property; or rights, options or warrants entitling a holder of common stock to acquire our capital stock of the Company or cash to holders of our common stock; and certain tender or exchange offers as described under “Description of the New Notes—Adjustment of the Conversion Rate.” The conversion rate will not be adjusted for other events, such as certain stock issuances for cash that may adversely affect the trading price of the new notes.

You may be subject to tax if we make or fail make certain adjustments to the conversion price of the new notes even though you do not receive a corresponding cash distribution.

The conversion price of the new notes is subject to adjustment in certain circumstances, including the payment of cash dividends and upon certain fundamental changes. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to United States federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion price after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the new notes, under some circumstances, we will increase the conversion rate for new notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to United States federal income tax as a dividend. See “Material United States Federal Income Tax Considerations.” If you are a non-United States Holder (as defined in “Material United States Federal Income Tax Considerations”), any deemed dividend would be subject to United States federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the new notes. See “Material United States Federal Income Tax Considerations.”

As a holder of the new notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold any of our new notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions, if any, on our common stock), but you will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only when we deliver shares of common stock to you upon conversion of your new notes and, in limited cases, under the conversion rate adjustments applicable to the new notes. For example, if an amendment is proposed to our charter or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock, if any, to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or other rights of our common stock.

We have various mechanisms in place that may prevent a change in control that stockholders may otherwise consider favorable.

We are subject to the takeover defense provisions of the Maryland General Corporation Law (the “MGCL”) that prohibit us from engaging in a “business combination” with an “interested stockholder” for a period of five years after the date of the transaction in which the person first becomes an “interested stockholder,” unless the business combination or stockholder interest is approved in a prescribed manner. The application of these and certain other provisions of our charter or the MGCL could have the effect of delaying or preventing a change of control, which could adversely affect the market price of our common stock.

The provisions of our debt instruments also contain limitations on our ability to enter into change of control transactions. In addition, the repurchase rights in our new notes triggered by the occurrence of a fundamental change (as described under “Description of the New Notes—Repurchase at Option of Holders Upon a Fundamental Change”), and the additional shares of our common stock by which the conversion rate is increased in connection with certain fundamental change transactions, as described in the indenture for the new notes, could discourage a potential acquirer.

We may not have the ability to purchase the new notes upon a fundamental change or to pay the cash payment due upon conversion or at maturity.

If a fundamental change, as described under the heading “Description of the New Notes— Repurchase at Option of Holders Upon a Fundamental Change,” occurs, holders of the new notes may require us to repurchase, for cash, all or a portion of their new notes. In addition, upon conversion of the new notes, we must pay the principal portion in cash, common stock or a combination thereof at our election. We may not have sufficient funds to pay the interest, repurchase price or principal portion when due. In addition, our current and future debt or other agreements may restrict our ability to make cash payments upon conversion of the new notes or in connection with the repurchase of the new notes upon a fundamental change. For example, the First Lien Facility does not permit cash payments upon conversion of the notes or in connection with the repurchase of the notes upon a fundamental change if an event of default under the First Lien Facility then exists or would result from such payment. If we fail to pay interest on the new notes, repurchase the new notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the new notes.

Risks Related to Our Common Stock

Our stockholders may be diluted by conversions of outstanding new notes and untendered old notes.

Assuming that all old notes are tendered and accepted and the Exchange Offer is consummated on March 30, 2020, the new notes will initially be convertible into 212.9 shares of common stock. The initial conversion rate of 2.1939631 shares of common stock per $1.00 principal amount of new notes is subject to adjustment from time to time pursuant to the terms of the indenture governing the new notes. Because the conversion price of the new notes is subject to downward adjustment, the new notes may be convertible, including in connection with a fundamental change, as described under the heading “Description of the New Notes—Repurchase at Option of Holders Upon a Fundamental Change,” into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the new notes (and any untendered old notes) in kind, which would result in additional new notes (and any untendered old notes) outstanding and available for conversion. The conversion of the new notes (and any untendered old notes), including any new notes (and any untendered old notes) issued as payment of interest in kind, may result in substantial dilution for our stockholders.

The sale of a substantial amount of our common stock, including shares of common stock issuable upon the conversion of the new notes, in the public market could adversely affect the prevailing market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

A substantial number of shares of common stock are being offered by this prospectus, including shares issuable upon the conversion of the new notes, and we cannot predict if and when such shares may be sold in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

The market price of our common stock may decline.

Fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. The trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock, and our common stock may trade at prices significantly below the price that you paid for them. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about our operating results;
•	success of competitors;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning us or the markets in which we compete in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation;
•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of our securities available for public sale;
•	any major change in our board or management team;
•	sales of substantial amounts of securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, raw material prices and availability, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general and OTCQX have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress the price of our common stock, regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Risks Related to Our Business

Our future operating results are impacted by the volatility of the prices and supply of metals, which could cause our results to be adversely affected.

The availability and prices we pay for metal raw materials and the prices we charge for products may fluctuate depending on many factors, including general economic conditions (both domestic and international), competition, production levels, import tariffs, duties, and other trade restrictions, geo-political health and safety issues, and currency fluctuations. To the extent metal prices decline, we would generally expect lower sales, pricing and possibly lower operating income. Depending on the timing of the price changes and to the extent we are not able to pass on to our customers any increases in our metal raw materials prices, our operating results may be adversely affected. In addition, because we maintain substantial inventories of metals in order to meet short lead-times and the just-in-time delivery requirements of our customers, a reduction in our selling prices could result in lower profitability or, in some cases, losses, either of which could adversely impact our ability to remain in compliance with certain provisions of our debt instruments, as well as result in us incurring impairment charges.

Our business and operations, and the operations of our suppliers and customers, may be adversely affected by the recent coronavirus (or COVID-19) outbreak.

We may face risks related to the recent outbreak of the Coronavirus Disease 2019 (COVID-19), which has been declared a “pandemic” by the World Health Organization as the disease has spread across the globe to many countries in which the Company does business and is impacting worldwide economic activity. The full impact of COVID-19 is unknown and rapidly evolving. Health epidemics or outbreaks of communicable diseases such as COVID-19 could result in widespread or localized health crises that could adversely affect general commercial activity and the economies and financial markets of many countries or localities in which the Company operates, sells, or purchases good and services. A public health epidemic, including COVID-19, poses the risk that we or our employees, contractors, suppliers, customers, transportation providers, and other business partners may be prevented or impaired from conducting ordinary course business activities for an indefinite period of time, either at specific branches or on a broader scale, including due to shutdowns necessitated for the health and wellbeing of our employees, the employees of our business partners, or shutdowns that may be requested or mandated by governmental authorities. For example, in January and February 2020, our operations in China, along with most other businesses in the country, were required by local authorities to take an extended Lunar New Year holiday in an effort to mitigate the effects of the COVID-19 outbreak. The shutdown of our Chinese facility caused a delay in commercial operations of that operation, but did not otherwise have a material impact on results. Similar shutdowns or similar directives to “de-densify” worksites are being implemented, considered, and/or proposed by government authorities in Europe, cities and states in the United States, and other locations throughout the world. There can be no assurance that COVID-19 will not impact any of our branches or our business generally as a result of the virus' potential impact on delays in supply chain, production and/or our customers. While each of our operations has prepared customized business continuity plans to address COVID-19 concerns, in an effort to ensure that we are protecting our employees, continuing to operate our business and service our customers' needs, and mitigating the potential impacts of COVID-19 or other similar epidemics, there is no guarantee that such plans will anticipate or fully mitigate the various impacts the pandemic or epidemic may have, much of which is still entirely uncertain. While it is not possible at this time to estimate the scope and severity of the impact that COVID-19 could have on our branches, the continued spread of COVID-19, the measures taken by the governments of countries affected, actions taken to protect employees, actions taken to continue operations, and the impact of the pandemic on various business activities in affected countries could adversely affect our financial condition, results of operations and cash flows. The extent to which COVID-19 impacts our business will depend on the severity, location and duration of the spread of COVID-19, and the actions undertaken by local and world governments and health officials to contain the virus or treat its effects, and the actions undertaken by the leadership and employees of our Company as well as those of our suppliers, customers and other business partners.

Our common stock is traded on the OTCQX® Best Market (the “OTCQX”), which could have an adverse impact on the market price and liquidity of our common stock and could involve additional risks compared to being listed on a national securities exchange.

Our common stock is traded on the OTCQX under the ticker “CTAM”. The trading of our common stock in the OTC market rather than a national securities exchange may negatively impact the trading price of our common stock and the levels of liquidity available to our stockholders. Securities traded in the OTC market generally have less liquidity due to factors such as the reduced number of investors that will consider investing in the securities, the reduced number of market makers in the securities, and the reduced number of securities analysts that follow such securities. As a result, holders of shares of our common stock may find it difficult to resell their shares at prices quoted in the market or at all.

Furthermore, because of the limited market and generally low volume of trading in our common stock that could occur, the share price of our common stock could be more likely to be affected by broad market fluctuations, general market conditions, fluctuations in our operating results, changes in the markets perception of our business, and announcements made by us, our competitors, or parties with whom we have business relationships.

Because our common stock trades on the OTCQX, in some cases, we may be subject to additional compliance requirements under applicable state laws in the issuance of our securities. The lack of liquidity in our common stock may also make it difficult for us to issue additional securities for financing or other purposes, or to otherwise arrange for any financing we may need in the future. Accordingly, we urge that extreme caution be exercised with respect to existing and future investments in our common stock.

Ownership of our stock is concentrated, which may limit stockholders’ ability to influence corporate matters.

The Company’s ownership is concentrated among a small group of institutional investors and the Company’s management team. Certain directors, their affiliates, and/or any other concentrated ownership interests may have the voting power to substantially affect or control the outcome of matters requiring a stockholder vote, including the election of directors and the approval of significant corporate matters. Such a concentration of control could adversely affect the market price of our common stock or prevent a change in control or other business combinations that might be beneficial to us.

The lender under our First Lien Facility and/or the holders of our old notes can require us to repay our debt obligations following a change of control. We may not have sufficient funds to satisfy such cash obligations.

As of December 31, 2019, we had $127.8 million of borrowings under our First Lien Facility and $193.7 million of aggregate principal amount outstanding under the old notes. Upon the occurrence of a change in control (as defined in the Expanded ABL Credit Agreement) or a fundamental change (as defined in the indenture for the old notes), which in either case includes the acquisition of more than 50% of our outstanding voting power by a person or group, we may be required to repay all borrowings under the First Lien Facility and/or repurchase some or all of the old notes for cash at a repurchase price equal to 100% of the principal amount of the old notes being repurchased, plus any accrued and unpaid interest. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all. In addition, our ability to satisfy such cash obligations will be restricted pursuant to covenants contained in the indenture for the old notes and will be permitted to be paid only in limited circumstances. We may also be limited in our ability to satisfy such cash obligations by applicable law or the terms of other instruments governing our indebtedness. Our inability to make any cash payments that may be required to satisfy the obligations described above would trigger an event of default under the old notes, which in turn could constitute an event of default under our other outstanding indebtedness, thereby potentially resulting in the acceleration of certain of such indebtedness, the prepayment of which could further restrict our ability to satisfy such cash obligations.

Holders of our old notes may convert their old notes into common stock at any time or in connection with a fundamental change. The conversion of our old notes into common stock will dilute the ownership interest of our existing stockholders.

Pursuant to the terms of the Existing Indenture, we may elect to settle any election to convert old notes in cash, common stock or a combination of both, however, our debt instruments currently limit our ability to pay cash in respect of the old notes. Any issuance by us of our common stock upon conversion of our old notes will dilute the ownership interest of our existing stockholders. In addition, any such issuance of common stock could have a dilutive effect on our net income per share to the extent that the average stock price during the period is greater than the conversion prices and exercise prices of the old notes. Furthermore, any sales in the public market of our common stock issuable upon conversion of the old notes could adversely affect prevailing market prices of our common stock.

We service industries that are highly cyclical and impacted by international regulatory concerns, and any downturn in our customers’ industries could reduce our revenue and profitability.

Many of our products are sold to customers in industries that experience significant fluctuations in demand based on economic conditions, energy prices, consumer demand, availability of adequate credit and financing, customer inventory levels, changes in governmental policies and/or regulations and other factors beyond our control, such as acts of war or terrorism, natural disasters or public health issues or pandemics. As a result of this volatility in the industries we serve, when one or more of our customers’ industries experiences a decline, we may have difficulty increasing or maintaining our level of sales or profitability if we are not able to divert sales of our products to customers in other industries. Historically, we have made a strategic decision to focus sales resources on certain industries, specifically the aerospace, heavy equipment, machine tools and general industrial equipment industries. A downturn in these industries has had, and may in the future continue to have, an adverse effect on our operating results. We are also particularly sensitive to market trends in the manufacturing sectors of the North American economy and the two primary global markets which we serve, aerospace and industrial.

For example, two recent commercial aircraft accidents led to the grounding of the Boeing 737 Max aircraft in March 2019 by the Federal Aviation Administration and other international regulatory bodies. While our overall participation on the 737 MAX program is relatively limited both through direct sales and through our customer base, certain of our aerospace customers have significant content on the aircraft. The grounding of the aircraft has caused deliveries of that aircraft to be lower than expected in fiscal year 2019, and has therefore impacted our customers, in some cases significantly. Based on information currently available, we believe when the aircraft returns to service these missed deliveries will be fulfilled in future periods. Additionally, because Boeing sources large quantities of metal directly from mills for certain of its programs, including the 737 MAX, there could be impacts on our suppliers and market availability of certain products as a result of excesses or shortages. In 2019, we do not believe the grounding had a negative impact on our sales demand or pricing. Further, as stated above, our direct exposure to the 737 MAX is relatively limited, and therefore, we do not expect it to have a significant direct impact on sales demand or pricing of our products in 2020. However, we cannot exclude the possibility that these impacts could affect our aerospace end markets more broadly than the specific 737 MAX program, and thus could negatively impact our profitability and/or cash flow.

Our industry is highly competitive, which may force us to lower our prices and may have an adverse effect on our operating results.

The principal markets that we serve, aerospace and industrial, are highly competitive. Competition is based principally on price, service, quality, processing capabilities, inventory availability and timely delivery. We compete in a highly fragmented industry. Competition in the various markets in which we participate comes from a large number of value-added metals processors and service centers on a regional and local basis, some of which have greater financial resources than we do and some of which have more established brand names in the local markets we serve. We also compete to a lesser extent with primary metals producers who typically sell to very large customers requiring shipments of large volumes of metal. Increased competition could force us to lower our prices or to offer increased services at a higher cost to us, which could have an adverse effect on our operating results.

Our operating results are subject to the seasonal nature of our customers’ businesses.

A portion of our customers experience seasonal slowdowns. Historically, our revenues in the months of July, November, and December have been lower than in other months because of a reduced number of shipping days and holiday or vacation closures for some customers. Dependent on market and economic conditions, our sales in the first two quarters of the year, therefore, can be higher than in the third and fourth quarters due to this seasonality. As a result, analysts and investors may inaccurately estimate the effects of seasonality on our operating results in one or more future quarters and, consequently, our operating results may fall below expectations.

An impairment or additional restructuring charge could have an adverse effect on our operating results.

We continue to evaluate opportunities to reduce costs and improve operating performance. These actions could result in restructuring and related charges, including but not limited to asset impairments, employee termination costs, charges for pension benefits, and pension settlement and/or curtailments, which could be significant and could adversely affect our financial condition and results of operations.

We have a significant amount of long-lived assets. We review the recoverability of long-lived assets whenever significant events or changes occur which might impair the recovery of recorded costs, making certain assumptions regarding future operating performance. The results of these calculations may be affected by the current demand and any decline in market conditions for our products, as well as interest rates and general economic conditions. If impairment is determined to exist, we will incur impairment losses, which may have an adverse effect on our operating results.

Disruptions or shortages in the supply of raw materials could adversely affect our operating results and our ability to meet our customers’ demands.

Our business requires materials that are sourced from third party suppliers. If, for any reason, our primary suppliers of metals should curtail or discontinue their delivery of raw materials to us at competitive prices and in a timely manner, our operating results could suffer. Unforeseen disruptions in our supply bases, including those resulting from competition, political instability, acts of war or terrorism, natural disasters, and public health issues or pandemics, among other things, could materially impact our ability to deliver products to customers. The sourcing of certain metals may be highly competitive due to limited supplies and availability. The number of available suppliers could be reduced by factors such as industry consolidation and bankruptcies affecting metals producers, or suppliers may be unwilling or unable to meet our demand due to industry supply conditions. If we are unable to obtain sufficient amounts of raw materials from our traditional suppliers, we may not be able to obtain such raw materials from alternative sources at competitive prices to meet our delivery schedules, which could have an adverse impact on our operating results. To the extent we have quoted prices to customers and accepted orders for products prior to purchasing necessary raw materials, or have existing contracts, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials to our customers.

In some cases the availability of raw materials requires long lead times. As a result, we may experience delays or shortages in the supply of raw materials. If we are unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely supply customers with sufficient quantities of products. This could cause us to lose sales, incur additional costs, or suffer harm to our reputation, all of which may adversely affect our operating results.

Changes in United States tax laws could have a material adverse effect on our business, cash flow, results of operations or financial condition.

Legislative or regulatory measures by the U.S or non-U.S. governments, rules and interpretations under the current tax law, further changes in corporate tax rates, the realizability of the deferred tax assets and/or liabilities relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses (such as executive compensation) contained in tax legislation could have a material impact on the value of our deferred tax assets and/or liabilities, could result in significant charges in the current or future taxable years, and could increase our future U.S. tax expense. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding the reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, results of operations or financial condition.

Increases in freight and energy prices would increase our operating costs and we may be unable to pass these increases on to our customers in the form of higher prices, which may adversely affect our operating results.

We use energy to process and transport our products. The prices for and availability of energy resources are subject to volatile market conditions, which are affected by political, economic and regulatory factors beyond our control. Our operating costs increase if energy costs, including electricity, diesel fuel and natural gas, rise. During periods of higher freight and energy costs, we may not be able to recover our operating cost increases through price increases without reducing demand for our products. In addition, we typically do not hedge our exposure to higher freight or energy prices.

We operate in international markets, which expose us to a number of risks.

Although a majority of our business activity takes place in the United States, we serve and operate in certain international markets, which exposes us to political, economic and currency related risks, including the following:

•	currency exchange risk;
•	changes in tariffs, duties and taxes;
•	limitations on the repatriation of earnings;
•	restrictions on imports and exports or sources of supply;
•	transportation delays or interruptions;
•	political, social and economic instability and disruptions;

•	acts of terrorism or war, natural disasters and other public health issues or pandemics;
•	potential for adverse change in the local political or social climate or in government policies, laws and regulations; and
•	difficulty in staffing and managing geographically diverse operations and the application of foreign labor regulations.

In addition to the United States, we operate in Canada, Mexico, France, Singapore, and China. An act of war, terrorism, public health issues or a major pandemic event could disrupt international shipping schedules, cause additional delays in importing or exporting products into or out of any of these countries, including the United States, or increase the costs required to do so. In addition, acts of crime or violence in these international markets could adversely affect our operating results. Fluctuations in the value of the U.S. dollar versus foreign currencies could reduce the value of these assets as reported in our consolidated financial statements, which could reduce our stockholders’ equity. If we do not adequately anticipate and respond to these risks and the other risks inherent in international operations, it could have a material adverse impact on our operating results.

The imposition of tariffs or duties on imported metals could significantly increase the price of the metals we purchase from international suppliers and/or result in shortages in the supply of raw materials.

Though we source the majority of our products domestically in the countries in which we operate, we do source some products from international suppliers. The imposition of tariffs or duties on imported metals, other similar measures imposed by the U.S. government, and retaliatory/corresponding measure by other countries, has a pervasive impact on the metals market in which we operate. For example, we may be unable to pass through the higher costs to our customers for the metals we buy internationally, which could adversely impact our competitiveness, financial condition and operating results. Similarly, further decreases in imports could cause a disruption or shortage in the availability of the raw materials that we buy, which could limit our ability to meet customer's demand or to purchase material at competitive prices. This could cause us to lose sales, incur additional costs, or suffer harm to our reputation, all of which may adversely affect our operating results.

A portion of our workforce is represented by collective bargaining units, which may lead to work stoppages.

As of December 31, 2019, approximately 18% of our U.S. employees were represented by the USW under collective bargaining agreements, including hourly warehouse employees at our distribution centers in Cleveland, Ohio and Hammond, Indiana. As these agreements expire, there can be no assurance that we will succeed in concluding collective bargaining agreements with the USW to replace those that expire. Although we believe that our labor relations have generally been satisfactory, we cannot predict how stable our relationships with the USW will be or whether we will be able to meet the USW requirements without impacting our operating results and financial condition. The USW may also limit our flexibility in dealing with our workforce. Work stoppages and instability in our relationship with the USW could negatively impact the timely processing and shipment of our products, which could strain relationships with customers or suppliers and adversely affect our operating results. Effective May 15, 2018, we entered into a four-year collective bargaining agreement with the USW, which covers approximately 83 employees at our largest facility in Cleveland, Ohio. Approximately 20 employees at our Hammond, Indiana facility are covered by a separate collective bargaining agreement with the USW that was renegotiated effective September 1, 2016 and expires on August 31, 2020. We plan to begin negotiations in to renew the collective bargaining agreement with the USW for employees at the Hammond, Indiana facility in early 2020.

We rely upon our suppliers as to the specifications of the metals we purchase from them.

We rely on mill or supplier certifications that attest to the physical and chemical specifications of the metals received from our suppliers for resale and generally, consistent with industry practice, do not undertake independent testing of such metals. We rely on our customers to notify us of any product that does not conform to the specifications certified by the supplier or ordered by the customer. Although our primary sources of products have been domestic suppliers, we have and will continue to purchase product from foreign suppliers when we believe it is appropriate. In the event that metal purchased from domestic suppliers is deemed to not meet quality specifications as set forth in the mill or supplier certifications or customer specifications, we generally have recourse against these suppliers for both the cost of the products purchased and possible claims from our customers. However, such recourse will not compensate us for the damage to our reputation that may arise from sub-standard products and possible losses of customers. Moreover, there is a greater level of risk that similar recourse will not be available to us in the event of claims by our customers related to products from foreign suppliers that do not meet the specifications set forth in the mill or supplier certifications. In such circumstances, we may be at greater risk of loss for claims for which we do not carry, or do not carry sufficient, insurance.

Our business could be adversely affected by a disruption to our primary distribution hubs.

Our largest facilities, in Cleveland (Ohio), Hammond (Indiana), and Janesville (Wisconsin) serve as primary distribution centers that ship product to our other facilities as well as external customers. Our business could be adversely impacted by a major disruption at any of these facilities due to unforeseen developments occurring in or around the facility, such as:

•	damage to or inoperability of our warehouse or related systems;
•	a prolonged power or telecommunication failure;
•	a natural disaster, environmental or public health issue or pandemic, or an act of war or terrorism on-site.

A prolonged disruption of the services and capabilities of these or other of our facilities could adversely impact our operating results.

Damage to or a disruption in our information technology systems could impact our ability to conduct business and could subject us to liability for failure to comply with privacy and information security laws.

Difficulties associated with the design and implementation of our enterprise resource planning (“ERP”) or other information technology systems could adversely affect our business, our customer service and our operating results.

We rely primarily on one information technology system to provide inventory availability to our sales and operating personnel, improve customer service through better order and product reference data and monitor operating results. Difficulties associated with upgrades or integration with new systems could lead to business interruption that could harm our reputation, increase our operating costs and decrease profitability. In addition, any significant disruption relating to our current information technology systems, whether resulting from such things as fire, flood, tornado and other natural disasters, power loss, network failures, loss of data, security breaches and computer viruses, or otherwise, may have an adverse effect on our business, our operating results and our ability to report our financial performance in a timely manner.

We could be vulnerable to interest rate fluctuations on our indebtedness, which could hurt our operating results.

We are exposed to various interest rate risks that arise in the normal course of business. Market risk arises from changes in interest rates. We currently finance our operations with both fixed rate and variable rate borrowings, and the fair market value of our $219.4 million of fixed rate borrowings may be impacted by changes in interest rates. In addition, if in the future interest rates subsequently increase significantly, it could significantly increase the interest expense on our variable rate borrowings which could have an adverse effect on our operating results and liquidity.

We may face risks associated with current or future litigation and claims.

From time to time, we are involved in a variety of lawsuits, claims and other proceedings relating to the conduct of our business. These suits concern issues including contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional claims will not be made against us in the future. While it is not feasible to predict the outcome of all pending lawsuits and claims, we do not believe that the disposition of any such pending matters is likely to have a materially adverse effect on our financial condition or liquidity, although the resolution in any reporting period of one of more of these matters could have an adverse effect on our operating results for that period. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results.

We could incur substantial costs in order to comply with, or to address any violations under, environmental and employee health and safety laws, which could adversely affect our operating results.

Our operations are subject to various environmental statutes and regulations, including laws and regulations governing materials we use and our facilities. In addition, certain of our operations are subject to international, federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Our operations are also subject to various employee safety and health laws and regulations, including those concerning occupational injury and illness, employee exposure to hazardous materials and employee complaints. Certain of our facilities are located in industrial areas, have a history of heavy industrial use and have been in operation for many years and, over time, we and other predecessor operators of these facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Currently unknown cleanup obligations at these facilities, or at off-site locations at which materials from our operations were disposed, could result in future expenditures that cannot be currently quantified, but which could have a material adverse effect on our financial condition, liquidity or operating results.

Potential environmental legislative and regulatory actions could impose significant costs on the operations of our customers and suppliers, which could have a material adverse impact on our results of operations, financial condition and cash flows.

As a metals distributor, our operations do not emit significant amounts of greenhouse gas (“GHG”). However, the manufacturing processes of many of our suppliers and customers are energy intensive and generate carbon dioxide and other GHG emissions. Any adopted future climate change and GHG legislative or regulatory measures may impose significant costs on the operations of our customers and suppliers and indirectly impact our operations. Until the timing, scope and extent of any future legislation and regulation becomes known, we cannot predict the effect on our results of operations, financial condition and cash flows.

Our business could be negatively impacted by cyber and other security threats or disruptions.

We face various cyber and other security threats, including attempts to gain unauthorized access to our sensitive information and computer networks. Unauthorized or inappropriate access to, or use of, our computer networks or systems may be intentional, unintentional or a result of criminal activity. Such unauthorized or inappropriate access may lead to the corruption of data, which could cause interruption in our operations or damage our computer systems or those of our customers or vendors. A party that is able to circumvent our security measures could also gain unauthorized access to confidential, proprietary, personal or other sensitive information or capabilities, which may belong to third parties, our employees or us.

The occurrence of such threats, attacks or incidents exposes us to risk of loss and possible claims brought by our customers, employees or other parties with whom we have commercial relationships, as well as actions by government regulators. In addition to potential legal liability, these activities may interfere with our ability to provide our products and services. Further, a perception that our security measures are ineffective against security incidents could damage our reputation, and we could lose employees, customers or vendors. Any of these occurrences could have an adverse impact on our financial condition and results of operations.

Thus, the success of our business depends on the security of our computer networks and systems and, in part, on the security of the computer networks and systems of our third-party vendors. Although we utilize various procedures and controls to monitor and mitigate the risk of these threats, there can be no assurance that these procedures and controls will be sufficient. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, we may be unable to anticipate these techniques or to implement adequate preventative measures. We also cannot give assurance that the security measures of our third-party vendors, including network and system providers, providers of customer and vendor support services and other vendors will be adequate. Thus, we may need to expend significant resources to protect against security breaches or to address problems caused by such breaches.

PROPERTIES

The Company’s corporate headquarters are located in Oak Brook, Illinois. All properties and equipment are sufficient for the Company’s current level of activities. As of December 31, 2019, distribution centers and sales offices are maintained at each of the following locations, most of which are leased, except as indicated:

Locations	Approximate Floor Area in Square Feet
North America
Bedford Heights, Ohio	374,400	(1)
Charlotte, North Carolina	116,500	(1)
Fairless Hills, Pennsylvania	71,600	(1)
Grand Prairie, Texas	78,000	(1)
Hammond, Indiana (H-A Industries)	252,595
Janesville, Wisconsin	208,000
Kennesaw, Georgia	87,500
Mexicali, Mexico	160,220
Mississauga, Ontario	57,000
Paramount, California	155,568
Queretaro, Mexico	32,291
Santa Cantarina, Nuevo Leon, Mexico	97,692
Selkirk, Manitoba	50,000	(1)
Stockton, California	60,000
Wichita, Kansas	68,900
Europe
Tarbes, France	36,705
Montoir de Bretagne, France	38,940
Asia
Shanghai, China	45,700
Singapore	39,578
Sales Offices
Bilbao, Spain	(Intentionally left blank)
Sub-Total	2,031,189

Headquarters
Oak Brook, Illinois	139,361	(2)
GRAND TOTAL	2,070,550
(1)	Represents owned facility.
(2)	The Company’s principal executive office does not include a distribution center.

LEGAL PROCEEDINGS

From time to time, the Company is party to a variety of legal proceedings, claims, and inquiries, including proceedings or inquiries by governmental authorities, which arise from the operation of its business. These proceedings, claims, and inquiries are incidental to and occur in the normal course of the Company's business affairs. The majority of these proceedings, claims, and inquiries relate to commercial disputes with customers, suppliers, and others; employment and employee benefits-related disputes; product quality disputes with vendors and/or customers; and environmental, health and safety claims. Although the outcome of these proceedings is inherently difficult to predict, management believes that the amount of any judgment, settlement or other outcome of these proceedings, claims and inquiries, after taking into account recorded accruals and the availability and limits of our insurance coverage, will not have a material adverse effect on the Company’s consolidated results of operations, financial condition or cash flows.

MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The Company's common stock is traded on the OTCQX tier of the OTC Markets Group, Inc. (“OTCQX”) under the symbol “CTAM”.

As of December 31, 2019, there were approximately 335 stockholders of record of our common stock, which excludes stockholders whose shares were held in nominee or street name by brokers.

See “Security Ownership of Certain Beneficial Owners and Management” and “Executive Compensation” for information regarding common stock authorized for issuance under equity compensation plans.

USE OF PROCEEDS

We will not receive any cash proceeds from the Exchange Offer. In consideration for the exchange consideration, we will receive the old notes. Old notes acquired by us pursuant to the Exchange Offer will be cancelled upon consummation of the exchange offer.

ACCOUNTING TREATMENT

Assuming all holders tender without withdrawing all of their old notes and we satisfy all conditions to the completion of this Exchange Offer, we will recognize common stock and paid-in-capital for the shares of common stock issued in connection with this Exchange Offer. Also, we expect that we will incur expenses of approximately $2.5 million based on estimated legal, trustee, printing and other expenses associated with this Exchange Offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2019 on:

•	an actual basis; and
•	on a pro forma basis to give effect to the exchange by us of exchange consideration for our outstanding old notes, assuming the tender and acceptance of all of the outstanding old notes.

You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2019
	Actual	Pro Forma for Exchange Offer
	(unaudited)
	(in thousands)
Cash and cash equivalents	$6,433	$3,933	(1)

Long-term debt(2), including current portion:
ABL facility(3)	$127,788	$127,788
Old notes	193,660	—
Less: unvested restricted old notes(4)	(323)	—
Less: unamortized discount	(57,313)	—
Less: unamortized debt issuance costs	(289)	(289)
New notes	—	95,254
Less: unamortized discount	—	—	(5)
Less: unamortized debt issuance costs	—	(1,250	)(6)
Total long-term debt, including current portion	263,523	221,503
Stockholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized with 3,818 shares issued and 3,650 shares outstanding at December 31, 2019	38	740
Other Equity	(41,108)	(1,040)
Total stockholder’s deficit	(41,070)	(300)
Total capitalization	$222,453	$221,203
(1)	Reflects an estimated $2.5 million of costs to complete the Exchange Offer.
(2)	Long-term debt unamortized discount and unamortized debt issuances costs.
(3)	Our First Lien Facility consists of (i) a $125.0 million senior secured, revolving credit facility due February 28, 2022 and (ii) a $25.0 million last out Revolving B Credit Facility due February 28, 2022. As of December 31, 2019, total unused borrowing capacity under the revolving credit facility was $14.9 million, after taking into account $107.5 million outstanding under the revolver and $2.6 million utilized for outstanding letters of credit.
(4)	Represents unvested portion of restricted Second Lien Notes issued to certain members of management.
(5)	New notes are presented here at face value but book value is subject to adjustment based on the market value of the new notes.
(6)	Assumes that 50% of transaction costs to complete the Exchange Offer will be allocated to the new notes and 50% to the shares of common stock issued in the Exchange Offer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Company’s consolidated financial statements and related notes thereto included herein. The following discussion and analysis of our financial condition and results of operations contain forward-looking statements and includes numerous risks and uncertainties, including those described in “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements.

EXECUTIVE OVERVIEW

Financial Results Summary

The Company’s strategy is to become a leading global provider of specialty metals products and services and supply chain solutions to targeted global industries.

During the year ended December 31, 2019:

•	Net sales decreased by 3.8% compared to the prior year. The decrease in net sales in the current year was driven by a decrease in average tons sold per day, which more than offset an increase in commodities pricing on the Company's products and a favorable sales mix.
•	Operating loss improved from a loss of $16.7 million in the year ended December 31, 2018 to an operating loss of $10.1 million in the year ended December 31, 2019.
•	Cash flows from operations generated $10.8 million in cash in the year ended December 31, 2019, driven primarily by improved inventory management, compared to cash flow used in operations of $23.8 million in the year ended December 31, 2018.
•	Improved gross material margin to 25.2%, which includes a non-recurring non-cash inventory charge of $1.3 million, in the year ended December 31, 2019, compared to a gross material margin of 24.9% in the prior year. (Gross material margin is a non-U.S. GAAP measure calculated as net sales less cost of materials divided by net sales).

Recent Market and Pricing Trends

Although metals prices declined more than expected in the second half of the year, particularly in the North American industrial end markets, overall pricing within the metals market continued to have a positive impact on the Company's selling prices throughout 2019. To the extent that the Company can pass through higher material costs to its contractual customers, we expect higher selling prices within the metals market to continue to have an overall favorable impact on the Company's operating results. If higher material costs are not passed through to its contractual customers, the Company fails to avoid an overstocked position relative to the market and restock at lower replacement costs, or if prices begin to decrease within the metals market, the Company's operating results will be adversely impacted.

In many cases, the pricing of its products can have a more significant impact on the Company's operating results than demand because of the following reasons, among others:

•	Changes in volume resulting from changes in demand typically result in corresponding changes to the Company’s variable costs. However, as pricing changes occur, variable expenses are not directly impacted.
•	If surcharges are not passed through to the customer or are passed through without a mark-up, the Company’s profitability will be adversely impacted.

In total, demand for the Company's products softened considerably in 2019, compared to the prior year, as tons sold per day decreased compared to the prior year for the majority of the products the Company sells, with the exception of aluminum. The increase in aluminum demand was primarily the result of strength in the aerospace market, a trend the Company expects to continue despite uncertainties around the return to service of the Boeing 737 MAX. The Company expects demand for its other core products, namely alloy bar, carbon and alloy flat products and SBQ bar, to remain soft in the near term, primarily due to continued weakness in the Industrial end markets. The Company believes that its disciplined focus on highly-accretive sales, particularly those including its value-added service offerings, will allow it to maintain relatively stable gross material margins despite the softening of demand, particularly in the North American industrial end markets.

The demand for the Company's products may change from time to time based on, among other things, general economic conditions, industry capacity, and the cyclical nature of the industries in which the Company's customers operate. The pricing environment, leading to increased competitiveness within the market, can also have a significant impact on demand. An increase or decrease in the demand for the Company's products has a significant impact on the Company's operating results. When volume increases, the Company's sales dollars generally increase, which leads to more dollars earned from normal operations. Similarly, a decrease in demand results in lower sales dollars which, once costs and expenses are factored in, leads to less dollars earned from normal operations. Although the lower demand also decreases the cost of materials and operating costs, including warehouse, delivery, selling, general and administrative expenses, the decrease in these costs and expenses is often less than the decrease in sales dollars due to fixed costs, resulting in lower operating margins. Management believes that with the Company's new global supply organization, which is focused on reducing aged inventories, improving overall stock levels throughout the Company, and providing real-time facilitation of the Company's branches in selling higher cost inventory, as well as its focus to excel in its highly accretive core product lines to the exclusion of low-margin, working capital intensive opportunities, it is in a better position to react quickly to variability in end-market demand and to manage the impact that demand variability might have on operating margins.

Industry data provided by the Metals Service Center Institute (“MSCI”) indicates that overall 2019 U.S. steel service center shipment volumes decreased 7% compared to 2018 levels. According to MSCI data, industry sales volumes of products consistent with the Company's product mix decreased 11% in 2019 compared to 2018. Of the U.S. steel service center products tracked by the MSCI, shipment volumes for all of the products decreased in 2019 compared to 2018 with carbon bars, carbon plate, and carbon pipe and tube having the most significant decreases.

Despite the decrease in sales volume due to the softening of the industrial end market, the Company's gross material margin, calculated as net sales less cost of materials (exclusive of depreciation) divided by net sales, was 25.2% in the year ended December 31, 2019, compared to a gross material margin of 24.9% in the prior year. The Company believes the slight improvement in gross material margin while in challenging market conditions is a result of a focus on highly accretive sales, particularly sales including higher margin value added service offerings. The Company expects its margins will remain stable in 2020 as its improved inventory management offsets the headwinds produced by reduced demand and a downward pricing environment.

Current Business Outlook

The Company is principally focused on two key global markets, aerospace and industrial.

The aerospace market continues to be strong with defense and commercial spending driving the demand for the Company's aluminum, stainless, and titanium products. The Company expects the aerospace market to remain robust, particularly where the Company has long-term contracts with subcontractors who support platforms that are anticipated to grow. However, the Company does anticipate continued pressure on transactional pricing resulting from competition in the market.

The industrial end markets the Company serves are expected to remain extremely competitive in the near term with some demand and pricing headwinds from the second half of 2019 continuing into 2020. Given the Company's lower cost structure, which is the result of its restructuring activities, it does see an opportunity to continue to grow market share by continuing to improve its conversion rate on transactional business on a competitive basis at still accretive net margins.

Uncertainty around the imposition of tariffs or duties on the import of steel or aluminum, as well as the ongoing negotiation of trade deals between the U.S. government and foreign nations, is expected to contribute to a competitive pricing environment in 2020. Particular to the aerospace end market, uncertainty regarding the return to service of the Boeing 737 MAX could lead to additional competition in the pricing of aluminum. Largely favorable commodity pricing is expected to continue in the near-term, although the Company also expects U.S. mill pricing to increase, resulting in higher material costs. However, given its long-standing relationships with domestic steel mills, the Company also believes it is currently well-positioned to take advantage of an increasing pricing environment expected to result from the tariffs and may have a competitive price advantage relative to other U.S.-based steel service centers that are more reliant on imported steel and aluminum products.

RESULTS OF OPERATIONS

Our discussion of comparative period results is based upon the following components of the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Net Sales — The Company derives its sales from the processing and delivery of metals. Pricing is established with each customer order and includes charges for the material, processing activities and delivery. The pricing varies by product line and type of processing. From time to time, the Company may enter into fixed price arrangements with customers while simultaneously obtaining similar agreements with its suppliers.

Cost of Materials — Cost of materials consists of the costs that the Company pays suppliers for metals and related inbound and transfer freight charges, excluding depreciation, which is included in operating costs and expenses discussed below.

Operating Costs and Expenses — Operating costs and expenses primarily consist of:

•	Warehouse, processing and delivery expenses, including occupancy costs, compensation and employee benefits for warehouse personnel, processing, shipping and handling costs;
•	Sales expenses, including compensation and employee benefits for sales personnel;
•	General and administrative expenses, including compensation for executive officers and general management, expenses for professional services primarily related to accounting and legal advisory services, bad debt expense, data communication and computer hardware and maintenance;
•	Depreciation for all property, plant and equipment.

Year ended December 31, 2019 compared to the year ended December 31, 2018

The following table sets forth certain statement of operations data in each year indicated:

	Year Ended December 31,
	2019		2018		Favorable/ (Unfavorable)
(Dollar amounts in millions)	$	% of Net Sales	$	% of Net Sales	Year-over- Year $ Change	Year-over- Year % Change
Net sales	$559.6	100.0%	$582.0	100.0%	$(22.4)	(3.8)%
Cost of materials (exclusive of depreciation)	418.8	74.8%	437.1	75.1%	18.3	4.2%
Operating costs and expenses	150.9	27.0%	161.7	27.8%	10.8	6.7%
Operating loss	$(10.1)	(1.8)%	$(16.7)	(2.9)%	$6.6	(39.5)%

Net Sales

Net sales of $559.6 million in the year ended December 31, 2019 were a decrease of $22.4 million, or 3.8%, compared to $582.0 million in the year ended December 31, 2018. The decrease in net sales in the current year compared to the prior year was driven primarily by a decrease in tons sold per day, partially offset by an increase in selling prices and a favorable sales mix. Tons sold per day decreased 19.1% in the year ended December 31, 2019 compared to the prior year driven primarily by decreased sales volumes of carbon flat roll, alloy bar, SBQ bar, and stainless, partially offset by an increase in told sold per day of aluminum products. In the third quarter of 2019, the Company made the strategic decision to exit a portion of the carbon flat-roll market served by one of its Mexican operations.

Although metals prices declined more than expected in the second half of the year, particularly in the North American industrial end markets, overall pricing within the metals market continued to have a positive impact on the Company's selling prices throughout 2019. Overall, average selling prices of the Company's product mix sold increased 19.3% in the year ended December 31, 2019, compared to the prior year with favorable selling prices realized on the majority of the commodities that the Company sells. The most favorable selling prices were realized on the Company's highest selling commodities, including carbon and alloy plate, alloy bar, stainless, SBQ bar, and aluminum.

Cost of Materials

Cost of materials (exclusive of depreciation) was $418.8 million in the year ended December 31, 2019 compared to $437.1 million in the year ended December 31, 2018. The year ended December 31, 2019 included a one-time

$1.3 million noncash charge for the write-down of inventory recorded in the third quarter of 2019 in conjunction with the Company's decision to exit a portion of the carbon flat-roll market served by one of its Mexican operations (“Mexican inventory write-down”). The $18.3 million, or 4.2%, decrease in the year ended December 31, 2019 compared to the year ended December 31, 2018 was primarily due to the decrease in net sales volume compared to the prior year, partially offset by the Mexican inventory write-down.

Cost of materials (exclusive of depreciation) was 74.8% of net sales in the year ended December 31, 2019, compared to 75.1% of net sales in the year ended December 31, 2018. Ongoing strength in commodity pricing and the Company's focus on selectively pursuing higher margin sales that are accretive to the business, particularly those including the Company's value added service offerings, resulted in favorable product mix towards sales of products with higher gross material margins (calculated as net sales less cost of materials divided by net sales) in the year ended December 31, 2019, compared to the year ended December 31, 2018.

Operating Costs and Expenses and Operating Loss

Operating costs and expenses in the year ended December 31, 2019 and in the year ended December 31, 2018 were as follows:

	Year Ended December 31,		Favorable/ (Unfavorable)
(Dollar amounts in millions)	2019	2018	Year-over- Year $ Change	Year-over- Year % Change
Warehouse, processing and delivery expense	$77.6	$83.6	$6.0	7.2%
Sales, general and administrative expense	64.6	68.9	4.3	6.2%
Depreciation expense	8.8	9.1	0.3	3.3%
Total operating costs and expenses	$150.9	$161.7	$10.8	6.7%

Total operating costs and expenses decreased by $10.8 million to $150.9 million in the year ended December 31, 2019 from $161.7 million in the year ended December 31, 2018:

•	Warehouse, processing and delivery expense decreased by $6.0 million primarily due to lower sales volume in the year ended December 31, 2019, compared to the year ended December 31, 2018, which resulted in a decrease in warehouse and freight costs as well as lower payroll and benefits costs.
•	Sales, general and administrative expense decreased by $4.3 million primarily due to lower payroll and benefit costs in the year ended December 31, 2019, compared to the year ended December 31, 2018. Also contributing to the decrease were costs incurred in the year ended December 31, 2018 for professional services related to the review of the Company’s information technology security processes and protocol for potential enhancement, whereas these costs were not as significant in the year ended December 31, 2019.

Operating loss in the year ended December 31, 2019 was $10.1 million, compared to $16.7 million in the year ended December 31, 2018.

Other Income and Expense, Income Taxes and Net Loss

Interest expense, net was $39.9 million in the year ended December 31, 2019, compared to $33.2 million in the year ended December 31, 2018. Interest expense includes the interest cost component of the net periodic benefit cost of the Company's pension and post-retirement benefits of $5.3 million in the year ended December 31, 2019 and $4.9 million in the year ended December 31, 2018. The increase in interest expense in year ended December 31, 2019, compared to the prior year is primarily due to an increase in non-cash amortization of the Convertible Senior Secured Paid-in-Kind (“PIK”) Toggle Notes due 2022 (the “Second Lien Notes”) discount. Also contributing to the increase in interest expense in the year ended December 31, 2019 is a full 12-months of non-cash interest expense on the Company's $25.0 million revolving credit facility entered into in June 2018 (see Note 2 - Debt, in the Notes to the Consolidated Financial Statements).

Other income, net, was $6.6 million in the year ended December 31, 2019, compared to $8.0 million in the year ended December 31, 2018. Included in other income, net in the year ended December 31, 2019 and December 31, 2018 was net pension benefit of $6.1 million and $7.9 million, respectively. The remaining other income, net for the comparative periods is comprised of foreign currency transaction gains. The Company recorded a foreign currency transaction gain of $0.5 million in the year ended December 31, 2019, compared to a foreign currency transaction gain of $0.1 million in the year ended December 31, 2018.

The Company recorded an income tax benefit of $4.9 million in the year ended December 31, 2019, compared to an income tax benefit of $4.8 million in the year ended December 31, 2018. The Company’s effective tax rate is expressed as income tax expense benefit as a percentage of loss before income taxes. The effective tax rate was 11.3% in the year ended December 31, 2019 and 11.4% in the year ended December 31, 2018. The change in the effective tax rate between periods resulted from changes in the geographic mix and timing of income (losses) and the inability to benefit from current year losses due to valuation allowance positions in the U.S.

Net loss was $38.5 million in the year ended December 31, 2019, compared to $37.1 million in the year ended December 31, 2018.

Liquidity and Capital Resources

Cash and cash equivalents increased (decreased) as follows:

	Year Ended December 31,
(Dollar amounts in millions)	2019	2018
Net cash from (used in) operating activities	$10.8	$(23.8)
Net cash used in investing activities	(3.6)	(5.6)
Net cash (used in) from financing activities	(9.6)	27.3
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.4)
Net change in cash and cash equivalents	$(2.2)	$(2.4)

The Company’s principal sources of liquidity are cash provided by operations and proceeds from borrowings under its revolving credit facilities.

Specific components of the change in working capital (defined as current assets less current liabilities) are highlighted below:

•	A decrease in accounts receivable in the year ended December 31, 2019 resulted in a cash flow source of $5.1 million, compared to an increase in accounts receivable in the year ended December 31, 2018, which resulted in a $6.1 million of cash flow use. The higher accounts receivable balance in the year ended December 31, 2018 is primarily attributable to higher sales in the fourth quarter of 2018, compared to the fourth quarter of 2019. Average receivable days outstanding was 55.7 days in the year ended December 31, 2019 and 55.4 days in the year ended December 31, 2018.
•	A decrease in inventory in the year ended December 31, 2019 resulted in a $16.3 million cash flow source, compared to an increase in inventory in the prior year, which resulted in a $7.7 million cash flow use. Average days sales in inventory increased to 134.2 days in the year ended December 31, 2019, compared to 133.5 days in the year ended December 31, 2018 as a result of a decrease in sales offset by improved inventory management, which resulted in an overall decrease in inventory as of December 31, 2019.
•	Total accounts payable, accrued payroll and employee benefits, and accrued and other current liabilities provided a cash flow use of $6.4 million in the year ended December 31, 2019, compared to a cash flow source of $3.7 million in the year ended December 31, 2018. Accounts payable days outstanding were 41.6 days in the year ended December 31, 2019, compared to 41.9 days in the year ended December 31, 2018.

Net cash used in investing activities of $3.6 million and $5.6 million in the year ended December 31, 2019 and December 31, 2018, respectively, was almost entirely the result of cash paid for capital expenditures in each period.

Net cash used in financing activities of $9.6 million in the year ended December 31, 2019 was mainly attributable to repayments of borrowings under the Company's ABL Credit Agreement (defined below) as well as repayments of short-term borrowings under the Company's local credit facilities. Net cash from financing activities of $27.3 million in the year ended December 31, 2018 was attributable to net proceeds from borrowings under the Company's ABL Credit Agreement (defined below), partially offset by payments of $0.9 million made in connection with the Company's build-to-suit liability associated with its warehouse in Janesville, WI.

Capital Resources

On August 31, 2017, the Company entered into the Revolving Credit and Security Agreement with PNC Bank, National Association (“PNC”) as lender and as administrative and collateral agent (the “Agent”), and other lenders party thereto (the “Original ABL Credit Agreement”). The Original ABL Credit Agreement provided for a $125.0 million senior secured, revolving credit facility (the “Revolving A Credit Facility”), under which the Company and four of its subsidiaries each are borrowers (collectively, in such capacity, the “Borrowers”). The obligations of the Borrowers have been guaranteed by the subsidiaries of the Company named therein as guarantors. On June 1, 2018, the Company entered into an Amendment No. 1 to ABL Credit Agreement (the “Credit Agreement Amendment”) by and among the Company, the Borrowers and guarantors party thereto and the Agent and the other lenders party thereto, which amended the Original ABL Credit Agreement (as amended by the Credit Agreement Amendment, the “ABL Credit Agreement”) to provide for additional borrowing capacity. The ABL Credit Agreement provides for an additional $25.0 million last out Revolving B Credit Facility (the “Revolving B Credit Facility” and together with the Revolving A Credit Facility, the “Credit Facility”) made available in part by way of a participation in the Revolving B Credit Facility by certain of the Company’s stockholders. Borrowings under the Credit Facility will mature on February 28, 2022.

Subject to certain exceptions and permitted encumbrances, the obligations under the ABL Credit Agreement are secured by a first priority security interest in substantially all of the assets of each of the Borrowers and certain subsidiaries of the Company that are named as guarantors. The proceeds of the advances under the ABL Credit Agreement may only be used to (i) pay certain fees and expenses to the Agent and the lenders under the ABL Credit Agreement, (ii) provide for the Borrowers' working capital needs and reimburse drawings under letters of credit, (iii) repay the obligations under the Debtor-in-Possession Revolving Credit and Security Agreement dated as of July 10, 2017, by and among the Company, the lenders party thereto, and PNC, and certain other existing indebtedness, and (iv) provide for the Borrowers' capital expenditure needs, in accordance with the ABL Credit Agreement.

The Company may prepay its obligations under the ABL Credit Agreement at any time without premium or penalty, and must apply the net proceeds of material sales of collateral in prepayment of such obligations. Payments made must be applied to the Company's obligations under the Revolving A Credit Facility, if any, prior to its obligations under the Revolving B Credit Facility. In connection with an early termination or permanent reduction of the Revolving A Credit Facility prior to June 1, 2020, a 0.25% fee shall be due for the period from June 1, 2019 through May 31, 2020, in the amount of such commitment reduction, subject to reduction as set forth in the ABL Credit Agreement. Indebtedness for borrowings under the ABL Credit Agreement is subject to acceleration upon the occurrence of specified defaults or events of default, including (i) failure to pay principal or interest, (ii) the inaccuracy of any representation or warranty of a loan party, (iii) failure by a loan party to perform certain covenants, (iv) defaults under indebtedness owed to third parties, (v) certain liability producing events relating to ERISA, (vi) the invalidity or impairment of the Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and (vii) certain adverse bankruptcy-related and other events.

Interest on indebtedness under the Revolving A Credit Facility accrues at a variable rate based on a grid with the highest interest rate being the applicable LIBOR-based rate plus a margin of 3.0%, as set forth in the ABL Credit Agreement. Interest on indebtedness under the Revolving B Credit Facility accrues at a rate of 12.0% per annum, which will be paid-in-kind unless the Company elects to pay such interest in cash and the Revolving B payment conditions specified in the ABL Credit Agreement are satisfied. Additionally, the Company must pay a monthly facility fee equal to the product of (i) 0.25% per annum (or, if the average daily revolving facility usage is less than 50% of the maximum revolving advance amount of the Credit Facility, 0.375% per annum) multiplied by (ii) the amount by which the maximum advance amount of the Credit Facility exceeds such average daily Credit Facility usage for such month.

Under the ABL Credit Agreement, the maximum borrowing capacity of the Revolving A Credit Facility is based on the Company's borrowing base calculation. As of December 31, 2019, the weighted average advance rates used in the borrowing base calculation are 85.0% on eligible accounts receivable and 70.4% on eligible inventory.

The Company's ABL Credit Agreement contains certain covenants and restrictions customary to an asset-based revolving loan.

The Company's ABL Credit Agreement contains a springing financial maintenance covenant requiring the Company to maintain a Fixed Charge Coverage Ratio of 1.0 to 1.0 in any Covenant Testing Period (as defined in the ABL Credit Agreement) when the Company's cash liquidity (as defined in the ABL Credit Agreement) is less than $12.5 million for five consecutive days. The Company was not in a Covenant Testing Period as of and for the year ended December 31, 2019.

Additionally, upon the occurrence and during the continuation of an event of default or upon the failure of the Company to maintain cash liquidity (as defined in the ABL Credit Agreement, inclusive of certain cash balances and the additional unrestricted borrowing capacity shown below) in excess of $12.5 million, the lender has the right to take full dominion of the Company’s cash collections and apply these proceeds to outstanding loans under the ABL Credit Agreement (“Cash Dominion”). Based on the Company's cash projections, it does not anticipate that Cash Dominion will occur, or that it will be in a Covenant Testing Period during the next 12 months.

Our ability to borrow funds is dependent on our ability to maintain an adequate borrowing base. Accordingly, if we do not generate sufficient cash flow from operations to fund our working capital needs and planned capital expenditures, and our availability is depleted, we may need to take further actions, such as reducing or delaying capital investments, strategic investments or other actions. We believe that our existing cash balances, together with our availability under the ABL Credit Agreement, will be sufficient to fund our normal business operations over the next twelve months from the issuance of this report. However, there can be no assurance that we will be able to achieve our strategic initiatives or obtain additional funding on favorable terms in the future which could have a significant adverse effect on our operations.

Additional unrestricted borrowing capacity under the Revolving A Credit Facility at December 31, 2019 was as follows (in millions):

Maximum borrowing capacity	$125.0
Collateral reserves	(5.2)
Letters of credit and other reserves	(2.4)
Current maximum borrowing capacity	117.4
Current borrowings	(102.0)
Additional unrestricted borrowing capacity	$15.4

Also on August 31, 2017, the Company entered into an indenture (the “Second Lien Notes Indenture”) with Wilmington Savings Fund Society, FSB, as trustee and collateral agent (“Indenture Agent”) and, pursuant thereto, issued approximately $164,902 in aggregate principal amount of Second Lien Notes, including $2,400 of restricted Second Lien Notes issued to certain members of the Company's management. The Second Lien Notes are five-year senior obligations of the Company and certain of its subsidiaries, secured by a lien on all or substantially all of the assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, which lien the Indenture Agent has agreed will be junior to the lien of the Agent under the ABL Credit Agreement.

The Second Lien Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the Second Lien Notes Indenture. Under the Second Lien Notes Indenture, upon the conversion of the Second Lien Notes in connection with a Fundamental Change (as defined in the Second Lien Notes Indenture), for each $1.00 principal amount of the Second Lien Notes, that number of shares of the Company’s common stock issuable upon conversion shall equal the greater of (a) $1.00 divided by the then applicable conversion price or (b) $1.00 divided by the price paid per share of the Company's common stock in connection with such Fundamental Change calculated in accordance with the Second Lien Notes Indenture, subject to other provisions of the Second Lien Notes

Indenture. Subject to certain exceptions, under the Second Lien Notes Indenture a “Fundamental Change” includes, but is not limited to, the following: (i) the acquisition of more than 50% of the voting power of the Company’s common equity by a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended; (ii) the consummation of any recapitalization, reclassification, share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property; (iii) the “Continuing Directors” (as defined in the Second Lien Notes Indenture) cease to constitute at least a majority of the board of directors; and (iv) the approval of any plan or proposal for the liquidation or dissolution of the Company by the Company’s stockholders.

Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, together with cash in lieu of fractional shares. The value of shares of the Company’s common stock for purposes of the settlement of the conversion right, if the Company elects to settle in cash, will be calculated as provided in the Second Lien Notes Indenture, using a 20 trading day observation period.

The terms of the Second Lien Notes contain numerous covenants imposing financial and operating restrictions on the Company’s business. These covenants place restrictions on the Company’s ability and the ability of its subsidiaries to, among other things, pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness or issue certain stock; make certain investments; create liens; agree to certain payment restrictions affecting certain subsidiaries; sell or otherwise transfer or dispose assets; enter into transactions with affiliates; and enter into sale and leaseback transactions.

The Second Lien Notes may not be redeemed by the Company in whole or in part at any time, except the Company may be required to make an offer to purchase Second Lien Notes using the proceeds of certain material asset sales involving the Company or one of its restricted subsidiaries, as described more particularly in the Second Lien Notes Indenture. In addition, if a Fundamental Change occurs at any time, each holder of any Second Lien Notes has the right to require the Company to repurchase such holder’s Second Lien Notes for cash at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, subject to certain exceptions.

Indebtedness for borrowings under the Second Lien Notes Indenture is subject to acceleration upon the occurrence of specified defaults or events of default, including failure to pay principal or interest, the inaccuracy of any representation or warranty of any obligor under the Second Lien Notes, failure by an obligor under the Second Lien Notes to perform certain covenants, the invalidity or impairment of the Indenture Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and other events.

Upon satisfaction of certain conditions more particularly described in the Second Lien Notes Indenture, including the deposit in trust of cash or securities sufficient to pay the principal of and interest and any premium on the Second Lien Notes, the Company may effect a covenant defeasance of certain of the covenants imposing financial and operating restrictions on the Company’s business. In addition, and subject to certain exceptions as more particularly described in the Second Lien Notes Indenture, the Company may amend, supplement or waive provisions of the Second Lien Notes Indenture with the consent of holders representing a majority in aggregate principal amount of the Second Lien Notes, and may in effect release collateral from the liens securing the Second Lien Notes with the consent of holders representing 66-2/3% in aggregate principal amount of the Second Lien Notes.

Interest on the Second Lien Notes accrues at the rate of 5.00% if paid in cash and at the rate of 7.00% if paid in kind. Pursuant to the terms of the Second Lien Note Indenture, the Company is currently paying interest on the Second Lien Notes in kind.

In July 2017, the Company's French subsidiary entered into a local credit facility under which it may borrow against 100% of the eligible accounts receivable factored, with recourse, up to €6.50 million, subject to factoring fees and floating Euribor or LIBOR interest rates, plus a 1.0% margin. The French subsidiary utilizes the local credit facility to support its operating cash needs. As of December 31, 2019, the French subsidiary has borrowings of $2.9 million under its credit facility, which is recorded as short-term borrowings at the Consolidated Balance Sheets.

Interest expense, net was $39.9 million in the year ended December 31, 2019, of which $27.9 million was non-cash interest related to long term debt and $5.3 million was non-cash interest related to the pension plan.

As of December 31, 2019, the Company had $2.4 million of irrevocable letters of credit outstanding.

The Company's debt agreements impose significant operating and financial restrictions which may prevent the Company from executing certain business opportunities, such as making acquisitions or paying dividends, among other things.

The Company is committed to achieving a strong financial position while maintaining sufficient levels of available liquidity, managing working capital and monitoring the Company’s overall capitalization. Cash and cash equivalents at December 31, 2019 were $6.4 million, with approximately $1.2 million of the Company’s consolidated cash and cash equivalents balance residing in the United States.

Working capital, defined as current assets less current liabilities, and the balances of its significant components were as follows:

	December 31,		Working Capital
(Dollar amounts in millions)	2019	2018	Increase (Decrease)
Working capital	$173.7	$198.2	$(24.5)
Inventory	144.4	160.7	(16.3)
Accounts receivable	74.7	79.8	(5.1)
Accounts payable	41.7	42.7	1.0
Accrued and other current liabilities	3.5	5.3	1.8
Accrued payroll and employee benefits	7.6	11.3	3.7
Cash and cash equivalents	6.4	8.7	(2.3)

The Company currently plans that it will have sufficient cash flows from its operations to continue as a going concern.

Capital Expenditures

Cash paid for capital expenditures was $4.0 million in the year ended December 31, 2019 and $5.7 million in the year ended December 31, 2018. Expenditures in 2019 include $1.3 million related to IT equipment upgrades and software licenses. The balance of the capital expenditures in 2019 is the result of normal equipment purchases, building improvements, and furniture and fixture upgrades throughout the year. Management believes that capital expenditures will be approximately $6.0 million to $7.5 million in 2020.

Pension Funding

The Company’s funding policy on its defined benefit pension plans is to satisfy the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Future funding requirements are dependent upon various factors outside the Company’s control including, but not limited to, fund asset performance and changes in regulatory or accounting requirements. Based upon factors known and considered as of December 31, 2019, including the funding requirements under ERISA, the Company does not anticipate making significant cash contributions to the pension plans in 2020.

The investment target portfolio allocation for the Company-sponsored pension plans and supplemental pension plan focuses primarily on corporate fixed income securities that match the overall duration and term of the Company’s pension liability structure. Refer to “Retirement Plans” within Critical Accounting Policies and Note 7 — Employee Benefit Plans to the consolidated financial statements for additional details regarding other plan assumptions.

Off-Balance Sheet Arrangements

As of December 31, 2019, the Company does not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures, or capital resources, that are material to investors.

Critical Accounting Policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include amounts that are based on management’s estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The following is a description of the Company’s accounting policies that management believes require the most significant judgments and estimates when preparing the Company’s consolidated financial statements:

Income Taxes — The Company accounts for income taxes using the asset and liability method, under which deferred income tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company regularly reviews deferred tax assets to assess whether it is more-likely-than-not that the deferred tax assets will be realized and, if necessary, establish a valuation allowance for portions of such assets to reduce the carrying value.

For purposes of assessing whether it is more-likely-than-not that deferred tax assets will be realized, the Company considers the following four sources of taxable income for each tax jurisdiction: (a) future reversals of existing taxable temporary differences, (b) projected future earnings, (c) taxable income in carryback years, to the extent that carrybacks are permitted under the tax laws of the applicable jurisdiction, and (d) tax planning strategies, which represent prudent and feasible actions that a company ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused. To the extent that evidence about one or more of these sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, other sources need not be considered. Otherwise, evidence about each of the sources of taxable income is considered in arriving at a conclusion about the need for and amount of a valuation allowance. See Note 8 - Income Taxes in the Notes to the Consolidated Financial Statements, for further information about the Company's valuation allowance assessments.

The Company has incurred significant losses in recent years. The Company’s operations in the United States, Canada and the United Kingdom (prior to ceasing operations in 2019) have generated pre-tax losses for the three-year period ended December 31, 2019. The Company has determined that an ownership shift of greater than fifty percent occurred in 2015, 2016 and 2017 and as such, a significant portion of the pre-ownership shift net operating losses in these jurisdictions are subject to an annual utilization limitation under the Internal Revenue Code section 382 that will act to prevent the Company from utilizing most of its losses against future taxable income. As a result of the Company having recorded deferred tax assets in these jurisdictions as December 31, 2019 and December 31, 2018, coupled with the negative evidence of significant cumulative three-year pre-tax losses, the Company has provided a valuation allowance against the full net deferred tax asset balances recorded in Canada and the United Kingdom and certain of the deferred income tax assets recorded by the United States operations at December 31, 2019.

The Company is subject to taxation in the United States, various states and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. It is possible that actual results could differ from the estimates that management has used to determine its consolidated income tax expense.

The Company accounts for uncertainty in income taxes by recognizing the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criteria, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Retirement Plans — The Company values retirement plan liabilities based on assumptions and valuations established by management. Future valuations are subject to market changes, which are not in the control of the Company and could differ materially from the amounts currently reported. The Company evaluates the discount rate and expected return on assets at least annually and evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover periodically, and updates them to reflect actual experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are expressed as the present value of future cash payments which are discounted using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year net periodic pension cost; higher discount rates decrease present values and subsequent-year net periodic pension cost. Discount rates used for determining the Company’s projected benefit obligation for its pension plans were 2.99% - 3.11% at December 31, 2019 and 4.00% - 4.06% at December 31, 2018.

The Company’s pension plan asset portfolio as of December 31, 2019 is primarily invested in fixed income securities with a duration of approximately 11 years. The assets generally fall within Level 2 of the fair value hierarchy. In 2019, the pension plan assets realized an investment gain of approximately 17%. The target investment asset allocation for the pension plans’ funds focuses primarily on corporate fixed income securities that match the overall duration and term of the Company’s pension liability structure. There was a funding surplus of less than 0.2% at December 31, 2019 compared to a funding deficit of 2.3% at December 31, 2018.

To determine the expected long-term rate of return on the pension plans’ assets, current and expected asset allocations are considered, as well as historical and expected returns on various categories of plan assets.

The Company used the following weighted average discount rates and expected return on plan assets to determine the net periodic pension cost:

	Year Ended December 31,
	2019	2018
Discount rate	4.00% - 4.06%	3.51% - 3.58%
Expected long-term rate of return on plan assets	5.00%	5.00%

Holding all other assumptions constant, the following table illustrates the sensitivity of changes to the discount rate and long-term rate of return assumptions on the Company’s net periodic pension cost:

(Dollar amounts in millions)	Impact on 2020 Expenses - Increase (Decrease)
100 basis point decrease in discount rate	$(0.4)
100 basis point increase in discount rate	(1.0)
100 basis point decrease in expected long-term rate of return on plan assets	(1.5)

Inventories — Inventories are stated at the lower of cost or net realizable value. The net realizable value of metals is subject to volatility. During periods when open-market prices decline below net book value, we may need to record a provision to reduce the carrying value of our inventory. We analyze the carrying value of inventory for impairment if circumstances indicate impairment may have occurred. If impairment occurs, the amount of impairment loss is determined by measuring the excess of the carrying value of inventory over the net realizable value of inventory.

The Company maintains an allowance for excess and obsolete inventory. The excess and obsolete inventory allowance is determined through the specific identification of material, adjusted for expected scrap value to be received, based upon product knowledge, estimated future demand, market conditions and an aging analysis of the inventory on hand. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Although the Company believes its estimates of the inventory allowance are reasonable, actual financial results could differ from those estimates due to inherent uncertainty involved in making such estimates. Changes in assumptions around the estimated future demand, selling price, scrap value, a decision to reduce inventories to increase liquidity, or other underlying assumptions could have a significant impact on the carrying value of inventory, future inventory impairment charges, or both.

New Accounting Standards

See Note 1 - Basis of Presentation and Significant Accounting Policies to the Notes to the Consolidated Financial Statements for detailed information on recently issued guidance, whether adopted or to be adopted.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership

The definitions of any terms defined in this section shall only apply herein.

Directors, Director Nominees and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of February 24, 2020, by each of the Company’s directors and director nominees, each current member of Executive Management, and by all directors, director nominees and executive management as a group, with each person having sole voting and dispositive power except as indicated:

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock(1)
Directors and Director Nominees
Jeffrey A. Brodsky	22,910		*
Jonathan Mellin	24,806		*(2)
Jacob Mercer	0		*
Steven Scheinkman(3)	607,127	16.6	%(4)
Jonathan Segal	0		*
Michael Sheehan	24,576		*
Management
Marec Edgar, President & Chief Executive Officer(3)	321,016	8.8	%(5)
Patrick Anderson, Executive Vice President, Finance & Administration	321,090	8.8	%(5)
All directors, director nominees and executive officers as a group (8 persons)	1,321,525	36.2	%(6)
(1)	Based on 3,649,658 shares of common stock issued and outstanding as of February 24, 2020.
(2)	Represents 24,806 shares held by Mr. Mellin individually. Excludes 325,521 shares Mr. Mellin may be deemed to beneficially own in his capacity as trustee, officer or general partner of certain trusts and other entities established for the benefit of members of the Simpson family. See Note (5) under the “Principal Stockholders” table below. Also excludes 7,767,685 shares of common stock, which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.
(3)	Mr. Scheinkman served as Chief Executive Officer and Chairperson of the Board until his retirement effective as of January 1, 2020, at which time Mr. Edgar was appointed President & Chief Executive Officer. Following his retirement as Chief Executive Officer, Mr. Scheinkman remained a director of the Company.
(4)	Excludes 262,031 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.
(5)	Excludes 138,502 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond his control.
(6)	Excludes 539,035 shares of common stock which may be acquired upon conversion of the Company’s Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and each beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond such beneficial owner’s control.

Principal Stockholders

The only persons who held of record or, to the Company’s knowledge (based on the review of Schedules 13D, 13F and 13G, and amendments thereto), owned beneficially more than 5% of the outstanding shares of the Company’s common stock as of February 24, 2020, are set forth below, with each person having sole voting and dispositive power except as indicated:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock (1)
Highbridge Capital Management, LLC/ Highbridge MSF International Ltd. 277 Park Avenue, 23rd Floor New York, New York 10172	509,102(2	)(6)	14.0%

Whitebox Advisors LLC/ Whitebox General Partner LLC 3033 Excelsior Boulevard, Suite 500 Minneapolis, Minnesota 55416	400,872(3	)(6)	11.0%

Corre Opportunities Qualified Master Fund, LP/ Corre Partners Advisors, LLC/Corre Partners Management, LLC/ John Barrett/Eric Soderlund 12 East 49th Street, 40th Floor New York, New York 10017	233,472(5	)(6)	6.4%

W.B. & Co/FOM Corporation/SGF, LLC/ The Northern Trust Company/ Jonathan B. Mellin/Reuben S. Donnelley 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	370,993(4	)(6)	10.2%

(1)	Based on 3,649,658 shares of common stock issued and outstanding as of February 24, 2020.
(2)	Highbridge Capital Management, LLC (“HCM”), the trading manager of Highbridge MSF International Ltd. (formerly known as 1992 MSF International Ltd.) and 1992 Tactical Credit Master Fund, L.P. (together, the “1992 Funds”), may be deemed to be the beneficial owner of the shares held by the 1992 Funds. Highbridge MSF International Ltd. may be deemed the beneficial owner of 425,848 of the shares beneficially owned by the 1992 Funds.
(3)	Whitebox Advisors LLC (“Whitebox Advisors”) may be deemed to be the beneficial owner of 400,870 shares of common stock. Whitebox General Partner LLC (“Whitebox GP”) may be deemed to be the beneficial owner of 380,957 of the shares beneficially owned by Whitebox Advisors. These shares are directly owned by Pandora Select Partners, L.P., Whitebox Asymmetric Partners, L.P., Whitebox Credit Partners, L.P., Whitebox GT Fund, LP, Whitebox Institutional Partners, L.P., Whitebox Multi-Strategy Partners, L.P. and Whitebox Caja Blanca, L.P. (together, the “Private Funds”) and may be deemed to be beneficially owned by (a) Whitebox Advisors by virtue of its role as the investment manager of the Private Funds and/or (b) Whitebox GP by virtue of its role as the general partner of the Private Funds.
(4)	Includes: (i) shares held by W.B & Co. on behalf of certain members of an extended family group and various trusts, estates and estate planning vehicles established by certain deceased and surviving family members (together, the “Simpson Estate Members”); (ii) shares held by SGF; (iii) shares held by Mr. Donnelley individually, shares held by a member of his household, and shares beneficially owned by Mr. Donnelley in his capacity as general partner of a Simpson Estate member; (iv) shares held by Mr. Mellin individually and shares beneficially owned by Mr. Mellin in his capacity as trustee, officer or general partner of certain Simpson Estate Members; (v) shares held by FOM Corporation (“FOM”) on behalf of certain Simpson Estate Members and shares beneficially owned by FOM Corporation in its capacity as trustee , trust administrator or custodian of certain Simpson Estate Members; and (vi) shares held by The Northern Trust Company in its capacity as trustee of certain Simpson Estate Members. SGF, FOM, W.B. & Co., Mr. Mellin, Mr. Donnelley and The Northern Trust Company may be deemed to constitute a group pursuant to Rule 13d-5(b) of the Securities Exchange Act of 1934, as amended.
(5)	Corre Partners Advisors, LLC (the “Corre GP”) serves as the general partner of Corre Opportunities Fund, LP, Corre Opportunities Qualified Master Fund, LP and Corre Opportunities II Master Fund, LP (together, the “Corre Funds”), which directly own the shares of common stock. Corre GP has delegated investment authority over the assets of the Corre Funds to Corre Partners Management, LLC (the “Corre Investment Advisor”). Each of Mr. John Barrett and Mr. Eric Soderlund serve as a managing member of Corre GP. As a result of the relationships described in this footnote (5), each of Corre GP, the Corre Investment Advisor, Mr. Barrett and Mr. Soderlund may be deemed to be the beneficial owner of 233,472 shares of common stock.
(6)	Excludes shares of common stock which may be acquired upon conversion of the Second Lien Notes, because the mode of payment is determined in the sole discretion of the Company and the beneficial owner’s right to obtain shares is therefore subject to a material contingency beyond its control. The beneficial owner disclaims beneficial ownership of any shares of common stock that they might receive upon conversion of the Second Lien Notes. Because of the relationship between the beneficial owner and the other stockholders of the Company party to the Stockholders Agreement, the beneficial owner may be deemed, pursuant to Rule 13d-3 under the Securities Act, to beneficially own a total of 2,971,747 shares of common stock, which represents the aggregate number of shares of common stock beneficially owned by the parties to the Stockholders Agreement.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Information About Our Executive Officers

The following selected information for each of our current executive officers (as defined by regulations of the SEC) was prepared as of March 16, 2020.

Name and Title	Age	Business Experience
Marec E. Edgar President & Chief Executive Officer	44
Mr. Edgar was promoted to the position of President and Chief Executive Officer, and was appointed a member of the board of directors effective January 1, 2020. Mr. Edgar began his employment with the registrant in April 2014, as Vice President and General Counsel. In May 2015, he was appointed to the position of Executive Vice President, General Counsel, Secretary & Chief Administrative Officer. In November 2018, he was promoted to the position of President.

Patrick R. Anderson Executive Vice President, Finance & Administration	48
Mr. Anderson was appointed to the position of Executive Vice President, Finance & Administration in December 2018. He began his employment with the registrant in 2007 as Vice President, Corporate Controller and Chief Accounting Officer. In September 2014, he was appointed to the position of Interim Vice President, Chief Financial Officer and Treasurer, and in May 2015 was appointed to the position of Executive Vice President, Chief Financial Officer & Treasurer.

Edward M. Quinn Vice President, Controller & Chief Accounting Officer	48
Mr. Quinn began his employment with the registrant in December 2017 as Vice President, Controller and Chief Accounting Officer. Prior to joining the Company, Mr. Quinn served as Director, Transaction & Regulatory Advisory Services at SolomonEdwardsGroup LLC, a strategic consulting firm, from April 2015 to December 2017. Before that, Mr. Quinn served as a Senior Manager for Deloitte Financial Advisory Services from 2001 to 2015.

Jeremy T. Steele Senior Vice President, General Counsel & Secretary	47
Mr. Steele began his employment with the registrant in May 2019 as Senior Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Steele served as President of Stenograph, LLC, a court reporting and captioning technology subsidiary of The Heico Companies, LLC, from 2017 to 2018. Before that, from 2011 to 2017, Mr. Steele served in increasing roles of responsibility in the Legal Department of The Heico Companies, LLC, a holding company of diversified industrial manufacturing and service companies, including General Counsel of Heico's Pettibone Division and Heico's Deputy General Counsel and Director of Corporate Compliance.

Mark D. Zundel Executive Vice President, Global Supply & Aerospace	46
Mr. Zundel was appointed Executive Vice President of Global Supply and Aerospace in November 2018. Mr. Zundel began his employment with the registrant in December 1995 as Vice President of Sales. In March 2009 he was appointed to Regional Commercial Manager, in April 2010 he was appointed to Director of Merchandising, in September 2013 he was appointed Director of Sourcing Commodity, in September 2015 he was appointed Vice President of Strategic Sourcing, and in June 2017, he was appointed to Senior Vice President of Commercial Sales.

Information About Our Directors

The following selected information for each of our current directors was prepared as of March 16, 2020.

Name and Title	Age	Business Experience
Jeffrey A. Brodsky Independent Director since 2017 Audit (Chair) and Governance Committees	61
Mr. Brodsky is a co-founder and Managing Director of Quest Turnaround Advisors, LLC where he provides advisory and interim management services to boards of directors, senior management and creditors of companies. He also serves as a director of Her Justice (2010 – Present), a non-profit organization that provides free legal assistance to women living in poverty in New York City. Mr. Brodsky also oversaw Quest’s activities as liquidating trust manager of the ResCap Liquidating Trust (2013 – 2015), a Liquidating Trust formed in connection with Residential Capital, LLC’s Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, where he led all activities relating to ResCap’s emergence and management of its operations, including the distribution of over $2.2 billion to beneficiaries. Previously, Mr. Brodsky has served in roles as a lead director, a non-executive chairman, or a director of various entities. Mr. Brodsky’s individual qualifications and skills as a director include his extensive experience in financing, mergers, acquisitions, investments, strategic transactions, and turnaround/performance management. Mr. Brodsky holds a Bachelor of Science degree from New York University College of Business and Public Administration and a Master of Business Administration degree from New York University Graduate School of Business. He is also a Certified Public Accountant. Mr. Brodsky previously served as director of Broadview Networks, Inc. (2012 – 2017).

Marec E. Edgar Director since 2020	44
Mr. Edgar is the Chief Executive Officer (January 1, 2020 – Present) of the Company and President (since November, 2018). Mr. Edgar was previously Executive Vice President, General Counsel, Secretary & Chief Administrative Officer of the Company (2015-2018). Prior to joining the Company, he held positions of increasing responsibility with Gardner Denver, Inc. (2004-2014) including serving as Assistant General Counsel, Risk Manager & Chief Compliance Officer. Mr. Edgar’s individual qualifications and skills as a director include his extensive experience serving as an executive of two multinational industrial companies, his significant legal expertise (including experience advising Boards of Directors at two different multi-national public companies), and his significant experience in legal strategic transactions. He was also one of the primary leaders in the Company’s recent operational turnaround and financial restructuring.

Name and Title	Age	Business Experience

Jonathan B. Mellin Independent Director since 2014 Governance (Chair) and Audit Committees	56
Mr. Mellin is President and Chief Executive Officer of Simpson Estates, Inc., a Single Family Office, since 2013. Mr. Mellin became President of Simpson Estates, Inc. in 2012, prior to being appointed President and Chief Executive Officer in 2013. Mr. Mellin’s years of experience as the Chief Financial Officer of large private companies and subsidiaries of publicly-held companies provides valuable financial expertise to the Board, including extensive experience in annual business planning, forecasting, and expense reduction. His expertise in leading complex finance functions as well as strong background and experience with strategic acquisitions and major restructuring projects contributes greatly to the Board’s composition. Mr. Mellin also serves as a Director on several privately held companies.

Jacob Mercer Independent Director since 2017 Governance and Human Resources Committees	45
Mr. Mercer is Head of Special Situations and Restructuring for Whitebox Advisors LLC (2007 – Present), an employee-owned hedge fund sponsor. He also serves as a director of Nalpropion Pharmaceuticals (2018 – Present), a private American pharmaceutical company, Malamute Energy, Inc. (2016 – Present), a controlling interest in the Umiat Project, director and Manager of Jerritt Canyon LLC (2015 – Present), a private mid-tier gold producer; Mr. Mercer’s individual qualifications and skills as a director include his extensive investment and financial expertise, particularly in public and private debt restructuring, as well as significant turnaround and performance improvement experience. He has served on a number of public and private company boards and holds a Bachelor of Arts degree in Finance and Economics from St. John’s University. Mr. Mercer is also a Chartered Financial Analyst. Mr. Mercer is also director of the following public companies Hycroft Mining Corporation (2015 – Present), SAExploration Holdings Inc. (2016 –present), Adanac Molybdenum Corporation (2015 –present), White Forest Resources, formerly Xinergy Ltd. (2016 –present), and formerly served as director of Platinum Energy Solutions (2013 – 2017).

Steven W. Scheinkman Director since 2015	66
Mr. Scheinkman was Chief Executive Officer (2018 – 2019) of the Company and served as Chairperson of the Board (August 2017 – 2020). Mr. Scheinkman was previously the President and Chief Executive Officer (2015 – 2018) of the Company. In addition, Mr. Scheinkman previously served as President, Chief Executive Officer and director of Innovative Building Systems LLC (2010 – 2015), a leading custom modular home producer; as President, Chief Executive Officer, and director of Transtar Metals Corp. (1999 – 2006), a supply chain manager/distributor of high alloy metal products for the transportation, aerospace and defense industries; and following Transtar’s acquisition by the Company in September 2006, as President of Transtar Metals Holdings

Name and Title	Age	Business Experience

Inc. until September 2007 and thereafter served as its advisor until December 2007. Furthermore, he previously served as a director of Claymont Steel Holdings, Inc. (2006 – 2008), a private manufacturer of custom discrete steel plate. Mr. Scheinkman’s individual qualifications and skills as a director include his extensive experience serving as an executive of various metal products companies, his significant financial expertise, and his significant experience in strategic transactions. He also successfully led the Company’s recent operational turnaround and financial restructuring.

Jonathan Segal Lead Independent Director since 2017 Human Resources (Chair) and Audit Committees	38
Mr. Segal is managing director and portfolio manager of Highbridge Capital Management, LLC (2007 – Present), a leading global alternative investment firm. Before joining Highbridge, Mr. Segal previously worked as a Research Analyst at Sanford C. Bernstein & Co., LLC (2005 – 2007), an indirect wholly-owned subsidiary of AllianceBernstein L.P. Mr. Segal’s individual qualifications and skills as a director include his extensive capital markets, investment, and financial expertise; his significant experience in public and private debt restructuring; and his turnaround and performance improvement experience. He has served on a number of public and private company boards and received a Bachelor of Arts degree in Urban Studies from the University of Pennsylvania. Mr. Segal has served as a director of the following public compnies Hycroft Mining Corporation since 2015 and Contura Energy from 2016 to 2018.

Name and Title	Age	Business Experience

Michael J. Sheehan Director since 2017 Board Chairperson Human ResourcesCommittee	59
Mr. Sheehan is the Managing Member of Whitecap Performance LLC (2013 – Present), a marketing consultancy, Whitecap Aviation (2013 – Present), an aircraft charter operation, and Managing Partner of Allied Sports a division of Allied Global Marketing (2018 – Present). Mr. Sheehan is a Partner of Vermont Donut Enterprises (2013 – Present), a privately-held holding company with related interests in various food purveying businesses. He also serves on the Board of South Shore Bank (2012 – Present), a full service mutual savings bank in Massachusetts. Mr. Sheehan is the former Chief Executive Officer of Boston Globe Media Partners (2014 – 2017), a leading media company. He previously served as Chairman, Chief Executive Officer, President, and Chief Creative Officer of Hill Holliday (2000 – 2014), a full-service marketing and communications agency; and as Executive Vice President and Executive Creative Director for DDB Chicago (1999 – 2000), a full-service advertising agency. He also serves on the Boards of Harvard University’s American Repertory Theater (2011 – Present), a professional not-for-profit theater; Catholic Charities of the Archdiocese of Boston (2006 – Present), part of the Catholic Charities network; and Newport Festivals (2017 – Present), a music festival foundation. Mr. Sheehan’s individual qualifications and skills as a director include his extensive experience in managing large public and private companies and in sales and marketing leadership. He attended the United States Naval Academy and graduated from Saint Anselm College in 1982 with a Bachelor of Arts degree in English. Mr. Sheehan previously served as a director of the Company from July 27, 2016, to August 31, 2017.

Director Independence; Financial Expert

While the Company’s stock is currently traded on the OTCQX market, which requires the Company to establish and maintain fundamental corporate governance standards, the Company has elected to adopt more exacting governance standards that are substantially similar to the NASDAQ listing standards. The Board has affirmatively determined that each current Board member, except for Mr. Edgar, is “independent” within the definitions contained in the current NASDAQ listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines. Furthermore, the Board has determined that all members of the Company’s Audit Committee meet the financial sophistication requirements of the NASDAQ listing standards. The Board has determined that Mr. Brodsky qualifies as an “audit committee financial expert” for purposes of the SEC rules.

Non Employee Director Compensation

Cash Compensation

The Company’s director compensation program provides that the cash compensation paid to, or earned by, its non-employee directors will be comprised of the following components:

Role	Annual Retainers*
Director	$60,000
Non-Employee Board Chairperson	$40,000
Audit Committee Chairperson	$10,000
Governance Committee Chairperson	$5,000
Human Resources Committee Chairperson	$7,500

Equity-Based Compensation

No equity-based compensation was paid to the Company’s non-employee directors in 2019.

Other Compensation

Reimbursement is made for travel and accommodation expenses incurred to attend meetings and participate in other corporate functions and for the cost of attending one director continuing education program annually. For each director, the Company pays and maintains coverage for personal excess liability, business travel and accident, and director and officer liability insurance policies.

Director Compensation Table – Fiscal Year 2019

The following table summarizes the compensation paid to or earned by the non-employee directors for 2019. Any employee of the Company who serves as a director receive no additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey A. Brodsky(1)	70,000	—	—	—	—	—	70,000
Jonathan Mellin(2)	62,500	—	—	—	—	—	62,500
Jacob Mercer(3)	60,000	—	—	—	—	—	60,000
Jonathan Segal(4)	67,500	—	—	—	—	—	67,500
Michael Sheehan	60,000	—	—	—	—	—	60,000
(1)	Mr. Brodsky elected to have his cash compensation paid to Jeffrey Brodsky & Associates, of which he is Managing Director.
(2)	Mr. Mellin waived his retainer as Governance Committee Chairperson in the fourth quarter of 2019.
(3)	Mr. Mercer elected to have his cash compensation paid to various funds related to Whitebox Advisors LLC.
(4)	Mr. Segal elected to have his cash compensation paid to Highbridge Capital Management, LLC.

EXECUTIVE COMPENSATION

Executive Compensation

In this section, the Company describes its compensation programs and policies and the material elements of compensation for the year ended December 31, 2019, for its Chief Executive Officer, the principal executive officer (“PEO”), and its two most highly compensated executive officers (other than the PEO) serving as executive officers at the end of 2019 whose total compensation was in excess of $100,000. Compensation information is reported as of December 31, 2019, but the Company notes that subsequently, effective as of January 1, 2020, Mr. Scheinkman retired as Chief Executive Officer and Mr. Edgar was appointed President and Chief Executive Officer of the Company. The Company refers to all individuals whose executive compensation is disclosed in this section as its Named Executive Officers (collectively, the “Named Executive Officers”).

Compensation Consultant

The Human Resources Committee has periodically engaged Willis Towers Watson (“Willis”) to consult regarding executive officer and director compensation. The Human Resouces Committee conducted an independence review in 2019 regarding its engagement of Willis and concluded that Willis is independent.

The Company’s compensation consultant provides advice to the Human Resources Committee on an as-request basis as follows:

•	Reviews the Company's executive compensation program designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices.
•	Provides information on emerging trends and legislative developments in executive compensation and implications for the Company.
•	Reviews the Company's executive stock ownership guidelines, compared to industry peer groups and broader market practices.
•	Reviews the Company's director compensation program compared to industry peer groups and broader market practices.

Summary Compensation Table

The table below includes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2019, and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Steven Scheinkman, Chief Executive Officer	2019	650,000	—	—	—	225,000	—	258,128	1,133,128
	2018	650,000	—	—	—	646,263	—	238,347	1,534,610

Marec Edgar, President	2019	475,000	—	—	—	516,701	—	92,371	1,084,072
	2018	431,923	—	—	—	377,815	—	74,969	884,707

Patrick Anderson, EVP, Finance & Administration	2019	330,000	—	—	—	222,757	—	76,078	628,835
	2018	312,000	—	—	—	196,861	—	67,800	576,111
(1)	Reflects the cash awards under the Company’s 2019, 2018 and 2017 STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year) and a one-time discretionary supplemental cash short-term incentive award related to 2018 and 2019 performance that was paid in 2019.
(2)	The amounts shown are detailed in the supplemental “All Other Compensation Table – Fiscal Year 2019” below.

All Other Compensation Table – Fiscal Year 2019

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

Name	Note Award ($)(1)	401(k) Plan Company Matching Contributions ($)	Deferred Plan Company Matching Contributions ($)	Housing Reimbursement ($)	Miscellaneous ($)(2)	Total All Other Compensation ($)
Steven Scheinkman	66,215	9,219	54,007	116,763	11,924	258,128
Marec Edgar	35,000	11,200	29,563	—	16,608	92,371
Patrick Anderson	35,000	5,007	19,463	—	16,608	76,078
(1)	Represents amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2019.
(2)	Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile or vehicle stipend, a cellular telephone allowance, and personal excess liability insurance premiums paid by the Company.

Elements of Compensation

The Company has three elements of total direct compensation: base salary, annual incentives, and long-term incentives, which are described in the following table. The Company also provides the Named Executive Officers with limited perquisites and standard retirement and benefit plans (see the sections below entitled “Retirement Benefits” and “Perquisites and Other Personal Benefits”).

Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Human Resources Committee and approved by the independent members of the Board, the Human Resources Committee reviewed and approved the base salaries of the Named Executive Officers in 2019. In each case, the Human Resources Committee took into account the CEO’s recommendation, as well as experience, internal equity, the performance of each Named Executive Officer during the year, and external competitive compensation data, among other factors. Fixed compensation recognizes individual performance, seniority, scope of responsibilities, leadership skills, experience, and succession planning considerations.

Annual Incentives

Annual incentives are awarded under the Company’s Short-Term Incentive Program (“STIP”) and are subject to the terms of the A. M. Castle & Co. 2017 Management Incentive Plan (“MIP”). The purpose of the STIP is to provide variable compensation based on Company performance against annually established key operational and financial measures, as well as individual performance. Metrics and targets under the STIP are evaluated each year for alignment with business strategy.

STIP and One-Time Award Payouts

For the 2019 STIP, the Board approved a plan for the Named Executive Officers that focused on management’s performance in relation to the Company’s operating plan for 2019, as approved and revised throughout the year, with key achievement criteria to include, among other things, top-line revenue performance, margin expansion, growth in highly-accretive product lines and value-added services, improved cash generation and working capital management, and overall EBITDA performance. For the 2018 STIP, the Board approved a plan for the Named Executive Officers that focused on three metrics: (1) top-line revenue performance; (2) EBITDA performance; and (3) net working capital improvement performance. Based on the Company’s overall performance in 2018, the Human Resources Committee and full Board previously exercised their discretion, in accordance with the STIP plan, to adjust the 2018 STIP payouts downward.

In 2019 the Human Resources Committee and full Board exercised its discretion under the 2017 Management Incentive Plan, to make one-time discretionary cash incentive awards to management in light of sustained and material improvements in the Company’s working capital management beginning in late 2018 and continuing into 2019. Based on the Company’s overall performance in 2019, the Human Resources Committee and full Board exercised their discretion, in accordance with the STIP plan, to award 2019 STIP payouts at approximately 50% of target, subject to discretionary adjustments.

2017 Management Incentive Plan

At the Company’s emergence from restructuring proceedings on August 31, 2017, the MIP became effective. The Human Resources Committee administers the MIP and has broad authority under the MIP, among other things, to: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares of the Company’s common stock to be covered by each award granted under the MIP; and (iv) to determine the fair market value of awards granted under the MIP. Persons eligible to receive awards under the MIP include officers and employees of the Company and its subsidiaries. The types of awards that may be granted under the MIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and other forms of cash or stock based awards.

The Company grants long-term incentive awards under the MIP to the Named Executive Officers to reward performance over a multi-year time period. Equity-based compensation remains an important component of the Company’s overall compensation strategy to align the interests of the Named Executive Officers with the interests of its stockholders and serves as an important tool for the Company with respect to attracting and retaining executive talent.

Retirement Benefits

The following retirement plans are generally available to all non-union, salaried employees, including the Named Executive Officers:

•	Salaried Pension Plan. The Company maintains the Salaried Employees Pension Plan (the “Salaried Pension Plan”), a qualified, noncontributory defined benefit pension plan covering eligible salaried employees who meet certain age and service requirements. As of June 30, 2008, the benefits under the Salaried Pension Plan were frozen. There are no enhanced pension formulas or benefits available to the Named Executive Officers. Of the current Named Executive Officers, only Mr. Anderson is eligible to receive benefits under the Salaried Pension Plan.
•	401(k) Savings and Retirement Plan. The Company maintains the 401(k) Savings and Retirement Plan (the “401(k) Plan”), a qualified defined contribution plan, for its employees in the United States who work full-time. There are no enhanced 401(k) benefits available to the Named Executive Officers. Refer to the “All Other Compensation Table” above for the Company’s contributions to each Named Executive Officer under the 401(k) Plan.

The Company also maintains the following plan that is available to a limited number of senior management employees, including the Named Executive Officers:

•	Supplemental 401(k) Savings and Retirement Plan. The Company maintains an unfunded, nonqualified, deferred compensation plan, the Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”), for its executive officers and senior management. The Supplemental 401(k) Plan has investment options that mirror the Company’s 401(k) Plan and provide participants with the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. Refer to the “All Other Compensation Table” above for the Company’s contributions to each participating Named Executive Officer under the Supplemental 401(k) Plan.

Perquisites and Other Personal Benefits

The Company provides the following limited perquisites to the Named Executive Officers: automobile usage or stipends; phone allowances; personal excess liability coverage policy; reimbursement of spousal travel expenses on Company business in certain limited instances; and medical, dental, life insurance, short-term, and long-term disability coverage (standard benefits available to most of its employees). In 2018 and 2019, Mr. Scheinkman, who is required to maintain a residence in Chicago as CEO of the Company, was provided a monthly living allowance towards living expenses.

Employment-Related Agreements

To assure stability and continuity of management, the Company has entered into Amended and Restated Employment Agreements with each of the Named Executive Officers (each, an “Employment Agreement”). Mr. Scheinkman’s Employment Agreement had been dated May 15, 2017, but terminated upon Mr. Scheinkman’s retirement as CEO effective as of January 1, 2020 pursuant to the terms of the Retirement Agreement and Release, dated January 7, 2020, between the Company and Mr. Scheinkman. Mr. Edgar’s Employment Agreement, previously dated as of December 14, 2018 in connection with his appointment to the office of President, was subsequently amended and restated on January 7, 2020 in connection with his appointment to the office of President and CEO effective as of January 1, 2020. Mr. Anderson’s Employment Agreements was entered into on May 15, 2017.

Executive Compensation Philosophy

Each year, the Human Resources Committee reviews and approves the Company's overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company's executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short-term and long-term incentive programs, and the use of equity, are intended to align compensation with the creation of stockholder value. Target and maximum performance goals under incentive programs are selected so as to generate target or maximum payouts, commensurate with performance, respectively.

These programs are designed to provide a total compensation opportunity for the Named Executive Officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, also known as the “market median guideline.” Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary; (ii) short-term incentive compensation; and (iii) long-term incentive compensation. In reviewing the Named Executive Officers’ target total cash compensation and total direct compensation opportunities, the Human Resources Committee generally uses the fiftieth percentile of the competitive market data (“market median,” as described below) as a guideline. Other factors considered by the Human Resources Committee in setting each Named Executive Officer’s opportunity are experience, internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance, and the alignment between Company performance and executive pay.

Executive Compensation Process

Oversight of the Executive Compensation Programs

The Human Resources Committee oversees the Company’s executive compensation programs, operating under a charter that is reviewed annually and approved by the Board. All members of the Human Resources Committee are required to be independent under the NASDAQ listing standards definitions of “Independence”. The Human Resources Committee seeks the assistance of an executive compensation consultant, who is engaged periodically and is also independent of the Company and management.

Process for the CEO

Early each year, the Board meets in executive session with the CEO to discuss the CEO's prior year performance, and to identify tentative goals for the upcoming year.

As with the process for the other Named Executive Officers, the Human Resources Committee considers individual performance, Company performance, and the analysis of its compensation consultant, as requested, when setting the CEO’s compensation. The Human Resources Committee develops recommendations for CEO compensation for the upcoming year for consideration by the Board.

The Board meets annually, without the CEO present, to consider the recommendations of the Human Resources Committee, determine any compensation adjustments applicable to the CEO, and finalize the CEO's goals and objectives for the upcoming year. The independent members of the Board then meet with the CEO.

Process for Executives other than the CEO

The Company utilizes a formal performance management process to establish goals for its executive officers, including the Named Executive Officers, and to evaluate management performance. The Human Resources Committee annually reviews the performance of the executive officers with the CEO and the CEO’s recommendation for any changes in the executive officers’ compensation.

The CEO's performance review of the executive officers addresses each executive's performance relative to established financial and personal objectives and specific project assignments, and includes a review of the following leadership competencies:

•	Strategic leadership;
•	Driving execution;
•	Cross-functional alignment and collaboration;
•	Decision making;
•	Talent management;
•	Engaging and influencing others; and
•	Business, financial, and other relevant subject matter acumen.

In addition to the reviews of individual executive performance, the Human Resources Committee takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant, as requested, regarding market pay levels and practices.

The Human Resources Committee also reviews and approves the material terms of any employment, severance, and change-in-control agreements with the Named Executive Officers, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Benchmarking

In order to establish the market median guideline, the Human Resources Committee reviews competitive market compensation data periodically, including industry compensation data provided by its executive compensation consultant as requested. In 2019 and 2018, the Human Resources Committee’s executive compensation consultant assembled market pay data from published executive compensation surveys including Willis Towers Watson 2017 CBD Executive Compensation Survey, Willis Towers Watson 2017 CSR Executive Compensation Survey and Mercer 2017 MBD Executive Compensation Survey. The survey data was scoped to reflect practices of organizations in the manufacturing industry and were regressed to reflect the Company’s annual revenue.

Additional Executive Compensation Information and Policies

Severance and Change in Control Benefits

In order to attract and retain an appropriate caliber of talent, the Company provides the Named Executive Officers with severance and change in control protections pursuant to the terms of their Employment Agreements.

In the event a Named Executive Officer’s employment with the Company terminates for any reason, he will be entitled to certain unpaid and accrued payments and benefits. However, if the Named Executive Officer’s employment is terminated by the Company for “good cause” or if the Named Executive Officer terminates his employment without “good reason”, then he will be entitled only to limited payments and benefits consisting primarily of earned but unpaid salary and those benefits as required by applicable law or the terms of the Company’s benefit programs.

In the event of termination of Named Executive Officer’s employment with the Company at the end of the initial term of his Employment Agreement or any renewal term, and if such termination is solely due to non-renewal of the Employment Agreement by the Company, then the Named Executive Officer will receive (i) all salary earned but not yet paid through the date of termination and (ii) (x) any prior-year STIP compensation earned but not yet paid and the prorated portion of any current year STIP compensation, and (y) any and all options, rights or awards granted to the Named Executive Officer under the MIP prior to the termination date, that will vest on a prorated basis to reflect the portion of the applicable vesting period lapsed as of the date of termination. In the event of termination of the Employment Agreement due to non-renewal of the Employment Agreement by the Named Executive Officer, then the Named Executive Officer is entitled only to the salary earned but not yet paid through the date of termination.

In the event of termination of the Named Executive Officer’s employment by the Company due to his death or permanent disability, the Named Executive Officer or his beneficiaries will be entitled to (i) any compensation owed to the Named Executive Officer through the date of his death or determination of permanent disability (including salary), (ii) any prior-year STIP compensation earned but not yet paid, plus the prorated portion of any current year STIP compensation and (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans. The Company will provide medical insurance and other benefits to the Named Executive Officer and his dependents, as applicable, for ninety (90) days following his death or determination of permanent disability.

If the Named Executive Officer’s employment is terminated by the Named Executive Officer without “good reason” upon thirty (30) days’ prior written notice to the Company, then the Named Executive Officer is entitled to payment of compensation and all other benefits through the date of termination; provided, however, that if the Company waives the required notice period and terminates his employment early, the Named Executive Officer will be entitled to payment of compensation and all other benefits that he would have been entitled to during such thirty-day notice period.

If the Named Executive Officer’s employment is terminated either involuntarily by the Company and not due to “good cause” or by the Named Executive Officer for “good reason”, then, in addition to payment of compensation and benefits earned through the date of termination, the Named Executive Officer will be entitled to (i) a cash severance amount, which shall be equal to a “severance multiple” of the sum of his base salary and the amount of his target STIP in the year the termination occurs; (ii) the prorated portion of any current year STIP; (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans; (iv) a monthly cash reimbursement for a period of time following termination for the portion of the Named Executive Officer’s cost of COBRA premiums that are in excess of the active-employee cost of such coverage; and (v) the benefit of the auto allowance, mobile telephone allowance and other perquisites for one (1) year following termination. The “severance multiple” for Messrs. Scheinkman and Edgar is two times (2x) the sum of his base salary and the amount of his target STIP in the year the termination occurs; the “severance multiple” for Mr. Anderson is one and one-half times (1.5x) the sum of his base salary and the amount of his target STIP in the year the termination occurs. The period of COBRA premium reimbursement is two (2) years for Messrs. Scheinkman and Edgar and one and one-half (1.5) year for Mr. Anderson.

The Employment Agreements provide for compensation due to termination of employment following a change in control. A “change in control” will be generally defined to include the acquisition of 40% or more of the Company’s voting power, specified changes in a majority of the Board, and the sale or liquidation of the Company. If the Named Executive Officer’s employment is terminated in connection with a change in control either involuntarily by the Company and not due to “good cause” or by the Named Executive Officer for “good reason”, then, in addition to payment of compensation and benefits earned through the date of termination, the Named Executive Officer will receive (i) a “severance multiple” of the sum of his base salary and the amount of his target STIP in the year the termination occurs; (ii) the prorated portion of any current year STIP; (iii) pro-rata vesting of each of his then outstanding and non-vested options, rights or awards under any of the Company’s incentive compensation plans; (iv) a monthly cash reimbursement for a period of time following termination for the portion of the Named Executive Officer’s cost of COBRA premiums that are in excess of the active-employee cost of such coverage; and (v) the benefit of the auto allowance, mobile telephone allowance and other perquisites for one (1) year following termination. The Named Executive Officer will be eligible to receive any remaining ungranted and unallocated portion of the MIP the Board is required to award in the event of a change in control, subject to the Board’s sole discretion to determine the recipients thereof and the allocation to such recipients. The change in control “severance multiple” for Messrs. Scheinkman and Edgar is two and one-half times (2.5x) the sum of his base salary and the amount of his target STIP in the year the termination occurs; the change in control “severance multiple” for Mr. Anderson is two times (2x) the sum of his base salary and the amount of his target STIP in the year the termination occurs. The period of COBRA premium reimbursement after a change in control is two and one-half (2.5) years for Messrs. Scheinkman and Edgar and two (2) years for Mr. Anderson.

Compensation Recovery Policy

The Company has adopted a compensation recovery (or “clawback”) policy that requires paid incentive compensation to be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Human Resources Committee has the authority to calculate the amount of any overpayment and, in its sole discretion, to seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company. The clawback policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results.

Anti-Hedging and Anti-Pledging Policy

Under the Company’s Insider Trading Policy, directors, executive officers and employees are prohibited from (i) hedging the economic interest in the Company’s securities, and (ii) purchasing securities on margin, holding Company securities in a margin account, or pledging Company securities as collateral for a loan.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2019.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Steven Scheinkman	—	—	—	—	—
Marec Edgar	—	—	—	—	—
Patrick Anderson	—	—	—	—	—
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Steven Scheinkman	607,035	1,001,608	262,031	432,351
Marec Edgar	320,861	529,421	138,502	228,528
Patrick Anderson	320,861	529,421	138,502	228,528
(1)	Mr. Scheinkman owns 607,035 shares of restricted stock that will vest on August 31, 2020. Messrs. Edgar and Anderson each own 320,861 shares of restricted stock that will vest on August 31, 2020.
(2)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2019, $ 1.65, by the number of shares of restricted stock.
(3)	Represents shares of the Company’s common stock that may be acquired upon conversion of restricted Second Lien Notes issued pursuant to the MIP as described in the above section entitled, “Grant of 2017 MIP,” and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes as of December 31, 2019. The restricted Second Lien Notes owned by Messrs. Scheinkman, Edgar and Anderson will vest on August 31, 2020.
(4)	Market value has been computed by multiplying the closing price of the Company’s common stock on December 31, 2019, $1.65, by the number of shares convertible from restricted Second Lien Notes (and accompanying PIK interest paid pursuant to their terms as of December 31, 2019).

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under the Company’s equity compensation plans as of December 31, 2019.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	682,754(1)	3.77(2)	1,886,910
Equity compensation plans not approved by security holders	N/A	N/A	N/A
(1)	This number represents the gross number of underlying shares of common stock associated with the Second Lien Notes issued under the Company’s the 2017 MIP, and the amounts paid in PIK interest pursuant to the terms of the Second Lien Notes during 2017. This does not include 1,428,308 shares of unvested restricted stock issued under the 2017 MIP and outstanding as of December 31, 2019.
(2)	Based on an initial conversion rate of 0.2654 shares of common stock per $1.00 principal amount of the Company’s the Second Lien Notes. The conversion rate is subject to adjustment from time to time pursuant to the terms of the indenture governing the Second Lien Notes. Because the conversion price of the Second Lien Notes is subject to downward adjustment, the Second Lien Notes may be convertible, including in connection with a Fundamental Change (as defined in the indenture governing the Second Lien Notes), into a greater number of shares in the future. In addition, the Company may, in certain circumstances, pay interest on the Second Lien Notes in kind, which would result in additional Second Lien Notes outstanding and available for conversion.

RELATED PARTIES

The Company’s Related-Party Transactions Policy governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include:

•	Directors;
•	Director nominees;
•	Executive officers;
•	5% stockholders;
•	Immediate family members of the above persons; and
•	Entities in which the above persons have a direct or indirect material interest.

Potential related-party transactions are reviewed by the Company’s Legal Department. If the Company’s Legal Department determines that the proposed transaction is a related-party transaction for such purposes, the proposed transaction is then submitted to the Governance Committee for review.

The Governance Committee considers all of the relevant facts and circumstances available, including but not limited to:

•	whether the proposed transaction is on terms that are fair to the Company and no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	the purpose of, and the potential benefits to, the Company of entering into the proposed transaction;
•	the impact on a director’s independence, in the event such person is an outside director; and
•	whether the proposed transaction would present an improper conflict of interest.

In the event that the Company becomes aware of a related-party transaction that has not been previously approved or ratified by the Governance Committee, a similar process will be undertaken by the Governance Committee in order to determine if the existing transaction should continue or be terminated.

A copy of the Company’s Related-Party Transactions Policy can be found on the “Corporate Governance” section of its website at https://castlemetals.com/investors/corporate-governance.

Related-Party Transactions and Relationships

Convertible Notes

On June 18, 2017, the Company and four of its subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware (the “Bankruptcy Court”). Also on June 18, 2017, the Debtors filed their Prepackaged Joint Chapter 11 Plan of Reorganization with the Bankruptcy Court and on July 25, 2017, the Debtors filed their Amended Prepackaged Joint Chapter 11 Plan of Reorganization (the “Plan”) with the Bankruptcy Court. On August 2, 2017, the Bankruptcy Court entered an order confirming the Plan. On August 31, 2017 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from their Chapter 11 cases. On February 6, 2018, the Bankruptcy Court entered a final order closing the Chapter 11 cases of the Debtors.

Pursuant to the Plan, on the Effective Date, the Bankruptcy Court discharged and canceled certain senior secured indebtedness and, in exchange, the Company issued new common stock in the Company and entered into an Indenture with Wilmington Savings Fund Society, FSB, as trustee and collateral agent and, pursuant thereto, issued approximately $164.9 million in aggregate original principal amount of its 5.00%/7.00% Convertible Senior Secured PIK Toggle Notes due 2022 (the “Old Notes”). As noted below, in addition to certain members of management, certain stockholders and (including stockholders with whom members of the Board of Directors are affiliated) received and continue to hold Old Notes.

The Old Notes are five year senior obligations of the Company and certain of its subsidiaries, secured by a lien on all or substantially all of the assets of the Company, its domestic subsidiaries, and certain of its foreign subsidiaries. The Old Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the Indenture governing the Old Notes. Interest on the Old Notes accrues at the rate of 5.00%, except that the Company may, in certain circumstances, pay at the rate of 7.00% in kind.

On February 27, 2020, the Company filed a Registration Statement on Form S-4 (the “S-4 Registration Statement”) and Schedule TO with respect to a registered exchange offer (the “Exchange Offer”) pursuant to which the Company will issue its 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024 (the “New Notes”) and shares of its common stock in exchange for any and all Old Notes tendered. The New Notes will be guaranteed on a senior basis by all current and future domestic subsidiaries (other than those designated as “Unrestricted Subsidiaries”) of the Issuer (the “Guarantors”). The restrictive covenants in the indenture governing the New Notes will be substantially similar to the covenants in the indenture governing the Old Notes. The New Notes will bear interest at a rate of 3.00% per annum if paid in cash or 5.00% if paid in kind per annum, payable quarterly. The New Notes will mature four years after issuance and will be convertible, at the option of the holders, into shares of the Company's common stock.

Concurrently with the Exchange Offer, the Company is soliciting consents from holders of the Old Notes for certain amendments (the “Proposed Amendments”) to the indenture governing the Old Notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Company’s obligations under the indenture governing the Old Notes, and modify certain of the events of default and various other provisions, contained in such indenture.

On February 27, 2020, the Company announced that it entered into support agreements with holders who, in the aggregate, hold in excess of 96% of the Old Notes, who have agreed, among other things, to tender their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions.

Additional information regarding the Exchange Offer may be found in the Company’s S-4 Registration Statement filed with the SEC on February 27, 2020.

Stockholders Agreement

Pursuant to the Plan, on August 31, 2017, the Company entered into a Stockholders Agreement (the “Stockholders Agreement”) with Highbridge Capital Management, LLC and its affiliates (“Highbridge”), Whitebox Advisors LLC and its affiliates (“Whitebox”), SGF, Inc. (“SGF”), Corre Partners Management, LLC and its affiliates (“Corre”), Wolverine Flagship Fund Trading Limited and its affiliates (“WFF”), and certain members of the Company’s management. The Stockholders Agreement includes certain customary board designation rights, preemptive rights, transfer restrictions, and tag-along and drag-along rights. For additional information on the terms of the Stockholders Agreement, see the Company’s Registration Statement on Form 8-A filed with the SEC on August 31, 2017.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Highbridge, Whitebox, SGF, Corre and WFF. Under the Registration Rights Agreement, the Company has granted registration rights to those recipients who are party to the Registration Rights Agreement with respect to certain securities of the Company. For additional information on the terms of the Registration Rights Agreement, see the Company’s Registration Statement on Form 8-A filed with the SEC on August 31, 2017. As reported in the S-4 Registration Statement, upon closing of the Exchange Offer, an amended and restated Registration Rights Agreement, with terms substantially consistent with those applicable to the existing agreement, will be executed.

Highbridge Capital Management, LLC

One of the Company’s current directors, Jonathan Segal, serves as a managing director of, and portfolio manager for, Highbridge. Pursuant to the Plan and the Stockholders Agreement, Highbridge and/or the its affiliates have the right to designate one member of the Board. Mr. Segal was selected by Highbridge. Furthermore, on the Effective Date, in connection with the transactions described above, Highbridge and/or one or more of its affiliates received approximately $49.7 million in aggregate principal amount of the Second Lien Notes, 509,105 shares of the Company’s new common stock and a cash payment of $4.0 million.

Highbridge has received PIK interest payments, in the amounts of $4,087,013 (in 2019), $3,773,825 (in 2018) and 1,163,787 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Whitebox Advisors LLC

One of the Company’s directors, Jacob Mercer, is the Head of Restructuring and Special Situations at Whitebox. Pursuant to the Plan and the Stockholders Agreement, Whitebox and/or its affiliates and/or the its affiliates have the right to designate one member of the New Board. Mr. Mercer was selected by Whitebox. Furthermore, on the Effective Date, in connection with the transactions described above, Whitebox and/or one or more of its affiliates received approximately $46.0 million in aggregate principal amount of Second Lien Notes, 400,876 shares of the Company’s new common stock and a cash payment of $3.6 million.

Whitebox has received PIK interest payments, in the amounts of $3,801,382 (in 2019), $3,507,348 (in 2018) and $1,078,876 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Simpson Estates / SGF, Inc.

One of the Company’s current directors, Mr. Mellin, serves as the President, Chief Executive Officer and Chief Investment Officer of Simpson Estates, Inc., an affiliate of SGF. Pursuant to the Plan and the Stockholders Agreement, SGF and/or its affiliates have the right to designate one member of the Board. SGF selected Mr. Mellin. Furthermore, on the Effective Date, in connection with the transactions described above, SGF and/or one or more of its affiliates received approximately $24.9 million in aggregate principal amount of the Second Lien Notes, 206,557 shares of the Company’s new common stock and a cash payment of $2.0 million.

SGF received PIK interest payments, in the amounts of $1,962,899 (in 2019), $1,831,304 (in 2018) and $583,568 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Corre Partners Management, LLC

On the Effective Date and in connection with the transactions described above Corre, and/or one or more of its affiliates received approximately $24.2 million in aggregate principal amount of the Second Lien Notes, 234,554 shares of the Company’s new common stock and a cash payment of $3.1 million.

Corre received PIK interest payments, in the amounts of $1,899,993 (in 2019), $1,772,614 (in 2018) and $565,620 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Wolverine Flagship Fund Trading Limited

On the Effective Date and in connection with the transactions described above, WFF and/or one or more of its affiliates received approximately $8.5 million in aggregate principal amount of the Second Lien Notes, 70,905 shares of the Company’s new common stock and a cash payment of $.7 million.

WFF received PIK interest payments, in the amounts of $668,228 (in 2019), $623,429 (in 2018) and $198,664 (in 2017) with respect to its Second Lien Notes, in each case commensurate with other holders thereof.

Pursuant to the Plan and Stockholders Agreement, Corre and WFF have the right by mutual agreement to designate one member of the Board; provided that such designated individual who qualifies as an “independent director” under NASDAQ Marketplace Rule 5605(a)(2). Mr. Brodsky was selected by Corre and WFF.

Revolving Credit and Security Agreement

On June 1, 2018, the Company entered into an Amendment No. 1 to Revolving Credit and Security Agreement (the “Credit Agreement Amendment”) by and among the Company, the other borrowers and guarantors party thereto and PNC Bank, National Association as the agent and the lenders, which amends that certain Revolving Credit and Security Agreement dated as of August 31, 2017 (as amended by the Credit Agreement Amendment, the “Expanded Credit Facility”) to provide for additional borrowing capacity. The Expanded Credit Facility provides for an additional $25 million last out Revolving B credit facility made available in part by way of a participation in the Revolving B credit facility by each of Highbridge in the aggregate amount of approximately $7.6 million, Whitebox in the aggregate amount of approximately $7.1 million, SGF in the aggregate amount of

$3.8 million, and Corre in the aggregate amount of approximately $3.0 million. The Revolving B credit facility accrues interest at 12.0% per annum and will be paid-in-kind unless the Company elects to pay such interest in cash and the Revolving B payment conditions specified in the Expanded Credit Facility are satisfied. Borrowings under the existing Revolving B credit facility will mature on February 28, 2022. The Expanded Credit Facility continues to be secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions are only summaries of certain of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the facilities and notes described below. Copies of the agreements will be contained in our filings with the SEC and can be obtained as described under the heading “Where You Can Find More Information.” You may also request a copy of these agreements at our address set forth under the heading “Questions and Answers About the Exchange Offer—Who is making the Exchange Offer?”

First Lien Facility

The First Lien Facility provides for two tranches of revolving debt for the borrowers named therein; a $125.0 million senior secured, revolving credit facility and an additional $25.0 million last-out revolving credit facility. Subject to certain exceptions and permitted encumbrances, the obligations under the First Lien Facility are secured by a first priority security interest in substantially all of the assets of each of the borrowers and certain of their foreign subsidiaries. The proceeds of the advances under the First Lien Facility may only be used to (i) pay certain fees and expenses to the Agent and the lenders under the First Lien Facility, (ii) provide for borrowers’ working capital needs and reimburse drawings under letters of credit, (iii) repay the obligations under the Debtor-in-Possession Revolving Credit and Security Agreement dated as of June 10, 2017, by and among the Company, the lenders party thereto, and PNC Bank, National Association, and certain other existing indebtedness, and (iv) provide for the borrowers’ capital expenditure needs, in accordance with the First Lien Facility.

The Company may prepay its obligations under the First Lien Facility at any time without premium or penalty, and must apply the net proceeds of material sales of collateral in prepayment of such obligations. Interest on indebtedness accrues based on the applicable Prime or LIBOR-based rate plus a margin, as set forth in the First Lien Facility. Additionally, the Company must pay a monthly Facility Fee equal to the product of (i) 0.25% per annum (or, if the average daily revolving facility usage is less than 50% of the maximum revolving advance amount, 0.375% per annum) multiplied by (ii) the amount by which the maximum revolving advance amount exceeds such average daily revolving facility usage for such month.

Under the First Lien Facility, the maximum borrowing capacity of the facility is based on the Company's borrowing base calculation. The advance rates used in the borrowing base calculation are 85% on eligible accounts receivable, 90% on eligible insured accounts receivable and the lesser of 75% of value or 90% appraised net orderly liquidation value of on eligible inventory.

The Company's First Lien Facility contains certain covenants and restrictions customary to an asset-based revolving loan. Indebtedness for borrowings under the First Lien Facility is subject to acceleration upon the occurrence of specified defaults or events of default, including failure to pay principal or interest, the inaccuracy of any representation or warranty of a loan party, failure by a loan party to perform certain covenants, defaults under indebtedness owed to third parties, certain liability producing events relating to ERISA, the invalidity or impairment of the Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and other events.

The Company's First Lien Facility contains a springing financial maintenance covenant requiring the Company to maintain a Fixed Charge Coverage Ratio of 1.0 to 1.0 in any covenant testing period when the Company's cash liquidity (as defined in the First Lien Facility Agreement) is less than $12.5 million. The Company is not in a covenant testing period as of and for the year ended December 31, 2019.

Additionally, upon the occurrence and during the continuation of an event of default or upon the failure of the Company to maintain cash liquidity (as defined in the First Lien Facility Agreement) in excess of $12.5 million, the lender has the right to take full dominion of the Company’s cash collections and apply these proceeds to outstanding loans under the First Lien Facility Agreement (“Cash Dominion”).

Additional unrestricted borrowing capacity under the first tranche of the First Lien Facility at December 31, 2019 was as follows (in millions):

Maximum borrowing capacity	$125.0
Letters of credit and other reserves	(7.6)
Current maximum borrowing capacity	117.4
Current borrowings	(102.0)
Additional unrestricted borrowing capacity	$15.4

The First Lien Facility matures on February 28, 2022.

The Old Notes

The old notes are five-year senior obligations of the Company and certain of its subsidiaries, secured by a second priority lien junior to the lien of the agent under the First Lien Facility on all or substantially all of the assets of the Company, its current domestic subsidiaries and certain of its foreign subsidiaries.

The old notes are convertible into shares of the Issuer’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the old notes indenture. The value of shares of the Issuer’s common stock for purposes of the settlement of the conversion right will be calculated as provided in the old notes indenture, using a 20 trading day observation period. Upon conversion, the Issuer will pay and/or deliver, as the case may be, cash, shares of the Issuer’s common stock or a combination of cash and shares of the Issuer’s common stock, at the Issuer’s election, together with cash in lieu of fractional shares.

The terms of the old notes contain numerous covenants imposing financial and operating restrictions on the Company’s business. These covenants place restrictions on the Issuer’s ability and the ability of its subsidiaries to, among other things, pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness or issue certain stock; make certain investments; create liens; agree to certain payment restrictions affecting certain subsidiaries; sell or otherwise transfer or dispose assets; enter into transactions with affiliates; and enter into sale and leaseback transactions.

The old notes may not be redeemed by the Issuer in whole or in part at any time, subject to certain exceptions provided under the old notes indenture. In addition, if a Fundamental Change occurs at any time, each holder of any old notes has the right to require the Issuer to repurchase such holder’s old notes for cash at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, subject to certain exceptions.

Subject to the Existing Intercreditor Agreement, the Company must use the net proceeds of material sales of collateral, which proceeds are not used for other permissible purposes, to make an offer of repurchase to holders of the old notes. Indebtedness for borrowings under the old notes indenture is subject to acceleration upon the occurrence of specified defaults or events of default, including failure to pay principal or interest, the inaccuracy of any representation or warranty of any obligor under the old notes, failure by an obligor under the old notes to perform certain covenants, the invalidity or impairment of the Indenture Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and other events.

Interest on the old notes accrues at the rate of 5.00%, except that the Issuer may, in circumstances where the payment on interest in cash would cause a condition of default under the First Lien Facility, pay at the rate of 7.00% in kind. Currently, the Issuer is paying interest on the old notes in kind.

Local Credit Facility

In July 2017, the Company's French subsidiary entered into a local credit facility under which it may borrow against 100% of the eligible accounts receivable factored, with recourse, up to 6.5 million euros, subject to factoring fees and floating Euribor or LIBOR interest rates, plus a 1.0% margin. The French subsidiary utilizes the local credit facility to support its operating cash needs. As of December 31, 2019, the French subsidiary has borrowings of $2.9 million under the credit facility, which is recorded as short-term borrowings at the Consolidated Balance Sheets.

Letters of Credit

As of December 31, 2019, the Company had $2.4 million of irrevocable letters of credit outstanding.

The Company's debt agreements impose significant operating and financial restrictions which may prevent the Company from executing certain business opportunities, such as making acquisitions or paying dividends, among other things.

GENERAL TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange new notes and common stock for any and all outstanding old notes validly tendered to the Exchange Agent, and not validly withdrawn, on or prior to the Expiration Date. The exchange consideration will be in full satisfaction of the principal amount of the old notes that are tendered and accepted in the Exchange Offer, and any accrued and unpaid interest to, but excluding, the closing date on the old notes that are tendered and accepted in the Exchange Offer. Tendering holders of old notes will receive exchange consideration consisting of: (i) $491.8619 principal amount of new notes and (ii) 363.2585 shares of common stock of the Issuer. As of February 25, 2020, $193.7 million in aggregate principal amount of the old notes was outstanding, not including accrued and unpaid interest. Accrued and unpaid interest on the old notes will be will be exchanged into new notes and common stock at the Exchange Rate on the date on which the Exchange Offer is completed.

Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

The new notes will be in denominations of $1,000 and integral multiples of $1.00 in excess thereof. Only whole principal amounts or numbers of shares of common stock will be issued with the principal amounts or numbers of shares of common stock to be issued to be adjusted by rounding up or down to the nearest $1.00 or number of shares of common stock. A half amount or number of shares of common stock will be rounded up.

The terms of the new notes will be substantially similar to the terms of the old notes, with certain exceptions. For a detailed description of the new notes, see “Description of the New Notes.”

Tenders of old notes may be withdrawn prior to the Expiration Date. Any old note withdrawn pursuant to the terms of this Exchange Offer shall not thereafter be considered tendered for any purpose of this Exchange Offer unless and until such old note is again tendered pursuant to this Exchange Offer.

Our obligation to accept old notes that are tendered is subject to the conditions described below under “—Conditions of the Exchange Offer and Consent Solicitation.”

Consent Solicitation

We are soliciting consents from holders of old notes upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal. We intend to obtain consents from holders representing at least 66-2/3% of the aggregate principal amount of the old notes. We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms of the Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments. See “Proposed Amendments” and “Definitive Documentation.”

If consents representing at least 66-2/3% of the outstanding principal amount of the old notes are delivered (and not revoked) prior to the Expiration Date, we will, subject to consummation of the Exchange Offer, execute a supplemental indenture with respect to the old notes (the “Supplemental Indenture”) with Wilmington Savings Fund Society, FSB, as Trustee, giving effect to the Proposed Amendments. The Proposed Amendments will be effective as to and bind all old notes at such time as the Supplemental Indenture has been executed and all conditions precedent to the Exchange Offer have been satisfied or validly waived and we have irrevocably accepted for exchange in the Exchange Offer all validly tendered old notes (other than those old notes that have been validly withdrawn), regardless of whether a consent was given in respect of any particular old note.

Holders that tender old notes pursuant to the Exchange Offer prior to the Expiration Date will be deemed automatically to have delivered a consent with respect to all such old notes.

Holders may not revoke consents except as described under “—Withdrawal of Tenders; Revocation of Consents.”

Any questions or requests for assistance or for additional copies of this prospectus, the Letter of Transmittal or related documents may be directed to the Exchange Agent at its address or one of its telephone numbers set forth on the last page hereof. A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

Extension, Termination or Amendment

Subject to applicable law, we expressly reserve the right, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer or Consent Solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer and Consent Solicitation is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. The Exchange Offer may not be extended without extending the Consent Solicitation, and the Consent Solicitation may not be extended without extending the Exchange Offer.

During any extension of the Exchange Offer, all old notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer and the Consent Solicitation, be accepted by us, and all consents previously delivered will remain effective. In addition, we may waive conditions without extending the Exchange Offer and Consent Solicitation in accordance with applicable law.

Any waiver, amendment or modification of the Exchange Offer and Consent Solicitation will apply to all old notes tendered pursuant to the Exchange Offer and Consent Solicitation. If we make a change that we determine to be material in any of the terms of the Exchange Offer or waive a condition of the Exchange Offer and Consent Solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Exchange Offer and consent documents and extend the Exchange Offer and Consent Solicitation and any withdrawal or revocation rights as we determine necessary and to the extent required by law.

We may terminate the Exchange Offer and Consent Solicitation if any condition is not satisfied on or prior to the Expiration Date. There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer and Consent Solicitation.

Announcements

Any extension, termination or amendment of the Exchange Offer and Consent Solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Old Notes for Exchange; Accrual of Interest

Acceptance of Old Notes for Exchange

If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, at the settlement date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages (as defined below) with respect to any and all of the old notes tendered for exchange at such time, the old notes for exchange by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received this prospectus and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, old notes tendered under the Exchange Offer (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the old notes deposited pursuant to the Exchange Offer promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any old notes not previously accepted for exchange, (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the new notes will be issued only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation of the old notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal. The Exchange Offer is scheduled to expire at the Expiration Date, unless extended by us.

For purposes of the Exchange Offer, we will have accepted for exchange tendered old notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the old notes for exchange pursuant to the Exchange Offer. In all cases, the exchange of old notes pursuant to the Exchange Offer will be made by the deposit of any exchange consideration with the Exchange Agent, which will act as your agent for the purposes of receiving new notes from us, and delivering new notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any old notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of, or exchange of, the old notes) or we extend the Exchange Offer or are unable to accept for exchange the old notes tendered pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered old notes and those old notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders; Revocation of Consents” below.

We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective. If we waive our rights to reject a defective tender of old notes, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the new notes.

Tender of old notes pursuant to the Exchange Offer will be accepted only in principal amounts equal to $1,000 and integral multiples of $1.00 in excess thereof.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any old notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

Accrued Interest

If old notes are validly tendered and accepted for exchange pursuant to the Exchange Offer, the holders of such old notes will be entitled to accrued and unpaid interest on those old notes, which will be exchanged into new notes and common stock at the Exchange Rate on the date on which the Exchange Offer is completed, and interest shall accrue on the new notes from and after the issue date of the new notes.

Under no circumstances will any special interest be payable because of any delay in the transmission new notes to you with respect to exchanged old notes or otherwise.

We will pay all fees and expenses of the Exchange Agent in connection with the Exchange Offer.

Procedures for Tendering Old Notes

General

In order to participate in the Exchange Offer, you must tender your old notes to the Exchange Agent as described below. It is your responsibility to tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your old notes, please contact the Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this prospectus.

The method of delivery of old notes and Letters of Transmittal is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal and Consent or old notes should be sent to the Issuer.

Proper Tender

All old notes are currently held in book-entry form through DTC. Except as set forth below with respect to ATOP procedures, for a holder to tender old notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this prospectus prior to the Expiration Date, and the old notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent on or prior to the Expiration Date.

In all cases, the exchange of old notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such old notes;
•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and
•	any required signature guarantees and other documents required by the Letter of Transmittal.

Deemed Consent by Tender

The tender of old notes pursuant to the Exchange Offer and in accordance with the procedures described in the Offer Documents will be deemed to automatically constitute delivery of a consent for the Proposed Amendments with respect to the old notes tendered, except as provided herein. All references to procedures for tendering old notes shall include such deemed delivery of consents for the Proposed Amendments.

Tender Procedures for Notes Held Through a Custodian

If you are a beneficial owner of old notes, but the holder is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender old notes, you must provide appropriate instructions to such holder in order to tender through ATOP with respect to such old notes. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder for this purpose. We urge you to contact such person that holds old notes for you if you wish to tender your old notes.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the old notes at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system (a “DTC Participant”) and whose name appears on a security position listing as the record owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer the old notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of old notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this prospectus prior to the Expiration Date.

Tender of Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Exchange Agent for its acceptance.

If a holder transmits its acceptance through ATOP, delivery of such tendered old notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein. Unless such holder delivers the old notes being tendered to the Exchange Agent by book-entry delivery, we may, at our option, treat such tender as defective for purposes of delivery of tenders, acceptance for exchange and the right to receive new notes. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your old notes prior to the Expiration Date, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal is delivered, and any old notes tendered thereby are tendered (i) by a registered holder of old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the old notes are registered in the name of a person other than the signer of the Letter of Transmittal, or if old notes not accepted for exchange or not tendered are to be returned to a person other than such holder, then the signatures on the Letters of Transmittal and Consent accompanying the tendered old notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of or exchange of such old notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive.

Your tender will not be deemed to have been made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent only and not to us.

Withdrawal of Tenders; Revocation of Consents

Your right to withdraw old notes tendered (and also thereby revoke the consent deemed delivered with such old notes) will expire at the Expiration Date. Withdrawal of old notes prior to the Expiration Date also constitutes revocation of consent for the Proposed Amendments with respect to such old notes; provided, however, each holder who has entered into a Support Agreement with us in connection with the Exchange Offer has agreed that, except in certain limited circumstances, its consent to the Proposed Amendments will remain valid if we consummate the Exchange Offer, even if it withdraws its tender of old notes in the Exchange Offer. Consents may only be revoked by properly withdrawing such tendered old notes. You may not withdraw old notes after the Expiration Date.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of or exchange of any old notes tendered pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of old notes) or we extend the Exchange Offer or are unable to accept for exchange or exchange the old notes tendered pursuant to the Exchange Offer, we may instruct the Exchange Agent to retain tendered old notes, and those old notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this prospectus prior to the Expiration Date;
•	specify the name of the holder of the old notes to be withdrawn;
•	contain the description of the old notes to be withdrawn and the aggregate principal amount represented by such old notes; and
•	be signed by the holder of the old notes in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the old notes.

If the old notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal or revocation (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of old notes can only be accomplished in accordance with the foregoing procedures.

If you withdraw old notes, you will have the right to re-tender the old notes on or prior to the Expiration Date in accordance with the procedures described above for tendering outstanding old notes.

If we amend or modify the terms of the Exchange Offer and Consent Solicitation, or the information concerning the Exchange Offer and Consent Solicitation, in a manner determined by us to constitute a material change to the holders, we will disseminate additional Exchange Offer and Consent Solicitation materials and extend the period of the Exchange Offer and Consent Solicitation, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Conditions of the Exchange Offer and Consent Solicitation

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange or to exchange old notes tendered pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer or delay or refrain from accepting for exchange, or exchanging, the old notes or transferring any exchange consideration, if any of the following conditions are not met or waived by us, prior to the Expiration Date:

•	The aggregate principal amount of old notes that are not tendered and exchanged shall not exceed $3.0 million;

•	PNC shall have approved or consented to the Exchange, to the extent required, and to the amendments to the existing intercreditor agreement with the holders of the old notes and shall have entered into a New Intercreditor Agreement with the holders of the new notes;
•	All Definitive Documentation shall have been executed and remain in full force and effect, which Definitive Documentation shall be in form and substance acceptable to the Issuer and the Required Consenting Noteholders;
•	All requisite filings with the Securities and Exchange Commission, OTC Markets Group, Inc., and other governmental authorities and third parties shall have become effective, and all governmental authorities and third parties shall have approved or consented to the Exchange Offer, to the extent required;
•	The shares of common stock to be issued in the Exchange Offer shall have been duly authorized and will be validly issued, fully paid and non-assessable
•	We obtain, secure or enter into all material agreements, understandings, arrangements or other related documents in connection with the consummation of the Exchange Offer;
•	The Required Consenting Noteholders and the Trustee shall have consented to and/or entered into, as applicable, documentation (including one or more supplemental indentures) effecting the deletion of the covenants in the Existing Indenture and release of all collateral under the Existing Indenture;
•	Counsel for the Company shall have delivered customary legal opinions satisfactory to the Required Consenting Noteholders in connection with the transactions contemplated hereby;
•	All collateral granted by the Company and its subsidiaries to secure the Company and its subsidiaries' obligations under the New Notes and New Indenture shall be properly perfected on Issue Date in favor of the trustee under the New Indenture (other than as set forth in the Definitive Documentation or as otherwise agreed by the Required Consenting Noteholders to be perfected on a customary post-closing basis) on a second-lien priority basis, subject to the Intercreditor Agreement;
•	The A&R Registration Rights Agreement shall have been executed and shall be in full force and effect;
•	No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the Exchange Offer or Consent Solicitation;
•	There shall not be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would make the acceptance for exchange of, or exchange of, some or all of the old notes pursuant to the Exchange Offer illegal; or
•	There shall have not occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the Exchange Offer and Consent Solicitation.

We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms Support Agreements, such holders have agreed, among other things, to tender all of their old notes in the Exchange Offer and to consent to the Proposed Amendments, subject to certain conditions. In addition, our obligation to issue any new notes and common stock is conditioned upon our acceptance of old notes for exchange pursuant to the Exchange Offer.

These conditions are for our benefit and may be asserted by us, subject to the consent of the Required Consenting Noteholders,, or may be waived by us, in whole or in part, at any time and from time to time at or prior to expiration of the Exchange Offer. We may additionally terminate the Exchange Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return tendered old notes to you, (ii) extend the Exchange Offer and Consent

Solicitation and retain all tendered old notes until the expiration of the extended Exchange Offer and Consent Solicitation, or (iii) amend the Exchange Offer and Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders notice of such amendments as may be required by applicable law.

Subject to the terms and conditions of the Exchange Offer and Consent Solicitation, we will accept tendered old notes for exchange at the settlement date. If we do not accept tendered old notes for exchange in the Exchange Offer, the Proposed Amendments will not become effective.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with this Exchange Offer which, if not complied with or obtained, would have a material adverse effect on us.

No Appraisal Rights

Holders of the old notes do not have dissenters' rights of appraisal in connection with this Exchange Offer.

Exchange Agent

We have appointed Wilmington Savings Fund Society, FSB as the Exchange Agent for the Exchange Offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

Wilmington Savings Fund Society, FSB
Attention: Corporate Trust Middle Office
501 Car Road, Suite 100
Wilmington, DE 19809
CTMiddleOffice@wsfsbank.com
(T) 302-571-7014
(F) 302-421-9137

Delivery to an address other than set forth above will not constitute a valid delivery.

DESCRIPTION OF COMMON STOCK

General

The following descriptions are summaries of the material terms of our charter, amended and restated bylaws, and the Stockholders Agreement, and are qualified by reference to our charter, our amended and restated bylaws and the Stockholders Agreement. For more detailed information, please see copies of these documents which are included as exhibits to the registration statement of which this prospectus forms a part. We refer in this section to our articles of amendment and restatement, as amended, supplemented, corrected or restated from time to time as our charter, and we refer to our amended and restated bylaws as our bylaws.

Our authorized capital stock consists of 200,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share. As of February 25, 2020, 3,649,658 shares of our common stock were issued and outstanding and held by approximately 335 stockholders of record.

Assuming completion of the Exchange Offer and the tender of all outstanding old notes as of December 31, 2019, we will have approximately 75.3 million shares of common stock outstanding, out of 200.0 million shares authorized. Approximately 212.9 million shares of common stock will be issuable upon conversion of the new notes. At the completion of the Exchange Offer, we therefore expect that we will not have sufficient authorized shares of common stock to issue upon conversion of the new notes. If the Exchange Offer is completed, we intend to call a special meeting of stockholders (or consider such matters at our upcoming annual meeting of stockholders) to be held as soon as reasonably practicable for stockholders of record as of a date occurring on or after the Closing Date (which will include holders of old notes who receive shares of common stock in the Exchange Offer) to consider the following matters: (1) a proposal to amend our charter to increase the number of authorized shares of our common stock available for issuance, in order to provide a sufficient number of authorized shares of common stock for the issuance of shares upon conversion of the new notes, (2) a proposal to amend our charter to effect a reverse stock split of shares of our common stock; and (3) any other matters properly brought before the meeting. In lieu of a special or annual meeting of stockholders, the Company may direct the actions set forth in clauses (1) and (2) above to be taken by written consent of the stockholders in accordance with applicable Maryland law and our charter and bylaws. Additionally, in lieu of seeking a vote of stockholders to effect a reverse stock split through an amendment to our charter, the Board of Directors may authorize the Company to undertake a reverse stock split of no greater than ten shares of common stock into one share of common stock, which the Board of Directors may authorize, without any action by stockholders, in accordance with Maryland law. In the indenture governing the new notes, we have agreed to use commercially reasonable efforts to cause items (1) and (2) of the preceding sentence to occur no later than August 31, 2020. Unless and until we obtain stockholder approval of the increase in the number of shares of our common stock authorized and available for issuance upon conversion of the new notes, if the new notes are converted, we may not elect physical settlement or combination settlement of any conversion of new notes if such election would result in the issuance of more than 124.7 million shares of common stock (in the aggregate for the new notes taking into account all prior or concurrent new notes conversions). In such circumstance, we would be required to pay cash to satisfy our settlement obligations. We may not have sufficient funds to satisfy such cash obligations and, in such circumstances, may not be able to arrange the necessary financing on favorable terms or at all.

Common Stock

The Company’s common stock carries the following rights:

Voting. Holders of our common stock are entitled to one vote per share of common stock owned as of the relevant record date on all matters submitted to a vote of stockholders. Except as otherwise provided in our charter, holders of common stock (as well as holders of any preferred stock of the Company entitled to vote with such common stockholders) vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There is no cumulative voting in the election of directors of the Company. Directors are elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters are determined by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, under applicable law, the rules or regulations of any stock exchange applicable to the Company, our charter, the bylaws or the Stockholders Agreement, a different vote is required, in which case such provision shall govern and control the vote required to approve such matter.

Dividends and other Distributions. Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Board of Directors of the Company out of assets legally available therefor and declared by the Company.

Liquidation, dissolution or winding up. Subject to the preferential rights of holders of any other class or series of stock of the Company, holders of shares of common stock are entitled to share ratably in the Company’s assets legally available for distribution to its stockholders in the event of the liquidation, dissolution or winding up of the Company after payment or establishment of reserves for all known debts and liabilities of the Company.

Restrictions on transfer. The common stock is not subject to restrictions on transfer as a result of the charter or the bylaws. Nevertheless, stockholders party to the Stockholders Agreement are subject to restrictions on transfer and there may be restrictions on transfer imposed by applicable securities laws or by the terms of other agreements entered into in the future. To the extent transfer restrictions apply, the Stockholders Agreement and the Maryland General Corporation Law (the “MGCL”) require the Company to place restrictive legends on its stock certificates, or state on such certificates that the Company will furnish a full statement of such restrictions on request and without charge.

Liability protection. Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.

Other rights. Holders of shares of the common stock have no preference, conversion, exchange, sinking fund, redemption rights or appraisal rights and have no preemptive rights to subscribe for any securities of the Company, except as otherwise provided in the Stockholders Agreement.

The rights, preferences and privileges of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any class or series of preferred stock that may be issued by the Company.

Preferred Stock

The Company has no shares of preferred stock authorized or outstanding. Under the charter, the Company’s Board of Directors is authorized, without further action by the Company’s stockholders, to classify or reclassify, in one or more classes or series, any unissued shares of common stock by setting or changing the number of shares constituting such class or series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, if so classified or reclassified, the Company must file for record with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles supplementary in substance and form as prescribed by the MGCL. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock, the number of authorized shares of the former class will be automatically decreased and the number of authorized shares of the latter class or series will be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Company has authority to issue will not be more than 200,000,000 provided, that, the total number of shares of stock of all classes that the Company may issue will be increased if the stockkholders approve the amendment to the charter discussed under the heading “Description of Common Stock—General.”

The Company believes that the power of the Board of Directors to classify or reclassify unissued shares of stock and thereafter to authorize the Company to issue such classified or reclassified shares of stock provides the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. However, the Board of Directors of the Company could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions, including voting rights, that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for holders of the common stock or that the common stockholders otherwise believe to be in their best interests. As a result of these and other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock.

Anti-Takeover Effects of Maryland Law and Our Charter, Bylaws and Stockholders Agreement

The MGCL and the Company’s charter and bylaws contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for shares of the common stock or otherwise be in the best interests of the Company’s stockholders.

No Cumulative Voting. The Company’s charter does not provide for cumulative voting with respect to the election of directors or any other matters. The absence of cumulative voting in the election of directors may make it more difficult for a stockholder who acquires a substantial minority of shares to obtain representation on the Board of Directors. To the extent that it impedes the ability of a stockholder to obtain representation, the absence of cumulative voting may render more difficult any attempt by a minority stockholder or group of holders of voting shares of stock to change or influence the management or policies of the Company, and might be viewed as perpetuating incumbent management. In addition, the absence of cumulative voting may render more difficult or discourage entirely a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company’s stock. Mergers and other business combinations sometimes result in stockholders receiving a premium over the market price for their shares of stock.

Subtitle 8. Subtitle 8 of Title 3 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its Board of Directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

The Company has elected by a provision in the charter to be subject to the provisions of Subtitle 8 relating to a majority requirement for the calling of a stockholder-requested special meeting. Through provisions in the Company’s charter and the bylaws unrelated to Subtitle 8, the Company already vests in the Board of Directors the exclusive power to fix the number of directors. However, as permitted by the MGCL, by resolution of its Board of Directors, the Company has opted out of the provisions of Subtitle 8 relating to the classification of the board and the two-thirds vote requirement for removing a director. In addition, the Company is prohibited from classifying the Board of Directors pursuant to Subtitle 8, unless such decision is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. Subject to the above requirement regarding self-classification, in the future, the Board of Directors may elect, without stockholder approval, to elect to be subject to one or more of the other provisions of Subtitle 8.

Board Composition; Removal

The stockholders party to the Stockholders Agreement have agreed that (i) the number of Directors will be fixed from time to time by the Company’s Board of Directors as provided for in the Company’s charter and bylaws and (ii) certain stockholders will have the right to designate members of the Company’s Board of Directors until such time as such right may be lost in accordance with the Stockholders Agreement. Specifically, the Board of Directors shall consist of: (i) one director designated by Highbridge Capital Management, LLC (“Highbridge”); (ii) one director designated by Whitebox Advisors LLC (“Whitebox Advisors”); (iii) one director designated by SGF, LLC (“SGF”); (iv) one director, who must be an Independent Director, designated by mutual agreement of Corre Partners Management, LLC (“Corre”) and Wolverine Flagship Fund Trading Limited (“WFF”) (together with Highbridge, Whitebox Advisors and SGF, the “Designating Stockholders”); and (v) one director, who must be the President and Chief Executive Officer of the Company. The term “Independent Director” is defined to refer to a director who qualifies as an “independent director” of the Company under NASDAQ Marketplace Rule 5605(a)(2) (assuming for this purpose that it applies to such person). As of the date of this prospectus, the Board of Directors consists of seven members.

In general, each committee of the Board of Directors must include a director designated by a Designating Stockholder, for so long as such Designating Stockholder retains its Board Designation Right (as defined in the Stockholders Agreement) and to the extent requested by such Designating Stockholder.

The Stockholder Parties have agreed, in the Stockholders Agreement, to vote all of their shares of the Company’s common stock and other voting equity securities, execute proxies or written consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board of Directors is as set forth in the Stockholders Agreement and to ensure that the Company’s charter and bylaws both (i) facilitate, and do not at any time conflict with, any provision of Stockholders Agreement and (ii) permit the Stockholder Parties (as defined in the Stockholders Agreement) to receive the benefits to which they are entitled under the Stockholders Agreement.

Meetings of Stockholders

Special meetings of stockholders may be called by the chairman of the Company’s Board of Directors, the president and the Board of Directors. Additionally, subject to the provisions of the bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by the secretary of the Company upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in the bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice Requirements

The bylaws provide that nominations of individuals for election as directors and proposals of business to be considered by stockholders at any annual meeting may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) by any stockholder (a) who was a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the meeting, (b) who is entitled to vote at the meeting in the election of the individuals so nominated or on such other proposed business and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for the annual meeting to the secretary of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of preceding year’s annual meeting.

Only the business specified in the notice of the meeting may be brought before a special meeting of stockholders of the Company. Nominations of individuals for election as directors at a special meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of the Board of Directors, (3) if the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder (a) who is a stockholder of record both at the time of giving the notice required by the bylaws and at the time of the special meeting, (b) who is entitled to vote at the meeting and (c) who has complied with the advance notice procedures of the bylaws, or (4) as otherwise provided in the Stockholders Agreement. Stockholders generally must provide notice of a stockholder proposal for a special meeting to the secretary of the Company not earlier than the close of business 120th day before such special meeting and not later than the close of business on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.

A stockholder’s notice must contain certain information specified by the bylaws about the stockholder, its affiliates and any proposed business or nominee for election as a director, including information about the economic interest of the stockholder, its affiliates and any proposed nominee in the Company.

Amendment to Bylaws

The bylaws provide that, except as otherwise provided in the Company’s charter or the Stockholders Agreement, the Company’s Board of Directors has the exclusive power to make, alter or repeal the bylaws.

Business Combinations

Under the MGCL, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding voting stock of the corporation; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the Board of Directors of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder.

After such five-year period, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

The business combination statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Pursuant to the statute, the Board of Directors of the Company has by resolution exempted business combinations between the Company and any stockholder party to the Stockholders Agreement and between the Company and any other person, provided that in the latter case the business combination is first approved by the Board of Directors (including a majority of the Company’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between the Company and any stockholder party to the Stockholders Agreement or to a business combination between the Company and any other person if the Board of Directors has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with the Company that may not be in the best interests of stockholders of the Company, without compliance with the supermajority vote requirements and other provisions of the statute. The Company cannot assure you that the Board of Directors will not amend or repeal this resolution in the future.

Exchange Listing

Our common stock is presently quoted on the OTCQX under the symbol “CTAM”.

Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

DESCRIPTION OF THE NEW NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Company” refers only to A. M. Castle & Co. and not to any of its Subsidiaries, and (2) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries assuming completion of the Transactions.

The Company will issue up to $100 million aggregate principal amount of 3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due 2024 (the “Notes”) under an indenture (the “Indenture”) among the Company, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”) and Collateral Agent (as defined in “Certain Definitions” below). Except as set forth herein, the terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture and the Collateral Documents. It does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Collateral Documents, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Collateral Documents because they, and not this description, will define your rights as Holders of the Notes.

Brief Description of the Notes

The Notes:

•	will be secured on a second-priority basis, equally and ratably with all para passu lien Indebtedness of the Company and the Guarantors, by Liens on the Collateral from time to time owned by the Company, subject to certain limitations and exceptions and Permitted Liens (including Liens on the Collateral securing the Senior Credit Facility Obligations), as described under “—Security” and “—Certain Covenants—Liens”;
•	will be effectively senior to all unsecured Indebtedness of the Company and the Guarantors (including the Existing Notes) and Indebtedness secured by Liens junior to the Liens securing the Notes to the extent of the value of the Collateral;
•	will rank effectively equal to all existing and future pari passu Indebtedness of the Company;
•	will be effectively subordinated to any existing and future secured Indebtedness of the Company that is secured by Liens on assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness;
•	will be effectively subordinated to any existing and future secured obligations of the Company that are secured by a senior lien, including the Senior Credit Facility, to the extent of the value of the Collateral securing such obligations;
•	will rank senior in right of payment to all existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes; and
•	will be structurally subordinated to all existing and future obligations of Subsidiaries of the Company that are not subsidiary Guarantors.

Guarantees

The Guarantors, will jointly and severally, unconditionally guarantee that the principal of and interest and premium, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders, the Trustee or the other Notes Secured Parties will be promptly paid in full or performed, all in accordance with the terms hereof and thereof and in case of any extension of time of payment or renewal of any Notes of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors will guarantee the Notes and, in the future, each Domestic Restricted Subsidiary or Restricted Subsidiary which guarantees any Indebtedness of the Company or any Guarantor, will guarantee the Notes, subject to certain exceptions and to release as provided below or elsewhere in this “Description of the New Notes.” Each of the Guarantees of the Notes will:

•	be secured on a second-priority basis, equally and ratably with all obligations of such Guarantor under any pari passu lien indebtedness of the Issuer and the Guarantors, by Liens on the Collateral from time to time owned by such Guarantor, subject to certain limitations and exceptions and Permitted Liens (including Liens on the Collateral securing the Senior Credit Facility Obligations), as described under “—Security” and “—Certain Covenants—Liens”;
•	rank effectively equal to all existing and future pari passu Indebtedness of such Guarantor;
•	be effectively subordinated to any existing and future secured Indebtedness of such Guarantor that is secured by Liens on assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness;
•	be effectively subordinated to any existing and future secured obligations of such Guarantor that are secured by a senior lien, including the Senior Credit Facility, to the extent of the value of the Collateral securing such obligations;
•	be effectively senior to all unsecured obligations of such Guarantor (including the Existing Notes) and Indebtedness secured by Liens junior to the Liens securing the Notes to the extent of the value of the Collateral;
•	will rank senior in right of payment to all existing and future obligations that are, by their terms, expressly subordinated in right of payment to the Notes; and

Not all of Company’s Subsidiaries will be required to guarantee the Notes. In particular, no Immaterial Subsidiaries or Unrestricted Subsidiaries of Company will be required to guarantee the Notes. As of the Issue Date, all of the domestic Subsidiaries of Parent (other than the Company) will be Guarantors.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was challenged, it could also be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

The Guarantors will agree that their obligations under the Indenture are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

Each Guarantor will agree that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed until payment in full of all obligations guaranteed. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the other Notes Secured Parties, on the other hand, (1) the maturity of the obligations guaranteed may be accelerated for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders, the Trustee, or the other Notes Secured Parties under the Note Guarantee.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless, (1) immediately after giving effect to such transaction, no Default or Event of Default exists; and (2) either: (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and appropriate Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee or (b) in the case of a sale or other disposition of all or substantially all of the assets of a Guarantor, such sale or other disposition is otherwise not prohibited by the Indenture. See “Successors—Merger, Consolidation or Sale of Assets.”

Each Guarantee by a Guarantor will provide by its terms that it will be released:

(1)	in connection with any sale or other disposition of all the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the terms of the Indenture;
(2)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary;
(3)	upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or
(4)	upon a Covenant Defeasance or satisfaction and discharge of the Indenture.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will rank effectively equal to all existing and future pari passu Indebtedness of the Company or the relevant Guarantor, as the case may be.

The Notes and the Guarantees will be effectively subordinated in right of payment to all of the Company’s and the Guarantors’ existing and future Senior Credit Facility Obligations to the extent of the value of the collateral securing such Senior Credit Facility Obligations. As of December 31, 2019, the Company and the Guarantors had $127.8 million of Senior Credit Facility Obligations outstanding. As of December 31, 2019, the Company would also have had (1) approximately $15.4 million of additional borrowing capacity under the Senior Credit Facility, which, if borrowed, would be Senior Credit Facility Obligations and (2) the option to raise additional commitments under the Senior Credit Facility up to $25 million, which if borrowed, would be Senior Credit Facility Obligations.

Although the Indenture will contain limitations on the amount of additional Indebtedness that Company and Company’s Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such additional Indebtedness could be substantial and under certain circumstances such additional Indebtedness may be secured. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Security

Collateral

General

The Notes and the Guarantees will be secured by Liens on the Collateral (as defined below) on an equal and ratable basis with all pari passu Indebtendess. These Liens will be junior in priority to the Liens securing the Senior Credit Facility Obligations in respect of Collateral and subject to Permitted Liens.

The Liens on the Collateral that will secure the Notes and Guarantees will be granted under the Collateral Documents in favor of the Collateral Agent for the benefit of the Holders of the Notes.

Subject to the collateral and guarantee requirements in the Indenture and the Security Agreement, the collateral comprises substantially all of the assets and property of the Company and the Guarantors, whether real, personal or mixed, other than the Excluded Assets (as defined below) and other than any assets released from the collateral (the “Collateral”).

The Collateral will exclude certain assets and property (“Excluded Assets”), including, without limitation, the following:

(1)	the Voting Stock of any direct Foreign Subsidiary of the Company or a Guarantor (other than any Foreign Subsidiary incorporated in Canada or Mexico) in excess of 65% of all of the outstanding Voting Stock of such Foreign Subsidiary;
(2)	rights under any contracts, leases or other instruments that contain a valid and enforceable prohibition on assignment of such rights (other than to the extent that any such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;
(3)	property and assets owned by the Company or any Guarantor that are the subject of Permitted Liens described in clause (7) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby constitutes Permitted Debt described in clause (4) of the definition thereof and the agreements or instruments evidencing or governing such Indebtedness otherwise prohibits any other Liens thereon, but only for so long as such prohibition exists and is effective and valid;
(4)	(i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Company or any of the Guarantors, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Company or any Guarantor, and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts;
(5)	motor vehicles or other equipment covered by certificates of title or ownership to the extent that a security interest cannot be perfected solely by filing a UCC-1 financing statement (or similar instrument);
(6)	intent-to-use trademark applications prior to the filing of a “statement of use” with respect thereto, to the extent and for so long as creation by the Company or a Guarantor of a security interest therein would result in the abandonment, invalidation or unenforceability thereof;
(7)	any Capital Stock of the Company’s Subsidiaries to the extent that the pledge of such Capital Stock results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary for the Company not to be subject to such requirement and only for so long as such requirement is in existence; provided that neither the Company nor any of its Subsidiaries shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any securities pursuant to this clause;
(8)	real property owned by the Company or any of the Guarantors that has a Fair Market Value not exceeding $1,500,000 either individually or in the aggregate and any real property leased by the Company or any Guarantor; and
(9)	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (8), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

provided, that notwithstanding anything to the contrary, to the extent that the Company or a Guarantor grants a Lien on any asset or right described in clause (1) through (9) above (other than clause (7)) to secure Obligations under the Senior Credit Facility, such asset or right shall not constitute an “Excluded Asset.”

Certain Limitations on the Collateral

The Notes and related guarantees will be secured, subject to certain limitations and exceptions and permitted liens, by a second-priority lien on the Collateral. No appraisal of the value of the Collateral has been made in connection with this offering, and the fair market value of the Collateral in the event of liquidation will depend on general market and economic conditions, the availability of buyers and other factors. The amount to be received upon a sale of the Collateral is subject to fluctuation and would be dependent on numerous factors, including, but not limited to, the actual fair market value of such Collateral at such time, the condition of our industry, the timing and the manner of the sale, the availability of buyers and other factors. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the Collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this Collateral may not be sufficient to pay our obligations under the Notes. To the extent that liens securing obligations under the Senior Credit Facility, pre-existing liens, liens securing the debt secured on an equal or higher priority basis as the Notes and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of any other obligations secured by higher priority liens), encumber any of the Collateral securing the Notes and the guarantees, those parties have or may exercise rights and remedies with respect to such Collateral that could adversely affect the value of such Collateral and the ability of the Collateral Agent to realize or foreclose on such Collateral. The indenture governing the Notes does not limit our ability to incur additional pari passu indebtedness in the Collateral. Any such additional indebtedness may further limit the recovery from the realization of the value of such Collateral available to satisfy Holders of the Notes.

In addition, the security interest of the Collateral Agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the Collateral Agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the Collateral Agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Also, certain items included in the Collateral may not be transferable (by their terms or pursuant to applicable law) and therefore the Collateral Agent may not be able to realize value from such items in the event of a foreclosure. Accordingly, the Collateral Agent may not have the ability to foreclose upon those assets and the value of the Collateral may significantly decrease. There may not be sufficient Collateral to pay off all amounts we may borrow under our Senior Credit Facility, the Notes and other debt that we may offer that would be secured on the same basis as the Notes after application of the proceeds of the Collateral to the repayment of the Senior Credit Facility and any other indebtedness secured by a first-priority lien on the Collateral. If the proceeds of any sale of Collateral are not sufficient to repay all amounts due on the Notes (and any other claims that have a senior or pari passu lien on any or all of such Collateral), the Holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only a senior unsecured, unsubordinated claim against our and the subsidiary guarantors’ remaining assets. The ability of the Holders to realize on the Collateral would also be subject to certain bankruptcy law limitations in the event of a bankruptcy.

Release of Collateral

Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time. Upon the request of the Company pursuant to an Officer’s Certificate and receipt of an Opinion of Counsel, in each case, stating that all conditions precedent and covenants have been met and meeting the other requirements of the Indenture and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Notes and the Note Guarantees under any one or more of the following circumstances:

(1)	Collateral that is sold, transferred, disbursed or otherwise disposed of to a Person other than the Company or a Guarantor to the extent such sale, transfer, disbursement or disposition is not prohibited by the provisions of the Indenture; provided that any products or proceeds received by the Company or a Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by the Indenture and the Collateral Documents;
(2)	the property and assets of a Guarantor upon the release of such Guarantor from its Note Guarantee in accordance with the Indenture;
(3)	any property or asset of the Company or a Guarantor that is or becomes an Excluded Asset;
(4)	any Collateral upon consent of Holders of a majority in aggregate principal amount of Notes outstanding; and
(5)	to the extent required by the Intercreditor Agreement;

Provided that, notwithstanding any other provision of the Indenture or the Collateral Documents, Liens securing all or substantially all of the Collateral may only be released upon (i) payment in full of the principal of, premium, if any, on, and accrued and unpaid interest on the Notes and all other Notes Debt under the Indenture and under the other Notes Documents that are due and payable at or prior to the time such principal, premium, if any, accrued and unpaid interest, and other Notes Debt are paid, (ii) a satisfaction and discharge of the Indenture as described below under “—Satisfaction and Discharge”, (iii) the occurrence of a Covenant Defeasance as described in below under “—Covenant Defeasance” or (iv) the consent of Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding; provided that, in the case of any release in whole pursuant to clauses (i) through (iv) above, all amounts owing to the Trustee, the Collateral Agent, and the Agents under the Indenture and the other Notes Documents have been paid.

The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under the Indenture in contravention of the provisions thereof if and to the extent the Collateral is released pursuant to the Indenture and the Collateral Documents. To the extent applicable, the Company shall cause Trust Indenture Act Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Documents to be complied with. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an Officer of each of the Company, except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee shall be entitled to receive and conclusively rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

Notwithstanding anything to the contrary, the Company will not be required to comply with all or any portion of TIA §314(d): (1) with respect to certain ordinary course of business releases of Collateral as described in this Indenture and the Collateral Documents, including without limitation, Collateral comprised of accounts receivable, and inventory or the proceeds of the foregoing, or cash, in each case, which shall be subject to release upon sales of such inventory, collection of the proceeds of such accounts receivable, and withdrawals of cash from the Company’s deposit accounts in the ordinary course of business and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments or statements and to take such other action as the Company may request to evidence or confirm that the Collateral to be released has been released from the Liens of each of the Collateral Documents.

Creation and Perfection of Certain Security Interests Post-Closing

Certain security interests with respect to the real property Collateral (including any related title insurance, surveys and other related deliverables) may not be in place on the Issue Date or certain other security interests (including control agreements with respect to deposit accounts) may not be created or perfected on the Issue Date. Any issues that we are not able to resolve in connection with the granting of such security interests may impact the value of the Collateral. Any future pledge of collateral or guarantee might be avoidable in a bankruptcy proceeding. To the extent any such security interest could not be created or perfected, the Company and the Guarantors will agree to use their respective commercially reasonable efforts to do or cause to be done all acts and things that would be required to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Indenture or the Collateral Documents; provided that the Company and Guarantors will enter into one or more security agreements and file Uniform Commercial Code financing statements on the Issue Date. There will be no independent assurance prior to issuance of the Notes that all assets or properties contemplated to be mortgaged or pledged as security for the Notes will be mortgaged or pledged, or that we hold the real or personal property interests we represent we hold or that we may mortgage or pledge such interests, or that there will be no lien encumbering such real or personal property interests other than those permitted by the Indenture. Delivery of mortgages or other documents necessary to create or perfect security interests in other Collateral after the Issue Date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.

Intercreditor Arrangements

The Liens on the Collateral securing the Notes will be subject to an intercreditor agreement. On the Issue Date, the Collateral Agent and the Senior Credit Facility Agent will enter into the Intercreditor Agreement to set forth their relative rights in the Collateral, which will provide for the senior priority of the Senior Credit Facility Agent in the Collateral relative to the Liens thereon of the Collateral Agent.

Holders of the Notes will be deemed to have agreed and accepted the terms of the Intercreditor Agreement and to have authorized and directed the Collateral Agent (and Trustee, if applicable) to enter into and perform its obligations under the Intercreditor Agreement, binding the Holders to the terms thereof by their acceptance of the Notes.

General

The Intercreditor Agreement provides, among other things, that, notwithstanding the date, manner or order of grant, attachment or perfection of any Liens securing the Obligations under the Notes granted on the Collateral and notwithstanding any provision of any Uniform Commercial Code, or any other applicable law or the Senior Credit Facility or the Indenture, the Senior Credit Facility Agent, on behalf of itself and/or the holders of the Senior Credit Facility Obligations, and the Collateral Agent, on behalf of itself and the Holders of the Notes, each agrees that any Lien of the Senior Credit Facility Agent on the Collateral, whether now or hereafter held by or on behalf of the Senior Credit Facility Agent or any holders of Senior Credit Facility Obligations or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the Collateral securing the Obligations. The Senior Credit Facility Agent, on behalf of itself and/or the holders of the Senior Credit Facility Obligations, and the Collateral Agent, on behalf of itself and/or the Holders of the Notes, each further agrees that during any insolvency or liquidation proceeding, the Intercreditor Agreement will be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code, and the Senior Credit Facility Agent and the Collateral Agent will have the rights to seek adequate protection in such proceedings in accordance with and subject to certain limitations set forth under the terms of the Intercreditor Agreement, including with respect to the relative priority of their respective security interests in the Collateral.

Under the Indenture, the Collateral Agent will have the right to act or refrain from acting on behalf of the Holders of the Notes under the Intercreditor Agreement or with respect to any Collateral.

Permitted Payments of the Obligations

The Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees that, prior to the discharge of the Senior Credit Facility Obligations, the Collateral Agent and the other Notes Secured Parties shall not have any right to receive payment on account of the Obligations other than the following (collectively, the “Permitted Payments”) as and when due:

(a)	regularly scheduled, non-default, quarterly interest payments paid when due and payable under the terms of the Notes Documents (the “Interest Payments”); except that no Interest Payments may be made in cash (but may be paid in kind by capitalizing such interest payment) at any time (i) during a period when the terms of the Senior Credit Facility requires Cash Dominion (as defined in the Senior Credit Agreement); and (ii) that the following conditions (collectively, the “Interest Payment Conditions”) are not met:
(A)	no event of default under the Senior Credit Facility has occurred and is continuing or would be caused as a result of making any such Interest Payment,
(B)	the Issuer and the Guarantors shall have a Fixed Charge Coverage Ratio (as defined in the Senior Credit Agreement), calculated on a pro forma basis after giving effect to any such payment as a Debt Payment (as defined in the Senior Credit Facility Agreement), of at least 1.10 to 1.00 for the twelve (12) month period most recently ended,
(C)	after giving effect to any such payment, the Issuer and the Guarantors shall have (x) Liquidity (as defined in the Senior Credit Agreement) of not less than $20,000,000 as of the date of such payment and (y) average Liquidity of not less than $20,000,000 for the 10 consecutive calendar day period prior to delivery of the compliance certificate delivered in accordance with the Intercreditor Agreement, and the 10 consecutive calendar day period prior to making such payment, or

(D)	that cash interest payments are due and payable to the holders of the Company’s outstanding 5.00% / 7.00% Convertible Senior Secured Paid-in-Kind Toggle Notes due 2022 and such cash interest payments have not been made or satisfied or in full;
(b)	any other payment on account of the Obligations other than the Interest Payments and Collateral Agent Payments referred to below, so long as before and after giving effect to such payments, the “Payment Conditions” (as defined in the Senior Credit Agreement) are satisfied; and
(c)	any payments of the fees, costs, expenses, and other amounts payable to the Collateral Agent (for its own account) under the terms of the Notes Documents (collectively, the “Collateral Agent Payments”) except that during the occurrence and continuance of a Collateral Agent Payment Trigger Event, payments of the fees, costs, expenses, and other amounts payable to the Collateral Agent (for its own account) under the terms of the Notes Documents, such amounts shall not to exceed $350,000 for the first year following such Collateral Agent Payment Trigger Event and $250,000 for each year thereafter; provided, that if the actual amount of such fees, costs, expenses, and other amounts is less than the applicable cap for any given year, such unused amounts may be carried forward and used in subsequent years.any Collateral Agent Payments.

If any payment of the Obligations is blocked due to the provisions of the Intercreditor Agreement, the Company may resume making Permitted Payments at any time that such payments are no longer prohibited. Except for Permitted Payments, and notwithstanding the terms of the Notes Documents, the Collateral Agent, on behalf of itself and the other Notes Secured Parties, will agree that it will not accept any payment (other than Reorganization Subordinated Securities) with respect to the Obligations until the discharge of the Senior Credit Facility Obligations.

Exercise of Remedies

The Intercreditor Agreement provides that so long as Senior Credit Facility Obligations remain outstanding, neither of the Collateral Agent nor any other Holder of the Notes may exercise or seek to exercise any rights or remedies against the Collateral (including the exercising of any right of set-off) or institute any enforcement action with respect to such rights or remedies (including any action of foreclosure); except that the Collateral Agent may enforce or exercise any or all such rights and remedies, or commence or petition for any such action or proceeding, after a period ending two hundred and ten (210) days after the receipt by the Senior Credit Facility Agent of a notice from the Collateral Agent of the existence of an event of default under the Notes (the “Standstill Period”) if the applicable event of default that was the subject of the notice received by the Senior Credit Facility Agent which commenced the applicable Standstill Period remains uncured, unremedied or unwaived as of the expiration of the Standstill Period. However, neither the Collateral Agent nor any other Notes Secured Party may enforce or exercise any rights or remedies with respect to any Collateral, or commence or petition for any such action or proceeding (including taking such enforcement or exercise in any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), if the Senior Credit Facility Agent (or any other Secured Party (as defined in the Senior Credit Agreement)) under the Senior Credit Facility shall have commenced an enforcement action prior to the expiration of the Standstill Period and shall be pursuing the same in good faith.

The Senior Credit Facility Agent and the holders of the senior liens on the Collateral have the right (subject to the Standstill Period) to enforce rights, exercise remedies and make determinations regarding the release, disposition or restrictions with respect to the Collateral without any consultation with or the consent of the Collateral Agent or any Holder of the Notes or other Obligation. The Collateral Agent or the Holders of the Notes or any other Obligations may pursue any of the following actions:

(a)	initiating, commencing or filing a petition for, or joining with any person in initiating, commencing or filing a petition for, any insolvency or liquidation proceeding;
(b)	filing a claim, proof of claim or statement of interest with respect to any Obligations in connection with any insolvency or liquidation proceeding;
(c)	taking any action (not adverse to the priority status of the Liens securing the Senior Credit Facility Obligations, or the rights of Senior Credit Facility Agent to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) the Liens securing any Senior Credit Facility Obligations;

(d)	filing any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims for any of the Senior Credit Facility Obligations, including any claims secured by the Collateral, if any, in each case to the extent not inconsistent with the terms of the Intercreditor Agreement;
(e)	filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors arising under any insolvency or liquidation proceeding or under any applicable non-bankruptcy law, in each case not inconsistent with the terms of the Intercreditor Agreement;
(f)	taking any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against the Issuer or any Guarantor, subject to the provisions of the Intercreditor Agreement;
(g)	taking any action to seek and obtain specific performance or injunctive relief to compel the Issuer or any Guarantor to comply with (or not violate or breach) an obligation under any of the Notes Documents, in each case not inconsistent with the terms of the Intercreditor Agreement and so long as any such exercise is not accompanied by a claim for monetary damages;
(h)	voting on any proposal, plan of arrangement, compromise or reorganization, filing any proof of claim, making other filings and making any arguments and motions that are, in each case, not inconsistent with the terms of this Intercreditor Agreement, with respect to any Obligations;
(i)	making a cash bid on all or any portion of the Collateral up to the amount of Senior Credit Facility Obligations then outstanding (and providing for the discharge of the Senior Credit Facility Obligations) and making a cash or credit bid for the remainder of the Obligations in any foreclosure proceeding or action, to the extent permitted by applicable law; or
(j)	inspecting or appraising the Collateral or requesting information or reports concerning the Collateral pursuant to any of the Notes Documents.

Although each of the Collateral Agent, for itself and on behalf of each Holder of the Notes and the other Obligations, and the Senior Credit Facility Agent, for itself and on behalf of each holder of Senior Credit Facility Obligations, agrees that it will not (and waives any right to) contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the holders of the Senior Credit Facility Obligations or any of the Holders of the Notes or the other Obligations in the Collateral, nothing in the Intercreditor Agreement shall be construed to prevent or impair the rights of any collateral agent or any holder of Senior Credit Facility Obligations, Holder of the Notes, or holder of any other Obligations to enforce the Intercreditor Agreement.

So long as the discharge of Senior Credit Facility Obligations has not occurred, whether or not any insolvency or liquidation proceeding has been commenced by or against the Issuer or any Guarantor, any Collateral or proceeds thereof received by any collateral agent or any Holders of the Notes or other Obligations in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of the Intercreditor Agreement shall be segregated and held in trust and forthwith paid over to the Senior Credit Facility Agent, as the case may be, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Senior Credit Facility Agent is, under the Intercreditor Agreement, authorized by the Collateral Agent to make any such endorsements as agent for the Collateral Agent or any Holders of the Notes. This authorization is coupled with an interest and is irrevocable. The Collateral Agent shall have no obligation to segregate, hold in trust, and transfer or pay over any proceeds of Collateral or payments if constituting a Permitted Payment and the Collateral Agent did not otherwise have actual knowledge of the applicable payment being in contravention of the Intercreditor Agreement.

Release of Liens

If in connection with any sale, lease, license, exchange, transfer or other disposition of any Collateral permitted under the terms of the Loan Documents (as defined in the Senior Credit Agreement) (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) or consented to or approved by Senior Credit Facility Agent or in connection with the exercise of the Senior Credit Facility Agent’s remedies in respect of the Collateral, the Senior Credit Facility Agent, for itself or on behalf of any of the other holders of Senior Credit Facility Obligations, releases any of its Liens on any part of the Collateral, then effective upon the consummation of such sale, lease, license, exchange, transfer or other disposition:

(i)	the Liens, if any, of Collateral Agent, for itself or for the benefit of the Notes Secured Parties, on such Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of Senior Credit Facility Agent’s Lien,
(ii)	the Collateral Agent, for itself or on behalf of the other Notes Secured Parties, shall promptly upon the request of Senior Credit Facility Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations or PPSA discharges or financing change statements, as applicable, in each case as required by the Senior Credit Facility Agent in connection with such sale or other disposition to evidence and effectuate such termination and release,
(iii)	the Collateral Agent, for itself or on behalf of the other Notes Secured Parties, shall be deemed to have authorized the Senior Credit Facility Agent to file UCC amendments and terminations covering the Collateral so sold or otherwise disposed of as to UCC financing statements between any Grantor and the Collateral Agent or any other Notes Secured Party (in the case of Collateral subject to the UCC) to evidence such release and termination, and
(iv)	the Collateral Agent, for itself or on behalf of the other Notes Secured Parties, shall be deemed to have consented under the applicable Note Documents to such sale, lease, license, exchange, transfer or other disposition to the same extent as the consent of Senior Credit Facility Agent and the other holders of Senior Credit Facility Obligations.

Until the discharge of Senior Credit Facility Obligations has occurred, the Collateral Agent, for itself and on behalf of the other Notes Secured Parties, irrevocably constitutes and appoints the Senior Credit Facility Agent and its officer or agents, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Collateral Agent, for the limited purpose of carrying out the actions described in the preceding paragraph.

Amendments

Without the prior written consent of the Senior Credit Facility Agent, no Notes Document may be amended, supplemented or otherwise modified, and no new Notes Document may be entered into, if such amendment, supplement or other modification or new document would (a) contravene the provisions of the Intercreditor Agreement, (b) increase the interest rate under any Notes Documents in a manner that would cause the total cash pay yield on the Obligations to exceed by more than two percent (2%) the total cash pay yield on the relevant Obligations as in effect on the Issue Date (excluding increases resulting from the accrual of interest at the default rate), (c) change to earlier dates any scheduled dates for payment of principal of or interest on the Obligations, (d) change any default or event of default provisions set forth in the Notes Documents in a manner adverse to the Issuer or the Guarantors or the holders of the Senior Credit Facility Obligations, (e) modify or add any covenant or event of default under the Notes Documents that restricts the Issuer or the Guarantors from making payments of any Senior Credit Facility Obligations, (f) change the prepayment provisions set forth in the Notes Documents to increase the amount of any required prepayment, or (g) add to the Collateral for the Obligations other than as specifically provided by the Intercreditor Agreement.

Without the prior written consent of the Collateral Agent, no Loan Document may be amended, supplemented or otherwise modified, and no new Loan Document may be entered into, to the extent such amendment, supplement, modification or new document would: (a) (1) increase the margins or similar component of the interest rate under the Senior Credit Facility (excluding any Revolving B Advances (as defined in the Senior Credit Facility)) in a manner that would result in the total yield on the Senior Credit Facility Obligations to exceed by more than two (2%) percent per annum the total yield on the Senior Credit Facility Obligations that is calculated as if the highest rate under the definition of “Applicable Margin” (as defined in the Senior Credit Facility as of the First Amendment Effective Date (as defined in the Senior Credit Facility)) applicable to such portion of the Senior Credit Facility were in effect (excluding increases resulting from the accrual or payment of interest at the default rate or increases in the underlying reference rate (other than increases to any “floor” or minimum level of such reference rate)) or (2) increase the “Applicable Margins” or similar component of the interest rate under the Senior Credit Facility in a manner that would result in the total yield on the Revolving B Advances (as defined in the Senior Credit Facility) to exceed twelve percent (12%) per annum (excluding increases resulting from the accrual or payment of interest at the default rate or as a result of any accrual or payment of in kind interest), (b) modify or add any covenant or event of default under the Senior Credit Facility Documents that directly restricts the Issuer or the Guarantors from making payments of any Obligations that would otherwise be permitted under the Loan Documents, as in effect on the Issue Date, (c) other than in connection with any DIP Financing (as defined under the heading “Certain Matters in Connection with Insolvency or Liquidation Proceedings” below), or as otherwise permitted in the Loan Documents, as in effect on the Issue Date, contractually subordinate the Liens of the Senior Credit Facility Agent (on behalf of the holders of Senior Credit Facility Obligations) to any other debt of the Issuer or the Guarantors, or (d) contravene the provisions of the Intercreditor Agreement.

Certain Matters in Connection with Insolvency or Liquidation Proceedings

Until the discharge of Senior Credit Facility Obligations has occurred, if the Issuer or any Guarantor shall be subject to any insolvency or liquidation proceeding Collateral Agent, for itself and on behalf of the other Notes Secured Parties, agrees that such Notes Secured Parties will raise no objection to, nor support any other person objecting to, and will be deemed to have consented to, the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or any post-petition or post-filing financing, provided by any holder of the Senior Credit Facility Obligations (or provided by any other person and consented to by Senior Credit Facility Agent) under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law or pursuant to an order granted in any Insolvency or Liquidation Proceeding granting a priority debtor-in-possession or interim financing charge (a “DIP Financing”), and, to the extent the Liens securing the Senior Credit Facility Obligations are subordinated to or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) the Liens granted to such Notes Secured Parties to such DIP Financing on the same terms as such Liens are subordinated to the Liens granted to Senior Credit Facility Agent hereunder (and such subordination will not alter in any manner the terms of the Intercreditor Agreement), to any adequate protection provided to the Holders of the Senior Credit Facility Obligations and to any “carve out” agreed to by Senior Credit Facility Agent so long as:

(i)	the Senior Credit Facility Agent does not oppose or object to such use of cash collateral or DIP Financing,
(ii)	the DIP Financing (to the extent provided by a holder of the Senior Credit Facility Obligations, provided that the restrictions described under the heading “Amendments” above shall not apply with respect to any such DIP Financing) is treated as Senior Credit Facility Obligations hereunder,
(iii)	the Liens granted to the holders of the Senior Credit Facility Obligations in connection with DIP Financing provided by a holder of the Senior Credit Facility Obligations are subject to the Intercreditor Agreement and considered to be Liens of Senior Credit Facility Agent for purposes of the Intercreditor Agreement,
(iv)	the Collateral Agent retains a Lien on the Collateral (including proceeds thereof) with the same priority as existed prior to such insolvency or liquidation proceeding (except to the extent of any “carve out” agreed to by Senior Credit Facility Agent), and
(v)	Collateral Agent receives replacement Liens on all post-petition or post-filing assets of the Issuer or any Guarantor in which any of Senior Credit Facility Agent obtains a replacement Lien, or which secure the DIP Financing, with the same priority relative to the Liens of Senior Credit Facility Agent as existed prior to such insolvency or liquidation proceeding.

Notes Secured Parties may oppose or object to such use of cash collateral or DIP Financing on the same bases as an unsecured creditor, so long as such opposition or objection is not based on the Notes Secured Parties’ status as secured creditors and in connection with such opposition or objection, the Notes Secured Parties affirmatively state that such Notes Secured Parties are undersecured secured creditors. No Notes Secured Party shall, directly or indirectly, provide, or seek to provide, DIP Financing secured by Liens equal or senior in priority to the Liens on the Collateral of Senior Credit Facility Agent, without the prior written consent of Senior Credit Facility Agent.

The Collateral Agent, for itself and on behalf of the other Notes Secured Parties, agrees that, so long as the discharge of Senior Credit Facility Obligations has not occurred, no Notes Secured Parties shall seek or request relief from or modification of the automatic stay or any other stay proceedings in any insolvency or liquidation proceeding in respect of any part of the Collateral without the prior written consent of Senior Credit Facility Agent.

The Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by Senior Credit Facility

Agent or any of the other Holders of the Senior Credit Facility Obligations for adequate protection or any adequate protection provided to Senior Credit Facility Agent or other Holders of the Senior Credit Facility Obligations or (ii) any objection by Senior Credit Facility Agent or any of the other Holders of the Senior Credit Facility Obligations to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to Senior Credit Facility Agent or any other Holder of the Senior Credit Facility Obligations under Section 506(b) or 506(c) of the Bankruptcy Code or under any comparable provision of any other Bankruptcy Law.

The Collateral Agent, on behalf of itself and the other Notes Secured Parties, agrees that none of them shall seek or accept adequate protection without the prior written consent of Senior Credit Facility Agent; except, that, Collateral Agent, for itself or on behalf of the other Notes Secured Parties, shall be permitted to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Collateral (including proceeds thereof arising after the commencement of any insolvency or liquidation proceeding), or additional or replacement collateral to secure the Obligations, in connection with any DIP Financing or use of cash collateral as described above, or in connection with any such adequate protection obtained by Senior Credit Facility Agent and the other Holders of the Senior Credit Facility Obligations, as long as in each case, Senior Credit Facility Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens of Collateral Agent or such other Notes Secured Party are subordinated to the Liens securing the Senior Credit Facility Obligations to the same extent as the Liens of Collateral Agent and such other Notes Secured Parties on the Collateral are subordinated to the Liens of Senior Credit Facility Agent and the other Holders of the Senior Credit Facility Obligations. The Collateral Agent, on behalf of itself and the other Notes Secured Parties, shall also be permitted to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to Senior Credit Facility Agent.

Paying Agent and Registrar for the Notes

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where Notes may be presented for conversion (“Conversion Agent”). The Registrar will keep a register of the Notes and of their transfer, exchange and conversion. The Company may appoint one or more co-registrars, one or more additional paying agents and one or more additional conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to the Indenture. If the Company fails to appoint or maintain another entity as Registrar, Paying Agent or Conversion Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or Conversion Agent.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, interest or premium, if any, on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The registered Holder of a Note will be treated as the owner of the Note for all purposes.

Principal, Maturity and Interest

The Trustee shall, upon a written order of the Company signed by one Officer (an “Authentication Order”), authenticate Notes for original issue on the Issue Date in an aggregate principal amount not to exceed

$100,000,000. Such Authentication Order shall specify the number, principal amount of Notes and registered Holder of each of the Notes to be authenticated, whether the Notes are to be issued as Definitive Notes or Global Notes, delivery instructions and such other information as the Trustee shall reasonably request. Each Note will be dated as of the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1.00 in excess thereof, provided, that PIK Notes will be issued in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof, and thereafter, the minimum denominations of the Notes will be $1.00 and integral multiples of $1.00 in excess thereof. PIK Notes, if issued, will be issued in the amount of the applicable PIK Interest (rounded up to the nearest $1.00).

In connection with the payment of PIK Interest in respect of the Notes, the Company is entitled to, without the consent of the holders, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under this Indenture on the same terms and conditions as the Notes (in each case, the “PIK Payment”). The Company may issue additional Notes (“Additional Notes”) under the indenture from time to time, to the extent the incurrence of the relevant Indebtedness and Liens are permitted by the Indenture. The Trustee shall, upon the receipt of an Authentication Order, and an Opinion of Counsel and an Officers’ Certificate as to the due authorization and enforceability of the Additional Notes, the satisfaction of the conditions precedent to the issuance of the Additional Notes, and such other matters as the Trustee may reasonably require, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued under the Indenture. The Notes, any PIK Notes and any Additional Notes subsequently issued will be treated as a single class for all purposes, including waivers, amendments, conversions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes include any PIK Notes and any Additional Notes that are actually issued; provided that Additional Notes will not be issued with the same CUSIP, if any, as any other Notes unless such Additional Notes are fungible with such Notes for U.S. federal income tax purposes.

Interest on the Notes will accrue at (i) in the case of Cash Interest, 3.00% per annum, from (and including) the date of issuance until maturity, or (ii) in the case of PIK Interest, 5.00% per annum, from (and including) the date of issuance until maturity. PIK Interest may be payable either (x) by increasing the principal amount of the outstanding Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1.00) or (y) by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the period (rounded up to the nearest $1.00), and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. All Notes issued pursuant to a PIK Payment will mature on August 31, 2024 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as Notes isused on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

Interest on the Notes will be payable quarterly in arrears on each of March 31, June 30, September 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each such date, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date provided, further that the first Interest Payment Date shall be June 30, 2020. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest or premium, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

For any interest payment period, the Company may elect to pay interest on this Note (1) entirely in cash (“Cash Interest”) or (2) if the payment of Cash Interest would be prohibited under the terms of the Intercreditor Agreement, by increasing the principal amount of the outstanding Notes or by issuing PIK Notes (“PIK Interest”). For any interest payment, the Company must elect the form and composition of the interest payment with respect to such interest period by delivering a notice to the Trustee at least 15 days prior to the interest payment due date for such interest period. The Trustee shall deliver a corresponding notice to the Holders. In the absence of such election for any interest period, interest on the Notes shall be payable according to the election for the previous interest period.

The Company will pay interest on the Notes (except defaulted interest), to the Persons who are registered Holders of Notes at the close of business on the March 15, June 15, September 15 or December 15 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in the Indenture with respect to defaulted interest. The Notes will be payable as to principal, interest or premium, if any, at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest or premium, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

If any payment with respect to any principal of, or premium or interest, if any, on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and as provided in “Certain Covenants—Payment of Notes”. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

No Redemption

The Notes may not be redeemed by the Company in whole or in part at any time, except as provided in “Certain Covenants—Asset Sales” or “Repurchase at Option of Holders Upon a Fundamental Change”. No sinking fund, mandatory redemption or other similar provision shall apply to the Notes.

Repurchase at Option of Holders Upon a Fundamental Change

If a Fundamental Change occurs at any time, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Notes or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1.00 in excess thereof, for cash on the date specified by the Company that is not less than 20 and not more than 35 Business Days after the date of the Fundamental Change Repurchase Right Notice (such specified date, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, unless such Fundamental Change Repurchase Date falls after the Close of Business on a Regular Record Date and on or prior to the Close of Business on the corresponding Interest Payment Date, in which case the Company shall pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the Close of Business on the corresponding Regular Record Date (the “Fundamental Change Repurchase Price”).

Repurchases of Notes shall be made, at the option of the Holder thereof, upon:

(1)	delivery to the Paying Agent by a Holder (if Notes are Global Notes, in accordance with Applicable Procedures) of a duly completed notice (the “Fundamental Change Repurchase Notice”) between the date of the Fundamental Change Repurchase Right Notice and the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)	delivery or book-entry transfer of the Notes to the Paying Agent at any time on or before the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor; provided that such Fundamental Change Repurchase Price shall be so paid only if the Note so delivered to the Trustee (or other Paying Agent appointed by the Company) shall conform in all respects to the description thereof in the related Fundamental Change Repurchase Notice.

If such Notes are Definitive Notes, each Fundamental Change Repurchase Notice shall state:

(1)	the certificate numbers of Notes to be delivered for repurchase;
(2)	the portion of the principal amount of Notes to be repurchased, which must be $1,000 or an integral multiple of $1.00 in excess thereof; and
(3)	that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

If such Notes are Global Notes, the Fundamental Change Repurchase Notice shall comply with the Applicable Procedures.

Any purchase by the Company contemplated pursuant to the provisions of this section shall be consummated by the delivery of the Fundamental Change Repurchase Price to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Note.

The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

Any Note that is to be repurchased only in part shall be surrendered to the Trustee (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.

After the occurrence of a Fundamental Change, but on or before the 10th calendar day following the Effective Date of such Fundamental Change, the Company shall provide to all Holders and the Trustee and Paying Agent a notice (the “Fundamental Change Repurchase Right Notice”) of the occurrence of such Fundamental Change and of the repurchase right, if any, at the option of the Holders, arising as a result thereof.

Each Fundamental Change Repurchase Right Notice shall specify:

(i)	the events causing the Fundamental Change;
(ii)	the date of the Fundamental Change;
(iii)	the last date on which a Holder may exercise the repurchase right;
(iv)	the Fundamental Change Repurchase Date;
(v)	the Fundamental Change Repurchase Price;
(vi)	the name and address of the Paying Agent and the Conversion Agent;
(vii)	the applicable Conversion Rate and any adjustments to the applicable Conversion Rate, if any;
(viii)	that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of the Indenture;
(ix)	that the Holder must exercise the repurchase right on or prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”);

(x)	that the Holder shall have the right to withdraw any Notes surrendered for repurchase prior to the Fundamental Change Expiration Time; and
(xi)	the procedures that Holders must follow to require the Company to repurchase their Notes.

Simultaneously with providing the Fundamental Change Repurchase Right Notice, the Company shall publish this above information on the Company’s website or through such other public medium as the Company may use at that time.

No failure of the Company to give the foregoing notices or publish the foregoing information and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes.

A Fundamental Change Repurchase Notice may be withdrawn in whole or in part by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the Fundamental Change Expiration Time, specifying:

(i)	if such Notes are Definitive Notes, the certificate numbers of the withdrawn Notes,
(ii)	the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, and
(iii)	the principal amount, if any, of such Notes that remain subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1.00 in excess thereof;

provided, however, that if the Notes are Global Notes, such notice must comply with any Applicable Procedures.

The Company shall deposit with the Paying Agent an amount of money sufficient to repurchase on the Fundamental Change Repurchase Date all of the Notes to be repurchased on such date at the Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Paying Agent, payment for Notes surrendered for repurchase (and not withdrawn) prior to the Fundamental Change Expiration Time shall be made promptly after the later of (x) the Fundamental Change Repurchase Date with respect to such Note (provided the Holder has satisfied the conditions to the payment of the Fundamental Change Repurchase Price), and (y) the time of book-entry transfer or the delivery of such Note to the Paying Agent by the Holder thereof in the manner required by this section by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Paying Agent shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

Subject to a Holder’s right to receive interest on the related Interest Payment Date where the Fundamental Change Repurchase Date falls between a Regular Record Date and the Interest Payment Date to which it relates, if the Paying Agent holds money sufficient to repurchase on the Fundamental Change Repurchase Date all of the Notes or portions thereof that are to be purchased as of the Business Day following the Fundamental Change Repurchase Date, then on and after the Fundamental Change Repurchase Date (i) such Notes shall cease to be outstanding and interest shall cease to accrue on such Notes, in either case, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Paying Agent and (ii) all other rights of the Holders of such Notes shall terminate other than the right to receive the Fundamental Change Repurchase Price and previously accrued and unpaid interest, if any.

No Notes may be repurchased on any date at the option of Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the applicable Fundamental Change Repurchase Date (except in the case of an acceleration resulting from a default by the Company in the payment of the applicable Fundamental Change Repurchase Price with respect to such Notes).

In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice, the Company shall, if required: (i) comply with the provisions of Rule 13e-4 under the Exchange Act, Rule 14e-1 under the

Exchange Act and any other tender offer rules under the Exchange Act that may then be applicable; (ii) file a Schedule TO (or any successor schedule, form or report) to the extent required or any other required schedule under the Exchange Act; and (iii) otherwise comply with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Payment of Notes

The Company will pay or cause to be paid the principal of, interest or premium, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, interest or premium, if any, will be considered paid on the date due if (i) the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, interest or premium, if any, then due (other than PIK Interest) or (ii) as of 10:00 a.m. Eastern time on the due date, (x) the Company shall have executed and delivered in accordance with the Indenture and the Notes to each Holder of record PIK Notes equal to the amount of all PIK Interest then due to such Holder or (y) in accordance with the Indenture and the Notes, the Company shall have delivered a written order to the Trustee to increase the outstanding principal amount of the Notes equal to the amount of all PIK Interest then due to the Holders.

The Company will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal at the rate equal to 1.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest or premium, if any, without regard to any applicable grace period at the same rate to the extent lawful.

Maintenance of Office or Agency

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer, for exchange or for conversion and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Taxes

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Stay, Extension and Usury Laws

Each of the Company and the Guarantors will covenant (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) will expressly waive all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);
(ii)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;
(iii)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (x) any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), or (y) any Indebtedness of the Company or any Guarantor that is unsecured or is secured by a Lien on the Collateral that ranks junior to the Liens securing the Notes or the Guarantees, as the case may be (collectively, the Indebtedness described in clauses (x) and (y), “Subordinated Indebtedness”), except a payment of interest or principal at the Stated Maturity thereof; or
(iv)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Indenture; and
(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (11), (12) and (14) of the following paragraph) is less than the sum, without duplication, of:
(A)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(B)	100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) (excluding any net proceeds from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus
(C)	to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D)	to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus
(E)	50% of any dividends received by the Company or a Restricted Subsidiary of the Company after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The provisions of above will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;
(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;
(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;
(5)	so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve month period plus (a) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) to officers, directors or employees that occurs after the Issue Date to the extent that the net cash proceeds from the sale of such Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to certain provisions of the Indenture and (b) any unused amounts under this clause (5) from the immediately preceding twelve month period occurring subsequent to the Issue Date; it being understood that the cancellation of Indebtedness owed by management to the Company in connection with such repurchase or redemption will not be deemed to be a Restricted Payment;
(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
(7)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below “under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;
(8)	so long as no Default has occurred and is continuing or would be caused thereby, in the event of a Fundamental Change and after the completion of a Fundamental Change and all actions required in connection with such Fundamental Change (including any conversions and the purchase of all Notes tendered and not validly withdrawn), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness at a price not greater than 101% of the principal amount of such Indebtedness (of if such Indebtedness was issued with original issue discount, 101% of the accreted value), together with any accrued and unpaid interest thereon;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, in the event of an Asset Sale and after the completion of the Asset Sale Offer (including the purchase of all Notes tendered and not validly withdrawn), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness at a price not greater than 100% of the principal amount of such Indebtedness (of if such Indebtedness was issued with original issue discount, 100% of the accreted value), together with any accrued and unpaid interest thereon, using the proceeds of such Asset Sale (excluding proceeds applied to the purchase of Notes in such Asset Sale Offer);
(10)	the payment of dividends on the Capital Stock of the Company of up to 6.0% per annum of the net proceeds received by the Company from any Public Equity Offering consummated after the Issue Date;
(11)	any Restricted Payment made in connection with the Transactions or in connection with the transactions contemplated in connection with the issuance of the Notes, including without limitation in connection with any reverse stock split of the Equity Interests of the Company in connection with the issuance of the Notes;
(12)	cash payment in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Company;
(13)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the requirements listed below under “Successors—Merger, Consolidation or Sale of Assets”;
(14)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date;
(15)	payment of regularly scheduled cash interest or interest paid in kind on the Existing Notes and payment of the Existing Notes in full on the Stated Maturity.

For purposes of determining compliance with this section, if a Restricted Payment meets the criteria of more than one of the exceptions described above or is entitled to be made pursuant to the provisions above, the Company may, in its sole discretion, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with this section.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued will be determined by (a) Senior Management and (b) if such Fair Market Value exceeds $10.0 million, the Board of Directors of the Company whose resolution with respect thereto, accompanied by an Officers’ Certificate, will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;
(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or
(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

The restrictions above will not apply to encumbrances or restrictions existing under or by reason of:

(1)	applicable law, rule, regulation or order;
(2)	agreements governing Existing Indebtedness and the Senior Credit Facility, in each case, as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not (i) materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date or (ii) materially more restrictive than those customary in comparable financings as reasonably determined by the Board of Directors of the Company;

(3)	the Notes Documents;
(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;
(5)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(6)	agreements governing other Indebtedness incurred in compliance with the requirements under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the encumbrances or restrictions contained therein, taken as a whole, are not materially more restrictive than those contained in the Notes Documents, in each case, as then in effect;
(7)	customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;
(8)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in the Indenture;
(9)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;
(10)	Permitted Liens and restrictions in the agreements relating thereto that limit the right of the debtor to dispose of the assets subject to such Liens;
(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(12)	any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition;
(13)	provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;
(14)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture that restrict the transfer of ownership interests in such joint venture;
(15)	restrictions on the sale or transfer of assets imposed under any agreement to sell such assets or granting an option to purchase such assets entered into with the approval of Senior Management; provided that such sale or transfer complies with the other provisions of the Indenture; and
(16)	and instrument governing Indebtedness of a Foreign Restricted Subsidiary; provided that such Indebtedness was not prohibited by the terms of the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 3.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, and the proceeds thereof applied at the beginning of such four-quarter period.

The provisions of this section will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any Restricted Subsidiary of the Company of additional Indebtedness and letters of credit under the Senior Credit Facility in an aggregate principal amount (excluding, in each case, interest (including any accrual or payment of in kind interest that may or has been added to principal) fees, costs, expenses and charges owed under the Senior Credit Facility) at any one time outstanding under this clause (1) not to exceed (a) $175.0 million (plus up to an additional $15.0 million in respect of additional principal (including overadvances) under the Senior Credit Facility, as in effect on the Issue Date), less (b) the sum of (x) the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness thereunder that have been made by the Company or any of its Restricted Subsidiaries since the Issue Date as a result of the application of any Net Proceeds of Asset Sales pursuant to the provisions of the Indenture and (y) the aggregate amount of all commitment reductions with respect to any revolving credit extensions thereunder that have been made by the Company or any of its Restricted Subsidiaries since the Issue Date as a result of the application of any Net Proceeds of Asset Sales pursuant to the provisions of the Indenture;
(2)	the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness, including without limitation any PIK Notes (as defined in the Existing Indenture) issued as PIK Interest (as defined in the Existing Indenture) on the Existing Notes issued on the Original Issue Date (or issued as PIK Interest (as defined in the Existing Indenture) on PIK Notes (as defined in the Existing Indenture) issued under the Existing Indenture), and, in each case, guarantees thereof;
(3)	the incurrence by the Company and the Guarantors of Indebtedness represented by (i) the Notes to be issued on the Issue Date, (ii) PIK Notes issued as PIK Interest on the Notes issued on the Issue Date (or issued as PIK Interest on PIK Notes previously issued under this subclause (ii) and (iii) guarantees of the Notes described in subclauses (i) and (ii);
(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred within 360 days of the acquisition or completion of construction or installation for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, or Attributable Debt relating to a sale leaseback transaction, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $7.5 million at any time outstanding;
(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred;
(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:
(A)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and
(B)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:
(A)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and
(B)	any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);
(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;
(9)	the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this section; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, health disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, reimbursement obligations with respect to commercial letters of credit, bankers’ acceptances and performance and surety bonds in the ordinary course of business;
(11)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary in accordance with the terms of the Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;
(13)	endorsements of instruments or other items of deposit;
(14)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any such current or former officer, director or employee of the Company or any of its Restricted Subsidiaries; provided that such repurchase, redemption or other acquisition or retirement is permitted under “Certain Covenants—Restricted Payments”;
(15)	Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by or merged into the Company or such Restricted Subsidiary); provided that after giving effect to such transaction, (a) the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to this section and (b) such Restricted Subsidiary is (i) a Domestic Restricted Subsidiary and

becomes a Guarantor or (ii) is a Foreign Restricted Subsidiary and the aggregate principal amount of Indebtedness at any time outstanding under this clause (15)(b)(ii), together with the aggregate principal amount of Indebtedness outstanding under clause (16) below, not to exceed $12.5 million;

(16)	the incurrence by Foreign Restricted Subsidiaries of the Company of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (16), together with the aggregate principal amount outstanding pursuant to clause (15)(b)(ii) above, not to exceed the excess of (a) $15.0 million over (b) the sum of (x) the aggregate amount of all optional repayments of the principal of any term Indebtedness thereunder that have been made by the Company or any of its Restricted Subsidiaries since the Issue Date and (y) the aggregate amount of all commitment reductions with respect to any revolving credit extensions thereunder that have been made by the Company or any of its Restricted Subsidiaries since the Issue Date;
(17)	[reserved];
(18)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed $10.0 million; and
(19)	the incurrence by the Company and the Guarantors of Indebtedness represented by (i) Additional Notes in an aggregate principal amount not to exceed $25.0 million, the proceeds of which are used to finance the acquisition of a Permitted Business or a Person engaged in a Permitted Business, (ii) PIK Notes issued as PIK Interest on such Additional Notes (or issued as PIK Interest on PIK Notes previously issued under this subclause (ii)) and (iii) guarantees of the Additional Notes described in subclauses (i) and (ii).

The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt but excluding the Existing Notes) that is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis with respect to the same Collateral.

For purposes of determining compliance with this section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this section, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Senior Credit Facility will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or premium, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this section; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this section, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and
(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
(A)	the Fair Market Value of such assets at the date of determination; and
(B)	the amount of the Indebtedness of the other Person.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and
(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
(A)	any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms unsecured or subordinated in right of payment or as to Lien priority to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;
(B)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are within 180 days after such Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;
(C)	any stock or assets of the kind referred to in clauses (2) or (4) of the paragraph below; and
(D)	any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (D), not to exceed $5.0 million, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	(a) to repay Indebtedness and other Obligations under the Existing Indenture or the Senior Credit Facility and to correspondingly permanently reduce any revolving commitments with respect thereto and (b) in the case of an Asset Sale of the asset or property of a Foreign Restricted Subsidiary of the Company, to repay Indebtedness and other Obligations under the agreements governing Permitted Debt described in clause (16) of the definition thereof;
(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Permitted Business, if, after giving effect to any such acquisition, the Permitted Business is or becomes a Restricted Subsidiary or a line of business of the Company;
(3)	to make a capital expenditure;
(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; and
(5)	any combination of the foregoing;

provided that in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary, as the case may be, enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds must be applied as set forth herein or if such cancellation or termination occurs later than the 360-day period referred to below, shall constitute Excess Proceeds.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 15 days after the aggregate amount of Excess Proceeds exceeds $12.5 million, the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis for definitive Notes but subject to the procedures of the Depositary for Global Notes. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and premium, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, which contains all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1)	that the Asset Sale Offer is being made pursuant to this section and the length of time the Asset Sale Offer will remain open;
(2)	the Offer Amount, the purchase price and the Purchase Date;
(3)	that any Note not tendered or accepted for payment will continue to accrue interest;
(4)	that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;
(5)	that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1.00 only; provided that no Notes in denominations of $2,000 or less may be redeemed or purchased in part, or if a PIK Payment has occurred, no Notes of $1.00 or less shall be redeemed or purchased in part;
(6)	that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
(7)	that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
(8)	that, if the aggregate principal amount of Notes surrendered by the Holders exceeds the Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis; and
(9)	that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this section. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

If less than all of the Notes are to be purchased in an Asset Sale Offer at any time, the Trustee will select Notes for purchase on a pro rata basis, by lot or other method in any case the Trustee considers appropriate, with respect to Global Notes, subject to the rules and procedures of the Depositary unless otherwise required by law or applicable stock exchange requirements, not less than 30 nor more than 60 days prior to the Purchase Date by the Trustee from the outstanding Notes not previously purchased.

The Trustee will promptly notify the Company in writing of the Notes selected for purchase and, in the case of any Note selected for partial purchase, the principal amount thereof to be purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1.00; provided that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes held by such Holder shall be purchased; provided, further, that no Notes in denominations of $2,000 or less may be purchased in part or if a PIK Payment has occurred, no Notes of $1.00 or less shall be purchased in part. Except as provided in the preceding sentence, provisions of the Indenture that apply to Notes purchased also apply to portions of Notes purchased.

No later than 10:00 a.m. Eastern time on the Purchase Date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued interest or premium, if any, on all Notes to be purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the purchase price of, and accrued interest or premium, if any, on all Notes to be purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the Purchase Date, interest will cease to accrue on the Notes or the portions of Notes purchased. If a Note is purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note purchased is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this section, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this section by virtue of such compliance.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(2)	the Company delivers to the Trustee:
(A)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company accompanied by an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(B)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The foregoing provisions will not apply to the following items, which will not be deemed to be Affiliate Transactions:

(1)	payment of reasonable fees, compensation, expenses, bonus, separation or severance to employees, officers or directors (including indemnification to the fullest extent permitted by applicable law, directors’ and officers’ insurance and similar arrangements, employment contracts, non-competition and confidentiality agreements and similar instruments or payments) in the ordinary course of business which have been approved by a majority of the disinterested members of the Board of Directors of the Company;
(2)	maintenance in the ordinary course of business of reasonable benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, SERPs, split dollar life insurance plans, deferred compensation plans, retirement or savings plans, stock option plans, stock ownership or purchase plans or any other similar arrangements or plans;
(3)	transactions between or among the Company and/or its Restricted Subsidiaries;
(4)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or any contribution of capital to the Company and the granting of registration rights in connection therewith;
(6)	Restricted Payments that do not violate the requirements listed under “Certain Covenants—Restricted Payments”;
(7)	Permitted Investments described under clauses (8) and (13) of the definition of the term “Permitted Investments”;
(8)	any transaction pursuant to any contract or agreement as in effect on the Issue Date as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not materially more disadvantageous to the Company or its Restricted Subsidiaries, taken as a whole, than the contract or agreement as in effect on the Issue Date;
(9)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the Board of Directors of the Company or Senior Management, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;
(10)	transactions with an Affiliate in its capacity as a purchaser or holder of Indebtedness or other securities of the Company or any Restricted Subsidiary of the Company in which such Affiliate is treated no more favorably than the other purchasers or holders of Indebtedness or other securities of the Company or such Restricted Subsidiary (except as otherwise permitted under this section);
(11)	investments by Affiliates of the Company in securities of the Company or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms;

(12)	any transaction pursuant to any employment agreement entered into between the Company and any employee of the Company on or after the Original Issue Date or pursuant to the Company’s 2017 Management Incentive Plan dated as of the Original Issue Date (as may be amended with the approval of a majority of the disinterested members of the Board of Directors of the Company); and
(13)	transactions with an Affiliate in its capacity as a purchaser, holder, participant, sub participant or other direct or indirect owner of Indebtedness of the Company or any Restricted Subsidiary of the Company incurred under the Senior Credit Facility or the Existing Indenture.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Corporate Existence

Subject to the provisions in “Successors—Merger, Consolidation or Sale of Assets”, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)	its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and
(2)	the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Real Estate Mortgages and Filings; Landlord Waivers

With respect to any real property, other than real property that constitutes an Excluded Asset, owned by the Company or any Guarantor on the Issue Date or acquired by the Company or any Guarantor at any time thereafter (individually and collectively, the “Premises”), the Company or such Guarantor shall deliver to the Collateral Agent, if and only to the extent such Premises are pledged to secure any other Indebtedness on the date that such premises are pledged to secure any other Indebtedness (or, in the case of Premises acquired after the Issue Date, no later than 90 days after the date of such acquisition):

(1)	fully executed counterparts of Mortgages, duly executed by the Company or the applicable Guarantor, as the case may be, in favor of the Collateral Agent, as mortgagee or beneficiary, as applicable, and corresponding UCC fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;
(2)	(i) mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the estimated fair market value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is vested in the Company or the applicable Guarantor and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with, to the extent available, such endorsements, as are customary for financings of this type, accompanied by evidence of the payment in full of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) of the Company or the applicable Guarantor as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(3)	(i) with respect to each Premises owned or leased on the Issue Date, ALTA surveys with respect to each of such Premises, as well as any updates or affidavits the title insurer may reasonably request in connection with removing all standard survey exceptions from the mortgagee’s title insurance policies and issuing the survey related and other endorsements to such policies required pursuant to clause (2) above and (ii) with respect to each Premises acquired after the Issue Date, ALTA surveys (to the extent existing at the time of acquisition);
(4)	“Life of Loan” Federal Emergency Standard Flood Hazard Determinations with respect to each Premises (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Company or the applicable Guarantor, and evidence of flood insurance in the event such Premises is located in a special flood hazard area); and
(5)	Opinions of Counsel in the jurisdiction where each Premises is located and the jurisdiction of formation of the Company or the applicable Guarantor entering into the relevant Mortgage covering such matters as are customary for financings of this type, including, without limitation, the due authorization, execution and delivery of the relevant Mortgages and the enforceability thereof.

Notwithstanding anything to the contrary, (a) the requirements in (2) through (5) above shall not apply to any Premises owned by the Company or any Guarantor on the Issue Date and (b) the Company and Guarantors shall only be required to deliver the documents required by (1) above to the extent such Premises are pledged to secure the Senior Credit Facility, with any such documents delivered in respect of premises securing the Senior Credit Facility on the Issue Date required to be delivered no later than 90 days after the Issue Date.

The Company and any Guarantor that is a lessee of real property where Collateral is located is, and will be, required to use commercially reasonable efforts (which for the avoidance of doubt, shall not require the payment by the Company or such Guarantor, as the case may be, of any fee to the lessor in connection with the obtaining of any such collateral access agreement) to deliver to the Collateral Agent a collateral access agreement, executed by the lessor of such real property but only to the extent such lessor has provided a collateral access agreement to the Senior Credit Facility Agent pursuant to the Senior Credit Facility; provided that notwithstanding anything to the contrary, in the case where such lease is a lease in existence on the Issue Date, the Company or Guarantor shall not be required to satisfy such requirement. For the avoidance of doubt, if the Company or any applicable Guarantor fails to enter into a collateral access agreement after using commercially reasonable efforts (it being understood that the Company shall be solely responsible for determining whether it has used commercially reasonable efforts, which shall be set forth in an Officers’ Certificate delivered to the Trustee and the Collateral Agent (upon which the Trustee and the Collateral Agent may conclusively rely without any investigation)) and the Company shall notify the Holders of such event. Neither the Collateral Agent nor the Trustee shall have any obligation to enter into such an agreement and the Trustee or the Collateral Agent each shall have the right to decline signing such an agreement if, after being advised by counsel, the Trustee or the Collateral Agent, as the case may be, determines in good faith that such action would expose the Trustee or the Collateral Agent, respectively, to liability or if doing so is consistent with its rights, privileges, protections and immunities set forth in the Indenture or the Collateral Documents.

Limitations on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Guarantor may enter into a sale and leaseback transaction if:

(1)	the Company or that Restricted Subsidiary, as applicable, could have (A) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under (i) the Fixed Charge Coverage Ratio test contained in the provisions of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, or (ii) clause (4) or (18) of the definition of Permitted Debt and (B) incurred a Lien to secure such Indebtedness pursuant to the provisions in “Certain Covenants—Liens”;
(2)	the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3)	the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the provisions in “Certain Covenants—Asset Sales”.

Further Assurances

The Company will do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time, or that the Collateral Agent from time to time may reasonably request (but shall have no duty to), in order to:

(1)	carry out the terms and provisions of the Collateral Documents;
(2)	subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;
(3)	perfect and maintain the validity, effectively and priority of any of the Collateral Documents and the Liens intended to be created thereby; and
(4)	assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Collateral Documents or under any other instrument executed in connection herewith.

Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under the Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will execute and deliver all applications, certifications, instruments and other documents and papers that may be required from the Company for such governmental consent, approval, recording, qualification or authorization.

Additional Note Guarantees

If (i) the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date or (ii) if any Restricted Subsidiary shall guarantee any Indebtedness of the Company or any Guarantor, then, in each case of clause (i) or (ii), such Restricted Subsidiary shall within 10 Business Days of the date on which it was acquired or created (or, in the case of clause (ii), simultaneously with the guarantee of such other Indebtedness) (i) execute and deliver to the Trustee a supplemental indenture, pursuant to which such Restricted Subsidiary will Guarantee the Notes, (ii) execute and deliver to the Collateral Agent joinder agreements or other similar agreements with respect the applicable Collateral Documents (and, in the case any Restricted Subsidiary that is not a Domestic Restricted Subsidiary, execute Collateral Documents (or joinders thereto) granting Liens to the Collateral Agent on the same assets as any Liens granted by such Restricted Subsidiary to secure its obligations as a guarantor of such other Indebtedness and governed by the same governing law as any documentation granting such Liens to secure such other Indebtedness) and (iii) deliver to the Trustee an Opinion of Counsel and Officers’ Certificate that such supplemental indenture and other documents required to be delivered pursuant to clause (ii) above have been duly authorized, executed and delivered and constitute legally valid and binding and enforceable obligations (subject to customary qualifications and exceptions) and is authorized or permitted by the Indenture; provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will be treated as a Restricted Payment or a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by delivering to the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted pursuant to “Certain Covenants—Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted pursuant to the provisions of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Certain Covenants with Respect to the Collateral

The Collateral will be pledged pursuant to the Security Agreement and Collateral Documents, which will contain provisions relating to identification of the Collateral and the maintenance of perfected Liens thereon. The following is a summary of some of the covenants and provisions set forth in the Collateral Documents and the Indenture as they relate to certain of the Collateral.

Inspection and Further Identification of Collateral.

The Company and each of its subsidiaries party to the Security Agreement (the “Grantors”) will keep adequate records concerning the Collateral and will permit Collateral Agent and all representatives and agents appointed by Collateral Agent to inspect, at the Grantors’ sole expense and upon reasonable prior notice to the Grantors (and unless an Event of Default is continuing, not more than once per calendar year), any of the Collateral and the books, records, audits, correspondence and all other documents relating to the Collateral at any time during normal business hours, to make and take away photocopies, photographs and printouts thereof and to write down and record any such information. Each Grantor will furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral, as Collateral Agent or any other Notes Secured Party may reasonably request, all in reasonable detail.

Maintenance of Collateral

The Collateral Documents, subject to certain exceptions, will provide that (i) upon any management level officer of any Grantor obtaining actual knowledge thereof, such Grantor shall promptly notify the Collateral Agent in writing of any event that would reasonably be expected to have a Material Adverse Effect on the value of any material portion of the Collateral, the ability of the Grantor or the Collateral Agent to dispose of any material portion of the Collateral, the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against any material portion of the Collateral, (ii) except as expressly permitted by the Indenture, the Grantors shall not take or permit any action which would reasonably be expected to adversely impair the Collateral Agent’s rights in the Collateral, and (iii) the Grantors shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise permitted under the Indenture.

Payment of Taxes

Grantors will timely pay, when due, all taxes, assessments and governmental charges or levies lawfully imposed upon the Collateral or any part thereof, except such taxes, charges or levies as to which the failure to pay would not reasonably be expected to result in a Material Adverse Effect. Grantors may, however, delay paying or discharging any such taxes, assessments or charges so long as the validity thereof is contested in good faith by proper proceedings and provided Grantors have set aside on Grantors’ books adequate reserves therefor.

Perfection of Security Interest

Each Grantor shall take all action as may be reasonably necessary so as at all times to maintain the validity, perfection, enforceability and priority (subject to the terms of the Intercreditor Agreement) of Collateral Agent’s security interest in and Lien on the Collateral or to enable Collateral Agent to protect, exercise or enforce its rights thereunder and in the Collateral, including (i) promptly discharging all Liens other than Permitted Liens, (ii) to the extent required under the Senior Credit Facility, obtaining Lien waiver agreements and (iii) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case relating to the creation, validity, perfection, priority, maintenance or continuation of the Collateral Agent’s security interest and Lien under the UCC or other applicable law, provided, however, that (A) the Grantors shall not be required to cause the Collateral Agent to have “control” with respect to any deposit or securities account so long as the average five-day closing balance for all such deposit and securities accounts does not exceed $500,000, and (B) to the extent required, the Grantors shall use commercially reasonable efforts to cause any securities intermediary to enter into an agreement with the Collateral Agent to cause the Collateral Agent to have “control” with respect to any securities account.

Inventory and Equipment

Each Grantor covenants and agrees that such Grantor shall keep such Grantor’s Inventory and Equipment other than (i) Inventory and Equipment in transit, (ii) Inventory with an aggregate fair market or book value (whichever is more) less than $500,000 and (iii) Equipment with an aggregate fair market or book value (whichever is more) less than $500,000, only at the locations identified on the schedules to the Security Agreement and its chief executive offices only at the locations identified on the schedules to the Security Agreement (as such schedules may from time to time be updated). Each Grantor covenants and agrees that all Inventory held for sale or lease by any Grantor has been and will be produced by such Grantor in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder in all material respects. All material Equipment used or useful in the conduct of any Grantor’s business shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of such Equipment shall be maintained and preserved (reasonable wear and tear excepted). Each Grantor shall use or operate any Equipment in compliance with applicable law in all material respects. Except as permitted under the Indenture, no Grantor shall sell or otherwise dispose of any of its Equipment. Each Grantor agrees that, upon the request of the Collateral Agent (as directed in writing by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding), such Grantor will promptly provide the Collateral Agent with confirmation of the specific location of any Equipment.

Direction to Account Debtors; Contracting Parties; etc.

Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, if the Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee) so directs any Grantor, such Grantor agrees (i) to cause all payments on account of the Accounts and Contracts to be made directly to a cash account held by the Collateral Agent (the “Cash Collateral Account”), (ii) that the Collateral Agent may directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (i), and (iii) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Grantor.

Without notice to or assent by any Grantor, the Collateral Agent shall, upon the occurrence and during the continuance of an Event of Default, transfer, convey, or distribute all amounts then in, or thereafter deposited in, the Cash Collateral Account to the Trustee to be applied in accordance with the Indenture or as otherwise may be directed by the Trustee pursuant to the Notes Documents. The reasonable out-of-pocket costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by a Grantor or the Collateral Agent, shall be borne solely by the Grantors. The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (ii) to the relevant Grantor; provided, that (x) the failure by the Collateral Agent to so notify such Grantor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this section and (y) no such notice shall be required if an Event of Default of the type described in clause (9) of “Events of Default and Remedies” has occurred and is continuing.

Collection

Subject to the terms of the Intercreditor Agreement, (i) from and after the occurrence and during the continuance of an Event of Default, upon the demand of Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), each Grantor shall deliver to Collateral Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness at any time received by Grantors and (ii) following the occurrence and during the continuance of any Event of Default, at its option, Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), shall have the exclusive right to collect the Accounts and other Receivables of each Grantor, take possession of the Collateral, or both. In such case, Collateral Agent’s actual collection expenses, including but not limited to, stationery and postage, telephone and facsimile, secretarial and clerical expenses and the salaries of any collection personnel used for collection, shall be for the account of the Grantors and added to the Obligations.

Instruments and Documents

If any Grantor owns or acquires any instrument or document (as defined in the New York UCC) evidencing or forming a part of the Collateral in excess of (x) so long as no Event of Default has occurred and is continuing, $1,000,000, or (y) so long as an Event of Default has occurred and is continuing, $250,000, constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Grantor will within ten (10) Business Days deliver such instrument or document to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.

Grantors Remain Liable Under Accounts and Contracts

Anything herein to the contrary notwithstanding, the Grantors shall remain liable under each of the Accounts and Contracts to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to such Accounts or Contracts. Neither the Collateral Agent nor any other Notes Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) or Contract, in each case by reason of or arising out of the Security Agreement or the receipt by the Collateral Agent or any other Notes Secured Party of any payment relating to such Account or Contract pursuant hereto, nor shall the Collateral Agent or any other Notes Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto) or any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto) or Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

Letter of Credit Rights

If any Grantor is at any time a beneficiary under a letter of credit with a stated amount of $375,000 or more, such Grantor shall use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent in writing to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Security Agreement upon the occurrence and during the continuance of an Event of Default.

Commercial Tort Claims

All commercial tort claims of each Grantor in an amount of $500,000 or more in existence on the date of the Security Agreement are described in the schedules to the Security Agreement. If any Grantor shall at any time after the date of the Security Agreement acquire a commercial tort claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $500,000 or more, such Grantor shall promptly (i) notify the Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof; (ii) grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of the Security Agreement; and (iii) take such actions as may be reasonably necessary to perfect such security interest, including filing a UCC-1 financing statement or UCC-3 statement of amendment in such filing office as may be appropriate, and provide evidence thereof to the Collateral Agent.

Chattel Paper

Upon the request of the Collateral Agent made at any time or from time to time (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), each Grantor shall promptly furnish to the Collateral Agent a list of all electronic chattel paper held or owned by such Grantor. Furthermore, if requested by the Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), each Grantor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all electronic chattel paper with a value in excess of (x) so long as no Event of Default has occurred and is continuing, $1,000,000, or (y) so long as an Event of Default has occurred and is continuing, $250,000, in accordance with the requirements of Section 9-105 of the UCC.

Subject to the Intercreditor Agreement, each Grantor will promptly (and in any event within ten (10) days) following any request by the Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), deliver all of its tangible chattel paper to the Collateral Agent.

After-Acquired Capital Stock

To the extent any Grantor at any time or from time to time owns, acquires or obtains any right, title or interest in any Capital Stock intended to be pledged as Collateral under the Security Agreement or the form or nature of any Capital Stock shall change, subject to the Intercreditor Agreement, the Collateral Agent shall automatically (and without the taking of any action by any Grantor) have a security interest in all of the right, title and interest of such Grantor in, to and under such Capital Stock pursuant to the Security Agreement and, in addition thereto, such Grantor shall take the following actions (as promptly as practicable and, in any event, within 15 Business Days after it obtains such Capital Stock) for the benefit of the Collateral Agent and the other Notes Secured Parties, subject to the terms of the Intercreditor Agreement:

(1)	with respect to a certificated security (other than a certificated security credited on the books of a clearing corporation or securities intermediary), such Grantor shall physically deliver such certificated security to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank;
(2)	with respect to an uncertificated security (other (x) than an uncertificated security credited on the books of a clearing corporation or securities intermediary or (y) an uncertificated security of an Immaterial Subsidiary, such Grantor shall use commercially reasonable efforts to cause the issuer of such uncertificated security to duly authorize, execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Notes Secured Parties pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such uncertificated security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Persons other than a court of competent jurisdiction;
(3)	with respect to a certificated security, uncertificated security, Partnership Interest or Limited Liability Company Interest credited on the books of a clearing corporation or securities intermediary (including a Federal Reserve Bank, Participants Trust Company or the Depository Trust Company), such Grantor shall promptly notify the Collateral Agent in writing thereof and shall use commercially reasonable efforts (x) to comply with the applicable rules of such clearing corporation or securities intermediary and (y) (A) in the case of a clearing corporation, to perfect the security interest of the Collateral Agent under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the UCC) or (B) in the case of a securities intermediary, if required to perfect the security interest of the Collateral Agent under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106(d) of the UCC);
(4)	with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a clearing corporation or securities intermediary), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a security for purposes of the UCC, comply with the procedure set forth in the Security

Agreement and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate or is not a security for purposes of the UCC, comply with the procedure set forth in the Security Agreement; and

(5)	with respect to cash proceeds from any of the Collateral, except as otherwise permitted under the Indenture and Notes Documents, (x) establish a cash account in the name of such Grantor over which the Collateral Agent shall have “control” within the meaning of the UCC and at any time any Event of Default is in existence no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Collateral Agent and (y) deposit such cash in such cash account.

Further Actions

Without limitation of any other covenant herein, no Grantor shall change or permit to be changed the jurisdiction in which it is incorporated or otherwise organized, or change its legal name (or use a different name), location of chief executive office or location of any of the Collateral, unless such Grantor has given Collateral Agent not less than ten (10) Business Days prior written notice thereof and Grantors have taken (or caused to be taken) all steps required by Collateral Agent to maintain Collateral Agent’s Lien on such Collateral, as well as the priority and effectiveness of such Lien (including, without limitation, in the case of Collateral located in Canada, the filing of a PPSA financing statement); provided, that, except as expressly permitted under the Indenture, no Grantor shall change its jurisdiction of incorporation or organization or location of any of its Collateral, in each case, to a jurisdiction or location outside of the United States or Canada.

Insurance

Each Grantor shall:

(A)	keep its properties adequately insured at all times by financially sound and reputable insurers, as is customary with companies in the same or similar businesses operating in the same or similar locations;
(B)	maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; and
(C)	maintain such other insurance as may be required by law.

Each Grantor shall furnish to the Collateral Agent no more than once each fiscal year full information as to its property and liability insurance carriers. The Collateral Agent shall be named as an additional insured on all insurance policies of any Grantor and the Collateral Agent shall be named as lender’s loss payee, with thirty (30) days’ notice of cancellation or material change, on all property and casualty insurance policies of any Grantor.

Leasehold Obligations

Each Grantor shall, and shall cause each of its Subsidiaries to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except, in each case, where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Exculpation of Liability

Nothing herein contained shall be construed to constitute Collateral Agent or any Holder as any Grantor’s agent for any purpose whatsoever, nor shall Collateral Agent or any Holder be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except as expressly set forth in the Security Agreement. Neither Collateral Agent nor any Holder, whether by anything herein or in any assignment or otherwise, assumes any of any Grantor’s obligations under any contract or agreement to which it is a party, and neither Collateral Agent nor any Holder shall be responsible in any way for the performance by any Grantor of any of the terms and conditions thereof.

Deposit Accounts; Etc.

The schedules to the Security Agreement will accurately set forth, as of the date of the Security Agreement, for each Grantor, each deposit account maintained by such Grantor (including a description thereof and the respective account number) and the name of the respective bank with which such deposit account is maintained. Subject to the terms of the Security Agreement and the terms of the Intercreditor Agreement, for each deposit account that is Collateral (other than the Cash Collateral Account or any other deposit account maintained with the Collateral Agent), the respective Grantor shall use commercially reasonable efforts to cause the bank with which the deposit account is maintained to execute and deliver to the Collateral Agent, (x) in the case of an account located at a bank which is a lender under the Senior Credit Facility, within thirty (30) days after the date of the Security Agreement (or, if later, the date of the establishment of the respective deposit account), or (y) in the case of an account located at a bank which is a not lender under the Senior Credit Facility, within forty-five (45) days after the date of the Security Agreement (or, if later, the date of the establishment of the respective deposit account), a “control agreement” in form and substance consistent with the deposit account control agreements entered into by the Company pursuant to the Senior Credit Facility, or otherwise acceptable to the Collateral Agent. Subject to the terms of the Security Agreement, if any bank with which a deposit account is maintained refuses to, or does not, enter into such a “control agreement”, then the respective Grantor shall promptly (and in any event within thirty (30) days after the date of the Security Agreement or, if later, thirty (30) days after the establishment of such account) close the respective deposit account and transfer all balances therein to the Cash Collateral Account or another deposit account meeting the requirements of this section. If any bank with which a deposit account is maintained refuses to subordinate all its claims with respect to such deposit account to the Collateral Agent’s security interest therein on terms satisfactory to the Collateral Agent, then the Collateral Agent, at its option (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), may (x) require that such deposit account be terminated in accordance with the immediately preceding sentence or (y) agree to a “control agreement” without such subordination; provided that in such event the Collateral Agent may at any time, at its option (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), subsequently require that such deposit account be terminated (within thirty (30) days after notice from the Collateral Agent) in accordance with the requirements of the immediately preceding sentence.

Subject to the provisions of the Security Agreement and the terms of the Intercreditor Agreement, at the time any such deposit account is established, the appropriate “control agreement” shall be entered into in accordance with the requirements of preceding clause (i) and the respective Grantor shall furnish to the Collateral Agent a supplement to the schedules to the Security Agreement containing the relevant information with respect to the respective deposit account and the bank with which same is established.

Membership.

In accordance with the Security Agreement, each Grantor will acknowledge and agrees that Collateral Agent (or any designee of Collateral Agent), shall, at the option of the Collateral Agent (acting at the written direction of the requisite Holders (in accordance with the Indenture) or of the Trustee), upon written notice to any Grantor (such Grantor, the “Parent Grantor”) of Collateral Agent’s intent to be admitted as a member of any other Grantor (in the place of the Parent Grantor) at any time an Event of Default exists or has occurred and is continuing and following delivery of any required notice by the Security Agreement, be admitted as a member of the relevant Grantor without any further approval of the Parent Grantor and without compliance by Collateral Agent or any other person with any of the conditions or other requirements of the applicable membership agreement and without conferring upon any Person any option (whether under the applicable membership agreement or otherwise) to acquire the stock or membership interests so transferred to Collateral Agent or its designees. At such time, each Grantor agrees to take such other action and execute such further documents as Collateral Agent may reasonably request from time to time in order to give effect to the provisions of the Security Agreement.

Intellectual Property

Each Grantor will represent and warrant (i) that the Intellectual Property Rights listed in the schedules to the Security Agreement for such Grantor include all Intellectual Property Rights that such Grantor owns or uses in connection with its business which are registered at the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or an equivalent thereof in any state of the

United States or Canada, and (ii) that except as set forth in the schedules to the Security Agreement it is the true and lawful owner of all registrations and applications for registration of Intellectual Property Rights listed in the schedules to the Security Agreement. Except as disclosed in the Prospectus or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Grantor owns, or is licensed under, and has the right to use, all Intellectual Property Rights used in its businesses as currently conducted and the Intellectual Property Rights are free and clear of all Liens, other than Permitted Liens. No claims or notices of any potential claim have been asserted by any Person challenging the use of any such Intellectual Property Rights by any Grantor or questioning the validity, effectiveness of or Grantor’s rights to any Intellectual Property Right or any license or agreement related thereto, other than any claims that, if successful, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and no Grantor is aware of any basis for such claims.

Except as otherwise permitted by the Notes Documents, each Grantor will agree not to divest itself of any Intellectual Property Right.

Except as such Grantor in its reasonable business judgment determines is not necessary in the conduct of the Grantor’s business, each Grantor agrees to prosecute diligently in accordance with reasonable business practices any Person infringing, misappropriating, misusing, diluting, or violating the Grantor’s material Intellectual Property Rights.

Each Grantor agrees to use its Marks which are material to such Grantor’s business in interstate commerce during the time in which the Security Agreement is in effect and to take all such other actions as are reasonably necessary to preserve such material Marks as trademarks or service marks under the laws of the United States (in each case, other than any such Marks which, in the Grantor’s reasonable business judgment, are no longer necessary in the conduct of the Grantor’s business).

Each Grantor shall, at its own expense, take all commercially reasonable actions to maintain all registrations and applications for registration of its material Intellectual Property Rights.

At its own expense, each Grantor shall take all commercially reasonable efforts to diligently prosecute all material applications for registrations of Intellectual Property Rights listed on the schedules to the Security Agreement, in each case for such Grantor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications (i) deemed by such Grantor in its reasonable business judgment to be no longer prudent to pursue or (ii) that are deemed by such Grantor in its reasonable business judgment to no longer be necessary in the conduct of the Grantor’s business). If any Grantor makes an application for registration of an Intellectual Property Right before the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, or an equivalent thereof in any state of the United States or Canada, within sixty (60) days of the submission of such application or, if later, as soon as legally permissible, such Grantor shall deliver to the Collateral Agent a grant of a security interest in such application, to the Collateral Agent and at the sole expense of the Grantors, confirming the grant of a security interest in such Intellectual Property Right to the Collateral Agent, the form of such security to be reasonably satisfactory to the Collateral Agent. Where a registration of an Intellectual Property Right is issued hereafter to any Grantor as a result of any application now or hereafter pending, if a security interest in such application has not already been granted to or recorded on behalf of the Collateral Agent, such Grantor shall deliver to the Collateral Agent a grant of security interest within sixty (60) days.

Each Grantor will grant to the Collateral Agent (and any of the designees of the Collateral Agent) a limited power of attorney to sign, upon the occurrence and during the continuance of an Event of Default, at the written direction of the Trustee or the requisite Holders in accordance with the Indenture, any document which may be required by the United States Patent and Trademark Office, the Canadian Intellectual Property Office or similar registrar in order to effect an absolute assignment to the Collateral Agent (or its designee) of all right, title and interest in each registered Intellectual Property Right and each application for such registration, and record the same. If an Event of Default shall occur and be continuing, the Collateral Agent (or its designee) may, at the written direction of the Trustee or the requisite Holders in accordance with the Indenture, by written notice to the relevant Grantor, take any or all of the following actions: (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property Rights, vested in the Collateral Agent (or its designee) for the benefit of the Notes Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent (or its designee) for the benefit of the Notes Secured Parties, and the Collateral Agent (or its

designee) shall be entitled to exercise the power of attorney referred to in the Security Agreement to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property Rights; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Marks and the right to carry on the business and use the assets of such Grantor in connection with which the Marks or Domain Names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property Rights in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Collateral Agent (or its designee) may reasonably request to further confirm this and to transfer ownership of the Intellectual Property Rights and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, the Canadian Intellectual Property Office, the equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Collateral Agent (or its designee).

Nothing in the Security Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Intellectual Property Rights if (i) such Grantor so determines in its reasonable business judgment and (ii) it is not prohibited by the Notes Documents.

Successors

Merger, Consolidation, or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either:
(A)	the Company is the surviving corporation; or
(B)	the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Company”) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;
(2)	the Successor Company assumes all the obligations of the Company under the Notes, the Indenture and the Collateral Documents pursuant to agreements reasonably satisfactory to the Trustee;
(3)	the Successor Company shall take such action (or agree to take such action) and deliver such agreements, instruments, or documents as may be necessary or appropriate to cause any property or assets that constitute Collateral owned by or transferred to the Successor Company to be subject to the Liens of the Collateral Agent in the manner and to the extent required under the Collateral Documents;
(4)	immediately after such transaction, no Default or Event of Default exists;
(5)	the Company or the Successor Company would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio immediately prior to such transactions; and
(6)	the Company shall have delivered to the Trustee (i) an Officers’ Certificate and an Opinion of Counsel, each stating that (x) such consolidation, merger, sale, assignment, transfer, conveyance or other disposition and the agreements, instruments or documents required by clauses (2) and (3) above (including any supplemental indentures) comply with the Indenture and the other Notes Documents and (y) the agreements, instruments or documents required by clauses (2) and (3) above (including any supplemental indentures) constitute legal, valid and binding obligations of the Company or Successor Company (as appropriate) and the Guarantors, enforceable (subject to customary exceptions) in accordance with their terms, and (ii) if applicable, any documentation and other information about the Successor Company reasonably requested in writing by the Trustee that the Trustee shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

Clauses (3) and (4) above will not apply to:

(1)	a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or
(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company, the Guarantors and Immaterial Subsidiaries.

Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of “Successors—Merger, Consolidation, or Sale of Assets”, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the Successor Company and not to the Company), and may exercise every right and power of the Company under the Indenture with the same effect as if the Successor Company had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, of “Successors—Merger, Consolidation, or Sale of Assets”.

Reports and Other Information

Reports

To the extent required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes and the Trustee within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and
(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such filing).

During any period from and after the Issue Date during which the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and does not otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company shall furnish to the Holders of Notes and the Trustee, within 15 days after the time periods specified below:

(1)	within 90 days after the end of each fiscal year, all information that would be required to be contained in an annual report on Form 10-K filed with the SEC as of the Issue Date (other than Part I, Items 1B and 4,

Part II, Items 5 and the supplementary data required by Item 8(a) and Items 9A and 9B, Part III, Items 11, 12 and 14 of Form 10-K, any exhibits related to such Items and any exhibits required by paragraphs (11), (12), (13), (22), (23), (24), (31), (32), (33), (34), (35), (95), (99), (100), (101) and (102) of Item 601 of Regulation S-K) and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all information that would be required to be contained in a quarterly report on Form 10-Q filed with the SEC as of the Issue Date (other than Part I, Item 4 and Part II, Items 2 and 4 of Form 10-Q, any exhibits related to such Items and any exhibits required by paragraphs (11), (15), (22), (23), (24), (31), (32), (95), (99), (100) and (101) of Item 601 of Regulation S-K);
(3)	within the time periods specified for filing current reports on Form 8-K, all current reports that would be required to be filed with the SEC on Form 8-K as of the Issue Date if the Company were required to file such reports (other than reports related to Items 1.04, 2.05, 2.06, 3.01, 3.02, 3.03, 5.02(e), 5.04, 5.06, 5.07, 5.08, 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 7.01 of Form 8-K and any exhibits related to such Items), in each case, in a manner that complies in all material respects with the requirements specified in such form; provided, however, that the Company shall not be required to provide separate financial statements or other information contemplated by Rule 3-09 or Rule 3-16 of Regulation S-X, or in each case any successor provisions or any schedules required by Regulation S-X; provided, further that the financial statements required to be provided for acquired businesses will be limited to the financial statements (in whatever form and whether or not audited) that the Company receives in connection with the acquisition of such acquired businesses; provided, further that the Company shall be required to provide separate financial statements and other information contemplated by Rule 3-10 of Regulation S-X, or any successor provisions or any schedules required by Regulation S-X. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. The Company shall not be so obligated to furnish such reports with the SEC so long as the Company makes available such information to prospective purchasers of the Notes and securities analysts and market making financial institutions (that are, in the case of securities analysts and market making financial institutions, reasonably satisfactory to the Company), in addition to providing such information to the Trustee and the Holders of the Notes, in each case, at the Company’s expense and by the applicable date the Company would be required to furnish such information pursuant to the immediately preceding sentence. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders pursuant to an Event of Default if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required as stated above will include a reasonably detailed presentation consistent with GAAP, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the requirement above, the Company shall also use its commercially reasonable efforts to post copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are, in the case of securities analysts and market making financial institutions, reasonably satisfactory to the Company. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders of the Notes and upon request, such prospective investors in the Notes, securities analysts and market making financial institutions. The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation.

The Company will agree that, for so long as any Notes remain outstanding, it will furnish to the Holders of Notes, beneficial owners of the Notes, bona fide prospective investors, securities analysts and market makers, upon their request, the reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Compliance Certificate

The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture and the other Notes Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and the other Notes Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and the other Notes Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Events of Default and Remedies

The Indenture will provide that each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on the Notes;
(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;
(3)	failure by the Company or any of its Restricted Subsidiaries to comply with provisions of the Indenture related to restricted payments, incurrence of Indebtedness and issuance of preferred stock, asset sale, mergers, consolidation or sale of assets, or repurchase at option of Holders upon a fundamental change;
(4)	failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Notes Documents;
(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:
(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
(b)	results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6)	failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amounts which are covered by enforceable insurance policies issued by a reputable and solvent carrier and with respect to which such carrier has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days;
(7)	except as permitted by the Indenture and the Collateral Documents, with respect to any assets or property having a Fair Market Value in excess of $10.0 million, individually or in the aggregate, that constitutes, or under the Indenture or any Collateral Document is required to constitute, Collateral, (a) any of the Collateral Documents shall for any reason cease to be in full force and effect in all material respects, or the Company or a Guarantor shall so assert, or (b) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, if such Default does not result from any unauthorized action by the Collateral Agent in express violation of any provision of the Collateral Documents;
(8)	except as permitted by the Indenture, any Note Guarantee of any Restricted Subsidiary that is a Significant Subsidiary or the Note Guarantees of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, are held in any judicial proceeding to be unenforceable or invalid or cease for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;
(9)	the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Code:
(a)	commences a voluntary case,
(b)	consents to the entry of an order for relief against it in an involuntary case,
(c)	consents to the appointment of a custodian of it or for all or substantially all of its property,
(d)	makes a general assignment for the benefit of its creditors, or
(e)	generally is not paying its debts as they become due;
(10)	a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that:
(a)	is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;
(b)	appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or
(c)	orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(11)	failure by the Company to comply with its obligation to convert the Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, upon exercise of a Holder’s conversion right and such failure continues for five calendar days.

In the case of an Event of Default specified in clause (9) or (10) above, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences, except a continuing Default or Event of Default in the payment of the principal of or interest or premium, if any, on the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. This Section 6.04 shall be in lieu of TIA Section 316(a)(1)(B), and TIA Section 316(a)(1)(B) is hereby expressly excluded from this Indenture and Section as permitted by the TIA.

A Holder may pursue a remedy with respect to the Indenture or Notes only if:

(1)	such Holder gives to the Trustee written notice that an Event of Default is continuing;
(2)	Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;
(3)	such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
(5)	during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use the Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Notwithstanding any other provision of the Indenture, the right of any Holder of a Note to receive payment of principal and interest and premium, if any, on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of the Indenture upon any property subject to such Lien.

If the Trustee collects any money due to an Event of Default, it shall pay out the money in the following order:

(1)	First: to the Trustee (which shall include each of its officers, directors, employees, agents, advisors, attorneys, and representatives) for amounts due to the Trustee under the Indenture and under the Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;
(2)	Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest and premium, if any, respectively; and
(3)	Third: to the Company or to such party as a court of competent jurisdiction shall direct.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Covenant Defeasance

The Company and each of the Guarantors, may at any time, elect to be released from each of their obligations under the covenants of the Indenture (other than certain obligations) with respect to the outstanding Notes on and after the date the conditions set forth in the Indenture are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holdings (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes (it being understood that such Notes will not be deemed outstanding for accounting purposes).

In order to exercise Covenant Defeasance, the Company must meet the following conditions:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of and interest and premium, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
(2)	the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(3)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(4)	such Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;
(5)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(6)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1)	either:
(A)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
(B)	all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, interest and premium, if any, to the date of maturity or (ii) have been deposited for conversion and the Company shall deliver to the Holders shares of Common Stock sufficient to pay all amounts owing in respect of all such Notes;

(2)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;
(3)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and the other Notes Documents; and
(4)	the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Conversions

Conversion Privilege and Conversion Rate.

Conversion Rights Generally.

Upon compliance with the provisions hereof, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount, or an integral multiple of $1.00 in excess thereof) of its Notes at any time prior to the Close of Business on the Scheduled Trading Day immediately preceding the Maturity Date, at a rate (the “Conversion Rate”) of 2.1939631 shares of Common Stock (subject to adjustment by the Company as provided in “—Adjustment of Conversion Rate” per $1.00 principal amount of the Notes (the “Conversion Obligation”).

Conversion Upon a Fundamental Change.

In the event that the Company enters into any agreement with respect to a transaction that is expected to constitute a Fundamental Change, the Company shall disclose the material terms of such agreement in a current report on Form 8-K (or in a press release if the Company is not then required to file such current reports on Form 8-K with the SEC). In the event that such a Fundamental Change occurs, if a Holder exercises its right to convert its Notes during the period from the effective date of the transaction until the Close of Business on the Business Day immediately preceding the related Fundamental Change Repurchase Date or, if there is no Fundamental Change Repurchase Date, the 35th Trading Day immediately following the effective date of such transaction, then such conversion shall be deemed to have occurred “in connection with a Fundamental Change.”

In a conversion in connection with a Fundamental Change:

(1)	for each $1.00 principal amount of Notes, the number of shares of Common Stock issuable upon conversion shall equal the greater of (1) $1.00 divided by the then applicable Conversion Price and (2) $1.00 divided by the Stock Price with respect to such Fundamental Change (such greater number of shares, the “Fundamental Change Conversion Number”), for which the form of settlement shall be determined as provided below;
(2)	a Holder shall also be entitled to receive a cash payment for all accrued and unpaid interest on any such Notes being converted to, but not including the relevant date of settlement, in accordance with the tenth paragraph of “—Exercise of Conversion Privilege”; and
(3)	settlement upon conversion may be in the form of cash, shares of Common Stock or a combination thereof, in the Company’s sole discretion.

Not later than the Close of Business on the date a Fundamental Change occurs, the Company shall provide to all Holders, the Trustee and the Conversion Agent written notice of its Settlement Method for Notes surrendered for conversion in connection with such Fundamental Change, and if the Company elects Combination Settlement, such notice shall state the dollar amount of cash to be paid for each $1.00 principal amount of Notes surrendered (the “Fundamental Change Cash Amount”). The provisions of the fourth, fifth (not later than the dates specified below) and sixth through tenth paragraphs of “—Exercise of Conversion Privilege” shall apply to conversions of Notes in connection with a Fundamental Change.

If the Company elects Cash Settlement for Notes surrendered for conversion in connection with a Fundamental Change, for each $1.00 principal amount of Notes so surrendered, prior to 11:00 a.m., Eastern Time, on the third Business Day following the Conversion Date, the Company shall deliver to the converting Holder an amount of cash equal to the Fundamental Change Conversion Number times the 20-Day VWAP as of such Conversion Date (the “Fundamental Change Conversion Value”). Where the term “Cash Settlement” is used in “—Adjustment of Conversion Rate”, in the case of a conversion in connection with a Fundamental Change, such term shall be deemed to refer to the foregoing settlement method.

If the Company elects Physical Settlement for Notes surrendered for conversion in connection with a Fundamental Change, for each $1.00 principal amount of Notes so surrendered, prior to 11:00 a.m., Eastern Time, on the third Business Day following the Conversion Date, the Company shall deliver to the converting Holder a number of shares of Common Stock equal to the Fundamental Change Conversion Number. Where the term “Physical Settlement” is used in “—Adjustment of Conversion Rate”, in the case of a conversion in connection with a Fundamental Change, such term shall be deemed to refer to the foregoing settlement method.

If the Company elects Combination Settlement for Notes surrendered for conversion in connection with a Fundamental Change, for each $1.00 principal amount of Notes so surrendered, prior to 11:00 a.m., Eastern Time, on the third Business Day following the Conversion Date, the Company shall deliver to the converting Holder the Fundamental Change Cash Amount plus a number of shares of Common Stock equal to (x) the difference between (A) the Fundamental Change Conversion Value minus (B) the Fundamental Change Cash Amount divided by (y) the 20-Day VWAP as of such Conversion Date. Where the term “Combination Settlement” is used below under “—Adjustment of Conversion Rate”, in the case of a conversion in connection with a Fundamental Change, such term shall be deemed to refer to the foregoing settlement method.

The settlement of the conversion of Notes in connection with a Fundamental Change, as provided in this subsection, and the payment of accrued interest on such Notes in accordance with the tenth paragraph of “—Exercise of Conversion Privilege” shall satisfy the Company’s Conversion Obligation with respect to such Notes. Where the term “Observation Period” is used in paragraph (2)(b) of “—Exercise of Conversion Privilege—Settlement Method and Cash Amount Elections”, “—Fractions of Shares” or “—Adjustment of Conversion Rate”, in the case of a conversion in connection with a Fundamental Change, such term shall be deemed to refer to the 20 consecutive VWAP Trading Days used to calculate the 20-Day VWAP.

Exercise of Conversion Privilege

The Company may satisfy the Conversion Obligation by means of a Cash Settlement, a Physical Settlement or a Combination Settlement based on the Conversion Rate then in effect and the Settlement Method that applies to the Note.

(1)	If a “Cash Settlement” applies to a conversion or a repurchase of a Note, the Company will deliver an amount of cash, without any delivery of shares of Common Stock (“Cash Settlement”) (i) in the case of a conversion in connection with a Fundamental Change, determined in accordance with the third paragraph of “—Conversion Privilege and Conversion Rate—Conversion Upon a Fundamental Change” and the second paragraph of such subsection in the case of any other conversion, determined in accordance with the first numbered paragraph of “—Settlement Methods” and delivered simultaneously with the other consideration in the Cash Settlement.
(2)	If a “Physical Settlement” applies to a conversion or a repurchase of a Note, the Company will deliver (“Physical Settlement”) (x) a whole number of shares of Common Stock (i) in the case of a conversion in connection with a Fundamental Change, determined in accordance with the fourth paragraph of “—Conversion Upon a Fundamental Change” and the second paragraph of such subsection in the case of any other conversion, in accordance with the second numbered paragraph of “—Settlement Methods”, and (y) an amount of cash in lieu of fractional shares of Common Stock, if any, in accordance with the first numbered paragraph of “—Fractions of Shares” below and delivered simultaneously with the other consideration in the Physical Settlement.
(3)	If a “Combination Settlement” applies to a conversion or a repurchase of a Note, the Company will deliver (“Combination Settlement”) (x) (i) in the case of a conversion in connection with a Fundamental Change, an amount of cash and a number of shares of Common , determined in accordance with the fifth paragraph of “—Conversion Privilege and Conversion Rate—Conversion Upon a Fundamental Change” and the

second paragraph of such subsection in the case of any other conversion, an amount of cash in accordance with the third numbered paragraph of “—Settlement Methods” below and a number of shares of Common Stock in accordance with the third numbered paragraph of “—Settlement Methods” below and (y) an amount of cash in lieu of fractional shares of Common Stock, if any, in accordance with the second numbered paragraph of “—Fractions of Shares” below and delivered simultaneously with the other consideration in the Combination Settlement.

Settlement Method and Cash Amount Elections.

(1)	The Company will have the right to make an election, from time to time, with respect to the Settlement Method that the Company chooses to satisfy its Conversion Obligation (other than a conversion in connection with a Fundamental Change, the terms of which shall be governed exclusively by “—Conversion Privilege and Conversion Rate—Conversion Upon a Fundamental Change”, and if the Company elects Combination Settlement, the dollar amount up to which the Company will settle such Conversion Obligation per $1.00 principal amount of Notes in cash (the “Cash Amount”). Each such election shall be effective until the Company provides a written notice of an election of a different Settlement Method or Cash Amount, as applicable; provided that, the Company shall use the same Settlement Method or Cash Amount, if applicable, for all conversions occurring on any given Conversion Date. The Company will initially be deemed to have elected Physical Settlement. If the Company chooses to elect a different Settlement Method and/or change the Cash Amount in the future, it will provide to all Holders, the Trustee and the Conversion Agent a written notice of the newly chosen Settlement Method or Cash Amount, as applicable, and the effective date of such newly chosen Settlement Amount or Cash Amount; provided that, the Settlement Method or Cash Amount, as applicable, contained in such notice will not apply to any conversion of Notes unless the Company has complied with its notice obligations with respect thereto under this subsection on or prior to the Close of Business on the Business Day immediately following the Conversion Date for such converted Notes. If the newly chosen Settlement Method is Combination Settlement and the Company fails to specify a Cash Amount in its notice of such newly chosen Settlement Method, the Company will be deemed to have elected that the Cash Amount equal $1.00. Simultaneously with providing such notice, the Company will make the relevant information available on the website of the Company.
(2)	Any conversion of a Note will be deemed to have been effected on the Conversion Date for such Note and, for any shares of Common Stock that the Company issues upon conversion:
(a)	if Physical Settlement applies, the Person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the Close of Business on the Conversion Date; and
(b)	if Combination Settlement applies, the Person in whose name the certificate or certificates for such shares will be registered will become the holder of record of such shares as of the Close of Business on the last VWAP Trading Day of the Observation Period for the relevant Conversion Date.

On and after the Conversion Date with respect to a conversion of Notes pursuant hereto, all rights of the Holders of such Notes will terminate, other than the right to receive the consideration deliverable upon conversion of such Notes as provided herein.

Settlement Methods.

(1)	If Cash Settlement applies to any Notes surrendered for conversion, for each $1.00 principal amount of Notes surrendered, on the third Business Day following the last VWAP Trading Day of the applicable Observation Period, the Company will deliver to the converting Holder an amount of cash equal to the sum of the Daily Conversion Values for each VWAP Trading Day during the relevant Observation Period.
(2)	If Physical Settlement applies to any Notes surrendered for conversion, for each $1.00 principal amount of Notes surrendered, on the third Business Day following the Conversion Date, the Company will deliver to the converting Holder (x) a number of shares of Common Stock equal to the applicable Conversion Rate on the Conversion Date plus (y) cash in lieu of fractional shares, if any, as described in “—Fractions of Shares”.

(3)	If Combination Settlement applies to any Notes surrendered for conversion, for each $1.00 principal amount of Notes surrendered, on the third Business Day following the last VWAP Trading Day of the applicable Observation Period, the Company will deliver to the converting Holder (1) an amount of cash and a number of shares equal to the sum of the Daily Settlement Amounts for each VWAP Trading Day of the relevant Observation Period plus (2) cash in lieu of fractional shares, if any, as described in “—Fractions of Shares”.

Before any Holder of a Note shall be entitled to convert the same as set forth above, such Holder will (1) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay all taxes or duties required pursuant to the seventh paragraph under this section, if any, and (2) in the case of a Note issued in certificated form, (A) complete and manually sign and deliver an irrevocable written notice to the Conversion Agent in the form provided in the Indenture (a “Notice of Conversion”) at the office of the Conversion Agent and shall state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock, if any, to be delivered upon settlement of the Conversion Obligation to be registered, (B) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent and (C) if required, pay all taxes or duties required pursuant to the seventh paragraph under this section, if any. A Note shall be deemed to have been converted immediately prior to the Close of Business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in this paragraph.

No Notice of Conversion with respect to any Notes may be tendered by a Holder thereof if such Holder has also tendered a Fundamental Change Repurchase Notice and not validly withdrawn such Fundamental Change Repurchase Notice in accordance with the applicable provisions of “Repurchase at Option of Holders Upon a Fundamental Change—Right to Require Repurchase upon a Fundamental Change”.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes, if any, that shall be payable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

Delivery of the amounts of cash and/or shares of Common Stock owing in satisfaction of the Conversion Obligation will be made by the Company in no event later than the date specified in “—Settlement Methods”. The Company will make such delivery by paying the cash amount owed to the Holder of the Note surrendered for conversion, or such Holder’s nominee or nominees, and/or by issuing, or causing to be issued, and delivering to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the number of full shares of Common Stock, if any, to which such Holder shall be entitled as part of such Conversion Obligation (together with cash in lieu of any fractional share).

In case any Note shall be surrendered for partial conversion, the Company will execute and the Trustee shall, as provided in an Authentication Order, authenticate and deliver to or upon the written order of the Holder of the Note so surrendered, without charge to such Holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Notes.

If a Holder submits a Note for conversion, subject to “—Taxes on Conversions”, the Company shall pay all documentary, stamp and other similar issue or transfer taxes or duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of Common Stock, if any, upon the conversion. However, the Holder shall pay any such tax which is due as a result of any request by such Holder that any shares of Common Stock be issued in a name other than the Holder’s name. The Company may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Company receives a sum sufficient to pay any tax which will be due as a result of any request that shares be issued in a name other than the Holder’s name. Nothing herein shall preclude any tax withholding required by law or regulations.

Except as provided in “—Adjustment of Conversion Rate”, no adjustment will be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided herein.

The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

If Notes are converted after the Close of Business on a Regular Record Date but prior to the corresponding Interest Payment Date, Holders of such Notes as of the Close of Business on the Regular Record Date will receive the interest payable on such Notes on the corresponding Interest Payment Date, notwithstanding the conversion. Otherwise, in connection with any conversion of Notes, the Company shall pay in cash to the Holders of such Notes all accrued and unpaid interest on such Notes to, but not including the date of settlement for such conversion.

Fractions of Shares

If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. No fractional share of Common Stock will be issued upon conversion of any Notes or Notes. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any Notes (or specified portions thereof), the Company will calculate and pay a cash adjustment in respect of such fraction (calculated to the nearest 1/10,000th of a share) in an amount based on:

(1)	the Last Reported Sale Price of the Common Stock on the relevant Conversion Date, if Physical Settlement applies to the Notes surrendered for conversion; or
(2)	the Daily VWAP on the last VWAP Trading Day of the relevant Observation Period, if Combination Settlement applies to the Notes surrendered for conversion.

Adjustment of Conversion Rate

The Conversion Price or Conversion Rate, as applicable, will be adjusted from time to time by the Company as follows; provided that the Company will not make any adjustments to the relevant Conversion Price or Conversion Rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of the Common Stock participate) in any of the transactions described below as if such Holders held a number of shares of Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holders, without having to convert their Notes:

(1)	[reserved].
(2)	In case the Company shall exclusively issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock, or shall effect a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

CR´ = the Conversion Rate in effect immediately after the Open of Business on such Ex-Date for such dividend or distribution or effective date of such share split or share combination, as the case may be;

OSo = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such dividend or distribution or effective date of such share split or share combination, as the case may be; and

OS´ = the number of shares of Common Stock that will be outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment to the Conversion Rate made under the foregoing formula in this clause (b) will become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be. If any dividend or distribution of the type described in this paragraph is declared but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(3)	In case the Company shall issue to all or substantially all holders of its outstanding shares of Common Stock any rights, options or warrants entitling them for a period ending not more than 45 calendar days after the Ex-Date of such issuance to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the declaration date of such issuance, the Conversion Rate will be increased based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such issuance;

CR´ = the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such issuance;

OSo = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Ex-Date for such issuance;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such issuance.

Any increase made under this paragraph will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Open of Business on the Ex-Date for such issuance. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be decreased to the Conversion Rate that would then be in effect if such Ex-Date for such issuance had not occurred.

(4)	In case the Company shall distribute to all or substantially all holders of its Common Stock shares of any class of Capital Stock of the Company, evidences of its indebtedness, other assets or property of the Company, or rights, options or warrants entitling them to acquire the Capital Stock of the Company or other securities (excluding: (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to the second or third numbered paragraph under this section; (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to the fifth numbered paragraph under this section; and (iii) any dividend and distributions described below in this paragraph with respect to Spin-Offs) (any such shares of Capital Stock, evidences of indebtedness or other assets or property of the Company, or rights, options or warrants entitling them to acquire shares of Common Stock subject to clauses (i) — (iii) of the immediately preceding parenthetical, the “Distributed Property”), then the Conversion Rate will be increased based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such distribution;

CR´ = the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such distribution;

SPo = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV = the fair market value as reasonably determined by the Board of Directors in good faith of the Distributed Property to be distributed with respect to each outstanding share of Common Stock as of the Ex-Date for such distribution.

Any increase made under the portion of this paragraph above will become effective immediately after the Open of Business on the Ex-Date for such distribution. If such distribution is not so paid or made, the Conversion Rate will be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1.00 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of Capital Stock of the Company, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire Capital Stock of the Company or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Date for the distribution.

With respect to an adjustment pursuant to this paragraph where there has been a payment of a dividend or other distribution on the Common Stock in shares of Capital Stock of the Company of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the distribution) on a U.S. national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Close of Business on the Ex-Date of such Spin-Off;

CR´ = the Conversion Rate in effect immediately after the Close of Business on the Ex-Date of such Spin-Off;

FMVo = the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock (determined by reference to the Last Reported Sale Price set forth above as if references therein to the Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period immediately following, and including, the Ex-Date of the Spin-Off (the “Valuation Period”); and

MPo = the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Such increase under the immediately preceding formula will be determined as of the Close of Business on the last Trading Day of the Valuation Period, but will be given effect immediately after the Open of Business on the Ex-Date of the Spin-Off. If a Holder converts a Note, Cash or Combination Settlement is applicable to such Note, and the first VWAP Trading Day of the Observation Period occurs after the first Trading Day of the Valuation Period for a Spin-Off but on or before the last Trading Day of the Valuation Period for such Spin-Off, the reference in the above definition of “FMV0” to 10 consecutive Trading Days will be deemed replaced with such lesser number of Trading Days as have elapsed since, and including, the effective date of such Spin-Off but before the first VWAP Trading Day of the Observation Period. If a Holder converts a Note, Cash or Combination Settlement is applicable to such Note and one or more VWAP Trading Days of the Observation Period for such Notes occurs on or after the Ex-Date for a Spin-Off, but on or prior to the first Trading Day of the Valuation Period for such Spin-Off, such Observation Period will be suspended on the first such VWAP Trading Day and will resume immediately after the first Trading Day of the Valuation Period for such Spin-Off, with the reference in the above definition of “FMV0” to 10 consecutive Trading Days deemed replace with a reference to one (1) Trading Day.

(5)	In case the Company shall pay any cash dividends or distributions to all or substantially all holders of Common Stock, the Conversion Rate will be increased based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Date for such dividend or distribution;

CR´ = the Conversion Rate in effect immediately after the Open of Business on the Ex-Date for such dividend or distribution;

SPo = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or distribution; and

C = the amount in cash per share distributed to holders of shares of Common Stock in such dividend or distribution.

Such increase shall become effective immediately after the Open of Business on the Ex-Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate will be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SPo” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1.00 principal amount of Notes, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such cash dividend or distribution.

(6)	In case the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate will be increased based on the following formula:

where,

CRo = the Conversion Rate in effect immediately prior to the Open of Business on the Trading Day next succeeding the Expiration Date;

CR´ = the Conversion Rate in effect immediately after the Open of Business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration as reasonably determined by the Board of Directors of the Company in good faith paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OSo = the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Expiration Date (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer);

OS´ = the number of shares of Common Stock outstanding immediately after the Close of Business on the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender offer or exchange offer); and

SP´ = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period (the “Averaging Period”) commencing on, and including, the Trading Day next succeeding the Expiration Date.

Such increase in the Conversion Rate under this paragraph shall be determined as of the Close of Business on the 10th Trading Day from, and including, the Trading Day next succeeding the Expiration Date but will be given effect as of the Open of Business on the Trading Day next succeeding the Expiration Date. If a Holder converts a note, Cash or Combination Settlement is applicable to such note, and the first VWAP Trading Day of the Observation Period for such Note occurs after the first Trading Day of the Averaging Period for a tender or exchange offer, but on or before the last Trading Day of the Averaging Period for such tender or exchange offer, the reference in the above definition “SP’ “ to “10” shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the first Trading Day of the Averaging Period for such tender or exchange offer to, but excluding, the first VWAP Trading Day of such Observation Period. If a Holder converts a Note, Cash or Combination settlement is applicable to such Note, and one or more VWAP Trading Days of the Observation Period for such Note occurs on or after the Expiration Date for a tender or exchange offer, but on or prior to the first Trading Day in the Averaging Period for such tender or exchange offer, such Observation Period will be suspended on the first such Trading Day and will resume immediately after the first Trading Day of the Averaging Period for such tender or exchange offer and the reference in the above definition “SP’ “ to “10 consecutive Trading Day period” shall be deemed replaced with a reference to “one (1) Trading Day.”

(7)	In addition to those required by the first through sixth numbered paragraphs above, and to the extent permitted by applicable law, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines (which determination shall be conclusive) that such increase would be in the Company’s best interest. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Company shall deliver to the Holder of each Note, in the manner provided for in “—Conversion Privilege and Conversion Rate”, a written notice of such increase at least 15 calendar days prior to the date the increased Conversion Rate takes effect, in accordance with applicable law, and such notice shall state the increased Conversion Rate and the period during which it will be in effect. In addition, the Company may also (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with any dividend or distribution of shares (or rights to acquire shares) or similar event.
(8)	If a Holder converts a Note and
(a)	Combination Settlement is applicable to such a Note;
(b)	the Record Date, Effective Date, or Expiration Date for any event that requires an adjustment to the Conversion Rate under any of the first through six numbered paragraphs of this section occurs (x) on or after the first VWAP Trading Day of the related Observation Period and (y) on or prior to the last VWAP Trading Day of such Observation Period; and
(c)	the Daily Settlement Amount for any VWAP Trading Day in such Observation Period that occurs on or prior to such Record Date, Effective Date or Expiration Date (x) includes shares of Common Stock that do not entitle their holder to participate in such event and (y) is calculated based on a Conversion Rate that is not adjusted on account of such event; then, on account of such conversion, the Company will, on such Record Date, Effective Date or Expiration Date, treat such Holder, as a result of having converted such Notes, as though it were the record holder of a number of shares of Common Stock equal to the total number of shares of Common Stock that:
(x)	are deliverable as part of the Daily Settlement Amount (A) for a VWAP Trading Day in such Observation Period that occurs on or prior to such Record Date, Effective Date or Expiration Date and (B) is calculated based on a Conversion Rate that is not adjusted for such event; and
(y)	if not for this paragraph would not entitle such Holder to participate in such event.

In the case of Combination Settlement of a conversion in connection with a Fundamental Change, an adjustment similar to that described above for Combination Settlement of such conversion in connection with a Fundamental Change shall be made in good faith by the Board of Directors of the Company.

(9)	Except as stated in this Indenture, the Company will not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.
(10)	Without limiting the foregoing ninth numbered paragraph of this section, no adjustment to the Conversion Rate need be made:
(a)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;
(b)	upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
(c)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the date of this Indenture;
(d)	for a change in the par value of the Common Stock; or
(e)	for accrued and unpaid interest, if any.
(11)	The Company will not undertake any transaction that would result in its being required, pursuant to this Indenture, to adjust the Conversion Rate such that the Conversion Price per share of Common Stock will be less than the par value of Common Stock.
(12)	All calculations and other determinations made herein shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least 1% in the Conversion Rate then in effect at such time. The Company shall carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% (i) annually, on the anniversary of the Issue Date, (ii) on the Effective Date for any Fundamental Change and (iii)(x) in the case of a Note to which Physical Settlement applies, upon the Conversion Date and (y) in the case of any Note to which Cash Settlement or Combination Settlement applies, on each VWAP Trading Day of the applicable Observation Period.
(13)	In any case in which this section provides that an adjustment will become effective immediately after (1) the Ex-Date for an event or (2) the last date on which tenders or exchanges may be made pursuant to any tender or exchange offer pursuant to the sixth numbered paragraph of this section (each, an “Adjustment Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Note converted after such Adjustment Determination Date and before the occurrence of such Adjustment Event, the additional cash and/or shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the amounts deliverable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of any fraction of a share of Common Stock pursuant to “—Fractions of Shares”. For purposes of this paragraph, the term “Adjustment Event” means:
(a)	in any case referred to in clause (1), the date any dividend or distribution of Common Stock, Distributed Property or cash is paid or made, the effective date of any share split or combination or the date of expiration of any options, rights or warrants, and
(b)	in any case referred to in clause (2), the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.
(14)	For purposes of this section, subject to the fourth numbered paragraph, the number of shares outstanding at any time will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock, but will not include shares of Common Stock held in the treasury of the Company.
(15)	Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Price, the Daily VWAP, the Daily Conversion Value and/or the Daily Settlement Amount over a span of multiple days (including with respect to an Observation Period or the Stock Price), the Company will make appropriate adjustments (determined in good faith by the Board of Directors of the Company) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Date of the event occurs, at any time during the period when such Last Reported Sale Price, Daily VWAP, Daily Conversion Value and/or Daily Settlement Amount is to be calculated.

(16)	To the extent that the Company has a preferred stock rights plan in effect upon conversion of the Notes into Common Stock, Holders will receive, in addition to any Common Stock, (i) if Physical Settlement applies to their Notes, on the Conversion Date for their Notes and (ii) if Combination Settlement applies to their Notes, on each VWAP Trading Day in the Observation Period applicable to their Notes, in either case, the rights under the rights plan, unless prior to such Conversion Date or such VWAP Trading Day, as the case may be, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company distributed to all holders of the Common Stock Distributed Property as described in the fourth numbered paragraph of this section, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notice of Adjustments of Conversion Rate

Whenever the Conversion Rate is adjusted as herein provided:

(1)	the Company will compute the adjusted Conversion Rate in accordance with “—Adjustment of Conversion Rate” and prepare an Officers’ Certificate setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and promptly file such certificate with the Trustee and with each Conversion Agent (if other than the Trustee);
(2)	the Company will use commercially reasonable efforts to cause its articles of amendment and restatement and any other similar organizational documents to be amended on or before August 31, 2020 to increase the Company’s authorized share capital so that shares of Common Stock can be issued in the full amount as required under any conversion of the Notes; and
(3)	upon each such adjustment, the Company will provide a written notice to all Holders, in the manner provided for in “—Conversion Privilege and Conversion Rate”, stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

Neither the Trustee nor any Conversion Agent will be under any duty or responsibility with respect to any such certificate or the information and calculations contained therein, except to exhibit the same to any Holder desiring inspection thereof at its office during normal business hours.

Limit on Settlement Method

Notwithstanding anything to the contrary in this Article 14, unless and until the Company obtains shareholder approval of the increase in the number of shares of the Common Stock authorized and available for issuance upon conversion of the Notes to allow the Company to satisfy conversions of all such Notes fully in shares of the Common Stock, the Company may not elect (and will not be deemed to elect) Physical Settlement or Combination Settlement to satisfy its Conversion Obligation with respect to any Note if such election would result in the issuance of more than 124.7 million shares of the Common Stock (in the aggregate for the Notes taking into account all prior or concurrent Note conversions). For the avoidance of doubt, the Company may elect Physical Settlement or Combination Settlement in accordance with the provisions of the Indenture to satisfy its Conversion Obligation with respect to any Note as long as such election would not result in the issuance of more than 124.7 million shares of the Common Stock (in the aggregate for the Notes taking into account all prior or concurrent Note conversions). If the Company is deemed to elect Cash Settlement to satisfy its Conversion Obligation with respect to any Note under the provisions of the Indenture, the Company will provide to the Holders of all such Notes, the Trustee and the Conversion Agent a written notice of such deemed election of Cash Settlement and, simultaneously with providing such notice, the Company will make the relevant information available on the website of the Company.

Taxes on Conversions

Except as provided in the next sentence, the Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Notes pursuant hereto. The Company will not, however, be required to pay any tax or duty that may be payable in respect of (i) income of the Holder, or (ii) any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder of the Note or Notes to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

Certain Covenants

Before taking any action which would cause an adjustment to the Conversion Rate that would result in reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which it reasonably determines may be necessary in order that the Company may validly and legally issue such shares of Common Stock at such adjusted Conversion Rate.

The Company covenants that all shares of Common Stock issued upon conversion of Notes will be validly issued, fully paid and non-assessable by the Company and free from all taxes, liens and changes with respect to the issue thereof.

The Company further covenants that if at any time the Common Stock will be listed for trading on any other national securities exchange the Company shall, if permitted and required by the rules of such exchange, list and keep listed, so long as the Common Stock shall be so listed on such exchange, all Common Stock issuable upon conversion of the Notes.

Cancellation of Converted Notes

All Notes delivered for conversion (other than Notes that are to be exchanged pursuant to the third numbered paragraph of the first paragraph of “—Exercise of Conversion Privilege” will be delivered to the Trustee or its agent and canceled by the Trustee as provided in “The Notes—Cancellation”.

Provision in Case of Effect of Reclassification, Consolidation, Merger or Sale

In the event of any:

(1)	recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision, or combination for which an adjustment is made pursuant to the second numbered paragraph of “—Adjustment of Conversion Rate”;
(2)	consolidation, merger or combination involving the Company;
(3)	sale, conveyance, transfer or lease to another Person of all or substantially all of the Company’s consolidated assets and its Subsidiaries substantially as an entirety; or
(4)	any statutory share exchange,

in each case as a result of which holders of the outstanding Common Stock would be entitled to receive cash, securities or other property or assets (including cash or any combination thereof) (the type, amount and kind (and in the same proportions) of such cash, securities or other property or assets, the “Reference Property”, and the amount of Reference Property that a holder of one share of Common Stock is (or is deemed to be) entitled to receive in the applicable Merger Event, a “Unit of Reference Property”) for their shares of Common Stock (each such event, a “Merger Event”), then, at the effective time of such Merger Event, subject to the provisions of “—Conversion Privilege and Conversion Rate”, the right to convert each $1.00 principal amount of Notes based on a number of shares of Common Stock equal to the applicable Conversion Rate will be changed into the right to convert each $1.00 principal amount of Notes based on the Reference Property that the Holders would have been entitled to receive if such Holders had held a number of shares of Common Stock equal to the Conversion Rate then in effect immediately prior to these events. However, at and after the effective time of the Merger Event, (i) the Company will continue to have the right to determine the form of consideration to be paid and/or delivered, as the case may be, upon conversion of Notes, as set forth in “—Exercise of Conversion Privilege” and (ii) (x) any amount payable in cash upon conversion of the Notes as set forth in “—Exercise of Conversion Privilege” will continue to be payable in cash, (y) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes as set in “—Exercise of Conversion Privilege” will instead be deliverable in Units of Reference Property and (z) the Daily VWAP will be calculated based on the components of a Unit of Reference Property.

For purposes of this section, in the case of a Merger Event that causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property that a Holder of one or more shares of Common Stock would have been entitled to receive in such Merger Event (and based on which the Notes will be convertible) will be deemed to be based on (i) the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election or (ii) if no holders of the Common Stock affirmatively make such an election, the types and amounts of consideration actually received by such holders, in each case, per share of Common Stock. The Company shall notify Holders of the weighted average as soon as practicable after such determination is made. The Company shall not become a party to any such Merger Event unless its terms are consistent with the foregoing.

The Company and the Trustee (and any Successor Person, if applicable) will, concurrently with the effective time of the Merger Event, execute a supplemental indenture to effect the requirements therefor pursuant to this Indenture. If the Reference Property for such Merger Event includes shares of stock or other securities or assets of a Person other than the Company, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain whatever additional provisions the Board of Directors of the Company considers to be reasonably necessary to protect the Holders. The Company will cause notice of the execution of such supplemental indenture to be mailed to each Holder, in the manner provided for in “—Conversion Privilege and Conversion Rate”, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

In the event a supplemental indenture is executed pursuant to this section, the Company will promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the type, amount and kind of cash, securities or property that will constitute the Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with.

The above provisions of this section shall similarly apply to any successive Merger Event.

Responsibility of Trustee for Conversion Provisions

The Trustee, subject to the provisions of “Trustee—Rights of Trustee”, and any Conversion Agent will not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, herein or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the Trustee, subject to the provisions of “Trustee—Rights of Trustee”, nor any Conversion Agent shall be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any other securities or property or cash, which may at any time be issued or delivered upon the conversion of any Notes; and it or they do not make any representation with respect thereto. Neither the Trustee, subject to the provisions of “Trustee—Rights of Trustee”, nor any Conversion Agent shall be responsible for any failure by the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion; and the Trustee, subject to the provisions of “Trustee—Rights of Trustee”, and any Conversion Agent shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained herein.

Notice to Holders Prior to Certain Actions

In case of any:

(1)	action by the Company or one of its Subsidiaries that would require an adjustment to the Conversion Rate pursuant to “—Adjustment of Conversion Rate”;

(2)	Merger Event; or
(3)	voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company will cause to be delivered to the Trustee and the Conversion Agent (if other than the Trustee) and to be mailed or delivered to each Holder at its address appearing on the Register, as promptly as possible but in any event at least 45 Scheduled Trading Days prior to the applicable date hereinafter specified, a written notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

Certain Limitations on Settlement

(1)	Notwithstanding any other provision of this Indenture or the Notes, for so long as the Common Stock is registered under the Exchange Act, a Holder shall not be entitled to receive shares of Common Stock upon conversion of any Notes during any period of time in which the aggregate number of shares of Common Stock that may be acquired by such Holder upon conversion of Notes shall, when added to the aggregate number of shares of Common Stock deemed beneficially owned, directly or indirectly, by such Holder and each person subject to aggregation of common stock with such Holder under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder at such time (an “Aggregated Person”) (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the Holder’s or such person’s right to convert, exercise or purchase similar to this limitation), as determined pursuant to the rules and regulations promulgated under Section 13(d) of the Exchange Act, exceed 9.99% (the “Restricted Ownership Percentage”) of the total issued and outstanding shares of Common Stock (the “Section 16 Conversion Blocker”). Notwithstanding the foregoing, this Section 16 Conversion Blocker shall not apply (i) with respect to a Holder if such Holder is subject to Section 16(a) of the Exchange Act without regard to the aggregate number of shares of Common Stock issuable upon conversion of the Notes and upon conversion, exercise or sale of securities or rights to acquire securities that have limitations on the Holder’s right to convert, exercise or purchase similar to this limitation and (ii) in connection with an issuance of Common Stock by the Company pursuant to, or upon a conversion in connection with a Fundamental Change.
(2)	Notwithstanding the foregoing, the Company shall issue shares of Common Stock upon conversion of such Holder’s Notes up to (but not exceeding) the amount that would cause such Holder (together with any Aggregated Person) to equal the Restricted Ownership Percentage; provided that each Holder shall have the right at any time and from time to time to reduce the Restricted Ownership Percentage applicable to such Holder immediately upon prior written notice to the Company (provided that, for the avoidance of doubt, in such event, such Holder may sell shares of Common Stock or Notes to reduce the aggregate number of shares of Common Stock deemed beneficially owned by such Holder (together with any Aggregated Person) to a level below the reduced Restricted Ownership Percentage, in which case the Notes will be convertible by such Holder up to (but will not exceed) the reduced Restricted Ownership Percentage) or increase the Restricted Ownership Percentage applicable to such Holder (together with any Aggregated Person) upon 65 days’ prior written notice to the Company.

Amendment, Supplement and Waiver

The Company, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Notes Documents without the consent of any Holder of Note:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;
(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to the terms of the Indenture;
(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder as determined by the Board of Directors evidenced by a resolution thereof and Officers’ Certificate delivered to the Trustee;
(5)	to comply with requirements of the SEC in order to effect the qualification of the Indenture under the TIA;
(6)	to provide for the issuance of Additional Notes and PIK Notes in each case in accordance with the Indenture;
(7)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to evidence the release of any Guarantor from its Note Guarantee, in each case in accordance with the Indenture;
(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes as determined by the Board of Directors evidenced by a resolution thereof and Officers’ Certificate delivered to the Trustee;
(9)	to add security to or for the benefit of the Notes and, in the case of the Collateral Documents, to or for the benefit of the other secured parties named therein, or to conform and evidence the release, termination or discharge of the Liens securing the Notes Debt when such release, termination or discharge is permitted by the Indenture and the other Notes Documents or as required by the Intercreditor Agreement;
(10)	to modify the Collateral Documents to secure additional extensions of credit and add additional secured creditors not prohibited by the provisions of the Indenture;
(11)	to make, complete or confirm any grant of Collateral permitted or required by any of the Notes Documents;
(12)	to comply with the requirements of the Depositary (including its nominees) with respect to transfers of beneficial interests in the Notes; or
(13)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee or Collateral Agent thereunder pursuant to the requirements thereof.

Notwithstanding the foregoing, the Company, the Trustee and the Collateral Agent may amend or supplement the Notes Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to the terms of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or interest or premium, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Notes Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

The Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of the Indenture or the other Notes Documents. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
(2)	reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (other than as allowed by the terms of the Indenture);
(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
(5)	make any Note payable in money other than that stated in the Notes;
(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or interest or premium, if any, on the Notes;
(7)	waive a redemption payment with respect to any Note (except as allowed by the terms of the Indenture);
(8)	release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except as allowed pursuant to the terms of the Indenture;
(9)	make any change in the preceding amendment and waiver provisions; or
(10)	make any change that adversely affects the conversion rights of any Notes.

Any amendment to, or waiver of, the provisions of the Indenture relating to the Collateral or the Collateral Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver.

Notices

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or electronic image scan; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be sent electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Governing Law

The Indenture will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“20-Day VWAP” means, with respect to any Conversion Date, the average of the Daily VWAPs for the 20 consecutive VWAP Trading Days prior to such Conversion Date.

“Accounts” shall mean and include as to each Grantor, all of such Grantor’s “accounts” as defined in the UCC, whether now owned or hereafter acquired including, without limitation all present and future rights of such Grantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a secondary obligation incurred or to be incurred, or (iv) arising out of the use of a credit or charge card or information contained on or for use with any such card.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent, Conversion Agent or additional conversion agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (other than as a result of an Involuntary Transfer); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of “Repurchase at Option of Holders Upon a Fundamental Change” and/or “Successors—Merger, Consolidation or Sale of Assets” and not by the provisions of “Certain Covenants—Asset Sales”; and
(2)	the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to applicable local law).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
(2)	a transfer of assets between or among the Company and its Restricted Subsidiaries;
(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;
(4)	the sale or lease of inventory, products or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
(5)	the licensing of intellectual property in the ordinary course of business (other than any perpetual licensing) which do not materially interfere with the business of the Company and its Restricted Subsidiaries;
(6)	the sale or other disposition of cash or Cash Equivalents;
(7)	the creation of a Permitted Lien;
(8)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any “boot” thereon) for use in a Permitted Business;
(9)	a Restricted Payment that does not violate the provisions of “Certain Covenants—Restricted Payments” or a Permitted Investment;

(10)	the surrender or waiver of litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind; and
(11)	the lapse of registered patents, trademarks and other intellectual property or the termination of license agreements related thereto to the extent not economically desirable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries and so long as such lapse is not materially adverse to the interests of the Holders.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Bank Product Obligations” shall mean Obligations under the Senior Credit Facility for any service or facility extended to the Company, any Guarantor or any of their Subsidiaries, including credit cards, debit cards, purchase cards, any processing services related to the foregoing, treasury cash management and related services, return items, netting, overdraft and interstate depositary network services and hedging arrangements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;
(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that, notwithstanding anything to the contrary, any lease that is treated as an operating lease for purposes of GAAP as of December 14, 2018 shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on December 14, 2018, that would be treated as an operating lease for purposes of GAAP as of December 14, 2018 shall be treated as an operating lease), in each case for purposes of this Indenture or any document related thereto, notwithstanding any actual or proposed change in GAAP after December 14, 2018.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
(2)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better and, with respect to any Foreign Restricted Subsidiary, time deposits, certificates of deposits, overnight bank deposits or bankers acceptances in the currency of any country in which such Foreign Restricted Subsidiary transacts business having maturities of twelve months or less from the date of acquisition issued by any commercial bank that is (a) organized under the laws of such country and (b) has capital and surplus in excess of $500.0 million (or its foreign currency equivalent);
(3)	repurchase obligations with a tem1of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;
(4)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 364 days after the date of acquisition;
(5)	money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, and are rated “AAA” by S&P and “AAA” by Moody’s;
(6)	money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition, United States dollars, Canadian dollars, Pounds Sterling and Euros; and
(7)	instruments equivalent to those referred to in clauses (1) through (6) of this definition denominated in Euros or any other foreign currency used by the Company or any of its Restricted Subsidiaries to the extent reasonably required in connection with any business conducted by the Company or such Restricted Subsidiary and not for speculative purposes.

“Clearstream” means Clearstream Banking, S.A. “Close of Business” means 5:00 p.m., Eastern time.

“Collateral Agent” means Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely in its capacity as Collateral Agent, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

“Collateral Agent Payment Trigger Event” shall mean, with respect to a Collateral Agent Payment, (i) an event of default has occurred and is continuing under the Senior Credit Agreement, (ii) after giving effect to a Collateral Agent Payment, Issuer and Guarantors have Liquidity (as defined in the Senior Credit Agreement) of less than $20,000,000 as of the date of a Collateral Agent Payment, and (iii) the Collateral Agent has received written notice from the Senior Credit Facility Agent that a Collateral Agent Payment Trigger Event has occurred, which notice has not been withdrawn.

“Collateral Documents” means the security agreements (including the Security Agreement and any intellectual property security agreements), pledge agreements, Mortgages, collateral assignments, control agreements and related agreements and instruments (including, without limitation, financing statements under the Uniform

Commercial Code of the relevant states) and the lntercreclitor Agreement, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any Obligations under the Notes Documents or under which rights or remedies with respect to any such Lien are governed.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of Capital Stock of the Company into which such shares of common stock are reclassified or changed, or in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted under the Indenture in which the Company is not the surviving corporation, the common stock, common equity interests, ordinary shares or depositary shares or other certificates representing common equity interests of such surviving corporation or its direct or indirect parent corporation.

“Company” means A. M. Castle & Co. and any and all successors thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (without duplication):

(1)	plus an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;
(2)	plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income;
(3)	plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;
(4)	plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;
(5)	minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;
(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;
(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period will be excluded;
(5)	non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or re-pricing of stock, stock options or other equity based awards to the directors, officers and employees of the Company and its Restricted Subsidiaries will be excluded;
(6)	any non-cash impairment charge or asset write-off under GAAP and the amortization of intangibles arising under GAAP will be excluded;
(7)	gains, losses, charges or expenses due to (i) the early extinguishment of indebtedness or (ii) the application of “fresh-start” accounting (or similar accounting treatments), in each case, will be excluded; and
(8)	gains, losses, charges or expenses due to fair value measurements of assets and liabilities under Accounting Standards Codification Topic 815, “Derivatives and Hedging” or under Accounting Standards Codification Topic 820, “Fair Value Measurements and Disclosures” will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the Issue Date;
(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or
(3)	whose election or nomination to such Board of Directors was authorized under and took place in accordance with the terms of the Stockholders Agreement in effect as of the Issue Date.

“Contracts” shall mean all contracts between any Grantor and one or more additional parties (including any licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Conversion Price” means at any time an amount equal to $1.00 divided by the applicable Conversion Rate at such time.

“Convertible Indebtedness” means Indebtedness of the Company (excluding the Notes) or any Restricted Subsidiary of the Company that is convertible or exchangeable into Common Stock (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Common Stock).

“Copyrights” shall mean all of each Grantor’s now existing or hereafter acquired right, title, and interest in and to all of such Grantor’s copyrights, rights to any works of authorship or other copyrightable subject material and all applications for registration, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office, the Canadian Intellectual Property Office or in any similar office or agency in the United States of America or Canada, any State or Province thereof, any political subdivision thereof or in any other country, together with all rights and privileges arising under applicable law with respect to such Grantor’s use of any copyrights and all reissues, divisions, continuations and renewals thereof.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in “Notices—” or such other address as to which the Trustee may give notice to the Company.

“Daily Cash Amount” means an amount of cash equal to 5.0% of the Cash Amount specified (or deemed to be specified) by the Company in the notice regarding the chosen Settlement Method.

“Daily Conversion Value” means, for each of the 20 consecutive VWAP Trading Days during an Observation Period, 5.0% of the product of (i) the applicable Conversion Rate on such Trading Day and (ii) the Daily VWAP of the Common Stock for such VWAP Trading Day, as determined by the Company. Any such determination by the Company shall be conclusive absent manifest error.

“Daily Settlement Amount” means, for any VWAP Trading Day during the relevant Observation Period,

(i)	an amount of cash equal to the lesser of (x) the Daily Cash Amount and (y) the Daily Conversion Value for such VWAP Trading Day; and

(ii)	if the Daily Conversion Value for such VWAP Trading Day exceeds the Daily Cash Amount, a number of shares of Common Stock (together with cash in lieu of any fractional shares of Common Stock, if any, as described in the Indenture) equal to (x) the difference between such Daily Conversion Value and the Daily Cash Amount, divided by (y) the Daily VWAP for such VWAP Trading Day.

“Daily VWAP” means for any VWAP Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CAS.N <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading of the primary trading session on such VWAP Trading Day (or if such volume-weighted average price is not available, the market value of one share of Common Stock on such VWAP Trading Day, as the Board of Directors of the Company reasonably determines in good faith using a volume-weighted average method). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with the Indneure, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in the Indenture as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary under the Indenture and having become such pursuant to the applicable provision of the Indenture.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries as a result of an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the chief financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, conversion or other disposition of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of “Certain Covenants—Restricted Payments”. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Effective Date” means the date a Fundamental Change occurs or becomes effective.

“Equipment” shall mean and include as to each Grantor, all of such Grantor’s, whether now owned or hereafter acquired and wherever located equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories, and all other goods (other than Inventory) and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding the Notes and any Convertible Indebtedness).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Ex-Date” means, with respect to any issuance or distribution on the Common Stock, the first date on which the shares of Common Stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Senior Credit Facility and the Notes) in existence on the Issue Date, including without limitation the Existing Notes, until such amounts are repaid.

“Existing Indenture” means the Indenture, dated as of August 31, 2017, by and among the Company, the subsidiary guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (as may be amended, restated or otherwise modified from time to time in accordance with its terms).

“Existing Notes” means the 5.00% / 7.00% Convertible Senior Secured PIK Toggle Notes due 2022 issued under the Existing Indenture (whether issued on the Original Issue Date, issued as Additional Notes (as defined in the Existing Indenture), issued as PIK Notes (as defined in the Existing Indenture), or otherwise issued after the Original Issue Date), as amended or supplemented from time to time in accordance with the terms of the Existing Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (a) Senior Management and (b) in the case of any transaction involving aggregate consideration in excess of $10.0 million, the Board of Directors of the Company (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect in accordance with Regulation S-X under the Securities Act (other than any pro forma cost or expense savings) as if they had occurred on the first day of the four-quarter reference period;
(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;
(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;
(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four quarter period; and
(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;
(2)	plus the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;
(3)	plus any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;
(4)	plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;
(5)	less the consolidated interest income of such Person and its Restricted Subsidiaries; in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“Fundamental Change” will be deemed to have occurred at the time after the Issue Date that any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;
(2)	the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (A) or clause (B) above, as the case may be, in which the holders of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee, or, in either case, the parent thereof, immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not, in either case, be a Fundamental Change pursuant to such clause (A) or such clause (B);
(3)	Continuing Directors cease to constitute at least a majority of the Board of Directors; or

(4)	the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company, provided, however, that a liquidation or dissolution that is part of a transaction described in clause (2)(B) above that is not a Fundamental Change pursuant to such clause (2)(B) shall not be a Fundamental Change pursuant to this clause (4).

A transaction or transactions described in clauses (1) or (2) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by holders of common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes the Reference Property (subject to the provisions of the Indenture).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as of the Original Issue Date. Notwithstanding anything to the contrary, any lease that is treated as an operating lease for purposes of GAAP as of December 14, 2018 shall not be treated as Indebtedness or as a Capital Lease Obligation and shall continue to be treated as an operating lease (and any future lease, if it were in effect on December 14, 2018, that would be treated as an operating lease for purposes of GAAP as of December 14, 2018 shall be treated as an operating lease), in each case for purposes of this Indenture or any document related thereto, notwithstanding any actual or proposed change in GAAP after December 14, 2018.

“Global Note Legend” means the legend set forth in in the Indenture, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means (1) each of the Company’s Domestic Restricted Subsidiaries existing on the Issue Date (other than any Immaterial Subsidiary), (2) A.M. Castle & Co. (Canada) Inc., a corporation existing under the laws of the province of British Columbia, Canada, (3) Castle Metals de Mexico, S.A. de C.V., a sociedad an6nima de capital variable organized under the laws of Mexico, (4) Castle Metals de Mexicali, S.A. de C.V., a sociedad an6nima de capital variable organized under the laws of Mexico, and (5) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in accordance with the provisions of the Indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor and, in each case, their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $1.0 million and whose total revenues for the most recent 12-month period do not exceed $1.0 million; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company; provided, further, that the revenues and total assets of all such Subsidiaries shall not exceed $2.5 million in the aggregate.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments;
(3)	all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;
(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;
(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or
(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means the Indenture, as amended or supplemented from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)	any case commenced by or against the Company or any Guarantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;
(2)	any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
(3)	any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property Rights” shall mean all Copyrights, Marks, and Patents, as well as any right, title, and interest in or to trade secrets and Domain Names.

“Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Issue Date, by and among the Senior Credit Facility Agent, the Trustee and the Collateral Agent, as the same may be amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

“Inventory” shall mean and include as to each Grantor, all of such Grantor’s now owned or hereafter acquired inventory (as such term is defined in the UCC), goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Grantor’s or business or used in selling or furnishing such goods, merchandise and other personal property, all other inventory of such Grantor, and all documents of title or other documents representing them.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the provisions of “Certain Covenants—Restricted Payments”. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the provisions of “Certain Covenants—Restricted Payments”. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Involuntary Transfer” means, with respect to any property or asset of the Company or any Restricted Subsidiary, (a) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (b) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (c) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“Issue Date” means March          , 2020.

“Junior Lien Debt” means the Notes Debt.

“Last Reported Sale Price” means, with respect to the Common Stock or any other security for which a Last Reported Sale Price must be determined, on any Trading Day, the closing sale price per share of the Common Stock or unit of such other security (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which it is then traded, if any. If the Common Stock or such other security is not listed for trading on a United States national or regional securities exchange on the relevant date, the Last Reported Sale Price shall be the average of the last quoted bid and ask prices per share of Common Stock or such other security in the over-the-counter market on the relevant date, as reported by the OTC Markets Group Inc. or a similar organization. In absence of such quotation, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include the Initial Purchaser, selected from time to time by the Company for that purpose. The Last Reported Sale Price shall be determined without reference to extended or after hours trading. Any such determination shall be made by the Company and shall be conclusive absent manifest error.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Grantor in any limited liability company.

“Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the scheduled close of trading on such Scheduled Trading Day.

“Marks” shall mean all of each Grantor’s now existing or hereafter acquired right, title, and interest in and to all of such Grantor’s trademarks, tradenames, trade styles, trade dress, service marks and other protectable indicia of origin and all applications for registration, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency in the United States of America or Canada, any State or Province thereof, any political subdivision thereof or in any other country, together with all rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, tradenames, trade styles and service marks, and all reissues, extensions, continuation and renewals thereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, or business of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and the other Grantors, taken as a whole, to perform their material obligations under the Notes Documents, (c) the value of any material portion of the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Secured Parties) on material Collateral or the priority of such Liens, or (d) the Collateral Agent’s ability to realize on a material portion of the Collateral or enforce the terms of this Agreement or the Notes Documents.

“Maturity Date” means, with respect to the Notes, August 31, 2024 unless earlier repurchased or converted.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on the Premises or any other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure debt or other documents or instruments is granted to secure any Obligations of the Company or a Guarantor under any of the Notes Documents or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and
(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under the Senior Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;
(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and
(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Notes” means the Company’s 3.00% / 5.00% Convertible Senior Secured PIK Toggle Notes due 2024, issued in accordance with the Indenture (whether issued on the Issue Date, issued as Additional Notes, issued as PIK Notes, or otherwise issued after the Issue Date), as amended or supplemented from time to time in accordance with the terms of the Indenture.

“Notes Debt” shall mean all Obligations, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by the Company or any Guarantor to any Notes Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Notes Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Notes Documents or after the commencement of any case with respect to the Company or any Guarantor under any bankruptcy law or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Notes Documents” shall mean, collectively, the Indenture, the Notes, the Note Guarantees, the Security Agreement, the other Collateral Documents, and all agreements, documents and instruments at any time executed and/or delivered by the Company or any Guarantor or any other person to, with or in favor of any Notes Secured Party in connection therewith or related thereto, as all of the foregoing now exist or, subject to any restrictions set forth in the Intercreditor Agreement, may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Notes Debt).

“Notes Secured Parties” shall mean, collectively, (a) the Trustee, (b) the Collateral Agent, (c) the Agents, (d) the Holders of the Notes, (e) each other person to whom any of the Notes Debt are owed and (f) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Notes Secured Party.”

“Obligations” means any principal, interest (including, to the extent legally permitted, all interest accruing after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, including any applicable post-default rate, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” means, for any Note:

(i)	if the Conversion Date for such Note occurs on or after the Close of Business on the 22nd Scheduled Trading Day immediately preceding the Maturity Date, and Cash Settlement or Combination Settlement applies to such Note, the 20 consecutive VWAP Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding the Maturity Date; and

(ii)	in all other instances, the 20 consecutive VWAP Trading Day period beginning on, and including, the third VWAP Trading Day immediately following the related Conversion Date in respect of such Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Identure.

“Open of Business” means 9:00 a.m., Eastern time.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of the Indenture. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company or if the Trustee so elects, in its sole discretion, an employee of or counsel to the Trustee.

“Original Issue Date” means August 31, 2017.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Grantor in any general partnership or limited partnership.

“Patents” shall mean any patent, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter.

“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably related, ancillary or complementary to, or reasonable extensions of, the business of the Company and its Restricted Subsidiaries on the Issue Date.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;
(2)	any Investment in Cash Equivalents;
(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:
(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or
(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;
(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions of “Certain Covenants—Asset Sales” or any disposition of assets and rights not constituting an Asset Sale;
(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;
(7)	Investments represented by Hedging Obligations permitted under clause (8) of the definition of Permitted Debt;

(8)	loans or advances to directors, officers and employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;
(9)	repurchases of the Notes;
(10)	(i) accounts, chattel paper and notes receivable owing to the Company or any Restricted Subsidiary and advances to suppliers, if created, acquired or made in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, (iii) lease, utility and similar deposits and deposits with suppliers in the ordinary course of business, (iv) extensions of trade credit in the ordinary course of business and (v) deposits made in the ordinary course to secure operating leases;
(11)	Investments existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date;
(12)	Investments (a) in Foreign Restricted Subsidiaries or joint ventures by the Company or any Restricted Subsidiary, which Investment has an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12)(a) that arc at the time outstanding, not to exceed $25.0 million, (b) in Foreign Restricted Subsidiaries by any other Foreign Restricted Subsidiary and (c) consisting of Guarantees by the Company or any Restricted Subsidiary of Indebtedness incurred by a Foreign Restricted Subsidiary pursuant to clause (16) or (18) of the definition of Permitted Debt; and
(13)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed $5.0 million;

provided that, notwithstanding anything to the contrary in the foregoing, an Investment in any Convertible Indebtedness shall not constitute a Permitted Investment.

“Permitted Liens” means:

(1)	Liens securing Permitted Debt described in clause (1) of the definition thereof and related Obligations, Bank Product Obligations and Hedging Obligations, which Liens shall be Liens securing “First Lien Debt” for purposes of the Intercreditor Agreement;
(2)	Liens securing (i) Indebtedness incurred pursuant to certain provisions of “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any Obligations in respect of any of the foregoing and under the Notes Documents relating to any of the foregoing Obligations, which Liens shall be Liens securing “Junior Lien Debt” for purposes of the Intercreditor Agreement;
(3)	Liens in favor of the Company or the Guarantors;
(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;
(5)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;
(6)	Liens to secure the performance of statutory obligations or Indebtedness in respect of commercial letters of credit, performance bonds, surety bonds or like obligations in respect of performance guarantees or similar commitments of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;
(7)	Liens to secure Permitted Debt (including Capital Lease Obligations) described in clause (4) of the definition thereof covering only the assets acquired with or financed by such Indebtedness and Liens on assets that are the subject of a sale leaseback transaction relating to Attributable Debt incurred pursuant to clause (19) of the definition of Permitted Debt;

(8)	Liens existing on the Issue Date;
(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
(11)	(i) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and (ii) with respect to any real estate located in Canada, reservations, limitations, provisos and conditions expressed in any original grant from the Federal government of Canada or Her Majesty the Queen in right of Canada, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;
(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:
(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);
(b)	the new Lien shall be of the same or junior priority relative to the Liens securing the Notes Debt as the original Lien; and
(c)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
(13)	any judgment Lien not giving rise to an Event of Default;
(14)	Liens upon specific items of inventory or other goods and proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(15)	Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of Permitted Debt, so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;
(16)	any provision for the retention of title to an asset by the vendor or transferor of such asset (including any lessor) which asset is acquired by the Company or any Restricted Subsidiary of the Company in a transaction entered into in the ordinary course of business of the Company or such Restricted Subsidiary;
(17)	grants of licenses or sublicenses of intellectual property in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;
(18)	Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;
(19)	Liens securing reimbursement obligations with respect to letters of credit, bankers’ acceptances or other sureties or pledges and deposits in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar reimbursement-type obligations issued in the ordinary course of business and consistent with past practice; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed and extinguished within 30 days following such drawing;

(20)	Liens securing reimbursement obligations in respect of commercial letters of credit and covering goods (or the documents of title in respect thereof) financed by such commercial letters of credit and the proceeds and products thereof;
(21)	Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(22)	Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;
(23)	Liens arising from precautionary Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases entered into in the ordinary course of business to the extent such Liens only relate to the assets, property, products or merchandise that are the subject of such lease or consignment, as the case may be;
(24)	Liens securing Permitted Debt described in clause (16) or (18) of the definition thereof; provided that, any Lien securing such Permitted Debt may only attach to, be granted in respect of, or exist on, assets of Foreign Restricted Subsidiaries;
(25)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and
(26)	Liens not given in connection with the issuance of Indebtedness and incurred in the ordinary course of business and consistent with past practice of the Company or any of its Restricted Subsidiaries on cash or securities in a depositary account in favor of the depositary, to the extent such Lien secures the obligation of the Company or any of its Restricted Subsidiaries to the fees and compensation of such depositary for services in connection with the maintenance of such account.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of: and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;
(4)	shall not include Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor; and
(5)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is (i) unsecured, such Permitted Refinancing Indebtedness may not be secured or (ii) is secured by an existing Lien on the Collateral, such Permitted Refinancing Indebtedness may not be secured by a Lien on the Collateral with a higher priority than such existing Lien on the Collateral.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in the Indenture to be placed on all Notes issued under the Indenture except where otherwise permitted by the provisions of the Indenture.

“Public Equity Offering” means an underwritten public offering of the Capital Stock of the Company pursuant to a registration statement filed with the SEC (other than on Form S-8).

“Regulation S” means Regulation S promulgated under the Securities Act.

“Reorganization Subordinated Securities” shall mean any debt or equity securities of the Issuer or any Guarantor or any other person that are distributed to any Secured Party in respect of the Obligations pursuant to a confirmed plan of reorganization or adjustment that is effective after the Issue Date and that (a) in the case of debt securities, are subordinated in right of payment to the Senior Credit Facility Obligations (or any debt securities issued in substitution of all or any portion of the Senior Credit Facility Obligations) to at least the same extent as the Obligations are subordinated to Senior Credit Facility Obligations, (b) in the case of equity securities, are subordinated in right of payment to any equity securities issued in substitution of all or any portion of the Senior Credit Facility Obligations to at least the same extent as the Obligations, (ii) do not have the benefit of any obligation of any person (whether as issuer, guarantor or otherwise) unless the Senior Credit Facility Obligations has at least the same benefit of the obligation of such person, (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Credit Facility Obligations, and (d) if secured by Liens on any assets of the Issuer or any Guarantor, such Liens are subordinated to the Liens of Senior Credit Facility Agent to at least the same extent as the Liens of Collateral Agent on the Collateral are subordinated to the Liens of Senior Credit Facility Agent on the Collateral.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal United States national securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Pledge and Security Agreement, dated as of March          , 2020, by and among the Company, the Guarantors and Collateral Agent, as collateral agent, as may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Senior Credit Agreement” means the Revolving Credit and Security Agreement, dated as of the Original Issue Date, among the Company, Total Plastics, Inc., HY-Alloy Steels Company, Keystone Tube Company, LLC, Keystone Service, Inc., the other borrowers from time to time party thereto, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as administrative and collateral agent for the Lenders.

“Senior Credit Facility” means the Senior Credit Agreement, together with the related agreements and instruments thereto (including, without limitation, any guarantee agreements and security documents) and any other debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended as of the Issue Date or as may hereafter be amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time that extend the maturity of, refinance, replace or otherwise restructure (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted to be incurred pursuant to clause (1) of the definition of the term Permitted Debt) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Credit Facility Agent” means PNC Bank, National Association, and its successors and assigns in its capacity as administrative agent and First Lien Agent pursuant to the First Lien Documents (as defined in the Intercreditor Agreement) acting for and on behalf of the other First Lien Secured Parties (as defined in the lntercreditor Agreement) and any successor or replacement agent.

“Senior Credit Facility Obligations” means the Obligations outstanding under the Senior Credit Facility.

“Senior Management” means the Chief Executive Officer and the Chief Financial Officer of the Company.

“Settlement Method” means either Cash Settlement, Physical Settlement or Combination Settlement, as specified in the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Price” means the price paid per share of Common Stock in connection with a Fundamental Change, which shall be equal to (i) if holders of Common Stock receive only cash in such Fundamental Change, the cash amount paid per share of Common Stock and (ii) in all other cases, the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Fundamental Change.

“Stockholders Agreement” means the Stockholders Agreement dated as even date herewith by and among the Company and the stockholders that are party thereto, as the same may be amended, supplemented, or otherwise modified from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal United States national securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no Market Disruption Event.

“Transactions” means the transactions contemplated by the Indenture.

“Trustee” means Wilmington Savings Fund Society, FSB, not in its individual capacity, but solely in its capacity as Trustee, until a successor replaces it in accordance with the applicable provisions of the Indenture and thereafter means the successor serving thereunder.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;
(2)	except as permitted under “Certain Covenants—Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;
(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“VWAP Market Disruption Event” means (i) a failure by the primary United States national or regional securities exchange or market on which the Common Stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., Eastern time, on any Scheduled Trading Day for the Common Stock for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal United States national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no VWAP Market Disruption Event. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)	the then outstanding principal amount of such Indebtedness.

PROPOSED AMENDMENTS

The description of the terms of the Existing Indenture and the Proposed Amendments set forth below is only a summary and is qualified in its entirety by reference to (i) the terms and conditions of the Existing Indenture and the old notes as currently in effect and (ii) the relevant terms of the Existing Indenture and the old notes as proposed to be modified by the Proposed Amendments, which will be substantially in the form of the Supplemental Indenture included as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth under “Where You Can Find Additional Information.” Each holder should carefully review this entire prospectus, the form of Supplemental Indenture and the Existing Indenture before granting a consent. We are seeking consents to all the Proposed Amendments as a single proposal. Accordingly, a consent purporting to consent to only a portion of the Proposed Amendments will not be valid. Capitalized terms used herein that are not defined in this description of the Proposed Amendments will have the meanings assigned to them in the Existing Indenture unless otherwise indicated.

Concurrently with the Exchange Offer and subject to the terms and conditions contained in this prospectus, we are conducting the Consent Solicitation for the Proposed Amendments to the Existing Indenture to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Issuer’s obligations under the Existing Indenture, and modify certain of the events of default and various other provisions contained in the Existing Indenture.

The following is a summary of the Proposed Amendments.

The Proposed Amendments, if adopted and effected, will eliminate substantially all of the covenants in the Existing Indenture governing our actions, other than the covenants to pay principal of and interest on the old notes when due, will eliminate or modify the related events of default and will release all collateral under the Existing Indenture. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Existing Indenture, which is incorporated herein by reference and a copy of which was included as an exhibit to the Company’s 8-K filed with the SEC on June 4, 2018. See “Where You Can Find Additional Information.”

The Proposed Amendments will be effected by a supplemental indenture to the Existing Indenture, which is referred to herein as the “Supplemental Indenture,” the form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, which will be executed by the Issuer, the Guarantors, and the Wilmington Savings Fund Society, FSB, as trustee, promptly following the receipt of the Required Consents (as defined below) from the holders of old notes and which will become effective and binding on all non-tendering holders upon the consummation of the Exchange Offer. If the Exchange Offer is terminated or withdrawn, or the old notes are not accepted for exchange hereunder, the Proposed Amendments will not become effective.

The Proposed Amendments constitute a single proposal and an exchanging holder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain Proposed Amendments. A holder of old notes may not tender such old notes in the Exchange Offer without consenting to the Proposed Amendments, and the tender of old notes by a holder pursuant to the Exchange Offer will constitute the giving of consents by such holder to the Proposed Amendments. Pursuant to the terms of the Existing Indenture, the consent of the holders of at least 66-2/3% in principal amount of the old notes then outstanding, voting as a single class, is required to approve the Proposed Amendments to the Existing Indenture (the “Required Consents”).

As of February 25, 2020, the outstanding principal amount of the old notes was $193.7 million, not including accrued and unpaid interest. If the Required Consents are received and the Proposed Amendments become effective with respect to the Existing Indenture, the Proposed Amendments will be binding on all non-exchanging holders.

Deletion/Amendments of Covenants. The Supplemental Indenture would, in substance, eliminate the following covenants and provisions from the Existing Indenture (which are also identified below by their respective section references in the Existing Indenture). Defined terms used below have the meanings ascribed to them in the Existing Indenture.

Section 4.03	Reports. Requires the Company to file certain periodic reports with the Commission.

Section 4.04	Compliance Certificate. Requires the Company to deliver certain reports to the Trustee.

Section 4.07	Restricted Payments. Restricts the ability of the Company or any of its Restricted Subsidiaries to make Restricted Payments.

Section 4.08
Dividend and Other Payments Restrictions Affecting Subsidiaries. Restricts the ability of the Company or any of its Restricted Subsidiaries to place limitations on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions in respect of its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or its Restricted Subsidiaries, (ii) make loans or advances to the Company or any Restricted Subsidiary or (iii) sell, lease or transfer any of the Company’s or any Restricted Subsidiaries’ property or assets to the Company or any other Restricted Subsidiary.

Section 4.09	Incurrence of Indebtedness and Issuance of Preferred Stock. Restricts the ability of the Company or its Restricted Subsidiaries to incur additional Indebtedness or to issue preferred stock.

Section 4.10	Asset Sales. Restricts the ability of the Company or its Restricted Subsidiaries to consummate Asset Sales.

Section 4.11	Transactions with Affiliates. Restricts the ability of the Company or any of its Restricted Subsidiaries to enter into certain transactions with Affiliates.

Section 4.12	Liens. Restricts the ability of the Company or any of its Restricted Subsidiaries to permit the existence of certain Liens on its property or assets to secure Indebtedness.

Section 4.13
Business Activities. Restricts the ability of the Company or any of its Restricted Subsidiaries to engage in any business other than the business conducted by the Company and its Restricted Subsidiaries on the Issue Date.

Section 4.17	Real Estate Mortgages and Filings; Landlord Waivers. Requires the Company and any Guarantor to deliver mortgages and related deliverables to the Collateral Agent.

Section 4.18	Limitation on Sale and Leaseback Transactions. Restricts the ability of the Company or any of its Restricted Subsidiaries to consummate any sale and leaseback transaction.

Section 4.20
Further Assurances. Requires the Company and its Restricted Subsidiaries to comply with requests from the Collateral Agent in order to ensure that the Collateral Agent’s security interest in the Collateral is perfected.

Section 4.22	Additional Note Guarantees. Requires the Company and its Restricted Subsidiaries to ensure that the appropriate subsidiaries become Guarantors of the old notes

Section 4.23	Designation of Restricted and Unrestricted Subsidiaries. Restricts the ability of the Company or any of its Restricted Subsidiaries to create Unrestricted Subsidiaries.

Section 13.01	Grant of a Security Interest. Provides for the Company’s granting of a security interest to the Collateral Agent for the benefit of the Holders.

Section 13.02	Opinions. Requires the Company to cause its counsel to provide certain opinions to the Trustee and the Collateral Agent.

Section 13.03
Release of Collateral. Restricts the Collateral Agent from releasing the Collateral from the security interest granted in favor of the Collateral Agent unless in accordance with the terms and conditions in the Existing Indenture and the applicable Collateral Documents.

Section 13.04	Specified Releases of Collateral. Requires that the Collateral Agent release Collateral in certain circumstances.

Section 13.05
Release upon Satisfaction or Defeasance of All Outstanding Obligations. Requires that the Collateral Agent release Collateral upon the satisfaction of the Company’s obligations under the old notes, upon the satisfaction and discharge of the Existing Indenture or upon the occurrence of a Covenant Defeasance.

Section 13.06	Form and Sufficiency of Release. Requires the Collateral Agent to provide appropriate lien release documentation.

Section 13.07	Purchaser Protected. No purchaser of any property of the Company shall be required to ascertain or inquire as to whether such sale or other disposition was permitted under the Existing Indenture.

Section 13.09
Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Intercreditor Agreement for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of the Existing Indenture.

Deletion of Definitions and Cross References. The Proposed Amendments would delete those definitions from the Existing Indenture if all references to such definitions would be eliminated as a result of the elimination of the covenants described above. The Proposed Amendments would also deem any remaining cross-references to such deleted provisions as deleted in their entirety.

Deletion of Sections 5.01(a)(3), 5.01(a)(4), and 5.01(a)(5). Section 5.01 of the Existing Indenture places limitations on the ability of the Company or any Restricted Subsidiary to consolidate or merge with another company or transfer, lease, convey or otherwise dispose of all or substantially all of its assets. The Proposed Amendments would delete Sections 5.01(a)(3), 5.01(a)(4), and 5.01(a)(5) in their entirety and consequently the Company or any Restricted Subsidiary will be able to consummate such transactions without complying with Sections 5.01(a)(3), 5.01(a)(4), and 5.01(a)(5) of the Existing Indenture.

Amendment of Section 5.01(a)(2). This provision would require that any successor company to the Company in a merger or consolidation agree to assume the obligations of the Company under the Existing Indenture and the Collateral Documents. The Proposed Amendments would delete the reference to Collateral Documents in this provision.

Amendment to Section 6.01. Section 6.01 of the Existing Indenture sets forth the events constituting “Events of Default” under the Existing Indenture. The Proposed Amendments would delete in their entirety the Events of Default set forth in clauses (5), (6), (7), (9) and (10) of Section 6.01, remove the references to clauses (9) and (10) of Section 6.01 in Section 6.02 (Acceleration) and remove the reference to Sections 4.07 and 4.10 (as described in the above deleted covenants) in Section 6.01(3).

Section 6.01(5). This provision provides that an Event of Default occurs if Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million.

Section 6.01(6). This provision provides that an Event of Default occurs upon the failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $15.0 million and such judgments are not paid, discharged or stayed for a period of 60 days.

Section 6.01(7). This provision provides that the failure to maintain any Collateral Document in full force and effect constitutes an Event of Default.

Section 6.01(9) and Section 6.01(10). These provisions provide that the involuntary or voluntary occurrence of certain events of bankruptcy or insolvency regarding the Company or any Significant Subsidiary constitute Events of Default.

Amendment of Section 10.03. This provision describes the documentation to be signed by a Guarantor in order to be bound to its Note Guarantee. The Proposed Amendments delete certain cross-references to Section 4.22, which Section is being deleted as part of the Proposed Amendments.

The foregoing summary does not purport to be comprehensive or definitive, and is qualified in its entirety by reference to the form of Supplemental Indenture which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

DEFINITIVE DOCUMENTATION

Support Agreements

We have entered into Support Agreements with holders of the old notes who, in the aggregate, hold in excess of 96% of the outstanding principal amount of the old notes. Under the terms of the Support Agreements, each of the holders that is party to the Support Agreements has agreed to tender in the Exchange Offer all of the old notes that it beneficially owns and to consent to the Proposed Amendments, subject to certain conditions.

Amendment to the Existing Intercreditor Agreement

PNC Bank, National Association and the trustee for the old notes will enter into an amendment of the Existing Intercreditor Agreement to, among other things, remove certain limitations and rights of the old notes with respect to the First Lien Facility.

New Intercreditor Agreement

On the Closing Date, the First Lien Agent, the Trustee and the Company and certain of its subsidiaries will execute the New Intercreditor Agreement providing for the lien priority of the First Lien Facility over the new notes. The terms and conditions of the New Intercreditor Agreement will be substantially consistent with those applicable to the existing intercreditor agreement between the First Lien Agent and the trustee for the old notes, except that the New Intercreditor Agreement (i) does not contain a threshold date before which no interest payment may be made and (ii) provides that no cash interest payment on the new notes shall be made at any time that a cash interest payment is due and payable to holders of the old notes.

A&R Registration Rights Agreement

On the Closing Date, the Company and certain stockholders expect to execute the A&R Registration Rights Agreement. The terms and conditions of the A&R Registration Rights Agreement will be substantially consistent with those applicable to the existing agreement.

The foregoing description of the agreements is qualified in its entirety by reference to the agreements themselves, as amended, a form of each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material United States federal income tax consequences of the exchange of old notes for new notes and shares of common stock of the Issuer (the “Shares”) as well as the ownership of the new notes and the Shares. This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (“Treasury Regulations”) and administrative interpretations and judicial decisions, all as in effect on the date of this Registration Statement and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Issuer does not intend to seek a ruling from the United States Internal Revenue Service (the “IRS”), as to any of the tax consequences discussed below. There can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

This summary only addresses beneficial owners of old notes (“Holders”) and does not apply to persons subject to special treatment under United States federal income tax law (including, without limitation, a bank, governmental authority or agency, financial institution, insurance company, pass-through entity, tax-exempt organization, broker or dealer in securities, mutual fund, small business investment company, employee, a person holding old notes, new notes or Shares that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction, a person that owns more than 10% of the Shares of the Issuer (actually or constructively), a person that is in bankruptcy or a regulated investment company or real estate investment trust). This summary assumes that the Holders hold old notes, and will hold the new notes and Shares, as “capital assets” within the meaning of Section 1221 of the Code. This summary does not purport to cover all aspects of United States federal income taxation that may apply to a Holder based on the Holder’s particular circumstances. This summary does not cover the Medicare tax on certain investment income. Additionally, this summary does not discuss any tax consequences that may arise under any laws other than United States federal income tax law, including under federal estate and gift tax laws or state, local or foreign tax law.

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for United States federal income tax purposes that holds an old note, new note or Share generally will depend on the status of the partner and the activities of the partner and the partnership. If a Holder is a partnership, or a partner in a partnership holding old notes or new notes or Shares, such Holder should consult its own tax advisor.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO A PARTICULAR HOLDER. ACCORDINGLY, THE FOLLOWING SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE TO THE TRANSACTIONS DESCRIBED IN THIS REGISTRATION STATEMENT.

Additional Consideration

The tax treatment of the portion of the total consideration in the Exchange Offer that is allocable to the additional exchange consideration is unclear. The Issuer intends to treat the additional exchange consideration as additional consideration received by a Holder in the Exchange Offer and the remainder of this discussion assumes that the additional exchange consideration will be so treated. However, the IRS or a court could take a different position with respect to the additional exchange consideration paid hereunder. Each holder should consult its own tax advisor with respect to the proper treatment of the additional exchange consideration.

Characterization of the New Notes

The proper characterization of the new notes as debt or equity for United States federal income tax purposes is uncertain. The determination of whether an instrument is properly characterized as debt or equity for United States federal income tax purposes is a facts and circumstances analysis and depends on many factors, including, among others: (i) the intention of the parties, (ii) the seniority and security of the instrument in the issuer’s capital structure, (iii) the projected ability of the issuer to make scheduled payments of interest and principal on the instrument, (iv) the overlap in ownership of debt and equity holders, (v) the debt to equity ratio of the issuer and (vi) in the case of a convertible instrument like the new notes, the likelihood of conversion of the instrument (judged in part by whether, and, if so, by how much, the conversion price of the instrument is less than the fair market value of the underlying stock at the time of issuance–that is, by whether, and the extent to which, the conversion feature is “in the money” at issuance). The new notes have some features that are equity-like, including the inherent overlap in ownership of the new notes on the one hand and the fully-diluted equity of the Issuer on the other hand, and other features that are debt- like, including the fact that the new notes are secured senior obligations of the Issuer. Moreover, one important feature, the extent to which the Conversion Price of the new notes is in the money at issuance, depends on the trading price of the Shares at the time of issuance of the new notes and therefore will not be determined until the Closing Date. Accordingly, the proper characterization of the new notes is uncertain. We intend to characterize the new notes as debt for applicable tax purposes, assuming that the conversion feature of the new notes is not deeply in the money at issuance. However, there can be no assurance that the IRS will not assert, and that a court will not determine, that the new notes instead should be treated as equity. If the conversion feature of the new notes is deeply in the money at issuance, we may determine to treat the new notes as equity, rather than as debt. Each Holder should consult its own tax advisor regarding the proper characterization of the new notes for United States federal, state and local, and non-United States, tax purposes, and the consequences to it of such treatment given its individual circumstances.

Additional Payments

In certain circumstances, we may be required to pay additional interest on the new notes (for example, in the circumstances related to our failure to file with the trustee certain documents or reports we are required to file with the Securities and Exchange Commission or otherwise required to provide to the trustee under the terms of the Indenture described under “Description of the New Notes—Events of Default and Remedies”) or additional amounts in redemption of the new notes (for example, in the case of certain changes in control, as described in “Description of the New Notes—Repurchase at the Option of Holders Upon a Fundamental Change”), in excess of their stated principal amount and accrued interest. In addition, Holders may be entitled to additional shares upon conversion of the new notes under the circumstances described in “Description of the New Notes—Conversion—Conversion upon a Fundamental Change.” Although the issue is not free from doubt, in the case where we treat the new notes as debt for United States federal income tax purposes, we intend to take the position that the possibility of payment of such additional interest or amounts, or the receipt of additional Shares on conversion of the new notes, does not result in the new notes being treated as contingent payment debt instruments under applicable Treasury Regulations. If we become obligated to pay additional interest, then we intend to take the position that such amounts will be treated as ordinary interest income and taxed as described under the headings “—Consequences to United States Holders—Consequences of Holding New Notes — Payment of Stated Interest” or “—Consequences to Non-United States Holders—Consequences of Holding New Notes—Consequences if the New Notes are Treated as Debt”. If we become obligated to pay additional amounts in redemption, then we intend to take the position that such amounts will be treated as additional proceeds and taxed as described below under the headings “—Consequences to United States Holders— Consequences of Holding New Notes—Sale Exchange or Other Disposition of the New Notes” or “—Consequences to Non-United States Holders—Consequences of Holding New Notes—Consequences if the New Notes are Treated as Debt”. These positions will be based on our determination that, as of the date of the issuance of the new notes, the possibility that additional interest on or additional amounts in redemption of the new notes will have to be paid is a remote or incidental contingency within the meaning of applicable Treasury Regulations.

Our determination that these contingencies are remote or incidental is binding on a Holder, unless the Holder explicitly discloses to the IRS on its tax return for the year during which such Holder acquires the new notes that it is taking a different position. However, our position is not binding on the IRS. If the IRS takes a contrary position to that described above, a Holder may be required to accrue interest income on the new notes based upon a comparable yield, regardless of its method of accounting. The “comparable yield” is the yield at which we would issue a fixed rate debt instrument with no contingent payments and no conversion feature, but with terms and conditions otherwise similar to those of the new notes; that yield would be higher than the stated yield on the new notes. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the new notes would be recharacterized as ordinary income. Each Holder should consult its own tax advisor regarding the tax consequences of the new notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the new notes will not be treated as contingent payment debt instruments.

Consequences to United States Holders

This section applies only to United States Holders. For purposes of this summary, a Holder is a United States Holder if the Holder is a beneficial owner of old notes, new notes or Shares that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

Exchange of Old Notes for New Notes and Shares

The United States federal income tax consequences to a United States Holder of exchanging old notes for new notes and Shares in the Exchange Offer will depend in part on whether the new notes received in the exchange are treated as debt or equity for United States federal income tax purposes, as described above. The discussion below summarizes each alternative.

United States Federal Income Tax Consequences if the New Notes are Debt

If the new notes are treated as debt for United States federal income tax purposes, then the United States federal income tax consequences to a United States Holder will depend in part on whether the old notes and the new notes exchanged therefor are treated as “securities” for purposes of the reorganization provisions of the Code. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the term of a debt instrument at issuance is an important factor in determining whether the instrument is a security for United States federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that such debt instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including, without limitation: (a) the security for payment; (b) the creditworthiness of the obligor; (c) the subordination or lack thereof to other creditors; (d) the right to vote or otherwise participate in the management of the obligor; (e) convertibility of the instrument into stock of the obligor; (f) whether payments of interest are fixed, variable or contingent; and (g) whether such payments are made on a current basis or accrued. We intend to take the position that, while not free from doubt, the old notes and, if treated as debt, the new notes should be treated as securities for purposes of the reorganization provisions of the Code.

If the old notes are treated as securities of the Issuer, then the exchange of the old notes for new notes and Shares pursuant to the Exchange Offer should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. If the new notes also are treated as securities, then a United States Holder should not recognize any gain or loss on the exchange. The aggregate adjusted tax basis of the new notes and Shares received should be equal to the aggregate tax basis of the old notes surrendered and should be allocated among such new notes and Shares based on their relative fair market values. The holding period for the new notes and Shares received should include the holding period for the old notes exchanged therefor.

If the old notes are treated as securities of the Issuer, but the new notes are not treated as securities of the Issuer, then the exchange of the old notes for new notes and Shares should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, with the new notes treated as boot. In such case, each United States Holder should recognize gain on the exchange in an amount equal to the lesser of (A) the sum of the issue price (as described below under the heading “—Consequences of Holding New Notes—Issue Price”) of the new notes received and the fair market value of the new notes and Shares received, minus the Unites States Holder’s adjusted basis in the old notes surrendered, and (B) the issue price (as described below under the heading “—Consequences of Holding New Notes—Issue Price”) of the new notes received in the exchange. Generally, no loss should be recognized on the exchange. The aggregate adjusted tax basis of the new notes and Shares received should be equal to the United States Holder’s aggregate adjusted tax basis for the old notes exchanged therefor, plus the aggregate amount of any gain recognized on the exchange and minus the issue price of the new notes received. Such tax basis should be allocated between the new notes and Shares based on their relative fair market values. The tax basis of each new notes should be its issue price. The holding period of the new notes and Shares should include the United States Holder’s holding period in the old notes exchanged therefor. The holding period for each new notes should begin on the day following the Closing Date.

If the old notes are not treated as securities of the Issuer, then each United States Holder will be treated as exchanging its old notes for new notes and Shares in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each United States Holder should recognize gain or loss equal to: (1) the sum of the fair market value of the new notes and Shares and the issue price (as described below under the heading “—Consequences of Holding New Notes—Issue Price”) of the new notes received, minus (2) the United States Holder’s adjusted basis, if any, in the old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the Holder has a holding period for the old notes of more than one year. The deductibility of capital losses is subject to limitations. A United States Holder’s tax basis in the new notes and Shares received should equal their fair market value. A United States Holder’s tax basis in the new notes should be the issue price thereof (as described below under the heading “—Consequences of Holding New Notes—Issue Price”). A Holder’s holding period for new notes and Shares should begin on the day following the Closing Date.

United States Federal Income Tax Consequences if the New Notes are Equity

If the new notes are treated as equity for United States federal income tax purposes, then the United States federal income tax consequences to exchanging Holders will depend in part whether the old notes are treated as “securities”, as described above, for purposes of the reorganization provisions of the Code. As described above, the Issuer intends to take the position that, while not free from doubt, the old notes should be securities for purposes of the reorganization provisions of the Code.

If the old notes are treated as securities of the Issuer, then the exchange of the old notes for new notes and Shares pursuant to the Exchange Offer should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. As a result, a United States Holder should not recognize any gain or loss on the exchange. The aggregate adjusted tax basis of the new notes and Shares received should be equal to the aggregate tax basis of the old notes surrendered and should be allocated among such new notes and Shares based on their relative fair market values. The holding period for the new notes and Shares received should include the holding period for the old notes exchanged therefor.

If the old notes are not treated as securities of the Issuer, then a United States Holder will be treated as exchanging its old notes for new notes and Shares in a taxable exchange under Section 1001 of the Code. Accordingly, each United States Holder should recognize gain or loss equal to: (1) the fair market value of the new notes and Shares received in exchange for the old notes, minus (2) the United States Holder’s adjusted basis in the old notes. Such gain or loss should be (subject to the “market discount” rules described below) long-term capital gain or loss if the United States Holder has a holding period for old notes of more than one year. The deductibility of capital losses is subject to limitations. A United States Holder’s tax basis in the new notes and Shares should equal their fair market value. A United States Holder’s holding period for the new notes and Shares should begin on the day following the Closing Date.

Market Discount

A United States Holder may be affected by the “market discount” provisions of Sections 1276 through 1278 of the Code. Under these provisions, some or all of the gain realized by a United States Holder may be treated as ordinary income (instead of capital gain), to the extent of the amount of accrued “market discount” on the surrendered old notes.

In general, a debt obligation with a fixed maturity of more than one year that is acquired by a holder on the secondary market (or, in certain circumstances, upon original issuance) is considered to be acquired with “market discount” as to that holder if the debt obligation’s stated redemption price at maturity (or revised issue price as defined in Section 1278 of the Code, in the case of a debt obligation that is issued with original issue discount) exceeds the tax basis of the debt obligation in the holder’s hands immediately after its acquisition. However, a debt obligation does not have “market discount” if the excess is less than a statutory de minimis amount (equal to 0.25% of the debt obligation’s stated redemption price at maturity or revised issue price, in the case of a debt obligation that is issued with original issue discount, multiplied by the number of complete years remaining until maturity at the time of the acquisition).

Any gain recognized by a United States Holder on the exchange of old notes (determined as described above) that were acquired with market discount, likely including gains as a result of the new notes being treated as other than securities, should be treated as ordinary income to the extent of the market discount that accrued thereon while the old notes were considered to be held by the United States Holder (unless the United States Holder elected to include market discount in income as it accrued). To the extent that the old notes that were acquired with market discount are exchanged in a nonrecognition transaction, such as a recapitalization, for new notes and/or Shares, any market discount that has accrued on the old notes to the time of the exchange but that is not recognized by the United States Holder on the exchange will be carried over to the nonrecognition property (property other than boot) received in the exchange, and any gain recognized on the subsequent sale, exchange, redemption or other disposition of the nonrecognition property will be treated as ordinary income to the extent of such accrued but unrecognized market discount.

Consequences of Holding New Notes

Treatment of the New Notes as Equity

If the new notes are treated as equity for United States federal income tax purposes, then interest payments on the new notes will be treated as dividends for United States federal income tax purposes to the extent paid out of the Issuer’s current or accumulated earnings and profits (as determined for United States federal income tax purposes). However, interest payments on the new notes that are treated as dividends generally will not be eligible for the reduced rate applicable to qualified dividend income (for individuals) or the dividends received deduction (for corporations). If a distribution exceeds the Issuer’s current and accumulated earnings and profits, the excess will be treated as a tax-free return of the United States Holder’s investment up to the United States Holder’s adjusted tax basis in the United States Holder’s new notes and thereafter as capital gain. Such capital gain generally will be long-term capital gain if the United States Holder’s holding period in such new notes exceeds one year immediately prior to such distribution.

Except as described below, upon the sale, exchange or other taxable disposition of instruments treated as equity, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and the United States Holder’s tax basis in the instrument sold. Other than with respect to any market discount carried over from the old notes, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder’s holding period in such instrument is more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

However, if the Issuer redeems or repays new notes, such redemption or repayment may be treated as a distribution, and therefore as a dividend to the extent of the Issuer’s earnings and profits, rather than as a sale. Broadly, whether a redemption or repayment of new notes will be treated as a distribution rather than as a sale will depend on the United States Holder’s remaining actual or constructive interest, if any, in the equity of the Issuer after the redemption or repayment for purposes of Section 302(b) of the Code. You should consult your own tax advisor regarding the possibility of a redemption or repayment of new notes being treated as a distribution.

Treatment of the New Notes as Debt

If the new notes are treated as debt for United States federal income tax purposes, the following consequences should apply.

Issue Price

The issue price of the new notes will depend on whether either the new notes or the old notes are treated as traded on an “established securities market” at any time during the 60 day period ending 30 days after the Closing Date.

In general, a debt instrument (or property exchanged therefor) that is part of an issuance in excess of $100 million will be treated as traded on an established market if: (a) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (b) a “firm” price quote for the debt instrument is available from at least one broker, dealer or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (c) there are one or more "indicative" quotes available from at least one broker, dealer or pricing service for property. The issue price of a debt instrument that is traded on an established securities market would be the fair market value of such debt instrument on the issue date as determined by such trading. If the debt instrument is not traded on an established securities market, but the property exchanged therefor is traded on an established securities market, then the issue price of the debt instrument would be the fair market value of the traded property on the issue date as determined by such trading. The issue price of a debt instrument that is neither traded on an established securities market nor issued for property so traded would be its stated principal amount (provided that the interest rate on the debt instrument exceeds the so-called applicable federal rate). While it is not entirely clear, the Issuer expects that both the old notes and new notes will likely be treated as traded on an established securities market for this purpose. Because the issue price of the new notes will likely be determined on the basis of trading prices, it is possible that the new notes might be treated as issued with original issue discount (“OID”), as discussed below.

Payment of Stated Interest

Stated interest on a new note will be included in a United States Holder’s income as ordinary income at the time that such interest is accrued or received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount

If the “issue price” of the new notes (determined as described above under the heading “—Issue Price”) is at a discount from par that is equal to or greater than a statutorily defined de minimis amount, then the new notes will be considered to be issued with OID for United States federal income tax purposes. This specified de minimis amount generally is equal to 0.25% of the principal amount of the new notes multiplied by the number of complete years to maturity from their original issue date. In the event that the new notes are issued with OID, a United States Holder generally (i) will be required to include the OID in income as ordinary interest income, on a constant yield basis over the term of the new notes, in advance of the receipt of the cash attributable to that income but (ii) will not be required to recognize any additional income upon the receipt of any cash payment on the new notes that is attributable to previously accrued OID that has been included in such United States Holder’s income. The remainder of this discussion assumes that the new notes will not be issued with OID.

Sale, Exchange or Other Disposition of the New Notes

Upon the sale, exchange or other taxable disposition of new notes, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and the United States Holder’s tax basis in the new notes sold. Other than with respect to any “market discount” carried over from the old notes (as described above), such gain or loss generally will be long-term capital gain or loss if the United States Holder’s holding period in such instrument is more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Conversion of New Notes

If a United States Holder converts a new note and receives Shares from the Issuer and cash in lieu of a fractional Share, then such Holder should not recognize any gain or loss in respect of the conversion, except that the receipt of cash in lieu of a fractional Share will result in capital gain or loss (measured by difference between the amount of cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional Share).

The United States Holder’s tax basis in the Shares received upon a conversion of a new note will equal the tax basis of the new note that was converted, less any basis allocable to a fractional Share.

A United States Holder’s holding period for the Shares received will include the United States Holder’s holding period for the new note converted.

Constructive Distributions

A United States Holder may, in certain circumstances, be deemed to have received distributions on the Shares for which the new notes are convertible if the conversion price of the instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the instruments generally will not be deemed to result in a constructive distribution of stock. Certain possible adjustments provided in the instruments (including, without limitation, adjustments in respect of the Fundamental Change Make-Whole) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, then a United States Holder may be deemed to have received constructive distributions from the Issuer, even though the United States Holder has not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment also may result in a constructive distribution to a United States Holder. Each United States Holder should consult its own tax advisor regarding the possibility and tax consequences of constructive distributions.

Consequences of Not Participating in the Exchange Offer

A United States Holder of old notes that does not tender its old notes in the Exchange Offer will continue to hold old notes, as amended pursuant to the terms of the Exchange Offer. Whether the amendment of the old notes will constitute a realization event for United States federal income tax purposes depends on whether the amendment is considered to result in a “significant modification” (within of the meaning of Section 1.1001-3 of the Treasury Regulations) of the old notes. If the amendment of the old notes results in a “significant modification,” then the amendment should be treated as a deemed exchange of original old Notes for newly issued amended old notes. If both the original old notes and the post-exchange old notes are treated as “securities”, as described above, for United States federal income tax purposes, then the amendment should be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a United States Holder should not recognize any gain or loss on the exchange. The adjusted tax basis of the post-exchange old notes should remain the same as the tax basis of the original old notes and the holding period for the post-exchange old notes should include the holding period for the original old notes. If the original or the post-exchange old notes are not treated as securities of the Issuer, then each United States Holder will be treated as exchanging its old notes in a taxable exchange under Section 1001 of the Code. Accordingly, in such case, each United States Holder should recognize gain or loss equal to: (1) the issue price (as described above) of the post-exchange old notes received minus (2) the United States Holder’s adjusted basis in the original old notes surrendered in exchange therefor. Such gain or loss should be (subject to the “market discount” rules described above) long-term capital gain or loss if the United States Holder has a holding period for the original old notes of more than one year. The deductibility of capital losses is subject to limitations. A United States Holder’s tax basis in the post-exchange old note should be the issue price thereof (as described above under the heading “—Consequences of Holding New Notes—Issue Price”). A United States Holder’s holding period for the post-exchange old notes should begin on the day following the date of the amendment.

Information Reporting and Backup Withholding Tax

In general, payments of interest on the old notes and new notes, payments of dividends on equity interests in the Issuer and payments of the proceeds of a disposition (including a disposition pursuant to the Exchange Offer, a retirement or a redemption) of the old notes, new notes or Shares may be reported to the IRS, and may be subject to backup withholding tax (currently at a rate of 24%) unless the United States Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides (usually on IRS Form W-9) a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding tax because of a failure to report all dividend and interest income. Backup withholding tax is not an additional tax but is, instead, an advance payment of tax that may be refunded to the extent it results in an overpayment of tax provided that the required information related to such refund is timely provided to the IRS. The Issuer will comply with all applicable reporting and withholding requirements of the IRS.

Consequences to Non-United States Holders

The following is a summary of material United States federal income tax considerations to a Non-United States Holder. For purposes of this summary, the term “Non-United States Holder” means a beneficial owner of an old note, new note or Share that is, for United States federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

The following discussion applies only to Non-United States Holders and assumes that no item of income, gain, deduction or loss derived by a Non-United States Holder in respect of the old notes, new notes or Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain Non-United States Holders, such as:

•	certain former citizens or residents of the United States;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	corporations that accumulate earnings to avoid United States federal income tax;
•	investors in pass-through entities that are subject to special treatment under the Code; and
•	Non-United States Holders that are engaged in the conduct of a United States trade or business.

Exchange of Old Notes for New Notes and Shares in the Exchange Offer

Subject to the discussion under the headings “—Constructive Distributions,” “—Information Reporting and Backup Withholding,” and “—FATCA Withholding Taxes” below, a Non-United States Holder generally will not be subject to United States federal income or withholding taxes with respect to gain, if any, recognized on the exchange of old notes for new notes and Shares in the Exchange Offer, unless:

•	the Non-United States Holder is an individual present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met, in which case the gain generally will be subject to tax at a rate of 30%; or
•	the Issuer is or has been a United States real property holding corporation for United States federal income tax purposes at any time during the shorter of (a) the five-year period ending on the date of the disposition and (b) the period during which the Non-United States Holder held the old note. The Issuer does not believe that it is currently, and does not anticipate becoming, a United States real property holding corporation.

As discussed above, although it is not free from doubt, the Issuer intends to treat the additional exchange consideration as additional consideration received by a Holder in the Exchange Offer, in which case, the Issuer does not intend to withhold United States federal withholding tax from payments of additional exchange consideration made to Non-United States Holders.

Consequences of Holding Shares

Distributions

Distributions on Shares that are paid out of the Issuer’s current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be treated as dividends for United States federal income tax purposes. Dividends paid (or deemed paid) to a Non-United States Holder generally will be subject to withholding of United States federal income tax at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-United States Holder claiming the benefit of such treaty timely provides to us or the paying agent proper IRS documentation. If a Non-United States Holder is eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty, such Non-United States Holder may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

To the extent that the amount of any distribution paid with respect to Shares exceeds the Issuer’s current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital, which will be applied against and reduce (but not below zero) such Non-United States Holder’s adjusted tax basis in such interest and thereafter as capital gain from a sale or other disposition of such interest that is taxed to the holder as described above under the heading “— Exchange of Old Notes for New Notes and Shares in the Exchange Offer.”

Sale, Exchange or Other Taxable Distribution of Shares

Subject to the discussion of backup withholding tax and FATCA below, gain, if any, recognized on the sale, exchange, conversion or other disposition of Shares will be treated in the same manner as described above under the heading “— Exchange of Old Notes for New Notes and Shares in the Exchange Offer.”

Consequences of Holding New Notes

Consequences if the New Notes are Treated as Equity

If the new notes are treated as equity for United States federal income tax purposes, then a Non-United States Holder will be subject to the same treatment with respect to such new notes as is described above with respect to Shares.

Consequences if the New Notes are Treated as Debt

If the new notes are treated as debt for United States federal income tax purposes, then, subject to the discussion of backup withholding tax and FATCA below, stated interest paid on a new note by the Issuer or any paying agent to a Non-United States Holder will be exempt from United States income and withholding tax under the “portfolio interest exemption”, provided that:

•	the Non-United States Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of voting stock of the Issuer and is not a controlled foreign corporation related to the Issuer, actually or constructively;
•	the Non-United States Holder is not a bank that acquired the new notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•	either (a) the Non-United States Holder provides to the Issuer or the paying agent an IRS Form W-8BEN (or a suitable substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-United States status in compliance with applicable law and regulations, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business on behalf of the Non-United States Holder provides a statement to the Issuer or the Issuer’s agent under penalties of perjury in which it certifies that an IRS Form W-8BEN (or a suitable substitute form) has been received by it from the Non-United States Holder or (c) the Non-United States Holder holds its new notes through a “qualified intermediary” and the qualified intermediary provides us or the paying agent a properly executed IRS Form W-8IMY (or other applicable form) on behalf of itself together with any applicable underlying IRS forms sufficient to establish that the Non-United States Holder is not a United States person. This certification requirement may be satisfied with other documentary evidence in the case of a new note held in an offshore account or through certain foreign intermediaries.

If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to United States withholding tax at the rate of 30%, unless the holder provides the Issuer or the Issuer’s agent with a properly executed IRS Form W-8BEN (or suitable substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable tax treaty.

Subject to the discussion of back-up withholding tax and FATCA below, gain, if any, recognized on the sale, exchange, conversion or other disposition of new notes will be treated in the same manner as described above under the heading “— Exchange of Old Notes for New Notes and Shares in the Exchange Offer.”

Constructive Distributions

As described above under the heading “—Consequences to United States Holders—Constructive Distributions,” certain possible adjustments provided in the new notes (including, without limitation, adjustments in respect of the Fundamental Change Make-Whole) may result in a constructive distribution with respect to their new notes.

Notwithstanding the discussion above regarding sales, exchanges or other dispositions of new notes or Shares, such redemption or repayment may be treated as a distribution that would be treated as a dividend to the extent of the Issuer’s earnings and profits, rather than as a sale. Broadly, whether a redemption or repayment of new notes or Shares will be treated as a distribution rather than as a sale will depend on the United States Holder’s remaining actual or constructive interest, if any, in the equity of the Issuer after the redemption or repayment for purposes of Section 302(b) of the Code. You should consult your own tax advisor regarding the possibility of a redemption or repayment of new notes or Shares being treated as a distribution.

Information Reporting and Backup Withholding

The amount of interest and dividends paid to a Non-United States Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-United States Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-United States Holder is resident.

Provided that a Non-United States Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, the Non-United States Holder generally will not be subject to backup withholding tax with respect to interest and dividend payments on, and the proceeds from the disposition of new notes or Shares, unless the Issuer or the Issuer’s paying agent knows or has reason to know that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a new note or Share are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a Non-United States Holder generally will be subject to backup withholding tax and information reporting unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.
•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or that has certain specified United States connections, a Non-United States Holder generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-United States Holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.
•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have any of the specified United States connections, a Non-United States Holder generally will not be subject to backup withholding tax or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends) and, subject to the proposed regulations discussed below, on proceeds from sales or other disposition of new notes and Shares paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non U.S. entities unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Similarly, dividends and interest and, subject to the proposed regulations discussed below, proceeds from sales or other disposition in respect of new notes and Shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. The U.S. Department of the Treasury has proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued, and which eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of new notes and Shares. You should consult your own tax advisor regarding the effects of FATCA on your new notes and Shares.

Consequences to the Issuer

Cancellation of Indebtedness Income

The exchange of old notes for new notes and Shares pursuant to the Exchange Offer may result in cancellation of indebtedness (“COD”) income to the Issuer for United States federal income tax purposes, in an amount equal to the excess, if any, of the “adjusted issue price” of the exchanged old notes over either (x) if the new notes are treated as debt for United States federal income tax purposes, the issue price of, or (y) if the new notes are treated as equity for United States federal income tax purposes, the fair market value of, the new notes exchanged therefor.

Because the amount of COD income to be recognized by the Issuer depends in part on the fair market value and/or issue price of instruments to be issued on the Closing Date, the precise amount of COD income, if any, resulting from the exchange of old notes cannot be determined prior to the Closing Date. To the extent that the Issuer is considered insolvent from a tax perspective (i.e., the Issuer’s liabilities exceed the fair market value of its assets) immediately prior to the consummation of the Exchange Offer, any such COD income generally would be excluded from the Issuer’s taxable income. If and to the extent any COD income is excluded from taxable income pursuant to the insolvency exception, the Issuer generally will be required to reduce certain of the Issuer’s tax attributes, including, but not limited to, the Issuer’s net operating losses, loss carryforwards, credit carryforwards and tax basis in certain assets. This may result in a significant reduction in, and possible elimination of, certain of the Issuer’s tax attributes. If the Issuer is not considered insolvent from a tax perspective immediately prior to the consummation of the Exchange Offer, the Issuer may incur a cash tax liability from such COD income

Potential Limitations on Net Operating Loss Carryforwards and Other Tax Attributes

The transactions contemplated by the Exchange Offer are expected to result in an “ownership change” of the Issuer within the meaning of Section 382 of the Code. Under Section 382 of the Code, if a corporation or a consolidated group with NOLs, loss carryforwards or certain other tax attributes (a “Loss Corporation”) undergoes an “ownership change”, the Loss Corporation’s use of its pre-change NOLs, loss carryforwards and certain other tax attributes generally will be subject to an annual limitation in the post-change period.

To the extent the Issuer’s NOLs, loss carryforwards and other relevant tax attributes are not reduced as described above, the Issuer expects such tax attributes will be subject to the annual limitation imposed by Section 382 following the Closing Date. The amount of this annual limitation generally will equal the product of (i) the fair market value of the Issuer’s stock immediately before the ownership change (with certain adjustments) and (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs. Any unused portion of the annual limitation may be carried forward to increase the annual limitation for the subsequent taxable year. The Issuer’s annual limitation in any year may also be adjusted as a result of gain recognized in the five years following the ownership change. Accordingly, the impact of the ownership change on the Issuer will depend upon, among other things, the amount of its NOLs, loss carryforwards and other tax attributes remaining after taking into any COD income, the value of its stock at the time of the ownership change and the amount and timing of its future taxable income.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes and common stock for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if the old notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until 90 days after the date of this prospectus, all broker-dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;
•	in negotiated transactions; or
•	through the writing of options on the new notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer; or
•	any broker or dealer that participates in a distribution of such new notes.

Any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 90 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers.

LEGAL MATTERS

Certain legal matters in connection with the exchange of the old notes will be passed upon for us by McDermott, Will & Emery LLP, Chicago, Illinois, certain legal matters in connection with the validity of the common stock registered hereby have been passed upon for the Company by Venable LLP and certain legal matters in connection with the validity of the guarantees registered hereby have been passed upon for the Company by Faskin Martineau DuMoulin LLP with respect to British Columbia, Baker McKenzie Abogados SC with respect to Mexican law, Womble Bond Dickinson (US) LLP with respect to Michigan law and Taft Stettinius & Hollister LLP with respect to Indiana law.

EXPERTS

The consolidated financial statements included in this Registration Statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2016-02, Leases (Topic 842), under the modified retrospective method), which is included herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, with regard to the Exchange Offer described in this prospectus. The tender offer statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the tender offer statement from this prospectus.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.castlemetals.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

Consolidated Financial Statements

A. M. Castle & Co.
Index to Financial Statements

Consolidated Statements of Operations
and Comprehensive Loss

	Year Ended December 31,
	2019	2018
Net sales	$559,591	$581,970
Costs and expenses:
Cost of materials (exclusive of depreciation)	418,806	437,052
Warehouse, processing and delivery expense	77,567	83,635
Sales, general and administrative expense	64,557	68,933
Depreciation expense	8,759	9,082
Total costs and expenses	569,689	598,702
Operating loss	(10,098)	(16,732)
Interest expense, net	39,902	33,172
Other income, net	(6,586)	(7,980)
Loss before income taxes	(43,414)	(41,924)
Income tax benefit	(4,899)	(4,779)
Net loss	$(38,515)	$(37,145)

Basic and diluted loss per common share	$(17.62)	$(18.57)

Comprehensive loss:
Net loss	$(38,515)	$(37,145)
Change in unrecognized pension and postretirement benefit costs, net of tax effect of $732 and $(3,060), respectively	2,082	(9,187)
Foreign currency translation adjustments, net of tax	(1,108)	(2,492)
Comprehensive loss	$(37,541)	$(48,824)

A.M. Castle & Co.
Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,433	$8,668
Accounts receivable, less allowances of $1,766 and $1,364, respectively	74,697	79,757
Inventories	144,411	160,686
Prepaid expenses and other current assets	9,668	14,344
Income tax receivable	1,995	1,268
Total current assets	237,204	264,723
Goodwill and intangible assets	8,176	8,176
Prepaid pension cost	5,758	1,754
Deferred income taxes	1,534	1,261
Operating right-of-use assets	29,423	—
Other noncurrent assets	792	1,278
Property, plant and equipment:
Land	5,579	5,577
Buildings	20,950	21,218
Machinery and equipment	41,054	38,394
Property, plant and equipment, at cost	67,583	65,189
Accumulated depreciation	(20,144)	(11,989)
Property, plant and equipment, net	47,439	53,200
Total assets	$330,326	$330,392
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$41,745	$42,719
Accrued payroll and employee benefits	7,648	11,307
Accrued and other current liabilities	3,540	5,324
Operating lease liabilities	6,537	—
Income tax payable	573	1,589
Short-term borrowings	2,888	5,498
Current portion of finance leases	596	119
Total current liabilities	63,527	66,556
Long-term debt, less current portion	263,523	245,966
Deferred income taxes	3,775	7,540
Finance leases, less current portion	8,208	61
Build-to-suit liability	—	9,975
Other noncurrent liabilities	2,894	3,334
Pension and postretirement benefit obligations	6,709	6,321
Noncurrent operating lease liabilities	22,760	—
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Common stock, $0.01 par value—200,000 Class A shares authorized with 3,818 shares issued and 3,650 shares outstanding at December 31, 2019, and 3,803 shares issued and outstanding at December 31, 2018	38	38
Additional paid-in capital	61,461	55,421
Accumulated deficit	(88,741)	(50,472)
Accumulated other comprehensive loss	(13,374)	(14,348)
Treasury stock, at cost — 168 shares at December 31, 2019 and no shares at December 31, 2018	(454)	—
Total stockholders’ deficit	(41,070)	(9,361)
Total liabilities and stockholders’ deficit	$330,326	$330,392

A.M. Castle & Co.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Operating activities:
Net loss	$(38,515)	$(37,145)
Adjustments to reconcile net loss to net cash from (used in) operating activities:
Depreciation	8,759	9,082
Amortization of deferred financing costs and debt discount	11,942	8,160
Noncash interest paid in kind	15,912	13,502
Loss on sale of property, plant & equipment	256	64
Unrealized foreign currency (gain) loss	(771)	580
Deferred income taxes	(5,605)	(7,071)
Noncash rent expense	247	—
Noncash compensation expense	2,862	2,784
Other, net	—	631
Changes in assets and liabilities:
Accounts receivable	5,143	(6,100)
Inventories	16,286	(7,730)
Prepaid expenses and other current assets	3,963	(2,955)
Other noncurrent assets	(428)	740
Prepaid pension costs	(1,190)	(2,717)
Accounts payable	(1,014)	1,370
Accrued payroll and employee benefits	(3,983)	3,453
Income tax payable and receivable	(1,750)	1,624
Accrued and other current liabilities	(1,397)	(1,120)
Postretirement benefit obligations and other noncurrent liabilities	107	(933)
Net cash from (used in) operating activities	10,824	(23,781)
Investing activities:
Capital expenditures	(4,021)	(5,687)
Proceeds from sale of property, plant and equipment	442	77
Net cash used in investing activities	(3,579)	(5,610)
Financing activities:
Repayments of short-term borrowings, net	(2,461)	(115)
Proceeds from long-term debt including credit facilities	3,500	49,954
Repayments of long-term debt including credit facilities	(9,988)	(21,130)
Principal paid on finance leases	(611)	—
Payments of debt issue costs	—	(499)
Payments of build-to-suit liability	—	(897)
Net cash (used in) from financing activities	(9,560)	27,313
Effect of exchange rate changes on cash and cash equivalents	80	(358)
Net change in cash and cash equivalents	(2,235)	(2,436)
Cash and cash equivalents—beginning of year	8,668	11,104
Cash and cash equivalents—end of year	$6,433	$8,668

See Note 1—Basis of Presentation and Significant Accounting Policies to the consolidated financial statements for supplemental cash flow disclosures.

A.M. Castle & Co.
Consolidated Statements of Stockholders' Deficit

	Common Shares	Treasury Shares	Common Stock	Treasury Stock	Additional Paid-in Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2018	3,734	—	$37	$—	$49,944	$(13,327)	$(2,669)	$33,985
Net loss						(37,145)		(37,145)
Foreign currency translation, net of tax							(2,492)	(2,492)
Change in unrecognized pension and postretirement benefit costs, $(3,060) tax effect							(9,187)	(9,187)
Reclassification to equity of interest paid in kind attributable to conversion option, net of $1,208 tax effect (Note 5)					3,430			3,430
Share-based compensation					1,816			1,816
Vesting of restricted shares and other	69		1		231			232
Balance at December 31, 2018	3,803	—	$38	$—	$55,421	$(50,472)	$(14,348)	$(9,361)
Cumulative effect from adoption of the new lease standard (Leases: Topic 842) (Note 1)						246		246
Net loss						(38,515)		(38,515)
Foreign currency translation, net of tax							(1,108)	(1,108)
Change in unrecognized pension and postretirement benefit costs, $732 tax effect							2,082	2,082
Reclassification to equity of interest paid in kind attributable to conversion option, net of $1,086 tax effect (Note 5)					3,547			3,547
Share-based compensation					1,938			1,938
Vesting of restricted shares and other	15	(168)	—	(454)	555			101
Balance at December 31, 2019	3,818	(168)	$38	$(454)	$61,461	$(88,741)	$(13,374)	$(41,070)

A. M. Castle & Co.
Notes to Consolidated Financial Statements
(Amounts in thousands except par value and per share data)

(1)	Basis of Presentation and Significant Accounting Policies

Nature of operations — A.M. Castle & Co. and its subsidiaries (the “Company”) is a specialty metals distribution company serving customers on a global basis. The Company has operations in the United States, Canada, Mexico, France, Spain, China and Singapore. The Company provides a broad range of products and value-added processing and supply chain services to a wide array of customers. The Company's customers are principally within the producer durable equipment, aerospace, heavy industrial equipment, industrial goods, construction equipment, and retail sectors of the global economy. Particular focus is placed on the aerospace and defense, power generation, mining, heavy industrial equipment, and general manufacturing industries, as well as general engineering applications.

The Company’s corporate headquarters is located in Oak Brook, Illinois. The Company has 19 operational service centers located throughout North America (15), Europe (2) and Asia (2).

The Company purchases metals from many producers. Purchases are made in large lots and held in distribution centers until sold, usually in smaller quantities and often with value-added processing services performed. Orders are primarily filled with materials shipped from the Company's stock. The materials required to fill the balance of sales are obtained from other sources, such as direct mill shipments to customers or purchases from other distributors. Thousands of customers from a wide array of industries are serviced primarily through the Company’s own sales organization.

Basis of presentation — The consolidated financial statements included herein and the notes thereto have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), and accounting principles generally accepted in the United States of America (“U.S. GAAP”). This report contains consolidated financial statements of the Company as of and for the years ended December 31, 2019 and December 31, 2018.

The accompanying consolidated financial statements have been prepared on the basis of the Company continuing as a going concern for a reasonable period of time. The Company's principal source of liquidity is cash flows from operations and borrowings under its asset-based revolving credit facilities.

Use of estimates — The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The principal areas of estimation reflected in the consolidated financial statements are accounts receivable allowances, inventory reserves, the valuation of goodwill and intangible assets, the valuation of deferred income taxes, the fair value of the Company's Convertible Senior Secured Paid-in-Kind (“PIK”) Toggle Notes due 2022 (the “Second Lien Notes”) and Revolving B Credit Facility (defined at Note 2 - Debt, in the Notes to the Consolidated Financial Statements), pension and other post-employment benefits, and share-based compensation.

Revenue recognition — Revenue from the sale of products is recognized when control of the product has transferred to the customer, which is primarily at the time of shipment to the customer. Revenue recognized other than at the time of shipment represented less than 1% of the Company’s consolidated net sales in both the year ended December 31, 2019 and the year ended December 31, 2018. Customer payment terms are established prior to the time of shipment. Provisions for allowances related to sales discounts and rebates are recorded based on terms of the sale in the period that the sale is recorded. Management utilizes historical information and the current sales trends of the business to estimate such provisions. The provisions related to discounts and rebates due to customers are recorded as a reduction within net sales.

Revenue from shipping and handling charges is recorded in net sales. Costs incurred in connection with shipping and handling the Company’s products, which are related to third-party carriers or performed by Company personnel, are included in warehouse, processing and delivery expenses. In the year ended December 31, 2019 and the year ended December 31, 2018, shipping and handling costs included in warehouse, processing and delivery expenses were $23,807 and $26,704, respectively. The Company accounts for shipping and handling activities as fulfillment costs and not a promised good or service.

The Company maintains an allowance for doubtful accounts related to the potential inability of customers to make required payments. The allowance for doubtful accounts is maintained at a level considered appropriate based on historical experience and specific identification of customer receivable balances for which collection is unlikely. The provision for doubtful accounts is recorded in sales, general and administrative expense in the Company’s Consolidated Statements of Operations and Comprehensive Loss. Estimates of doubtful accounts are based on historical write-off experience as a percentage of net sales and judgments about the probable effects of economic conditions on certain customers.

The Company also maintains an allowance for credit memos for estimated credit memos to be issued against current sales. Estimates of allowance for credit memos are based upon the application of a historical issuance lag period to the average credit memos issued each month.

Accounts receivable allowance for doubtful accounts and credit memos activity is presented in the table below:

	December 31,
	2019	2018
Balance, beginning of period	$1,364	$1,586
Add Provision charged to expense(a)	472	379
Recoveries	19	44
Less Charges against allowance	(89)	(645)
Balance, end of period	$1,766	$1,364
(a)	Includes the net amount of credit memos reserved and issued.

The Company does not incur significant incremental costs when obtaining customer contracts and any costs that are incurred are generally not recoverable from its customers. Substantially all of the Company's customer contracts are for a duration of less than one year and individual customer purchase orders for contractual customers are fulfilled within one year of the purchase order date. The Company recognizes incremental costs of obtaining a contract, if any, as an expense when incurred if the amortization period of the asset would have been one year or less. The Company does not have any costs to obtain a contract that are capitalized.

Information regarding the disaggregation of the Company's revenue by geographic region can be found at Note 10 — Segment Reporting.

Cost of materials — Cost of materials consists of the costs the Company pays for metals and related inbound and transfer freight charges. It excludes depreciation, which is discussed below.

Operating expenses — Operating costs and expenses primarily consist of:

•	Warehouse, processing and delivery expenses, including occupancy costs, compensation and employee benefits for warehouse personnel, processing, shipping and handling costs;
•	Sales expenses, including compensation and employee benefits for sales personnel;
•	General and administrative expenses, including compensation for executive officers and general management, expenses for professional services primarily attributable to accounting and legal advisory services, bad debt expenses, data communication costs, computer hardware and maintenance expenses and occupancy costs for non-warehouse locations; and
•	Depreciation includes depreciation for all property, plant and equipment.

Cash equivalents — Cash equivalents are highly liquid, short-term investments that have an original maturity of 90 days or less.

Statement of cash flows — Non-cash investing and financing activities and supplemental disclosures of consolidated cash flow information are as follows:

	December 31,
	2019	2018
Non-cash investing and financing activities:
Capital expenditures financed by accounts payable	$27	$115
Reclassification of interest paid in kind to additional paid in capital (Note 5)	3,547	3,430
Cash paid during the period for:
Interest	7,075	5,110
Income taxes	1,647	866
Cash received during the period for:
Income tax refunds	952	37

Inventories — Inventories consist primarily of finished goods. All of the Company's operations use the average cost method in determining the cost of inventory.

The Company maintains an allowance for excess and obsolete inventory. The excess and obsolete inventory allowance is determined through the specific identification of material, adjusted for expected scrap value to be received, based on previous sales experience.

Excess and obsolete inventory allowance activity is presented in the table below:

	December 31,
	2019	2018
Balance, beginning of period	$3,274	$1,680
Adjustments to provision	1,967	3,612
Charges against allowance	(1,085)	(2,018)
Balance, end of period	$4,156	$3,274

Property, plant and equipment — Property, plant and equipment are stated at cost and include assets held under capital leases. Expenditures for major additions and improvements are capitalized, while maintenance and repair costs that do not substantially improve or extend the useful lives of the respective assets are expensed in the period in which they are incurred. When items are disposed, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

The Company provides for depreciation of plant and equipment sufficient to amortize the cost over their estimated useful lives as follows:

Buildings and building improvements	5 – 40 years
Plant equipment	5 – 20 years
Furniture and fixtures	2 – 10 years
Vehicles and office equipment	3 – 10 years

Leasehold improvements are depreciated over the shorter of their useful lives or the remaining term of the lease. Depreciation is calculated using the straight-line method. Depreciation expense in the year ended December 31, 2019 and the year ended December 31, 2018 was $8,759 and $9,082, respectively.

Long-lived assets — The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to future net cash flows (undiscounted and without interest charges) expected to be generated by the asset or asset group. If future net cash flows are less than the carrying value, the asset or asset group may be impaired. If such assets are impaired, the impairment charge is calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. The Company derives the required undiscounted cash flow estimates from historical experience and internal business plans.

Goodwill and intangible assets — As of both December 31, 2019 and December 31, 2018, the Company had recorded goodwill with a carrying value of $2,676, none of which is tax deductible. There was no change in the carrying value of goodwill recognized in the year ended December 31, 2019. The Company's other intangible asset is comprised of an indefinite-lived trade name, which is not subject to amortization. The gross carrying value of the trade name intangible asset was $5,500 at both December 31, 2019 and December 31, 2018.

The Company tests goodwill for impairment at the reporting unit level on an annual basis at December 1 of each year or more frequently if a significant event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company assesses, at least quarterly, whether any events or circumstances have significantly changed which may imply that the carrying amount of its one reporting unit's goodwill is in excess of its fair value. Based on the results of the Company's goodwill impairment testing it has recorded no impairment charges in the year ended December 31, 2019 or since the goodwill was originally recognized.

The Company currently has one reporting unit. The determination of the fair value of the reporting unit requires significant estimates and assumptions to be made by management. The fair value of the reporting unit is estimated using a combination of an income approach, which estimates fair value based on a discounted cash flow analysis using historical data, estimates of future cash flows and discount rates based on the view of a market participant, and a market approach, which estimates fair value using market multiples of various financial measures of comparable public companies. In selecting the appropriate assumptions, the Company considers the following: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industry in which the Company competes; discount rates; terminal growth rates; long-term projections of future financial performance; and relative weighting of income and market approaches. The long-term projections used in the valuation are developed as part of the Company’s annual long-term planning process. The discount rates used to determine the fair values of the reporting unit is that of a hypothetical market participant which are developed based upon an analysis of comparable companies and include adjustments made to account for any individual reporting unit specific attributes such as, size and industry.

The Company's intangible asset is comprised of an indefinite-lived trade name, which is not subject to amortization. The indefinite-lived trade name intangible asset is tested for impairment on an annual basis on December 1 of each year or more frequently if significant events or changes in circumstances occur which may indicate that the carrying amount of the asset may not be recoverable, as measured by comparing carrying value to the estimated future cash flows generated by its use. An impaired asset is recorded at estimated fair value, determined principally using an income-based approach similar to the relief from royalty method used in the initial valuation of the indefinite-lived intangible asset, with the excess amount of carrying value over the fair value representing the amount of the impairment. Assumptions used in the income-based approach including projected revenues and assumed royalty rate, long-term growth and discount rates. The Company recorded no impairment charges related to its indefinite-lived trade name intangible assets in the year ended December 31, 2019 or since the intangible asset was originally recorded.

Income taxes — The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records valuation allowances against its deferred tax assets when it is more likely than not that the amounts will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and recent results of operations. In the event the Company determines it would not be able to realize its deferred tax assets, a valuation allowance is recorded, which increases the provision for income taxes in the period in which that determination is made.

During 2019, the Company's foreign assets remained pledged as collateral for certain borrowings. This continues to result in a taxable income inclusion in the U.S. of the annual earnings generated by its foreign subsidiaries. As a result of the enactment of H.R.1, “An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018” (the “Tax Act”) (also known as “The Tax Cuts and Jobs Act”) and this pledge of foreign assets, there are no remaining undistributed earnings which have not been subject to U.S. income taxation as of December 31, 2019 on which the Company would need to record any additional U.S. deferred tax liability.

For uncertain tax positions, if any, the Company applies the provisions of relevant authoritative guidance, which requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. The Company’s ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease the Company’s effective tax rate as well as impact operating results. As of December 31, 2019, the Company has no uncertain tax positions for which a tax or interest reserve has been recognized.

The Company recognizes interest and penalties related to unrecognized tax benefits, if any, within income tax expense. Accrued interest and penalties are included within income tax payable in the Consolidated Balance Sheets. As of December 31, 2019, the Company has accrued no interest and penalties associated with unrecognized tax benefits.

Insurance plans — The Company is a member of a group captive insurance company (the “Captive”) domiciled in Grand Cayman Island. The Captive reinsures losses related to certain of the Company’s workers’ compensation, automobile and general liability risks that occur subsequent to August 2009. Premiums are based on the Company’s loss experience and are accrued as expenses for the period to which the premium relates. Premiums are credited to the Company’s “loss fund” and earn investment income until claims are actually paid. For claims that were incurred prior to August 2009, the Company is self-insured. Self-insurance amounts are capped, for individual claims and in the aggregate, for each policy year by an insurance company. Self-insurance reserves are based on unpaid, known claims (including related administrative fees assessed by the insurance company for claims processing) and a reserve for incurred but not reported claims based on the Company’s historical claims experience and development.

The Company is self-insured up to a retention amount for medical insurance for its domestic operations. Self-insurance reserves are maintained based on incurred but not paid claims based on a historical lag.

Foreign currency — For the majority of the Company’s operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using year-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. The currency effects of translating financial statements of the Company’s non-U.S. operations which operate in local currency environments are recorded in accumulated other comprehensive loss, a separate component of stockholders’ deficit. Transaction gains or losses resulting from foreign currency transactions have historically been primarily related to unhedged intercompany financing arrangements between the United States and Canada.

Loss per share — Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock plus outstanding common stock equivalents. Common stock equivalents consist of restricted stock awards and contingently issuable shares related to the Company’s Second Lien Notes, which are included in the calculation of weighted average shares outstanding using the if-converted method. Refer to Note 2 - Debt, for further description of the Second Lien Notes.

The following table is a reconciliation of the basic and diluted loss per common share calculations:

	December 31,
	2019	2018
Numerator:
Net loss	$(38,515)	$(37,145)
Denominator:
Weighted average common shares outstanding	2,186	2,000
Effect of dilutive securities:
Outstanding common stock equivalents	—	—
Denominator for diluted loss per share	2,186	2,000

Net basic loss per common share	$(17.62)	$(18.57)

Net diluted loss per common share	$(17.62)	$(18.57)
Excluded outstanding share-based awards having an anti-dilutive effect	1,429	1,803

The computation of diluted loss per common share does not include common shares issuable upon conversion of the Company’s outstanding Second Lien Notes, as they were anti-dilutive under the if-converted method.

The Second Lien Notes are convertible into shares of the Company's common stock at any time at the initial conversion price of $3.77 per share. In future periods, absent a fundamental change (as defined in the Second Lien Notes Indenture, which is described in Note 2 - Debt), the outstanding Second Lien Notes could increase diluted average shares outstanding by a maximum of approximately 51,400 shares.

Concentrations — The Company’s customer base is well diversified and, therefore, the Company does not have dependence upon any single customer or a few customers. No single customer represented more than 5% of the Company’s total net sales in either the year ended December 31, 2019 or the year ended December 31, 2018. Approximately 64% of the Company’s net sales in the year ended December 31, 2019, and 65% in the year ended December 31, 2018, were from locations in the United States.

Share-based compensation — Compensation expense related to restricted share awards made to directors, officers and employees of the Company is recognized on a straight-line basis over the vesting period based on the estimated grant date fair value of the award. The Company accounts for forfeitures as they occur. Compensation expense related to performance share unit awards made to senior level managers and other select personnel is based on management’s expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed.

New Accounting Standards

Recently Adopted Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)”, which requires that lessees recognize assets and liabilities for leases with lease terms greater than 12 months in the statement of financial position. ASU No. 2016-02 also requires additional disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The provisions of ASU No. 2016-02 are to be applied using a modified retrospective approach, and are effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Topic 842 was subsequently amended by ASU No. 2018-01, “Land Easement Practical Expedient for Transition to Topic 842”; ASU No. 2018-10, “Codification Improvements to Topic 842, Leases”; ASU No. 2018-11, “Leases (Topic 842): Targeted Improvements” (“ASU 2018-11”); and ASU No. 2018-20, “Narrow-Scope Improvements for Lessors” (collectively, “ASC 842”). ASU 2018-11 provides clarity on separating components of a lease contract and includes an option to not restate comparative periods in transition and elect to use the effective date of Topic 842 as the date of initial application.

The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective approach, as required. The Company elected the transition method that allows it to apply the new standard only to leases existing at the date of initial application, January 1, 2019, and recognized the cumulative effect of initially applying the standard as an adjustment to opening retained earnings for the fiscal year beginning January 1, 2019. Consequently, financial information has not been updated and the disclosures required under the new standard have not be provided for dates and periods before January 1, 2019.

The Company has also elected the package of practical expedients permitted under the transition guidance, which among other things, allows the Company to carryforward the historical lease classification. ASC 842 also provides practical expedients for an entity’s ongoing accounting. The Company has made an accounting policy election to keep leases with an initial term of 12 months or less off the balance sheet and recognize those lease payments in the Consolidated Statements of Operations and Comprehensive Loss on a straight-line basis over the lease term. The Company has also elected the practical expedient to not separate lease and non-lease components for all of its real estate leases.

The adoption of ASC 842 resulted in recognition of additional operating right of use assets and lease liabilities on the Company's Consolidated Balance Sheets as of January 1, 2019 of $35,508 and $35,470, respectively. Additionally, the Company’s build-to-suit financing obligation has been classified as a finance lease liability, resulting in a $246 adjustment to the Company’s beginning accumulated deficit. The adoption of Topic 842 did not have a material effect on the Company's consolidated net loss or liquidity. The Company has reclassified certain prior year presentations to conform to the current period presentation under ASC 842. Refer to Note 4 - Leases, for further information and disclosures related to the adoption of ASC 842.

Recently Issued Account Standards Not Yet Effective

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 adds a current expected credit loss (“CECL”) impairment model to U.S. GAAP that is based on expected losses rather than incurred losses. Modified retrospective adoption is required with any cumulative-effect adjustment recorded to retained earnings as of the beginning of the period of adoption. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within the year of adoption. The Company does not expect the application of the CECL impairment model to have a significant impact on the Company's allowance for uncollectible amounts for accounts receivable. The Company will adopt the disclosure requirements of ASU No. 2016-13 in fiscal year 2020.

In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” ASU No. 2018-13 amends Fair Value Measurement (Topic 820) to add, remove, and modify fair value measurement disclosure requirements. The ASU’s changes to disclosures aim to improve the effectiveness of Topic 820's disclosure requirements under the aforementioned FASB disclosure framework project. ASU No. 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods within the year of adoption. Early adoption is permitted for any eliminated or modified disclosures prescribed by the ASU. The Company will adopt the disclosure requirements of ASU No. 2018-13 in its Quarterly Report on Form 10-Q for the three-months ended March 31, 2020 and the Company expects it will have no impact on its fair value disclosures therein.

Also in August 2018, the FASB issued ASU No. 2018-14, “Compensation – Retirement Benefits – Defined Benefit Plans - General (Topic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plan.” ASU No. 2018-14 amends Compensation - Retirement Benefits (Topic 715) to add or remove certain disclosure requirements related to defined benefit pension and other postretirement plans. The ASU’s changes to disclosures aim to improve the effectiveness of Topic 715's disclosure requirements under the FASB’s disclosure framework project. ASU No. 2018-14 is effective for public entities for fiscal years beginning after December 15, 2020. ASU No. 2018-14 does not impact the interim disclosure requirements of Topic 715. Early adoption is permitted. The Company will adopt the disclosure requirements of this new guidance in fiscal year 2021.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” ASU 2019-12 amends ASC 740 to simplify the accounting for income taxes by removing certain exceptions for investments, intraperiod allocations and interim calculations, and adding guidance to reduce complexity in the accounting standard under the FASB’s simplification initiative. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020. Upon adoption, the amendments in ASU 2019-12 should be applied on a prospective basis to all periods presented. Early adoption is permitted. The Company is currently assessing the impact of the adoption of the new guidance. The Company expects to adopt the new guidance under ASU 2019-12 in fiscal year 2021.

(2) Debt

Long-term debt consisted of the following:

	December 31,
	2019	2018
LONG-TERM DEBT
5.00% / 7.00% Second Lien Notes due August 31, 2022(a)	193,660	180,894
Floating rate Revolving A Credit Facility due February 28, 2022	102,000	108,488
12.00% Revolving B Credit Facility due February 28, 2022(b)	25,788	22,875
Less: unvested restricted Second Lien Notes(c)	(323)	(1,378)
Less: unamortized discount	(57,313)	(64,491)
Less: unamortized debt issuance costs	(289)	(422)
Total long-term debt	$263,523	$245,966
Less: current portion of long-term debt	—	—
Total long-term portion	$263,523	$245,966
(a)	Included in balance is interest paid in kind of $28,991 as of December 31, 2019 and $15,992 as of December 31, 2018.
(b)	Included in balance is interest paid in kind of $4,288 as of December 31, 2019 and $1,375 as of December 31, 2018.
(c)	Represents unvested portion of restricted Second Lien Notes issued to certain members of management (see Note 6 - Share-based compensation).

Credit Facilities

On August 31, 2017, the Company entered into the Revolving Credit and Security Agreement with PNC Bank, National Association (“PNC”) as lender and as administrative and collateral agent (the “Agent”), and other lenders party thereto (the “Original ABL Credit Agreement”). The Original ABL Credit Agreement provided for a $125,000 senior secured, revolving credit facility under which the Company and four of its subsidiaries each are borrowers (collectively, in such capacity, the “Borrowers”). The obligations of the Borrowers have been guaranteed by the subsidiaries of the Company named therein as guarantors.

On June 1, 2018, the Company entered into an Amendment No. 1 to the Original ABL Credit Agreement (the “Credit Agreement Amendment”) by and among the Company, the Borrowers and guarantors party thereto and the Agent and the other lenders party thereto, which amended the Original ABL Credit Agreement (as amended by the Credit Agreement Amendment, the “ABL Credit Agreement”) to provide for additional borrowing capacity.

The ABL Credit Agreement provides for an additional $25,000 last out Revolving B Credit Facility (the “Revolving B Credit Facility” and together with the Revolving A Credit Facility, the “Credit Facility”). The Credit Facility was made available in part by way of a participation in the Revolving B Credit Facility by certain of the Company’s shareholders. Borrowings under the Credit Facility will mature on February 28, 2022.

Subject to certain exceptions and permitted encumbrances, the obligations under the ABL Credit Agreement are secured by a first priority security interest in substantially all of the assets of each of the Borrowers and certain subsidiaries of the Company that are named as guarantors. The proceeds of the advances under the ABL Credit Agreement may only be used to (i) pay certain fees and expenses to the Agent and the lenders under the ABL Credit Agreement, (ii) provide for the Borrowers' working capital needs and reimburse drawings under letters of credit, (iii) repay the obligations under the Debtor-in-Possession Revolving Credit and Security Agreement dated as of July 10, 2017, by and among the Company, the lenders party thereto, and PNC, and certain other existing indebtedness, and (iv) provide for the Borrowers' capital expenditure needs, in accordance with the ABL Credit Agreement.

The Company may prepay its obligations under the ABL Credit Agreement at any time without premium or penalty, and must apply the net proceeds of material sales of collateral in prepayment of such obligations. Payments made must be applied to the Company's obligations under the Revolving A Credit Facility, if any, prior to its obligations under the Revolving B Credit Facility. In connection with an early termination or permanent reduction of the Revolving A Credit Facility prior to June 1, 2020, a 0.25% fee shall be due for the period from June 1, 2019 through May 31, 2020 on the amount of such commitment reduction, subject to reduction as set forth in the ABL Credit Agreement. Indebtedness for borrowings under the ABL Credit Agreement is subject to acceleration upon the occurrence of specified defaults or events of default, including (i) failure to pay principal or interest, (ii) the inaccuracy of any representation or warranty of a loan party, (iii) failure by a loan party to perform certain covenants, (iv) defaults under indebtedness owed to third parties, (v) certain liability producing events relating to ERISA, (vi) the invalidity or impairment of the Agent’s lien on its collateral or of any applicable guarantee, and (vii) certain adverse bankruptcy-related and other events.

Interest on indebtedness under the Revolving A Credit Facility accrues at a variable rate based on a grid with the highest interest rate being the applicable LIBOR-based rate plus a margin of 3.0%, as set forth in the ABL Credit Agreement. Interest on indebtedness under the Revolving B Credit Facility accrues at a rate of 12.0% per annum, which will be paid in kind unless the Company elects to pay such interest in cash and the Revolving B payment conditions specified in the ABL Credit Agreement are satisfied. Additionally, the Company must pay a monthly Facility Fee equal to the product of (i) 0.25% per annum (or, if the average daily revolving facility usage is less than 50% of the maximum revolving advance amount, 0.375% per annum) multiplied by (ii) the amount by which the maximum revolving advance amount exceeds such average daily revolving facility usage for such month.

The weighted average interest rate on outstanding borrowings under the Revolving A Credit Facility for the year ended December 31, 2019 was 5.32% and the weighted average facility fee for the year was 0.25%. The Company pays certain customary recurring fees with respect to the ABL Credit Agreement. Interest expense related to the Revolving B Credit Facility of $2,913 and $1,375 was paid in kind in the years ended December 31, 2019 and December 31, 2018, respectively.

The ABL Credit Agreement includes negative covenants customary for an asset-based revolving loan. Such covenants include limitations on the ability of the Borrowers to, among other things, (i) effect mergers and consolidations, (ii) sell assets, (iii) create or suffer to exist any lien, (iv) make certain investments, (v) incur debt and (vi) transact with affiliates. In addition, the ABL Credit Agreement includes customary affirmative covenants for an asset-based revolving loan, including covenants regarding the delivery of financial statements, reports and notices to the Agent. The ABL Credit Agreement also contains customary representations and warranties and event of default provisions for a secured term loan.

The Company's ABL Credit Agreement contains a springing financial maintenance covenant requiring the Company to maintain a Fixed Charge Coverage Ratio of 1.0 to 1.0 in any Covenant Testing Period (as defined in the ABL Credit Agreement) when the Company's cash liquidity (as defined in the ABL Credit Agreement) is less than $12,500. The Company is not in a Covenant Testing Period as of December 31, 2019.

Unamortized debt issuance costs of $289 associated with the ABL Credit Agreement were recorded as a reduction in long-term debt as of December 31, 2019.

Second Lien Notes

Also on August 31, 2017, the Company entered into an indenture (the “Second Lien Notes Indenture”) with Wilmington Savings Fund Society, FSB, as trustee and collateral agent (“Indenture Agent”) and, pursuant thereto, issued approximately $164,902 in aggregate original principal amount of its Second Lien Notes, including $2,400 of restricted Second Lien Notes issued to certain members of management (see Note 6 - Share-based compensation).

The Second Lien Notes are five year senior obligations of the Company and certain of its subsidiaries, secured by a lien on all or substantially all of the assets of the Company, its domestic subsidiaries and certain of its foreign subsidiaries, which lien the Indenture Agent has agreed will be junior to the lien of the Agent under the ABL Credit Agreement. The Second Lien Notes are convertible into shares of the Company’s common stock at any time at the initial conversion price of $3.77 per share, which rate is subject to adjustment as set forth in the Second Lien Notes Indenture.

Under the Second Lien Notes Indenture, upon the conversion of the Second Lien Notes in connection with a “Fundamental Change” (as defined in the Second Lien Notes Indenture), for each $1.00 principal amount of the Second Lien Notes, that number of shares of the Company’s common stock issuable upon conversion shall equal the greater of (a) $1.00 divided by the then applicable conversion price or (b) $1.00 divided by the price paid per share of the Company's common stock in connection with such Fundamental Change calculated in accordance with the Second Lien Notes Indenture, subject to other provisions of the Second Lien Notes Indenture. Subject to certain exceptions, under the Second Lien Notes Indenture a “Fundamental Change” includes, but is not limited to, the following: (i) the acquisition of more than 50% of the voting power of the Company’s common equity by a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended; (ii) the consummation of any recapitalization, reclassification, share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property; (iii) the “Continuing Directors” (as defined in the Second Lien Notes Indenture) cease to constitute at least a majority of the board of directors; and (iv) the approval of any plan or proposal for the liquidation or dissolution of the Company by the Company’s stockholders.

Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, together with cash in lieu of fractional shares. The value of shares of the Company’s common stock for purposes of the settlement of the conversion right, if the Company elects to settle in cash, will be calculated as provided in the Second Lien Notes Indenture, using a 20 trading day observation period.

The Second Lien Notes are guaranteed, jointly and severally, by certain subsidiaries of the Company. The Second Lien Notes and the related guarantees are secured by a lien on substantially all of the Company’s and the guarantors’ assets, subject to certain exceptions pursuant to certain collateral documents entered by the Company and the guarantors in connection with Second Lien Notes Indenture. The terms of the Second Lien Notes contain numerous covenants imposing financial and operating restrictions on the Company’s business. These covenants place restrictions on the Company’s ability and the ability of its subsidiaries to, among other things, pay dividends, redeem stock or make other distributions or restricted payments; incur indebtedness or issue certain stock; make certain investments; create liens; agree to certain payment restrictions affecting certain subsidiaries; sell or otherwise transfer or dispose assets; enter into transactions with affiliates; and enter into sale and leaseback transactions.

The Second Lien Notes may not be redeemed by the Company in whole or in part at any time, except the Company may be required to make an offer to purchase Second Lien Notes using the proceeds of certain material asset sales involving the Company or one of its restricted subsidiaries, as described more particularly in the Second Lien Notes Indenture. In addition, if a Fundamental Change occurs at any time, each holder of any Second Lien Notes has the right to require the Company to repurchase such holder’s Second Lien Notes for cash at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, subject to certain exceptions.

The Company must use the excess proceeds of material sales of collateral to make an offer of repurchase to holders of the Second Lien Notes. Indebtedness for borrowings under the Second Lien Notes Indenture is subject to acceleration upon the occurrence of specified defaults or events of default, including failure to pay principal or interest, the inaccuracy of any representation or warranty of any obligor under the Second Lien Notes, failure by an obligor under the Second Lien Notes to perform certain covenants, the invalidity or impairment of the Indenture Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and other events.

Indebtedness for borrowings under the Second Lien Notes Indenture is subject to acceleration upon the occurrence of specified defaults or events of default, including failure to pay principal or interest, the inaccuracy of any representation or warranty of any obligor under the Second Lien Notes, failure by an obligor under the Second Lien Notes to perform certain covenants, the invalidity or impairment of the Indenture Agent’s lien on its collateral or of any applicable guarantee, and certain adverse bankruptcy-related and other events.

Interest on the Second Lien Notes accrues at the rate of 5.00% if paid in cash and 7.00% if paid in kind. Pursuant to the terms of the Second Lien Notes Indenture, the Company is currently paying interest on the Second Lien Notes in kind. Interest expense of $12,999 and $12,127 was paid in kind for the years ended December 31, 2019 and December 31, 2018, respectively.

Upon satisfaction of certain conditions more particularly described in the Second Lien Notes Indenture, including the deposit in trust of cash or securities sufficient to pay the principal of and interest and any premium on the Second Lien Notes, the Company may effect a covenant defeasance of certain of the covenants imposing financial and operating restrictions on the Company’s business. In addition, and subject to certain exceptions as more particularly described in the Second Lien Notes Indenture, the Company may amend, supplement or waive provisions of the Second Lien Notes Indenture with the consent of holders representing a majority in aggregate principal amount of the Second Lien Notes, and may in effect release collateral from the liens securing the Second Lien Notes with the consent of holders representing 66-2/3% in aggregate principal amount of the Second Lien Notes.

As of December 31, 2019, all of the Company's principal and interest paid in kind related to its long-term debt matures and is payable in fiscal year 2022. The Company has no other required long-term debt payments within the next five years or thereafter.

Short-term borrowings

The Company's French subsidiary is party to a local credit facility under which it may borrow against 100% of the eligible accounts receivable factored, with recourse, up to €6,500. The French subsidiary is charged a factoring fee of 0.16% of the gross amount of accounts receivable factored. Local currency borrowings on the French subsidiary's credit facility are charged interest at the daily 3-months Euribor rate plus a 1.0% margin and U.S dollar borrowings on the credit facility are 3-months LIBOR plus a 1.0% margin. The French subsidiary utilizes the local credit facility to support its operating cash needs. As of December 31, 2019 and December 31, 2018, the French subsidiary has borrowings of $2,888 and $5,498 under the local credit facility, respectively.

(3)	Fair Value Measurements

The three-tier value hierarchy the Company utilizes, which prioritizes the inputs used in the valuation methodologies, is:

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.

The fair value of cash, accounts receivable and accounts payable approximate their carrying values. The fair value of cash equivalents is determined using the fair value hierarchy described above.

The Company’s pension plan asset portfolio as of December 31, 2019 and December 31, 2018 is primarily invested in fixed income securities, which generally fall within Level 2 of the fair value hierarchy. Fixed income securities in the pension plan asset portfolio are valued based on evaluated prices provided to the trustee by independent pricing services. Such prices may be determined by factors which include, but are not limited to, market quotations, yields, maturities, call features, ratings, institutional size trading in similar groups of securities and developments related to specific securities. Refer to Note 7 - Employee Benefit Plans for pension fair value disclosures.

Fair Value Measurements of Debt

As of December 31, 2019, the fair value of the Company's Second Lien Notes, including the conversion option, was estimated to be $136,085 compared to a carrying value of $193,660. As of December 31, 2018, the fair value of the Company's Second Lien Notes, including the conversion option, was estimated to be $174,063 compared to a carrying value of $180,894.The fair values for the Second Lien Notes, including the conversion option, falls within Level 3 of the fair value hierarchy and was determined using a binomial lattice model using assumptions based on market information and historical data, and a review of prices and terms available for similar debt instruments that do not contain a conversion feature, as well as other factors related to the callable nature of the Second Lien Notes.

The main inputs and assumptions into the fair value model for the Second Lien Notes at December 31, 2019 were as follows:

Risk-free interest rate	1.61%
Credit spreads	22.86%
PIK premium spread	2.00%
Volatility	50.00%

As of December 31, 2019, the fair value of the Company's Revolving B Credit Facility was estimated to be $25,082 compared to a carrying value of $25,788. As of December 31, 2018, the fair value of the Company's Revolving B Credit Facility was estimated to be $22,124 compared to a carrying value of $22,875. The fair value of the Revolving B Credit Facility was estimated based on a model that discounted future principal and interest payments at interest rates available to the Company at the end of the period for similar debt of the same maturity, which is a Level 2 input as defined by the fair value hierarchy.

Given the nature and the variable interest rates, the fair value of borrowings under the Revolving A Credit Facility and the French subsidiary's foreign line of credit approximated the carrying value at December 31, 2019.

(4)	Lease Agreements

The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective approach. Refer to Note - 1 Basis of Presentation and Significant Accounting Policies for additional information regarding the adoption of ASC 842.

The Company has operating and finance leases covering primarily warehouse and office facilities and equipment, with the lapse of time as the basis for all rental payments. The Company determines if an arrangement is a lease at inception.

Operating right-of-use (“ROU”) assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. In determining the estimated present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the lease commencement date, with consideration given to the Company's recent debt issuances as well as publicly available data for instruments with similar characteristics when calculating the Company's incremental borrowing rates.

The ROU assets also include any lease payments made and are reduced by any lease incentives received. The Company’s lease terms may include options to extend or not terminate the lease when it is reasonably certain that it will exercise any such options. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense is recognized in operating loss on a straight-line basis over the expected lease term.

Real estate leases of warehouse and office facilities are the most significant leases held by the Company. For these leases, the Company has elected the practical expedient permitted under ASC 842 to account for the lease and non-lease components as a single lease component. As a result, non-lease components, such as common area maintenance charges, are accounted for as a single lease element. The Company’s remaining operating leases are primarily comprised of leases of copiers, vehicles, and other warehouse equipment.

Certain of the Company’s operating lease agreements include variable payments that are passed through by the landlord, such as insurance, taxes, and common area maintenance, payments based on the usage of the asset, and rental payments adjusted periodically for inflation. Pass-through charges, payments due to changes in usage of the asset, and payments due to changes in indexation are included within variable rent expense.

As a result of the adoption of ASC 842, the Company's build-to-suit liability recognized under the previous guidance was reclassified to a finance leases liability in the Consolidated Balance Sheet and is presented as such as of December 31, 2019.

None of the Company's lease agreements contain significant residual value guarantees, restrictions, or covenants.

Lease-related assets and liabilities consisted of the following:

	Classification on the Balance Sheet	December 31, 2019
ASSETS
Operating lease assets	Operating right-of-use assets	$29,423
Finance lease assets	Property, plant and equipment, net	10,293
Total lease assets		$39,716

LIABILITIES
Current
Operating	Operating lease liabilities	$6,537
Finance	Current portion of finance leases	596
Noncurrent
Operating	Noncurrent operating lease liabilities	22,760
Finance	Finance leases, less current portion	8,208
Total liabilities		$38,101

Weighted average remaining lease term (years)
Operating leases		5.5
Finance leases		10.9
Weighted average discount rate
Operating leases		5.2%
Finance leases		4.7%

Lease-related expenses were as follows:

Year Ended December 31, 2019
Finance lease expense:
Amortization of finance lease assets	$1,046
Interest on finance lease liabilities	424
Operating lease expense	8,551
Variable lease expense	612
Short-term lease expense	34
Sublease income(1)	(744)
Total lease expense	$9,923
(1)	Relates primarily to one property subleased through September 2020.

Lease-related supplemental cash flow information was as follows:

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	(8,633)
Operating cash for finance leases	(424)
Financing cash flows for finance leases	(611)
Lease obligations obtained in exchange for right-of-use assets:
Operating leases	1,713

Maturities of lease liabilities as of December 31, 2019 are as follows:

Year ending December 31:	Finance Leases	Operating Leases
2020	$991	$7,716
2021	955	7,042
2022	975	6,010
2023	992	4,860
2024	1,012	2,176
Later years	6,365	5,866
Total lease payments	11,290	33,670
Less: imputed interest	(2,486)	(4,373)
Total lease obligations	$8,804	$29,297

Comparable future minimum rental payments under leases that have initial or remaining non-cancelable lease terms in excess of one year as previously disclosed under Account Standards Codification No. 840, (Leases) (“ASC 840”) as of December 31, 2018 are as follows:

	Finance Leases	Operating Leases	Built-to-Suit Lease
2019	$119	$7,882	$915
2020	56	7,398	933
2021	2	6,414	952
2022	2	5,702	971
2023	1	4,828	990
Later years	—	8,068	7,461
Total future minimum rental payments	$180	$40,292	$12,222

Total rental payments charged to expense under ASC 840 were $8,377 in the year ended December 31, 2018.

(5)	Stockholders' Equity

Reclassification of interest paid in kind to additional paid in capital

The Company has classified the fair value of the conversion option associated with its Second Lien Notes as additional paid-in capital. Similarly, the interest paid-in kind attributable to the fair value conversion option of the Second Lien Notes is classified as additional paid-in capital. Interest paid-in kind attributable to the fair value of the conversion option recognized as additional paid-in capital was $3,547 in the year ended December 31, 2019, net of the tax impact of $1,086, and $3,430, net of the tax impact of $1,208, in the year ended December 31, 2018.

Accumulated Comprehensive Loss

The components of accumulated other comprehensive loss are as follows:

	December 31,
	2019	2018
Unrecognized pension and postretirement costs, net of tax	$(7,071)	$(9,153)
Foreign currency translation losses, net of tax	(6,303)	(5,195)
Total accumulated other comprehensive loss, net of tax	(13,374)	$(14,348)

Changes in accumulated other comprehensive (loss) income by component are as follows:

	Defined Benefit Pension and Postretirement Items		Foreign Currency Items		Total
	Year Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018	2019	2018
Beginning Balance	$(9,153)	$34	$(5,195)	$(2,703)	$(14,348)	$(2,669)
Other comprehensive income (loss) before reclassifications, net of tax	1,990	(9,187)	(1,108)	(2,492)	882	(11,679)
Amounts reclassified from accumulated other comprehensive loss, net of tax(a)	92	—	—	—	92	—
Net current period other comprehensive income (loss)	2,082	(9,187)	(1,108)	(2,492)	974	(11,679)
Ending Balance	$(7,071)	$(9,153)	$(6,303)	$(5,195)	$(13,374)	$(14,348)
(a)	See reclassifications from accumulated other comprehensive loss table below for details of reclassification from accumulated other comprehensive loss for the years ended December 31, 2019 and December 31, 2018.

Reclassifications from accumulated other comprehensive loss are as follows:

	December 31,
	2019	2018
Unrecognized pension and postretirement benefit items:
Prior service credit	$(2)	$—
Actuarial loss	94	—
Total before tax	92	—
Tax effect	—	—
Total reclassifications for the period, net of tax(a)	$92	$—
(a)	The total reclassifications for the period are included in other income, net.
(6)	Share-based Compensation

Provisions governing the Company's share-based compensation awards are included in the A.M. Castle & Co. 2017 Management Incentive Plan (the “MIP”), which became effective on August 31, 2017. The Board of Directors (the “Board”) or a committee thereof (either, in such capacity, the “Administrator”) administers the MIP. The Administrator has broad authority under the MIP, among other things, to: (i) select participants; (ii) determine the terms and conditions, not inconsistent with the MIP, of any award granted under the MIP; (iii) determine the number of shares of the Company’s common stock to be covered by each award granted under the MIP; and (iv) determine the fair market value of awards granted under the MIP.

Persons eligible to receive awards under the MIP include officers, directors and employees of the Company and its subsidiaries. The types of awards that may be granted under the MIP include Second Lien Notes, stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other forms of cash or share-based awards.

The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the MIP (including shares initially convertible as a result of conversion of Second Lien Notes issued pursuant to the MIP) is 3,952, which number may be increased with the approval of the Company’s shareholders. If any outstanding award granted under the MIP expires or is terminated or canceled without having been exercised or settled in full, or if shares of the Company's common stock acquired pursuant to an award subject to forfeiture are forfeited, the shares of the Company’s common stock allocable to the terminated portion of such award or such forfeited shares will revert to the MIP and will be available for grant under the MIP as determined by the Administrator, subject to certain restrictions.

As is customary in management incentive plans of this nature, in the event of any change in the outstanding shares of the Company’s common stock by reason of a stock split, stock dividend or other non-recurring dividends or distributions, recapitalization, merger, consolidation, spin-off, combination, repurchase or exchange of stock, reorganization, liquidation, dissolution or other similar corporate transaction, an equitable adjustment will be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the MIP. Such adjustment may include an adjustment to the maximum number and kind of shares of stock or other securities or other equity interests as to which awards may be granted under the MIP, the number and kind of shares of stock or other securities or other equity interests subject to outstanding awards and the exercise price thereof, if applicable.

Restricted Shares

The Board has issued restricted shares of the Company's common stock (“Restricted Shares”) and restricted Second Lien Notes (the “Restricted Notes”) to certain officers of the Company, as well as Restricted Shares to certain members of the Board. The aggregate principal amount of Restricted Notes outstanding as of December 31, 2019 was $2,300. The Restricted Notes outstanding were convertible into an additional 610 shares of the Company's common stock as of December 31, 2019.

The Restricted Shares and Restricted Notes granted to certain officers of the Company on September 1, 2017 cliff vest three years from the date of grant, subject to the conditions set forth in the MIP.

The Restricted Shares granted to certain members of the Board on April 25, 2018 cliff vested one year from the date of grant, subject to the conditions set forth in the MIP. The grant date fair value of the Restricted Shares was based on the market price of the Company's common stock on the date of grant.

The following table summarizes the activity relating to the Company's Restricted Shares for the year ended December 31, 2019:

	Number of Shares	Weighted-Average Grant Date Fair Value
Beginning Balance	1,803	$3.19
Granted	15	1.77
Forfeited	(168)	3.14
Vested	(221)	3.52
Ending Balance	1,429	3.13
Expected to vest after December 31, 2019	1,429	3.13

Performance Share Units

The Board has granted performance share unit awards (“PSUs”) under the MIP to non-executive senior level managers and other select personnel. The PSUs contain a performance-based condition tied to the enterprise value of the Company. Each PSU that vests entitles the participant to receive, at the discretion of the Company's Board, either one share of the Company's common stock or cash equal to the fair market value of one share of the Company's common stock. Vesting occurs upon achievement of a defined enterprise value of the Company, with 50% vesting upon achievement of the defined enterprise value between the performance period September 30, 2020 and September 30, 2022, and the remaining 50% vesting upon the achievement of the defined enterprise value as a result of a specified transaction, as defined in the PSU agreement, on or before September 30, 2022.

As of December 31, 2019, there were 791 PSUs outstanding.

Share-Based Compensation Expense

As of December 31, 2019, the unrecognized share-based compensation expense related to unvested Restricted Shares was $585 and the remaining unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately 0.8 years. As discussed in Note 1 - Basis of Presentation and Significant Accounting Policies, the Company has elected to account for forfeitures as they occur.

As of December 31, 2019, the unrecognized compensation expense related to the Restricted Notes was $214 and is expected to be recognized over a weighted-average period of approximately 0.7 years. The Company is recognizing this expense on a straight-line basis over the three-year vesting period using the fair value of the Restricted Notes at the issue date.

Compensation expense recognized related to the PSUs is based on management’s expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized and any previously recognized compensation expense is reversed. As of December 31, 2019, no compensation expense was recognized for these awards to date as the threshold for expense recognition for the performance-based condition had not been met.

Total share-based compensation expense was $2,862 for the year ended December 31, 2019 and $2,784 for the year ended December 31, 2018.

(7)	Employee Benefit Plans

Pension Plans

Certain employees of the Company are covered by a Company-sponsored qualified pension plan and a supplemental non-qualified, unfunded pension plan (collectively, the “Pension Plans”). These Pension Plans are defined benefit, noncontributory plans. Benefits paid to retirees are based upon age at retirement, years of credited service and average earnings. The Company uses a December 31 measurement date for the pension plans.

The Company-sponsored pension plans are frozen for all employees except for employees represented by the United Steelworkers of America. The assets of the Company-sponsored qualified pension plan are maintained in a single trust account.

Effective January 1, 2017, the Company opened a lump-sum payout option to participants and their surviving spouses eligible to receive postretirement defined benefit pension payments under the Company-sponsored qualified pension plan. Eligible pension plan participants were provided the opportunity to elect to receive a one-time lump-sum payment equal to the actuarial equivalent present value of the participant's accrued benefit payable at the participant's normal retirement date. Pension benefit payments paid from pension plan assets under the lump-sum payout options were $3,375 and $1,931 during the years ended December 31, 2019 and December 31, 2018, respectively.

In 2018, the collective bargaining agreement was updated to provide an increase in the benefit multiplier for eligible hourly participants in the qualified pension plan, effective May 15, 2018 through September 30, 2022. As a result of this amendment, a prior service cost base was established and the impact of this plan amendment was included in the projected benefit obligation as of December 31, 2018.

The Company’s funding policy is to satisfy the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Based upon factors known and considered as of December 31, 2019, including the funding requirements under ERISA, the Company does not anticipate making significant cash contributions to the pension plans in 2020.

Components of net periodic pension plans benefit were as follows:

	Year Ended December 31,
	2019	2018
Service cost	$357	$434
Interest cost	5,233	4,858
Expected return on assets	(6,124)	(7,883)
Amortization of actuarial loss	52	—
Net periodic pension plans benefit	$(482)	$(2,591)

The Company expects amortization of pension prior service cost of $52 and no amortization of actuarial gain/loss for the next fiscal year.

The status of the Pension Plans was as follows:

	Year Ended December 31,
	2019	2018
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$148,479	$157,427
Service cost	357	434
Interest cost	5,233	4,858
Benefit payments	(12,380)	(10,959)
Actuarial loss (gain)	16,054	(3,631)
Plan amendment resulting from change in collective bargaining agreement	—	350
Projected benefit obligation at end of period	$157,743	$148,479
Change in plan assets:
Fair value of plan assets at beginning of period	$145,065	$162,758
Actual return on assets	24,933	(7,105)
Employer contributions	384	371
Benefit payments	(12,380)	(10,959)
Fair value of plan assets at end of period	$158,002	$145,065
Funded status – net asset (liability)	$259	$(3,414)
Amounts recognized in the consolidated balance sheets consist of:
Prepaid pension cost	$5,758	$1,754
Accrued liabilities	(390)	(389)
Pension benefit obligations	(5,109)	(4,779)
Net amount recognized	$259	$(3,414)
Pre-tax components of accumulated other comprehensive loss:
Unrecognized actuarial gain	$8,568	$11,322
Unrecognized prior service cost	298	350
Total	$8,866	$11,672
Accumulated benefit obligation	$157,698	$148,479

For the plans with an accumulated benefit obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $5,499, $5,499 and $0, respectively, at December 31, 2019, and $148,479, $148,479 and $145,065, respectively, at December 31, 2018.

The assumptions used to measure the projected benefit obligations of the Company’s Pension Plans were as follows:

	Year Ended December 31,
	2019	2018
Discount rate	2.99% - 3.11%	4.00% - 4.06%
Projected annual salary increases	3.00%	0%

The assumptions used to determine net periodic pension cost of the Company’s Pension Plans were as follows:

	Year Ended December 31,
	2019	2018
Discount rate	4.00% - 4.06%	3.51% - 3.58%
Expected long-term rate of return on plan assets	5.00%	5.00%

The Company’s expected long-term rate of return on plan assets is derived from reviews of asset allocation strategies and historical and anticipated future long-term performance of individual asset classes. The Company’s analysis gives consideration to historical returns and long-term, prospective rates of return.

For salaried and hourly, non-union participants, the Pension Plans were frozen in July 2008. As a result, the projected benefit obligations or net periodic pension cost are based on the accrued benefit as of that date and the Company has not used a projected annual salary increase assumption. For hourly, union participants, the accrued benefit is based on a multiplier that is pre-defined per the agreement governing the Pension Plans, which includes the accrued benefit for the participants vacation pay that is based on the participant's final hourly rate at retirement. Therefore, the projected benefit obligations or expense for hourly, union participants in the Pension Plans assumes a 3% projected annual salary increase for the year ended December 31, 2019.

The assets of the Company-sponsored qualified pension plan are allocated primarily to fixed income securities at December 31, 2019 and December 31, 2018.

The assets of the Company-sponsored qualified pension plan are managed in accordance with investment policies recommended by its investment advisor and approved by the human resources committee of the board of directors (the “Committee”). The overall target portfolio allocation is 100% fixed income securities. These funds’ conformance with style profiles and performance is monitored regularly by management, with the assistance of the Company’s investment advisor. Adjustments are typically made in the subsequent quarters when investment allocations deviate from the target range. The investment advisor provides quarterly reports to management and the Committee.

In accordance with ASU No. 2015-07, “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value (“NAV”) per Share (or Its Equivalent),” certain of the Company's investments have been valued using the NAV per share (or its equivalent) practical expedient and are therefore not classified in the fair value hierarchy. The fair value amounts presented in these tables for the Company's investments are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the reconciliation of changes in the plan's benefit obligations and fair value of plan assets above.

The fair values of the assets of the Company-sponsored qualified pension plan fall within the following levels of the fair value hierarchy as of December 31, 2019:

	Level 1	Level 2	Level 3	Total
Fixed income securities(a)	$8,925	$172,293	$—	$181,218
Investments measured at net asset value				8,662
Accounts payable – pending trades				(31,878)
Total				$158,002
(a)	Fixed income securities are comprised of corporate bonds (72%), government bonds (17%), government agency securities (1%) and other fixed income securities (10%).

The fair values of the assets of the Company-sponsored qualified pension plan fall within the following levels of the fair value hierarchy as of December 31, 2018:

	Level 1	Level 2	Level 3	Total
Fixed income securities(b)	$9,232	$136,778	$—	$146,010
Investments measured at net asset value				7,323
Accounts payable – pending trades				(8,268)
Total				$145,065
(b)	Fixed income securities are comprised of corporate bonds (75%), government bonds, (17%) government agency securities (2%) and other fixed income securities (6%).

The estimated future pension benefit payments are:

2020	$11,900
2021	10,810
2022	10,770
2023	10,180
2024	10,180
2024 — 2028	48,930

The Company was party to a multi-employer pension plan in Ohio from which it has stated its intention to withdraw. As of December 31, 2019, the total estimated liability to withdraw from the plan is $3,134. The current liability associated with the Company's withdrawal from the multi-employer pension plan of $240 is included in accrued and other current liabilities in the Consolidated Balance Sheet and the long-term liability of $2,894 is included in other noncurrent liabilities in the Consolidated Balance Sheet.

Postretirement Plan

The Company also provides declining value life insurance to its retirees and a maximum of three years of medical coverage to qualified individuals who retire between the ages of 62 and 65. The Company does not fund these benefits in advance, and uses a December 31 measurement date.

Components of net periodic postretirement plan benefit were as follows:

	Year Ended December 31,
	2019	2018
Service cost	$67	$35
Interest cost	56	41
Amortization of prior service credit	(2)	—
Amortization of actuarial loss	42	—
Net periodic postretirement plan cost	$163	$76

The Company expects amortization of prior service cost of $2 and amortization of actuarial loss of $49 the next fiscal year.

The status of the postretirement plan was as follows:

	Year Ended December 31,
	2019	2018
Change in accumulated postretirement benefit obligations:
Accumulated postretirement benefit obligation at beginning of period	$1,627	$1,438
Service cost	67	35
Interest cost	56	41
Benefit payments	(22)	(426)
Actuarial loss	32	556
Contribution change per collective bargaining agreement	—	(17)
Accumulated postretirement benefit obligation at end of period	$1,760	$1,627
Funded status – net liability	$(1,760)	$(1,627)
Amounts recognized in the consolidated balance sheets consist of:
Accrued liabilities	$(160)	$(85)
Postretirement benefit obligations	(1,600)	(1,542)
Net amount recognized	$(1,760)	$(1,627)
Pre-tax components of accumulated other comprehensive loss:
Unrecognized prior service cost	$(15)	$(17)
Unrecognized actuarial loss	548	558
Total	$533	$541

The assumed health care cost trend rates for medical plans were as follows:

	Year Ended December 31,
	2019	2018
Medical cost trend rate	6.75%	7.00%
Ultimate medical cost trend rate	4.50%	4.50%
Year ultimate medical cost trend rate will be reached	2030	2027

A 1% increase in the health care cost trend rate assumptions would have increased the accumulated postretirement benefit obligation as of December 31, 2019 by $57 with no significant impact on the annual periodic postretirement benefit cost. A 1% decrease in the health care cost trend rate assumptions would have decreased the accumulated postretirement benefit obligation as of December 31, 2019 by $53 with no significant impact on the annual periodic postretirement benefit cost.

The weighted average discount rate used to determine the net periodic postretirement benefit costs and the accumulated postretirement benefit obligations were as follows:

	Year Ended December 31,
	2019	2018
Net periodic postretirement benefit costs	3.90%	3.45%
Accumulated postretirement benefit obligations	2.92%	3.90%

Retirement Savings Plans

The Company’s retirement savings plan for U.S. employees includes features under Section 401(k) of the Internal Revenue Code. The Company provides a 401(k) matching contribution of 100% of each dollar on eligible employee contributions up to the first 3% of the employee’s pre-tax compensation, and an additional 50% of each dollar on eligible employee contributions up to the next 2% of the employee's pre-tax compensation. Each year, in addition to the employer matching contribution, the Company's Chief Executive Officer may approve a discretionary Company contribution up to 4% of eligible employee's annual pre-tax compensation. The discretionary contribution is provided as an identical percentage of each employee's annual pre-tax compensation, regardless of their individual contributions to the 401(k) program. Company contributions cliff vest after two years of employment. There was no discretionary contribution made in either the year ended December 31, 2019 or the year ended December 31, 2018.

The amounts expensed by the Company relating to its 401(k) plan and other international retirement plans were $1,672 for the year ended December 31, 2019 and $2,114 for the year ended December 31, 2018.

(8)	Income Taxes

The components of (loss) income before income taxes were as follows:

	Year Ended December 31,
	2019	2018
Domestic	$(49,024)	$(48,194)
Foreign	5,610	6,270

The income taxes benefit consisted of the following components:

	Year Ended December 31,
	2019	2018
Federal
current	$(99)	$(413)
deferred	(4,834)	(5,000)
State
current	(116)	296
deferred	(1,189)	(1,761)

	Year Ended December 31,
	2019	2018
Foreign
current	1,307	1,986
deferred	32	113
	$(4,899)	$(4,779)

The items accounting for differences between the income tax benefit computed at the federal statutory rate and the provision for income taxes were as follows:

	Year Ended December 31,
	2019	2018
Federal income tax at statutory rates	$(9,117)	$(8,804)
State income taxes, net of federal income tax benefits	(2,249)	(1,536)
Permanent items:
Foreign inclusions	1,104	369
Other permanent differences	585	804
Rate differential on foreign income	262	452
Valuation allowance	3,667	(40,849)
Provision to return adjustments	182	2,910
Net operating loss (“NOL”) carryforward asset limitation	—	41,767
Other	667	108
Income tax benefit	$(4,899)	$(4,779)
Effective income tax benefit rate	11.3%	11.4%

The Company's U.S. federal corporate income tax statutory rate is 21%.

Substantially all of the Company's federal and state NOL carryforwards are expected to be limited by Internal Revenue Code Section 382 (“Section 382”) due to the ownership change in 2017 resulting from the Company's restructuring through its chapter 11 cases. In the year ended December 31, 2018, the Company wrote-off the federal and state net operating loss deferred tax assets that are statutorily unusable in future periods due to these Section 382 limitations and the pre-2017 NOL carryforward periods. There was a corresponding reduction to the valuation allowance in the same amount.

As a U.S. shareholder, the Company is subject to tax on Global Intangible Low-Taxed Income (“GILTI”) earned by certain foreign subsidiaries. At December 31, 2019, the Company has elected to include $1,304 of tax expense related to GILTI as a period expense.

A deferred tax asset of $1,086 at December 31, 2019 and $1,208 at December 31, 2018 associated with the temporary difference between the financial reporting basis and tax basis of the Second Lien Notes conversion feature at each balance sheet date was reclassified from a liability to additional paid-in capital on December 31, 2019 and December 31, 2018, respectively (see Note 5 — Stockholders' Equity).

Significant components of deferred tax assets and liabilities are as follows:

	December 31,
	2019	2018
Deferred tax assets:
Pension and postretirement benefits	$1,208	$2,111
Deferred compensation	973	1,452
Restructuring related and other reserves	6	4
Operating lease liabilities	10,314	—
Alternative minimum tax and net operating loss carryforward	19,529	11,227
Inventory	4,161	5,223
Intangible assets and goodwill	4,744	5,561
Other, net	1,741	1,841
Deferred tax assets before valuation allowance	42,676	27,419
Valuation allowance	(14,344)	(10,842)
Total deferred tax assets	$28,332	$16,577
Deferred tax liabilities:
Depreciation	$4,394	$5,372
Operating right-of-use asset	10,300	—
Excess of book basis over tax basis in investments	318	225
Convertible debt discount	15,140	16,834
Other, net	421	425
Total deferred tax liabilities	30,573	22,856
Net deferred tax liabilities	$(2,241)	$(6,279)

As of December 31, 2019, the Company had $12,307 of federal and $10,257 of state net operating loss carryforwards which will begin expiring in 2034 and 2022, respectively, and $1,005 of federal AMT credits which will be fully refundable by 2021, and $546 of state credit carryforwards which will begin expiring in 2024. Substantially all of the Company's federal and state net operating loss carryforwards are expected to be limited by IRC Section 382 due to the ownership change in 2017 resulting from the Company's restructuring through its chapter 11 cases. As of December 31, 2019, the Company had $33,119 of foreign net operating loss carryforwards, of which a significant portion carry forward for an indefinite period.

The Tax Act includes new limitations on interest expense deductions. As of December 31, 2019, the portion of the non-deductible interest expense as a result of the Tax Act will be carried forward.

The Company continues to maintain valuation allowances against substantially all U.S. and foreign deferred tax assets to reduce those deferred tax assets to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.

Activity in the Company's valuation allowances for the U.S. and non-U.S. operations were as follows:

	Year Ended December 31,
	2019	2018
Domestic
Balance, beginning of period	$2,271	$43,037
Provision charged to expense	3,949	—
Reduction due to Section 382 limitations	—	(40,766)
Provision charged to discontinued operations and other comprehensive income	(92)	—
Balance, end of period	$6,128	$2,271

	Year Ended December 31,
	2019	2018
Foreign
Balance, beginning of period	$8,571	$9,116
Impact of foreign exchange on beginning of period balance	240	(437)
Provision charged to expense	(595)	(108)
Balance, end of period	$8,216	$8,571

The Company is subject to taxation in the U.S, state jurisdictions and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criterion, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities, including the IRS. In general, the Company is no longer subject to audit by the IRS for tax years through 2012 and state, local or foreign taxing authorities for tax years through 2011.

Pursuant to changes made by the Tax Act, remittances from subsidiaries held by the Company made in 2019 and future years are generally not subject to U.S. federal income tax. These remittances are either excluded from taxable income in the United States as earnings that are already subject to taxation or are subject to a 100% dividends received deduction. There are no other differences which would cause the Company to be required to record a material deferred tax liability.

(9)	Commitments and Contingent Liabilities

From time to time, the Company is party to a variety of legal proceedings, claims, and inquiries, including proceedings or inquiries by governmental authorities, which arise from the operation of its business. These proceedings, claims, and inquiries are incidental to and occur in the normal course of the Company's business affairs. The majority of these proceedings, claims, and inquiries relate to commercial disputes with customers, suppliers, and others; employment and employee benefits-related disputes; product quality disputes with vendors and/or customers; and environmental, health and safety claims. Although the outcome of these proceedings is inherently difficult to predict, management believes that the amount of any judgment, settlement or other outcome of these proceedings, claims and inquiries, after taking into account recorded accruals and the availability and limits of our insurance coverage, will not have a material adverse effect on the Company’s consolidated results of operations, financial condition or cash flows.

(10)	Segment Reporting

The Company has only one reportable segment, Metals. The Company’s marketing strategy focuses on distributing highly engineered specialty grades and alloys of metals as well as providing specialized processing services designed to meet very precise specifications. Core products include alloy, aluminum, stainless steel, nickel, carbon and titanium. Inventories of these products assume many forms such as plate, sheet, extrusions, round bar, hexagon bar, square and flat bar, tubing and coil. Depending on the size of the facility and the nature of the markets it serves, service centers are equipped as needed with bar saws, plate saws, oxygen and plasma arc flame cutting machinery, trepanning machinery, boring machinery, honing equipment, water-jet cutting equipment, stress relieving and annealing furnaces, surface grinding equipment, CNC machinery and sheet shearing equipment. The Company also performs various specialized fabrications for its customers through pre-qualified subcontractors that thermally process, turn, polish, cut-to-length and straighten alloy and carbon bar.

The Company operates primarily in North America. Net sales are attributed to countries based on the location of the Company’s subsidiary that is selling direct to the customer and exclude assessed taxes such as sales and excise tax. Company-wide geographic data is as follows:

	Year Ended December 31,
	2019	2018
Net sales
United States	$360,748	$379,155
Canada	42,468	47,454
Mexico	49,915	62,431
France	53,644	50,900
China	34,897	25,288
All other countries	17,919	16,742
Total	$559,591	$581,970
	December 31,
	2019	2018
Long-lived assets
United States	$38,482	$43,698
Canada	2,508	2,579
Mexico	3,233	3,549
France	1,961	2,162
China	374	384
All other countries	881	828
Total	$47,439	$53,200
(11)	Guarantor Financial Information

As described in Note 12 - Subsequent Event, the Company plans to commence an exchange offer to holders of the Second Lien Notes to exchange shares of its common stock and its new 3.00% Cash / 5.00% PIK Convertible Senior Secured Notes due 2024 (the “New Notes”) in exchange for any and all outstanding Second Lien Notes. The New Notes, to be issued by A.M. Castle & Co. (the “Parent”), will be unconditionally guaranteed on a joint and several basis by all current and future domestic subsidiaries of the Parent (other than those designated as unrestricted subsidiaries) and the parent’s subsidiaries in Canada and Mexico (collectively, the “Guarantors”). Each guarantor is 100% owned by the Parent.

Under the proposed exchange offer, the guarantees of the Guarantors will be subject to release in limited circumstances, only upon the occurrence of certain customary conditions. There will be no significant restrictions on the ability of the parent company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The accompanying financial statements have been prepared and presented pursuant to Rule 3-10 of SEC Regulation S-X “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The financial statements present condensed consolidating financial information for the Parent, the Guarantors, the non-guarantor subsidiaries (all other subsidiaries) and an elimination column for adjustments to arrive at the information for the Parent, Guarantors, and non-guarantors on a consolidated basis. The condensed consolidating financial information has been prepared on the same basis as the consolidated statements of the Parent. The equity method of accounting is followed within this financial information.

Condensed Consolidated Statements of Operations
and Comprehensive Loss
For the year ended December 31, 2019

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$361,232	$92,576	$106,528	$(745)	$559,591
Costs and expenses:
Cost of materials (exclusive of depreciation)	257,387	73,347	88,817	(745)	418,806
Warehouse, processing and delivery expense	59,569	11,152	6,846	—	77,567
Sales, general and administrative expense	53,467	4,782	6,308	—	64,557
Depreciation expense	7,128	982	649	—	8,759
Total costs and expenses	377,551	90,263	102,620	(745)	569,689
Operating (loss) income	(16,319)	2,313	3,908	—	(10,098)
Interest expense, net	38,792	1,076	34	—	39,902
Other income, net	(6,085)	(1,173)	672	—	(6,586)
(Loss) income before income taxes	(49,026)	2,410	3,202	—	(43,414)
Income tax (benefit) expense	(5,894)	236	759	—	(4,899)
Equity in earnings of subsidiaries	(4,617)	—	—	4,617	—
Net (loss) income	$(38,515)	$2,174	$2,443	$(4,617)	$(38,515)
Comprehensive (loss) income	$(37,541)	$1,075	$2,434	$(3,509)	$(37,541)

Condensed Consolidated Statements of Operations
and Comprehensive Loss
For the year ended December 31, 2018

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$379,213	$109,922	$92,934	$(99)	$581,970
Costs and expenses:
Cost of materials (exclusive of depreciation)	274,037	84,970	78,144	(99)	437,052
Warehouse, processing and delivery expense	63,660	12,807	7,168	—	83,635
Sales, general and administrative expense	58,352	4,762	5,819	—	68,933
Depreciation expense	7,462	922	698	—	9,082
Total costs and expenses	403,511	103,461	91,829	(99)	598,702
Operating (loss) income	(24,298)	6,461	1,105	—	(16,732)
Interest expense, net	31,787	1,061	324	—	33,172
Other income, net	(7,894)	1,970	(2,056)	—	(7,980)
(Loss) income before income taxes	(48,191)	3,430	2,837	—	(41,924)
Income tax (benefit) expense	(6,714)	1,593	342	—	(4,779)
Equity in earnings of subsidiaries	(4,332)	—	—	4,332	—
Net (loss) income	$(37,145)	$1,837	$2,495	$(4,332)	$(37,145)
Comprehensive (loss) income	$(48,824)	$2,082	$(242)	$(1,840)	$(48,824)

Condensed Consolidating Balance Sheet
As of December 31, 2019

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,000	$2,295	$3,138	$—	$6,433
Accounts receivable, less allowance for doubtful accounts	43,321	16,147	15,229	—	74,697
Inventories	95,252	26,154	23,005	—	144,411
Prepaid expenses and other current assets	4,074	4,190	3,399	—	11,663
Total current assets	143,647	48,786	44,771	—	237,204
Goodwill and intangible assets	8,176	—	—	—	8,176
Operating right-of-use assets	18,825	6,259	4,339	—	29,423
Other non-current assets	8,362	234	(512)	—	8,084
Investment in subsidiaries	95,599	—	—	(95,599)	—
Receivables from affiliates	60,388	60,547	8,551	(129,486)	—
Property, plant and equipment, net	38,483	5,741	3,215	—	47,439
Total assets	$373,480	$121,567	$60,364	$(225,085)	$330,326
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$32,280	$5,800	$3,665	$—	$41,745
Other current liabilities	12,615	4,231	2,048	—	18,894
Short-term borrowings	—	—	2,888	—	2,888
Total current liabilities	44,895	10,031	8,601	—	63,527
Long-term debt, less current portion	263,523	—	—	—	263,523
Payables due to affiliates	69,098	48,174	12,214	(129,486)	—
Deferred income taxes	3,637	—	138	—	3,775
Non-current operating lease liabilities	15,590	3,894	3,276	—	22,760
Other non-current liabilities	17,807	—	4	—	17,811
Stockholders’ (deficit) equity	(41,070)	59,468	36,131	(95,599)	(41,070)
Total liabilities and stockholders’ (deficit) equity	$373,480	$121,567	$60,364	$(225,085)	$330,326

Condensed Consolidating Balance Sheet
As of December 31, 2018

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$3,079	$4,030	$1,559	$—	$8,668
Accounts receivable, less allowance for doubtful accounts	44,327	18,754	16,676	—	79,757
Receivables from affiliates	7	—	—	(7)	—
Inventories	104,882	28,191	27,613	—	160,686
Prepaid expenses and other current assets	6,263	6,205	3,144	—	15,612
Total current assets	158,558	57,180	48,992	(7)	264,723
Goodwill and intangible assets	8,176	—	—	—	8,176
Other non-current assets	3,789	188	316	—	4,293
Investment in subsidiaries	92,065	—	—	(92,065)	—
Receivables from affiliates	68,169	60,547	4,954	(133,670)	—
Property, plant and equipment, net	43,698	6,128	3,374	—	53,200
Total assets	$374,455	$124,043	$57,636	$(225,742)	$330,392
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$31,802	$6,014	$4,903	$—	$42,719
Payables due to affiliates	—	7	—	(7)	—
Other current liabilities	13,484	4,171	684	—	18,339
Short-term borrowings	—	—	5,498	—	5,498
Total current liabilities	45,286	10,192	11,085	(7)	66,556
Long-term debt, less current portion	245,966	—	—	—	245,966
Payables due to affiliates	65,502	55,412	12,756	(133,670)	—
Deferred income taxes	7,421	—	119	—	7,540
Other non-current liabilities	19,641	44	6	—	19,691
Stockholders’ (deficit) equity	(9,361)	58,395	33,670	(92,065)	(9,361)
Total liabilities and stockholders’ (deficit) equity	$374,455	$124,043	$57,636	$(225,742)	$330,392

Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2019

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(38,515)	$2,174	$2,443	$(4,617)	$(38,515)
Equity in earnings of subsidiaries	(4,617)	—	—	4,617	—
Adjustments to reconcile net (loss) income to net cash from (used in) operating activities	38,892	4,113	6,334	—	49,339
Net cash from (used in) operating activities	(4,240)	6,287	8,777	—	10,824
Investing activities:
Capital expenditures	(2,154)	(1,337)	(530)	—	(4,021)
Proceeds from sale of property, plant and equipment	8	434	—	—	442
Net advances to subsidiaries	11,377	—	—	(11,377)	—
Net cash used in investing activities	9,231	(903)	(530)	(11,377)	(3,579)
Financing activities:
Proceeds from long-term debt including credit facilities	3,500	—	—	—	3,500
Repayments of long-term debt including credit facilities	(9,988)	—	—	—	(9,988)
Net intercompany (repayments) borrowings	—	(7,238)	(4,139)	11,377	—
Other financing	(582)	—	(2,490)	—	(3,072)
Net cash (used in) from financing activities	(7,070)	(7,238)	(6,629)	11,377	(9,560)
Effect of exchange rate changes on cash and cash equivalents	—	119	(39)	—	80
Net change in cash and cash equivalents	(2,079)	(1,735)	1,579	—	(2,235)
Cash and cash equivalents—beginning of year	3,079	4,030	1,559	—	8,668
Cash and cash equivalents—end of year	$1,000	$2,295	$3,138	$—	$6,433

Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2018

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Operating activities:
Net (loss) income	$(37,145)	$1,837	$2,495	$(4,332)	$(37,145)
Equity in earnings of subsidiaries	(4,332)	—	—	4,332	—
Adjustments to reconcile net (loss) income to net cash (used in) from operating activities	17,961	(416)	(4,181)	—	13,364
Net cash (used in) from operating activities	(23,516)	1,421	(1,686)	—	(23,781)
Investing activities:
Capital expenditures	(4,130)	(848)	(709)	—	(5,687)
Proceeds from sale of property, plant and equipment	8	—	69	—	77
Net advances to subsidiaries	392	—	—	(392)	—
Net cash from (used in) investing activities	(3,730)	(848)	(640)	(392)	(5,610)
Financing activities:
Proceeds from long-term debt including credit facilities	49,954	—	—	—	49,954
Repayments of long-term debt including credit facilities	(21,130)	—	—	—	(21,130)
Net intercompany (repayments) borrowings	—	58	(450)	392	—
Other financing	(1,396)	—	(115)	—	(1,511)
Net cash from (used in) financing activities	27,428	58	(565)	392	27,313
Effect of exchange rate changes on cash and cash equivalents	—	(261)	(97)	—	(358)
Net change in cash and cash equivalents	182	370	(2,988)	—	(2,436)
Cash and cash equivalents—beginning of year	2,897	3,660	4,547	—	11,104
Cash and cash equivalents—end of year	$3,079	$4,030	$1,559	$—	$8,668
(12)	Subsequent Events

On February 24, 2020, the Company's Board approved the commencement of an exchange offer (the “Exchange Offer”) pursuant to which the Company will issue shares of its common stock and its New Notes in exchange for any and all outstanding Second Lien Notes. The New Notes will be guaranteed on a senior basis by all current and future domestic subsidiaries (other than those designated as “Unrestricted Subsidiaries”) of the Issuer (the “Guarantors”) upon completion of the Exchange Offer. The restrictive covenants in the indenture governing the New Notes will be substantially similar to the covenants in the indenture governing the Second Lien Notes. All Second Lien Notes that are tendered and accepted as part of the Exchange Offer, as well as all accrued and unpaid interest on the tendered Second Lien Notes, will be exchanged into New Notes and the Company's common stock at the rate of $0.4918619 principal amount of New Notes and 0.3632585 shares of the Company's common stock per $1 principal amount of Second Lien Notes tendered on the date on which the Exchange Offer is completed. The Exchange Offer will be effected through the filing of a Registration Statement on Form S-4 (the “S-4 Registration Statement”).

The New Notes will bear interest at a rate of 3.00% per annum if paid in cash or 5.00% if paid in kind per annum, payable quarterly. The New Notes will mature August 31, 2024 and will be convertible, at the option of the holders, into shares of the Company's common stock.

Concurrently with the Exchange Offer, the Company is soliciting consents from holders of the Second Lien Notes for certain amendments to the indenture governing the Second Lien Notes to eliminate or amend substantially all of the restrictive covenants, release all collateral securing the Company’s obligations under the indenture governing the Second Lien Notes, and modify certain of the events of default and various other provisions, contained in such indenture.

The filing of the S-4 Registration Statement triggers certain additional reporting obligations concerning the Issuer, the Parent and the Guarantors that are being satisfied through this filing, which will be incorporated by reference into the S-4 Registration Statement. This additional information concerns the Issuer, the Parent and Guarantors, which is hereby reported through additional footnote disclosure at Note 11 - Guarantor Financial Information contained herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of A.M. Castle & Co.
Oak Brook, Illinois

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of A.M. Castle & Co. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, and the related consolidated notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for leases in the year ended December 31, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standard Update No. 2016-02, Leases (Topic 842), under the modified retrospective method.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2020

We have served as the Company's auditor since 2002.

A. M. Castle & Co.

OFFER TO EXCHANGE AND CONSENT SOLICITATION

Shares of Common Stock and 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024
for
Any and All 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022
(CUSIP No. 148411AK7)

PROSPECTUS

March 17, 2020

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until June 23, 2020 all dealers that effect transactions in these securities, whether or not participating in the exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Exchange Agent for the exchange offer is:

Wilmington Savings Fund Society, FSB

By Registered and Certified Mail:	By Regular Mail or Overnight Courier:

Wilmington Savings Fund Society, FSB Attention: Corporate Trust Middle Office 501 Car Road, Suite 100 Wilmington, DE 19809	Wilmington Savings Fund Society, FSB Attention: Corporate Trust Middle Office 501 Car Road, Suite 100 Wilmington, DE 19809

In Person by Hand Only:

Wilmington Savings Fund Society, FSB
Attention: Corporate Trust Middle Office
501 Car Road, Suite 100
Wilmington, DE 19809
By email: CTMiddleOffice@wsfsbank.com

By Facsimile (eligible institutions only): 302-421-9137

For Information or Confirmation by Telephone: 302-571-7014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (“MGCL”) requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter and bylaws obligate the Company, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or executive officer elected by the board of directors who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or
•	any person designated as an authorized representative by the board of directors (which may, but need not, include any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to other persons when and as authorized by appropriate corporate action.

The Company has entered into indemnification agreements with each member of the board of directors and each of the Company’s executive officers. These agreements generally provide that, if the director or officer becomes involved in a proceeding (as defined in the agreement) by reason of such director’s or officer’s corporate status (as defined in the agreement), the Company will indemnify the director or officer to the fullest extent permitted by Maryland law as described above.

Item 21. Exhibits and Financial Statement Schedules.

		Incorporated by Reference Herein
Exhibit Number	Description of Exhibit	Form	Exhibit	Filing Date	File No.
2.1	Debtors’ Amended Prepackaged Joint Chapter 11 Plan of Reorganization dated July 25, 2017.	8-K	2.1	August 3, 2017	1-5415

3.1	Articles of Amendment and Restatement of the Company.	8-A	3.1	August 31, 2017	1-5415

3.2	Amended and Restated Bylaws of the Company, adopted August 31, 2017.	8-A	3.2	August 31, 2017	1-5415

4.1	Specimen Certificate for New Common Stock.	8-A	4.1	August 31, 2017	1-5415

4.2	Indenture, dated August 31, 2017, between the Company, certain of its subsidiaries, WSFS, FSB, as Trustee and Collateral Agent.	8-K	10.2	September 6, 2017	1-5415

4.3	Stockholders Agreement dated as of August 31, 2017 by and among A. M. Castle & Co. and certain beneficial owners or holders of record of the New Common Stock signatory thereto.	8-A	10.1	August 31, 2017	1-5415

4.4****	Form of Supplemental Indenture relating to the Indenture dated August 31, 2017.

4.5****	Form of Indenture governing 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024.

5.1****	Opinion of McDermott, Will & Emery LLP.

5.2****	Opinion of Venable LLP.

5.3****	Opinion of Faskin Martineau DuMoulin LLP.

5.4****	Opinion of Baker McKenzie Abogados SC.

5.5****	Opinion of Womble Bond Dickinson (US) LLP.

5.6****	Opinion of Taft Stettinius & Hollister LLP.

		Incorporated by Reference Herein
Exhibit Number	Description of Exhibit	Form	Exhibit	Filing Date	File No.
10.1	Revolving Credit and Security Agreement dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.	8-K	10.1	September 6, 2017	1-5415

10.2	Intercreditor Agreement dated August 31, 2017, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB, and acknowledged by the Company and certain of its subsidiaries.	8-K	10.3	September 6, 2017	1-5415

10.3****	Limited Consent and First Amendment to Intercreditor Agreement, dated June 1, 2018, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB.

10.4	Registration Rights Agreement dated as of August 31, 2017 by and among A. M. Castle & Co. and certain beneficial owners or holders of record of the New Common Stock signatory thereto.	8-A	10.2	August 31, 2017	1-5415

10.5*	2017 Management Incentive Plan of the Company.	10-Q	10.4	November 14, 2017	1-5415

10.6*	Form of Award Agreement under the 2017 Management Incentive Plan of the Company.	8-K	10.4	September 6, 2017	1-5415

10.7*	Amended and Restated Employment Agreement dated December 15, 2017, between A. M. Castle & Co. and Edward Quinn.	10-K	10.9	March 15, 2018	1-5415

10.8*	Amended and Restated Employment Agreement dated May 15, 2017, between A. M. Castle & Co. and Patrick R. Anderson.	10-Q	10.3	August 9, 2017	1-5415

10.9*	A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, as amended and restated, effective as of January 1, 2009.	10-K	10.14	March 12, 2009	1-5415

		Incorporated by Reference Herein
Exhibit Number	Description of Exhibit	Form	Exhibit	Filing Date	File No.
10.10*	A. M. Castle & Co. Supplemental Pension Plan, as amended and restated, effective as of January 1, 2009.	10-K	10.15	March 12, 2009	1-5415

10.11*	Form of A. M. Castle & Co. Indemnification Agreement to be executed with all directors and executive officers.	8-K	10.16	July 29, 2009	1-5415
10.12*	First Amendment to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan, executed April 15, 2009 (as effective April 27, 2009).	8-K	10.1	April 16, 2009	1-5415

10.13*	Second Amendment dated October 8, 2015 to the A. M. Castle & Co. Supplemental 401(k) Savings and Retirement Plan as Amended and Restated effective as of January 1, 2009.	10-K/A	10.43	March 16, 2016	1-5415

10.14*	A. M. Castle & Co. 401(k) Savings and Retirement Plan (as amended and restated effective as of January 1, 2015).	10-K/A	10.44	March 16, 2016	1-5415

10.15*	Second Amendment dated October 8, 2015, to the A. M. Castle & Co. Salaried Employees Pension Plan as Amended and Restated Effective as of January 1, 2010.	10-K/A	10.45	March 16, 2016	1-5415

10.16	Amendment No. 1, dated June 1, 2018, to the Revolving Credit and Security Agreement Revolving Credit dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.	8-K	10.1	June 4, 2018	1-5415

10.17	Supplemental Indenture and Amendment No. 1, dated June 1, 2018, to the Indenture dated August 31, 2017 between the Company and Wilmington Saving Fund Society, FSB, as trustee and as collateral agent.	8-K	10.2	June 4, 2018	1-5415

10.18*	Form of Performance Unit Award Agreement.	10-Q	10.1	November 14, 2018	1-5415

		Incorporated by Reference Herein
Exhibit Number	Description of Exhibit	Form	Exhibit	Filing Date	File No.
10.19*	Employment Agreement dated May 9, 2019, between A. M. Castle & Co. and Jeremy Steele.	10-Q	10.1	May 9, 2019	1-5415

10.20*	Retirement Agreement and Release by and between A. M. Castle & Co. and Steven W. Scheinkman.	8-K	10.1	January 7, 2020	1-5415

10.21*	Amended and Restated Employment Agreement by and between A. M. Castle & Co. and Marec E. Edgar.	8-K	10.2	January 7, 2020	1-5415

10.22*	Form of Non-Employee Director Restricted Stock Agreement under the 2017 Management Incentive Plan of the Company.	10-K	10.24	February 27, 2020	1-5415

10.23**	Form of A&R Registration Rights Agreement.

10.24**	Form of New Intercreditor Agreement.

10.25	Form of Support Agreement.	8-K	10.1	February 27, 2020	1-5414

10.26****
Form of Amendment No. 2 to the Revolving Credit and Security Agreement Revolving Credit dated August 31, 2017 between the Company and certain of its subsidiaries, PNC Bank, National Association, as lender and as administrative and collateral agent, and the other lenders party thereto.

10.27****	Form of Limited Consent and Second Amendment to Intercreditor Agreement, dated June 1, 2018, between PNC Bank, National Association and Wilmington Savings Fund Society, FSB.

10.28****
Supplemental Indenture and Waiver, dated December 20, 2019 to the Indenture dated August 31, 2017, between the Company, certain of its Subsidiaries, and Wilmington Savings Fund Society, FSB as Trustee and Collateral Agent, relating to the Company’s 5.00%/7.00% Convertible Senior PIK Toggle Notes due 2022.

21.1	Subsidiaries of Registrant.	10-K	21.1	February 27, 2020	1-5415

Incorporated by Reference Herein
Exhibit Number	Description of Exhibit	Form	Exhibit	Filing Date	File No.
23.1**	Consent of Deloitte & Touche LLP.

23.2****	Consent of McDermott, Will & Emery (included in Exhibit 5.1).

23.3****	Consent of Venable LLP (included in Exhibit 5.2).

23.4****	Consent of Faskin Martineau DuMoulin LLP (included in Exhibit 5.3).

23.5****	Consent of Baker McKenzie Abogados SC (included in Exhibit 5.4).

23.6****	Consent of Womble Bond Dickinson (US) LLP (included in Exhibit 5.5).

23.7****	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.6).

24.1****	Powers of Attorney

25.1****
Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Wilmington Savings Fund Society, FSB with respect to the indenture governing the 3.00%/5.00% Convertible Senior PIK Toggle Notes due 2024.

99.1**	Letter of Transmittal.

99.2**	Letter to Registered Holders.

99.3**	Letter to Clients and Instructions to Registered Holder from Beneficial Owner.

101
The following financial statements from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, formatted in Inline XBRL: (i) Consolidated Statements of Operations and Comprehensive Loss, (ii) Consolidated Balance Sheets, (iii) Consolidated Statements of Cash Flows, (v) Consolidated Statements of Stockholders’ Deficit, and (vi) Notes to Consolidated Financial Statements.

*	Management contract or compensatory plan or arrangement.
**	Filed herewith
***	To be filed by amendment
****	Previously filed.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(2)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(iii)	To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(iv)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(v)	That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;
(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;
(3)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and
(4)	any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.
(vi)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(vii)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.
(viii)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

A. M. CASTLE & CO.

By:	/s/ Jeremy T. Steele
Senior Vice President, General Counsel, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director, President and Chief Executive Officer (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Executive Vice President, Finance and Administration (Principal Financial Officer)	March 17, 2020
Patrick R. Anderson

*	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	March 17, 2020
Edward M. Quinn

*	Director and Chairman of the Board	March 17, 2020
Michael J. Sheehan

*	Director	March 17, 2020
Jeffrey A. Brodsky

*	Director	March 17, 2020
Jonathan B. Mellin

*	Director	March 17, 2020
Jacob Mercer

*	Director	March 17, 2020
Jonathan Segal

*	Director	March 17, 2020
Steven W. Scheinkman
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

TOTAL PLASTICS, INC.

By:	/s/ Jeremy T. Steele
Vice President and Secretary

POWER

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director and President (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Director, Vice President and Treasurer	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Vice President and Secretary	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

A.M. CASTLE & CO. (CANADA) INC.

By:	/s/ Jeremy T. Steele
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director and President (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Director, Vice President, Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Secretary	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

HY-ALLOY STEELS COMPANY

By:	/s/ Jeremy T. Steele
Director, Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director and President (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Director, Vice President and Treasurer	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Director, Vice President and Secretary	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

KEYSTONE SERVICE, INC.

By:	/s/ Jeremy T. Steele
Director, Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director and President (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Director, Vice President and Treasurer (Principal Financial Officer)	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Director, Vice President and Secretary	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

KEYSTONE TUBE COMPANY, LLC

By:	/s/ Jeremy T. Steele
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Manager and President (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Manager, Vice President and Treasurer	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Vice President and Secretary	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

CASTLE METALS DE MEXICO, S.A. DE C.V.

By:	/s/ Jeremy T. Steele
Vice President of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors & Secretary (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Treasurer	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Vice President of the Board of Directors	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on March 17, 2020.

CASTLE METALS DE MEXICALI, S.A. DE C.V.

By:	/s/ Jeremy T. Steele
Vice President of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board of Directors & Secretary (Principal Executive Officer)	March 17, 2020
Marec E. Edgar

*	Treasurer	March 17, 2020
Patrick R. Anderson

/s/ Jeremy T. Steele	Vice President of the Board of Directors	March 17, 2020
Jeremy T. Steele
*	The undersigned, by signing his name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.
By:	/s/ Jeremy T. Steele
Name:	Jeremy T. Steele
Title:	Attorney-in-Fact